As filed with the Securities and Exchange Commission on January 19, 2016

Registration No. 333-208214

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SNYDER’S-LANCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina (State or Other Jurisdiction of Incorporation or Organization)	2052 (Primary Standard Industrial Classification Code Number)	56-0292920 (I.R.S. Employer Identification Number)

13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
(704) 554-1421
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rick D. Puckett
Executive Vice President, Chief Financial Officer, and Chief Administrative Officer
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
(704) 554-1421
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Kevin T. Collins, Esq. Martin C. Glass, Esq. Jason M. Casella, Esq. Jenner & Block LLP 919 Third Avenue New York, New York 10022 (212) 891-1600	Gail Sharps Myers, Esq. Chief General Counsel and Secretary Snyder’s-Lance, Inc. 13515 Ballantyne Corporate Place Charlotte, North Carolina 28277 (704) 554-1421	Isobel Jones, Esq. Executive V.P., General Counsel and Secretary Diamond Foods, Inc. 600 Montgomery Street, 13th Floor San Francisco, California 94111 (415) 445-7444	Douglas N. Cogen, Esq. Horace Nash, Esq. Kee Bong Kim, Esq. Fenwick & West LLP 555 California Street, 12th Floor San Francisco, California 94104 (415) 875-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Securities Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Securities Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold or issued in the proposed merger until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 19, 2016

January __, 2016

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Snyder’s-Lance, Inc. Stockholders and Diamond Foods, Inc. Stockholders,

We are pleased to invite you to attend the special meetings of the stockholders of Snyder’s-Lance, Inc. and Diamond Foods, Inc. As previously announced, the board of directors of each of Snyder’s-Lance, Inc., which is referred to in this joint proxy statement/prospectus as Snyder’s-Lance, and Diamond Foods, Inc., which is referred to in this joint proxy statement/prospectus as Diamond, have adopted and approved an Agreement and Plan of Merger and Reorganization dated as of October 27, 2015, which is referred to in this joint proxy statement/prospectus as the merger agreement. Pursuant to the merger agreement and subject to the approval of both the Snyder’s-Lance and Diamond stockholders, and other closing conditions, a wholly-owned subsidiary of Snyder’s-Lance will merge with and into Diamond, with Diamond continuing as the interim surviving entity, which is referred to in this joint proxy statement/prospectus as the merger. Promptly thereafter, Diamond will merge with and into a second wholly-owned subsidiary of Snyder’s-Lance, with such subsidiary continuing as the final surviving entity, which is referred to in this joint proxy statement/prospectus as the subsequent merger. If the proposed merger is completed, for each share of Diamond common stock a Diamond stockholder holds immediately prior to the completion of the proposed merger, they will be entitled to receive (i) $12.50 in cash, without interest, (ii) 0.775 of a share of Snyder’s-Lance common stock, par value $0.83-1/3 per share, and (iii) cash payable in lieu of any fractional shares ((i), (ii) and (iii) collectively referred to in this joint proxy statement/prospectus as the merger consideration). Based on the closing price of Snyder’s-Lance common stock on the Nasdaq Global Select Market, which is referred to in this joint proxy statement/prospectus as Nasdaq, on October 27, 2015, the last trading day before public announcement of the proposed merger, the exchange ratio represented approximately $40.462 in value for each share of Diamond common stock. Based on the closing price of Snyder’s-Lance common stock on Nasdaq on January 19, 2016 the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $40.00 in value for each share of Diamond common stock.

Snyder’s-Lance common stock is currently traded on Nasdaq under the symbol “LNCE.” Diamond common stock is currently traded on Nasdaq under the symbol “DMND.” We urge you to obtain current market quotations of Snyder’s-Lance and Diamond common stock.

Based on the estimated number of shares of Diamond common stock that will be outstanding immediately prior to the completion of the proposed merger, we estimate that, upon the completion of the proposed merger, former Diamond stockholders will own approximately 26% of the issued and outstanding common stock of Snyder’s-Lance.

Each of Snyder’s-Lance and Diamond will be holding a special meeting to vote on certain matters in connection with the proposed merger.

Diamond stockholders are cordially invited to attend a special meeting of Diamond stockholders to be held on [—], 2016 at [—]. At the Diamond special meeting, Diamond stockholders will be asked, among other things, to adopt the merger agreement and to approve the golden parachute payments to named executive officers of Diamond. Snyder’s-Lance stockholders are cordially invited to attend a special meeting of Snyder’s-Lance stockholders to be held on [—], 2016 at [—]. At the Snyder’s-Lance special meeting, Snyder’s-Lance stockholders will be asked, among other things, to approve the issuance of Snyder’s-Lance common stock to Diamond stockholders in the proposed merger, which is referred to in this joint proxy statement/prospectus as the stock issuance.

We cannot complete the proposed merger unless Diamond stockholders adopt the merger agreement and Snyder’s-Lance stockholders approve the stock issuance. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Diamond special meeting or the Snyder’s-Lance special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Diamond special meeting or the Snyder’s-Lance special meeting. If your shares are held in the name of a bank, broker, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.

The Diamond board of directors recommends that Diamond stockholders vote “FOR” the adoption of the merger agreement, “FOR” the approval of the golden parachute payments to named executive officers of Diamond and “FOR” the adjournment of the Diamond special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement at the time of the Diamond special meeting.

The Snyder’s-Lance board of directors unanimously recommends that Snyder’s-Lance stockholders vote “FOR” the stock issuance and “FOR” the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting.

In considering the recommendation of the Diamond board of directors, you should be aware that the directors and executive officers of Diamond will have interests in the proposed merger that are different from, and in addition to, the interests of Diamond stockholders generally. See “Interests of Certain Persons in the Proposed Merger” beginning on page [•].

The accompanying joint proxy statement/prospectus provides important information regarding the special meetings and a detailed description of the merger agreement, the proposed merger and the matters to be presented at the special meetings. We urge you to read the accompanying joint proxy statement/prospectus and its annexes (and any documents incorporated by reference into the accompanying joint proxy statement/prospectus) carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page [•].

On behalf of the Snyder’s-Lance and Diamond boards of directors, we thank you for your consideration and continued support. We hope to see you at the special meetings and look forward to the successful completion of the proposed merger.

Sincerely,

Carl E. Lee, Jr.	Brian J. Driscoll
President and Chief Executive Officer	President and Chief Executive Officer
Snyder’s-Lance, Inc.	Diamond Foods, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the proposed merger, the securities to be issued under the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated January [—], 2016, and is first being mailed to Snyder’s-Lance stockholders and Diamond stockholders on or about January [—], 2016.

ADDITIONAL INFORMATION

The accompanying document is the joint proxy statement of Snyder’s-Lance and Diamond for the special meetings of Diamond stockholders and Snyder’s-Lance stockholders and the prospectus of Snyder’s-Lance for the shares of Snyder’s-Lance common stock to be issued to Diamond stockholders as consideration in the proposed merger. The accompanying joint proxy statement/prospectus incorporates important business and financial information about Snyder’s-Lance and Diamond from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into the accompanying joint proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from Snyder’s-Lance or Diamond at the following addresses and telephone numbers:

Snyder’s-Lance, Inc. 13515 Ballantyne Corporate Place Charlotte, North Carolina 28277 Attention: Investor Relations Telephone: (704) 554-1421	Diamond Foods, Inc. 600 Montgomery Street, 13th Floor San Francisco, California 94111 Attention: Investor Relations Telephone: (415) 230-7952

You may also obtain additional copies of this joint proxy statement/prospectus or the documents incorporated by reference into this joint proxy statement/prospectus by contacting Georgeson Inc., Snyder’s-Lance’s proxy solicitor, or Laurel Hill Advisory Group, LLC, Diamond’s proxy solicitor, at the addresses and telephone numbers listed below. You will not be charged for any of these documents that you request.

480 Washington Blvd., 26th Floor Jersey City, NJ 07310 Banks, Brokers and Shareholders Call Toll-Free (866) 431-2108 Or Contact via E-mail at: SnyderLance@georgeson.com	2 Robbins Lane, Suite 210 Jericho, NY 11753 Stockholders Call Toll-Free (844) 301-2265 Banks and Brokers Call (516) 933-3100 Facsimile: (516) 933-3108 Or Contact via E-mail at: JContorno@laurelhill.com

If you would like to request documents, please do so no later than five business days before the date of Snyder’s-Lance’s special meeting of stockholders (which is [—], 2016) or five business days before the date of Diamond’s special meeting of stockholders (which is [—], 2016), as applicable.

See “Where You Can Find More Information” beginning on page [•] of the accompanying joint proxy statement/prospectus for further information.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF SNYDER’S-LANCE, INC.

TO BE HELD ON [—], 2016

To the Stockholders of Snyder’s-Lance, Inc.:

A special meeting of stockholders of Snyder’s-Lance, Inc., a North Carolina corporation (“Snyder’s-Lance”), will be held on [—], 2016, at [—], located at [—], at [—], local time, for the following purposes:

•

to consider and vote on a proposal to approve the issuance of Snyder’s-Lance common stock, par value $0.83-1/3 per share, to stockholders of Diamond Foods, Inc. as consideration in the proposed merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2015, as may be amended, by and among Snyder’s-Lance, Inc., Shark Acquisition Sub I, Inc., Shark Acquisition Sub II, LLC and Diamond Foods, Inc.; and

•

to consider and vote on a proposal to approve the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting.

The Snyder’s-Lance board of directors has fixed the close of business on January 26, 2016 as the record date for determination of the stockholders entitled to vote at the Snyder’s-Lance special meeting or any adjournment or postponement of the Snyder’s-Lance special meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the Snyder’s-Lance special meeting or any adjournment or postponement of the Snyder’s-Lance special meeting. A complete list of stockholders entitled to vote at the Snyder’s-Lance special meeting will be available at the Snyder’s- Lance special meeting for inspection by any stockholder.

If you hold shares of Snyder’s-Lance common stock in your name as of the record date, please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Snyder’s-Lance special meeting.

If you are a beneficial owner of shares of Snyder’s-Lance common stock held in “street name,” meaning that your shares are held by a broker, bank, nominee or other holder of record, as of the record date, in addition to proper identification, you will also need to provide proof of ownership as of the record date to be admitted to the Snyder’s-Lance special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Snyder’s-Lance common stock held in “street name” in person at the Snyder’s-Lance special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

As of the record date, each holder of Snyder’s-Lance common stock is entitled to one vote per share. Approval of the stock issuance requires the affirmative vote of a majority of votes cast at the Snyder’s-Lance special meeting by holders of shares of Snyder’s-Lance common stock. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the Snyder’s-Lance special meeting by holders of shares of Snyder’s-Lance common stock.

After consideration and consultation with its advisors, the members of the Snyder’s-Lance board of directors determined that the merger agreement, the proposed merger, the stock issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of Snyder’s-Lance and unanimously approved and declared advisable the merger agreement, the proposed merger, the stock issuance and the other transactions contemplated by the merger agreement. The Snyder’s-Lance board of directors recommends that Snyder’s-Lance stockholders vote “FOR” the stock issuance and “FOR” the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting.

By order of the Board of Directors,

Carl E. Lee, Jr.
President and Chief Executive Officer

January [—], 2016

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SNYDER’S-LANCE SPECIAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY SIGNING, DATING AND MARKING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SNYDER’S-LANCE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON, YOU MAY DO SO AT ANY TIME PRIOR TO YOUR PROXY BEING EXERCISED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE THE SNYDER’S-LANCE SPECIAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED IN THIS JOINT PROXY/PROSPECTUS. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, NOMINEE OR OTHER RECORD HOLDER, PLEASE FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION FORM FURNISHED TO YOU BY SUCH RECORD HOLDER.

We urge you to read the accompanying joint proxy statement/prospectus and its annexes, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, carefully and in their entirety. If you have any questions concerning the proposed merger, the merger agreement, the stock issuance, the adjournment vote, the Snyder’s-Lance special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of Snyder’s-Lance common stock, please contact:

480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Banks, Brokers and Shareholders
Call Toll-Free (866) 431-2108
Or Contact via E-mail at:
SynderLance@georgeson.com

or

Snyder’s-Lance, Inc.
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Attention: Corporate Secretary
Telephone: (704) 554-1421

NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS OF DIAMOND FOODS, INC.

TO BE HELD ON [—], 2016

To the Stockholders of Diamond Foods, Inc.:

A special meeting of the stockholders of Diamond Foods, Inc., a Delaware corporation (“Diamond”), will be held on [—], 2016, at [—] located at [—], at [—], local time, for the following purposes:

•

to consider and vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2015, as may be amended, by and among Snyder’s-Lance, Inc., Shark Acquisition Sub I, Inc., Shark Acquisition Sub II, LLC and Diamond Foods, Inc.;

•

to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Diamond to its named executive officers in connection with the proposed merger; and

•

to consider and vote on a proposal to approve the adjournment of the Diamond special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve any transactions contemplated by the merger agreement.

The Diamond board of directors has fixed the close of business on January 26, 2016 as the record date for determination of the stockholders entitled to vote at the Diamond special meeting or any adjournment or postponement of the Diamond special meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the Diamond special meeting or any adjournment or postponement of the Diamond special meeting. A complete list of stockholders entitled to vote at the Diamond special meeting will be available at the Diamond special meeting for inspection by any stockholder.

If you hold shares of Diamond common stock in your name as of the record date, please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Diamond special meeting.

If you are a beneficial owner of shares of Diamond common stock held in “street name,” meaning that your shares are held by a broker, bank, nominee or other holder of record, as of the record date, in addition to proper identification, you will also need to provide proof of ownership as of the record date to be admitted to the Diamond special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Diamond common stock held in “street name” in person at the Diamond special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

As of the record date, each holder of Diamond common stock is entitled to one vote per share. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Diamond common stock entitled to vote at the Diamond special meeting. Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payments that will or may be paid by Diamond to its named executive officers in connection with the proposed merger requires the affirmative vote of a majority of the votes cast at the Diamond special meeting. Approval of the adjournment proposal requires the affirmative vote of majority of the votes cast at the Diamond special meeting.

At a meeting of the Diamond board of directors held on October 27, 2015 to evaluate the proposed merger, the Diamond board of directors determined that the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Diamond’s stockholders and approved and declared advisable the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement. The Diamond board of directors recommends that Diamond stockholders vote “FOR” the adoption of the merger agreement, “FOR” the “golden parachute” compensation proposal and “FOR” the adjournment proposal.

By order of the Board of Directors,

Brian J. Driscoll
President and Chief Executive Officer

San Francisco, CA
January [—], 2016

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE DIAMOND SPECIAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY SIGNING, DATING AND MARKING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE DIAMOND SPECIAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON, YOU MAY DO SO AT ANY TIME PRIOR TO YOUR PROXY BEING EXERCISED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE THE DIAMOND SPECIAL MEETING IN ACCORDANCE WITH INSTRUCTIONS PROVIDED IN THIS JOINT PROXY/PROSPECTUS. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, NOMINEE OR OTHER RECORD HOLDER, PLEASE FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION FORM FURNISHED TO YOU BY SUCH RECORD HOLDER.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes, carefully and in their entirety. If you have any questions concerning the proposed merger, the merger agreement, the advisory (non-binding) vote on the “golden parachute” compensation payments that will or may be paid by Diamond to its named executive officers in connection with the proposed merger, the adjournment vote, the Diamond special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of Diamond common stock, please contact:

2 Robbins Lane, Suite 210 Jericho, NY 11753 Stockholders Call Toll-Free (844) 301-2265 Banks and Brokers Call (516) 933-3100 Facsimile: (516) 933-3108 Or Contact via E-mail at: JContorno@laurelhill.com

or

Investor Relations
Diamond Foods, Inc.
600 Montgomery Street, 13th Floor
San Francisco, CA 94111
Telephone: (415) 230-7952

i

ii

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER
AND THE MATTERS TO BE ADDRESSED AT THE SPECIAL MEETINGS

The following questions and answers are intended to briefly address some commonly asked questions regarding the proposed merger, the merger agreement and the matters to be addressed at the special meetings. These questions and answers may not address all questions that may be important to Diamond stockholders or Snyder’s-Lance stockholders. To better understand these matters, and for a description of the legal terms governing the proposed merger, you should carefully read this entire joint proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [•]. All references in this joint proxy statement/prospectus to Diamond refer to Diamond Foods, Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to Snyder’s- Lance refer to Snyder’s-Lance Inc., a North Carolina corporation; all references in this joint proxy statement/prospectus to Merger Sub I refer to Shark Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Snyder’s-Lance; all references in this joint proxy statement/prospectus to Merger Sub II refer to Shark Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Snyder’s-Lance; and all references in this joint proxy statement/prospectus to the merger agreement refer to the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2015, as may be amended, by and among Diamond, Snyder’s-Lance, Merger Sub I, and Merger Sub II, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

Q:	Why am I receiving this document?
A:

Snyder’s-Lance and Diamond have agreed to a proposed merger, pursuant to which Diamond will become a wholly owned subsidiary of Snyder’s-Lance and will no longer be a publicly held corporation. If the proposed merger is completed, each outstanding share of Diamond common stock (other than treasury shares held by Diamond, shares owned by Snyder’s-Lance, Merger Sub I, Merger Sub II or any other subsidiary of Snyder’s-Lance and shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law) will be cancelled and converted into the right to receive $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock, par value $0.83-1/3 per share. In order to complete the proposed merger, Diamond stockholders must vote to adopt the merger agreement and Snyder’s-Lance stockholders must vote to approve the issuance of shares of Snyder’s-Lance common stock to Diamond stockholders in the proposed merger, which is referred to in this joint proxy statement/prospectus as the stock issuance.

Diamond is holding a special meeting of stockholders, which is referred to in this joint proxy statement/prospectus as the Diamond special meeting, in order to obtain the stockholder approval necessary to adopt the merger agreement. The Diamond board of directors is requesting Diamond stockholders to vote to adjourn the special meeting, if necessary or appropriate, including to ensure any required supplement or amendment to this joint proxy statement/prospectus is provided to Diamond stockholders within a reasonable amount of time before the Diamond special meeting, to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement or to ensure there is a proper quorum, or if the Snyder’s-Lance special meeting is delayed.

Snyder’s-Lance is holding a special meeting of stockholders, which is referred to in this joint proxy statement/prospectus as the Snyder’s-Lance special meeting, in order to obtain the stockholder approval necessary to approve the stock issuance. The Snyder’s-Lance board of directors is requesting Snyder’s-Lance stockholders vote to adjourn the Snyder’s-Lance special meeting, if necessary or appropriate, including to ensure any required supplement or amendment to this joint proxy statement/prospectus is provided to Snyder’s-Lance stockholders within a reasonable amount of time before the Snyder’s-Lance special meeting, to solicit additional proxies if there are not sufficient votes to approve the stock issuance, or to ensure there is a proper quorum, or if the Diamond special meeting is delayed.

This document is being delivered to you as both a joint proxy statement of Diamond and Snyder’s-Lance and a prospectus of Snyder’s-Lance in connection with the proposed merger and stock issuance. It is the proxy statement by which the Diamond board of directors is soliciting proxies from Diamond stockholders to vote at the Diamond special meeting, or at any adjournment or postponement of the Diamond special meeting, on the adoption of the merger agreement, the approval of golden parachute payments to be made to named executive officers of Diamond in connection with the proposed merger and the adjournment of the Diamond special meeting under certain circumstances.

It is also the proxy statement by which the Snyder’s-Lance board of directors is soliciting proxies from Snyder’s-Lance stockholders to vote at the Snyder’s-Lance special meeting, or at any adjournment or postponement of the Snyder’s-Lance special meeting, on the approval of the stock issuance and the adjournment of the Snyder’s-Lance special meeting under certain circumstances. In addition, this document is the prospectus by which Snyder’s-Lance will issue shares of Snyder’s-Lance common stock to Diamond stockholders in the proposed merger.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What will Diamond stockholders receive in the proposed merger?

A:	If the proposed merger is completed, each share of Diamond common stock automatically will be cancelled and converted into the right to receive $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock, par value $0.83-1/3 per share. Each Diamond stockholder will receive cash for any fractional share of Snyder’s-Lance common stock that the stockholder would otherwise receive in the proposed merger (after aggregating the total number of shares of Snyder’s-Lance common stock to be received by such stockholder in the proposed merger). The cash and shares of Snyder’s-Lance common stock to be received by Diamond stockholders in the proposed merger are collectively referred to in this joint proxy statement/prospectus as the merger consideration.

Based on the closing price of a share of Snyder’s-Lance common stock on Nasdaq on October 27, 2015, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $40.462 in value for each share of Diamond common stock. Based on the closing price of a share of Snyder’s-Lance common stock on Nasdaq on January 19, 2016, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $40.00 in value for each share of Diamond common stock. Because Snyder’s-Lance will issue a fixed number of shares of Snyder’s-Lance common stock as part of the merger consideration in exchange for each share of Diamond common stock, the cash value of the merger consideration that Diamond stockholders will receive in the proposed merger will depend on the market price of shares of Snyder’s-Lance common stock at the time the proposed merger is completed. The market price of shares of Snyder’s-Lance common stock when Diamond stockholders receive those shares after the proposed merger is completed could be greater than, less than or the same as the market price of shares of Snyder’s-Lance common stock on the date of this joint proxy statement/prospectus or at the time of the Diamond special meeting.

Q:	What happens if the proposed merger is not completed?
A:	If the proposed merger is not completed for any reason, Diamond stockholders will not receive any consideration for their shares of Diamond common stock. Instead, Diamond will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq.

Q:	What are Diamond stockholders being asked to vote on?
A:	Diamond stockholders are being asked to vote on the following proposals:

•

to adopt the merger agreement, pursuant to which Merger Sub I will be merged with and into Diamond and Diamond will be merged with and into Merger Sub II, with Merger Sub II continuing as the final surviving entity and a wholly-owned subsidiary of Snyder’s-Lance;

•	to approve, on an advisory basis, the “golden parachute” compensation payments that will or may be paid to Diamond’s named executive officers in connection with the proposed merger; and
•

to approve the adjournment of the Diamond special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Diamond special meeting.

The adoption of the merger agreement by the Diamond stockholders is a condition to the obligations of Diamond and Snyder’s-Lance to complete the proposed merger. The approval of the proposals to approve the golden parachute compensation payments and to adjourn the Diamond special meeting under certain circumstances is not a condition to the obligations of Snyder’s-Lance or Diamond to complete the proposed merger.

Q:	What are Snyder’s-Lance stockholders being asked to vote on?
A:	Snyder’s-Lance stockholders are being asked to vote on the following proposals:
•	to approve the stock issuance; and
•

to approve the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting.

The approval of the stock issuance by the Snyder’s-Lance stockholders is a condition to the obligations of Diamond and Snyder’s-Lance to complete the proposed merger. The approval of the proposal to adjourn the Snyder’s-Lance special meeting under certain circumstances is not a condition to the obligations of Snyder’s-Lance or Diamond to complete the proposed merger.

Q:	Does the Diamond board of directors recommend that Diamond stockholders adopt the merger agreement?
A:	Yes. The Diamond board of directors determined that the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Diamond’s stockholders and approved and declared advisable the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement. The Diamond board of directors recommends that Diamond stockholders vote “FOR” the adoption of the merger agreement at the Diamond special meeting. See “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance” beginning on page [•].

Q:	Does the Snyder’s-Lance board of directors recommend that Snyder’s-Lance stockholders approve the stock issuance?
A:	Yes. The Snyder’s-Lance board of directors determined that the merger agreement, the proposed merger, the stock issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of Snyder’s-Lance and approved and declared advisable the merger agreement, the proposed merger, the stock issuance and the other transactions contemplated by the merger agreement. The Snyder’s-Lance board of directors recommends that Snyder’s-Lance stockholders vote “FOR” the stock issuance at the Snyder’s-Lance special meeting. See “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance” beginning on page [•].

Q:	What Diamond stockholder vote is required for the approval of the adoption of the merger agreement, golden parachute and adjournment proposals at the Diamond special meeting, and what happens if I abstain from voting?

A:	The following are the vote requirements for the proposals:
•

Adoption of Merger Agreement. The affirmative vote of holders of a majority of the outstanding shares of Diamond common stock entitled to vote is required to adopt the merger agreement. Accordingly, a Diamond stockholder’s abstention from voting, the failure of a Diamond stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Diamond stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•

Golden Parachute. The affirmative vote of holders of the votes cast by holders of shares of Diamond common stock present in person or represented by proxy at the Diamond special meeting and entitled to vote on the proposal is required to approve the golden parachute compensation payments. An abstention is not considered a vote cast. Accordingly, a Diamond stockholder’s abstention from voting, the failure of a Diamond stockholder who holds his or her shares in “street name” through a broker, bank or nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Diamond stockholder’s other failure to vote will have no effect on the proposal.

•

Adjournment (if necessary or appropriate). Whether or not a quorum is present, the affirmative vote of a majority of the votes cast by holders of shares of Diamond common stock present in person or represented by proxy at the Diamond special meeting and entitled to vote on the proposal may approve the adjournment proposal. An abstention is not considered a vote cast. Accordingly, a Diamond stockholder’s abstention from voting, the failure of a Diamond stockholder who holds his or her shares in “street name” through a broker, bank or nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Diamond stockholder’s other failure to vote will have no effect on the proposal.

Certain entities affiliated with Oaktree Capital Management, L.P., which is referred to in this joint proxy statement/prospectus as Oaktree, in their capacities as Diamond stockholders, have entered into a voting agreement with Snyder’s-Lance pursuant to which they have agreed to vote their shares of Diamond common stock in favor of the adoption of the merger agreement. See “Voting Agreements” beginning on page [•]. As of January [—], 2016, the Diamond stockholders which have entered into the voting agreement owned approximately [—]% of the outstanding shares of Diamond common stock.

Q:	What Snyder’s-Lance stockholder vote is required for the approval of the stock issuance and adjournment proposal at the Snyder’s-Lance special meeting, and what happens if I abstain?
A:	The following are the vote requirements for the proposals:
•

Stock Issuance: The affirmative vote of a majority of the votes cast at the Snyder’s-Lance special meeting by holders of the outstanding shares of Snyder’s-Lance common stock, who are referred to in this joint proxy statement/prospectus as Snyder’s-Lance stockholders. An abstention is not considered a vote cast. Accordingly, a Snyder’s-Lance stockholder’s abstention from voting, the failure of a Snyder’s-Lance stockholder who holds his or her shares in “street name” through a broker, bank or nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Snyder’s-Lance stockholder’s other failure to vote will have no effect on the proposal.

•

Adjournment (if necessary or appropriate): Whether or not a quorum is present, the affirmative vote of a majority of the votes cast at the Snyder’s-Lance special meeting is required to approve the adjournment proposal. An abstention is not considered a vote cast. Accordingly, a Snyder’s-Lance stockholder’s abstention from voting, the failure of a Snyder’s-Lance stockholder who holds his or her shares in “street name” through a broker, bank or nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Snyder’s-Lance stockholder’s other failure to vote will have no effect on the proposal.

Certain Snyder’s-Lance stockholders, including all the members of the Snyder’s-Lance board of directors, have entered into a voting agreement with Diamond pursuant to which they have agreed to vote their shares of Snyder’s-Lance common stock in favor of the issuance of the shares. See “Voting Agreements” beginning on page [•]. As of January [—], 2016, the Snyder’s-Lance stockholders which have entered into the voting agreements had voting power over approximately [—]% of the outstanding shares of Snyder’s-Lance common stock.

Q:	What constitutes a quorum for the Diamond special meeting?
A:	A majority of the shares of Diamond common stock eligible to vote on the record date, being present in person or represented by proxy, constitutes a quorum for the transaction of business at the Diamond special meeting. Abstentions will be deemed present for the purpose of determining the presence of a quorum. Shares of Diamond common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present at the Diamond special meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the Snyder’s-Lance special meeting?
A:	A majority of the shares of Snyder’s-Lance common stock eligible to vote on the record date, being present in person or represented by proxy, constitutes a quorum for the transaction of business at the Snyder’s-Lance special meeting. Abstentions will be deemed present for the purpose of determining the presence of a quorum. Shares of Snyder’s-Lance common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present at the Snyder’s-Lance special meeting for the purpose of determining the presence of a quorum.

Q:	Who is entitled to vote at the Diamond special meeting, and how many votes does each holder of Diamond common stock have?

A:

All holders of Diamond common stock who held shares as of the record date for the Diamond special meeting (the close of business on January 26, 2016) are entitled to receive notice of, and to vote at, the Diamond special meeting, provided that those shares remain outstanding on the date of the Diamond special meeting. As of the close of business on January 26, 2016, there were [—] shares of Diamond common stock outstanding. Each holder of Diamond common stock is entitled to one vote for each share of Diamond common stock owned as of the record date.

Q:	Who is entitled to vote at the Snyder’s-Lance special meeting, and how many votes does each holder of Snyder’s-Lance common stock have?

A:

Snyder’s-Lance stockholders who held shares as of the record date for the Snyder’s-Lance special meeting (the close of business on January 26, 2016) are entitled to receive notice of, and to vote at, the Snyder’s-Lance special meeting, provided that those shares remain outstanding on the date of the Snyder’s-Lance special meeting. As of the close of business on January 26, 2016, there were [—] shares of Snyder’s-Lance common stock outstanding. Each holder of Snyder’s-Lance common stock is entitled to one vote for each share of Snyder’s-Lance common stock owned as of the record date.

Q:	What if I hold shares in both Diamond and Snyder’s-Lance?
A:	If you are both a Diamond stockholder and a Snyder’s-Lance stockholder, you will receive separate packages of proxy materials from each company. A vote as a Diamond stockholder for the adoption of the merger agreement will not constitute a vote as a Snyder’s-Lance stockholder to approve the stock issuance, or vice versa. Therefore, please sign, date, mark and return all proxy cards and/or voting instructions that you receive from Diamond or Snyder’s-Lance, or submit them over the Internet or by telephone.

Q:	When and where is the Diamond special meeting?
A:	The Diamond special meeting will be held on [—], 2016, at [—], located at [—], at [—], local time.
Q:	When and where is the Snyder’s-Lance special meeting?
A:	The Snyder’s-Lance special meeting will be held on [—], 2016, at [—], located at [—], at [—], local time.
Q:	How do I vote my shares at the Diamond special meeting?

A:

Via the Internet or by Telephone

If you hold Diamond shares directly in your name as a stockholder of record (that is, if your shares of Diamond common stock are registered in your name with Computershare Trust Company, N.A., Diamond’s transfer agent), you may vote via the Internet at www.investorvote.com/DMND or by telephone by calling the toll-free number on the back of your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 PM (Eastern Time) on [—], 2016.

If you hold Diamond shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold Diamond shares directly in your name as a stockholder of record (that is, if your shares of Diamond common stock are registered in your name with Computershare Trust Company, N.A., Diamond’s transfer agent), you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided or return it to Proxy Services, c/o Computershare, PO Box 30202, College Station, TX 77842 by [—].

If you hold Diamond shares in “street name,” meaning through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Diamond shares directly in your name as a stockholder of record (that is, if your shares of Diamond common stock are registered in your name with Computershare Trust Company, N.A., Diamond’s transfer agent), you may vote in person at the Diamond special meeting. Stockholders of record also may be represented by another person at the Diamond special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the inspector of election with the applicable ballot at the Diamond special meeting.

If you hold Diamond shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the Diamond special meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

Please carefully consider the information contained in this joint proxy statement/prospectus and, whether or not you plan to attend the Diamond special meeting, vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Diamond special meeting.

We encourage you to register your vote via the Internet or by telephone. If you attend the Diamond special meeting, you may also submit your vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the Diamond special meeting. To vote in person at the Diamond special meeting, beneficial owners who hold shares in “street name” through a broker, bank, nominee or other holder of record will need to contact the broker, bank, nominee or other holder of record to obtain a legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Diamond special meeting, your shares will be voted at the Diamond special meeting in the manner set forth in this joint proxy statement/prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 PM (Eastern Time) on [—], 2016, or Diamond’s agent must receive your paper proxy card by mail no later than the close of business on [—], 2016.

Q:	If my shares of Diamond common stock are held in “street name,” will my broker, bank, nominee or other holder of record automatically vote my shares for me?
A:	No. If your shares of Diamond common stock are held in “street name,” you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Your broker, bank, nominee or other holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus.

Q:	How will my shares be represented at the Diamond special meeting, and what will happen if I return my proxy card without indicating how to vote?
A:	If you submit your proxy via the Internet, by telephone or by mail, the persons named on your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how to vote on the proposal, the shares of Diamond common stock represented by your proxy will be voted in favor of the proposal.

Q:	How do I vote my shares at the Snyder’s-Lance special meeting?

A:

Via the Internet or by Telephone

If you hold Snyder’s-Lance shares directly in your name as a stockholder of record, you may vote via the Internet at www.envisionreports.com/LNCE or by telephone by calling 1-800-652-VOTE (8683) toll-free. Votes submitted via the Internet or by telephone must be received by 11:59 PM (Eastern Time) on [—], 2016.

If you hold Snyder’s-Lance shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold Snyder’s-Lance shares directly in your name as a stockholder of record, you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided or return it to [—]. [—] must receive your proxy card no later than the close of business on [—], 2016.

If you hold Snyder’s-Lance shares in “street name,” meaning through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Snyder’s-Lance shares directly in your name as a stockholder of record, you may vote in person at the Snyder’s-Lance special meeting. Stockholders of record also may be represented by another person at the Snyder’s-Lance special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the inspector of election with the applicable ballot at the Snyder’s-Lance special meeting.

If you hold Snyder’s-Lance shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of election with your ballot to be able to vote in person at the Snyder’s-Lance special meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

Please carefully consider the information contained in this joint proxy statement/prospectus and, whether or not you plan to attend the Snyder’s-Lance special meeting, vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Snyder’s-Lance special meeting.

We encourage you to register your vote via the Internet or by telephone. If you attend the Snyder’s-Lance special meeting, you may also submit your vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the Snyder’s-Lance special meeting. To vote in person at the Snyder’s-Lance special meeting, beneficial owners who hold shares in “street name” through a broker, bank, nominee or other holder of record will need to contact the broker, bank, nominee or other holder of record to obtain a legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Snyder’s-Lance special meeting, your shares will be voted at the Snyder’s-Lance special meeting in the manner set forth in this joint proxy statement/prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 PM (Eastern Time) on [—], 2016, or Snyder’s-Lance’s agent must receive your paper proxy card by mail no later than the close of business on [—], 2016.

Q:	If my Snyder’s-Lance shares are held in “street name,” will my broker, bank, nominee or other holder of record automatically vote my shares for me?
A:	No. If your Snyder’s-Lance shares are held in “street name,” you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Your broker, bank, nominee or other holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus.

Q:	How will my shares be represented at the Snyder’s-Lance special meeting, and what will happen if I return my proxy card without indicating how to vote?
A:	If you submit your proxy via the Internet, by telephone or by mail, the officers named on your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how to vote on any particular proposal, the shares of Snyder’s-Lance common stock represented by your proxy will be voted in favor of that proposal.

Q:	Who may attend the Diamond special meeting?

A:	Diamond stockholders at the record date (the close of business on January 26, 2016), or their authorized representatives, may attend the Diamond special meeting. If you hold shares in your name as of the record date, please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Diamond special meeting.

If you are a beneficial owner of shares of Diamond common stock held in “street name” by a broker, bank, nominee or other holder of record as of the record date (the close of business on January 26, 2016), in addition to proper identification, you will also need proof of ownership as of the record date to be admitted to the Diamond special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Diamond common stock held in “street name” in person at the Diamond special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

Diamond stockholders may contact Diamond’s investor relations department at (415) 230-7952 to obtain directions to the location of the Diamond special meeting.

Q:	Who may attend the Snyder’s-Lance special meeting?

A:

Snyder’s-Lance stockholders as of the record date (the close of business on January 26, 2016), or their authorized representatives, may attend the Snyder’s-Lance special meeting. If you hold shares in your name as of the record date, please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Snyder’s-Lance special meeting.

If you are a beneficial owner of shares of Snyder’s-Lance common stock held in “street name” by a broker, bank, nominee or other holder of record as of the record date (the close of business on January 26, 2016), in addition to proper identification, you will also need proof of ownership as of the record date to be admitted to the Snyder’s-Lance special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Snyder’s-Lance common stock held in “street name” in person at the Snyder’s-Lance special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

Snyder’s-Lance stockholders may contact Snyder’s-Lance’s investor relations department at (704) 554-1421 to obtain directions to the location of the Snyder’s-Lance special meeting.

Q:	Is my vote important?
A:	Yes, your vote is very important. The proposed merger cannot be completed unless Diamond stockholders adopt the merger agreement and Snyder’s-Lance stockholders approve the stock issuance.

For Diamond stockholders, an abstention or failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement. In addition, if a Diamond stockholder holds shares of Diamond common stock in “street name” through a broker, bank, nominee or other holder of record and the stockholder does not give voting instructions to that broker, bank, nominee or other holder of record, that broker, bank, nominee or other holder of record will not be able to vote the shares on the adoption of the merger agreement, and such failure to give those instructions will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The Diamond board of directors recommends that Diamond stockholders vote “FOR” the adoption of the merger agreement, and the Snyder’s-Lance board of directors recommends that Snyder’s-Lance stockholders vote “FOR” the stock issuance.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the applicable special meeting.

If you are a stockholder of record as of the record date (the close of business on January 26, 2016), you can revoke your proxy or change your vote by:

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 PM (Eastern Time) on [—], 2016, or by mail that is received prior to the applicable special meeting;
•

attending the applicable special meeting (or, if the applicable special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given;

•	sending a signed notice stating that you revoke your proxy:

•	if you are a Diamond stockholder, to Diamond’s offices at 600 Montgomery Street, 13th Floor, San Francisco, CA 94111, Attention: Secretary
•	if you are a Snyder’s-Lance stockholder, to [—] at [—]

in each case, that bears a date later than the date of the proxy you want to revoke and is received prior to the applicable special meeting.

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you must contact your brokerage firm, bank, nominee or other holder of record to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the applicable special meeting.

Q:	What happens if I sell my Diamond shares after the record date but before the Diamond special meeting?

A:

The record date for the Diamond special meeting (the close of business on January 26, 2016) is earlier than the date of the Diamond special meeting and earlier than the date that the proposed merger is expected to be completed. If you sell or otherwise transfer your shares of Diamond common stock after the record date but before the date of the Diamond special meeting, you will retain your right to vote at the Diamond special meeting. However, you will not have the right to receive the merger consideration to be received by Diamond stockholders in the proposed merger. In order to receive the merger consideration, you must hold your shares through completion of the proposed merger.

Q:	What happens if I sell my Snyder’s-Lance shares after the record date but before the Snyder’s-Lance special meeting?

A:

The record date for the Snyder’s-Lance special meeting (the close of business on January 26, 2016) is earlier than the date of the Snyder’s-Lance special meeting and earlier than the date that the proposed merger is expected to be completed. If you sell or otherwise transfer your shares of Snyder’s- Lance common stock after the record date but before the date of the Snyder’s-Lance special meeting, you will retain your right to vote at the Snyder’s-Lance special meeting.

Q:	What do I do if I receive more than one set of voting materials?
A:	If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. In addition, if you are a holder of shares of both Diamond common stock and Snyder’s-Lance common stock, you will receive one or more separate proxy cards or voting instruction cards for each company.

Q:	Is completion of the proposed merger subject to any conditions?

A:	Yes. Snyder’s-Lance and Diamond are not required to complete the proposed merger unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include the adoption of the merger agreement by the Diamond stockholders, the approval of the stock issuance by Snyder’s-Lance stockholders and termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this joint proxy statement/prospectus as the HSR Act. For a more complete summary of the conditions that must be satisfied prior to completion of the proposed merger, see “The Merger Agreement” beginning on page [•].

Q:	When do you expect to complete the proposed merger?
A:	As of the date of this joint proxy statement/prospectus, Diamond and Snyder’s-Lance expect to complete the proposed merger by the first quarter of 2016, subject to satisfaction of the conditions to the parties’ obligations to complete the proposed merger. However, no assurance can be given as to when, or if, the proposed merger will be completed.

Q:	What are the material United States federal income tax consequences of the transaction to Diamond stockholders?
A:	Snyder’s-Lance and Diamond intend that the merger and the subsequent merger, taken together, will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and it is a condition to completing the proposed merger that Diamond receive an opinion from legal counsel to that effect. Assuming the merger and the subsequent merger, taken together, constitute a reorganization, Diamond stockholders whose shares of Diamond common stock are exchanged in the proposed merger for shares of Snyder’s-Lance common stock and cash generally will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received (except with respect to any cash received in lieu of a fractional share of Snyder’s-Lance common stock). See “Material U.S. Federal Income Tax Consequences of the Proposed Merger” beginning on page [•].

The tax consequences of the merger and the subsequent merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger and the subsequent merger.

Q:	What do I need to do now?
A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus. Then, please vote your shares of Diamond common stock or Snyder’s-Lance common stock, as applicable, which you may do by:

•	signing, dating, marking and returning the enclosed proxy card in the accompanying postage-paid return envelope;
•	submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card; or
•	attending the applicable special meeting and voting by ballot in person.
If you hold shares in “street name” through a broker, bank, nominee or other holder of record, please instruct your broker, bank, nominee or other holder of record to vote your shares by following the instructions that the broker, bank, nominee or other holder of record provides to you with these materials.

See “—How will my shares be represented at the Diamond special meeting, and what will happen if I return my proxy card without indicating how to vote?” beginning on page [•] and “—How will my shares be represented at the Snyder’s-Lance special meeting, and what will happen if I return my proxy card without indicating how to vote?” beginning on page [•].

Q:	Should I send in my Diamond stock certificates now?
A:	No. Diamond stockholders should not send in their stock certificates at this time. After completion of the proposed merger, Snyder’s-Lance’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of Diamond common stock for the merger consideration. The shares of Snyder’s-Lance common stock you receive in the proposed merger will be issued in book-entry form and physical certificates will not be issued. See “The Merger Agreement—Procedures for Surrendering Diamond Stock Certificates” beginning on page [•].

Q:	As an employee and holder of stock options issued by Diamond to purchase shares of Diamond common stock, or a holder of Diamond restricted stock units, performance stock units or restricted stock, what will I receive in the proposed merger?

A:	Except for those held by non-employee directors, Diamond stock options will, whether vested or unvested, be assumed and converted into a right to receive stock options for Snyder’s-Lance common stock pursuant to an exchange ratio of 1.13575 (which is referred to in this joint proxy statement/ prospectus as the equity award exchange ratio), which is equal to the equity portion of the merger consideration per share of Diamond common stock of 0.775 shares of Snyder’s-Lance common stock plus an additional 0.36075 shares of Snyder’s-Lance common stock in lieu of the $12.50 cash portion of the merger consideration. The number of shares of Snyder’s-Lance common stock subject to the assumed and converted stock option shall be equal to the number of shares of Diamond common stock subject to the Diamond stock option multiplied by the equity award exchange ratio and the exercise price of the assumed and converted stock option shall be equal to the exercise price of the Diamond stock option divided by the equity award exchange ratio. The equity award exchange ratio will not change based on the trading price of Diamond or Snyder’s-Lance common stock. The term, exercisability and vesting schedule for the Snyder’s-Lance stock options issued in connection with the assumption and conversion of Diamond stock options (other than those held by non-employee directors) will be the same term, exercisability and vesting schedule that applied to the Diamond stock option prior to its assumption and conversion.

Diamond restricted stock units, except for those held by non-employee directors, will be assumed and converted into a right to receive a restricted stock unit for Snyder’s-Lance common stock pursuant to the equity award exchange ratio. The number of shares of Snyder’s-Lance common stock subject to the assumed and converted restricted stock unit shall be equal to the number of shares of Diamond common stock subject to the Diamond restricted stock unit multiplied by the equity award exchange ratio. The equity award exchange ratio will not change based on the trading price of Diamond or Snyder’s-Lance common stock. The term, settlement terms and vesting schedule for the Snyder’s-Lance restricted stock unit issued in connection with the assumption and conversion of Diamond restricted stock units (other than those held by non-employee directors) will be the same term, settlement terms and vesting schedule that applied to the Diamond restricted stock unit prior to its assumption and conversion.

Diamond performance stock units granted in October 2015 (referred to in this joint proxy statement/prospectus as the Diamond 2015 PSUs) will be assumed and converted into a right to receive a restricted stock unit for Snyder’s-Lance common stock pursuant to the equity award exchange ratio. The number of shares of Snyder’s-Lance common stock subject to the assumed and converted restricted stock unit shall be equal to the target number of shares of Diamond common stock subject to the Diamond 2015 PSU multiplied by the equity award exchange ratio. The equity award exchange ratio will not change based on the trading price of Diamond or Snyder’s-Lance common stock. Any performance metric, terms or conditions that applied to such performance stock unit award will be deemed to have been satisfied as of immediately prior to the completion of the merger so that the restricted stock unit award will vest quarterly and become payable by Snyder’s-Lance over the original measurement period underlying the award, which will result in a portion of the award being vested as of the completion of the proposed merger.

Diamond performance stock units granted in October 2014 will be cancelled and converted into the right to receive the merger consideration multiplied by the target number of award units as set forth in the notice of grant and award agreement for such Diamond performance stock unit award.

Upon the completion of the proposed merger, each outstanding Diamond performance stock unit issued in October 2014 held by any Diamond employee will be cancelled and converted into the right to receive the product of (x) the merger consideration multiplied by (y) the number of shares of Diamond common stock equal to the target number of award units set forth in the agreement or notice by which the cancelled Diamond performance stock unit was granted.

Upon the completion of the proposed merger, each outstanding share of Diamond restricted stock held by any Diamond employee will be cancelled and converted into the right to receive the merger consideration, but this merger consideration will be subject to the same terms and conditions, including vesting conditions, that applied to the converted Diamond restricted stock.

See “The Merger Agreement—Treatment of Diamond Equity Awards” beginning on page [•].

Q:	How will restricted stock awards, restricted stock units and stock options of non-employee directors be treated in the proposed merger?
A:	Upon the completion of the proposed merger, each outstanding share of Diamond restricted stock held by a non-employee director will be cancelled and converted into the right to receive the merger consideration.

Upon completion of the proposed merger any Diamond restricted stock units held by non-employee directors will be cancelled and converted into the right to receive the merger consideration for each share of Diamond common stock subject to such converted Diamond restricted stock unit.

Upon the completion of the proposed merger any Diamond stock option to purchase shares of Diamond common stock held by a non-employee director will be cancelled in exchange for (a) an amount of cash equal to (i) the number of shares of Diamond common stock subject to such cancelled stock option multiplied by (ii) the excess, if any, of $12.50 (the cash portion of the merger consideration) over the exercise price of such cancelled stock option multiplied by the percentage of the merger consideration represented by the cash portion of the merger consideration, and (b) a number of shares of Snyder’s-Lance common stock equal to (i)(A) the number of shares of Diamond common stock subject to such stock option multiplied by (B) the excess, if any, of the cash value of 0.775 shares of Snyder’s-Lance common stock based upon the five-day volume weighted trading average ending three trading days prior to the completion of the proposed merger less the exercise price of such stock option multiplied by the percentage of the merger consideration represented by the stock portion of the merger consideration divided by (ii) $34.65.

See “The Merger Agreement—Treatment of Diamond Equity Awards—Equity Awards Held By Non-Employee Directors” beginning on page [•].

Q:	If I am a Diamond stockholder, whom should I call with questions?
A:	If you have any questions about the proposed merger or the Diamond special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

2 Robbins Lane, Suite 210
Jericho, NY 11753
Stockholders Call Toll-Free (844) 301-2265
Banks and Brokers Call (516) 933-3100
Facsimile: (516) 933-3108
Or Contact via E-mail at:
JContorno@laurelhill.com

or

Diamond Foods, Inc.
600 Montgomery Street, 13th Floor
San Francisco, California 94111
Attention: Investor Relations
Telephone: (415) 230-7952

Q:	If I am a Snyder’s-Lance stockholder, whom should I call with questions?
A:	If you have any questions about the proposed merger or the Snyder’s-Lance special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Banks, Brokers and Shareholders
Call Toll-Free (866) 431-2108
Or Contact via E-mail at:
SnyderLance@georgeson.com

or

Snyder’s-Lance, Inc.
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Attn: Investor Relations
(704) 554-1421

Q:	Where can I find more information about Diamond and Snyder’s-Lance?
A:	You can find more information about Diamond and Snyder’s-Lance from the various sources described under “Where You Can Find More Information” beginning on page [•].

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus in order to fully understand the merger agreement and the proposed merger. See “Where You Can Find More Information” beginning on page [•]. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document governing the proposed merger. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See Page [•])

Snyder’s-Lance, Inc.

Snyder’s-Lance, headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder’s-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Wisconsin. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Late July®, Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, Eatsmart™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels.

Snyder’s-Lance common stock is listed on Nasdaq, trading under the symbol “LNCE.” The principal executive offices of Snyder’s-Lance are located at 13515 Ballantyne Corporate Place, Charlotte, North Carolina, 28277 and its telephone number is (704) 554-1421.

This joint proxy statement/prospectus incorporates important business and financial information about Snyder’s-Lance from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page [•].

Diamond Foods, Inc.

Diamond is a snack food and culinary nut company focused on making innovative, convenient and delicious snacks as well as culinary nuts true to its 100-year plus heritage. Diamond sells its products under five different widely-recognized brand names: Diamond of California®, Kettle Brand® and KETTLE® Chips, Emerald® and Pop Secret®. Diamond’s mission is to honor nature’s ingredients by making food that people love. Diamond is proud of its offerings, many of which are non-GMO Project verified and free of artificial flavors and preservatives, and is committed to making great tasting products for its consumers. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold.

Diamond common stock is listed on Nasdaq trading under the symbol “DMND.” The principal executive offices of Diamond are located at 600 Montgomery Street, 13th Floor, San Francisco, California, 94111 and its telephone number is (415) 445-7444.

This joint proxy statement/prospectus incorporates important business and financial information about Diamond from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page [•].

Shark Acquisition Sub I, Inc. and Shark Acquisition Sub II, LLC

Shark Acquisition Sub I, Inc., a newly-formed, wholly-owned subsidiary of Snyder’s-Lance, is a Delaware corporation formed for the sole purpose of effecting the merger. Shark Acquisition Sub II, LLC, a newly-formed, wholly-owned subsidiary of Snyder’s-Lance, is a Delaware limited liability company formed for the sole purpose of effecting the subsequent merger. Neither Shark Acquisition Sub I, Inc. nor Shark Acquisition Sub II, LLC has conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the proposed merger.

The Proposed Merger (See Page [•])

Under the terms of the merger agreement, Shark Acquisition Sub I, Inc. will merge with and into Diamond and Diamond will continue as the interim surviving entity. Upon completion of the proposed merger, Diamond will be a wholly-owned subsidiary of Snyder’s-Lance, and Diamond common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this joint proxy statement/prospectus as the Exchange Act. As soon as practicable thereafter, Diamond will merge with and into Shark Acquisition Sub II, LLC and Shark Acquisition Sub II, LLC will continue as the final surviving entity and as a wholly-owned subsidiary of Snyder’s-Lance.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the proposed merger.

Special Meeting of Stockholders of Diamond (See Page [•])

Meeting. The Diamond special meeting will be held on [—], 2016, at [—], located at [—], at [—], local time. At the Diamond special meeting, Diamond stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;
•	to approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by Diamond to its named executive officers in connection with the proposed merger; and
•

to approve the adjournment of the Diamond special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Record Date. The Diamond board of directors has fixed the close of business on January 26, 2016, as the record date for determination of the stockholders entitled to vote at the Diamond special meeting or any adjournment or postponement of the Diamond special meeting. Only Diamond stockholders of record as of the record date are entitled to receive notice of, and to vote at, the Diamond special meeting or any adjournment or postponement of the Diamond special meeting. As of the close of business on January 26, 2016, there were [—] shares of Diamond common stock outstanding. Each holder of Diamond common stock is entitled to one vote for each share of Diamond common stock owned as of the record date.

Quorum. A majority of the shares of Diamond common stock eligible to vote on the record date (the close of business on January 26, 2016), present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Shares represented in person or by proxy at the Diamond special meeting but abstaining from voting on one or more proposals will be deemed present for the purpose of determining the presence of a quorum. Shares of Diamond common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present at the Diamond special meeting for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the Diamond special meeting. Failure of a quorum to be represented at the Diamond special meeting will necessitate an adjournment or postponement and will subject Diamond to additional expense.

Required Vote. To adopt the merger agreement, the affirmative vote of holders of a majority of the outstanding shares of Diamond common stock entitled to vote at the Diamond special meeting is required. Diamond cannot complete the proposed merger unless its stockholders adopt the merger agreement. Because adoption requires the affirmative vote of holders of a majority of the outstanding shares of Diamond common stock entitled to vote, a Diamond stockholder’s abstention from voting, the failure of a Diamond stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Diamond stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

To approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by Diamond to its named executive officers in connection with the proposed merger, the affirmative vote of a majority of the votes cast at the Diamond special meeting by holders of shares of Diamond common stock is required. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a Diamond stockholder’s abstention from voting, the failure of a Diamond stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Diamond stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the “golden parachute” compensation proposal.

To approve the adjournment of the Diamond special meeting, if necessary or appropriate, including to solicit additional proxies, if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, the affirmative vote of a majority of the votes cast at the special meeting by the holders of Diamond common stock, regardless of whether a quorum is present, is required.

Stock Ownership of and Voting by Diamond Directors and Executive Officers. As of the record date for the Diamond special meeting (the close of business on January 26, 2016), Diamond’s directors and executive officers and their affiliates beneficially owned and had the right to vote [—] shares of Diamond common stock at the Diamond special meeting, which represents approximately [—]% of the shares of Diamond common stock entitled to vote at the Diamond special meeting.

Special Meeting of Stockholders of Snyder’s-Lance (See Page [•])

Meeting. The Snyder’s-Lance special meeting will be held on [—], 2016, at [—], located at [—], at [—], local time. At the Snyder’s-Lance special meeting, Snyder’s-Lance stockholders will be asked to consider and vote on the following proposals:

•	to approve the stock issuance; and
•

to approve the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting.

Record Date. The Snyder’s-Lance board of directors has fixed the close of business on January 26, 2016, as the record date for determination of the stockholders entitled to vote at the Snyder’s-Lance special meeting or any adjournment or postponement thereof. Only Snyder’s-Lance stockholders who held shares as of the record date are entitled to receive notice of, and to vote at, the Snyder’s-Lance special meeting or any adjournment or postponement of the Snyder’s-Lance special meeting. As of the close of business on January 26, 2016, there were [—] shares of Snyder’s-Lance common stock outstanding. Each Snyder’s-Lance stockholder is entitled to one vote for each share of Snyder’s-Lance common stock owned by such stockholder.

Quorum. The presence at the Snyder’s-Lance special meeting, in person or by proxy, of the holders of a majority of Snyder’s-Lance common stock entitled to vote at the special meeting as of the record date (the close of business on January 26, 2016) will constitute a quorum for the transaction of business at the special meeting. Abstentions will be deemed present for the purpose of determining the presence of a quorum. Shares of Snyder’s-Lance common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present for the purpose of determining the presence of a quorum. There must be a quorum for the proposal to approve the stock issuance to be voted on at the Snyder’s-Lance special meeting. Failure of a quorum will necessitate an adjournment or postponement of the Snyder’s-Lance special meeting and will subject Snyder’s-Lance to additional expense.

Required Vote. To approve the stock issuance, the affirmative vote of a majority of the votes cast at the Snyder’s-Lance special meeting by Snyder’s-Lance stockholders is required. Snyder’s-Lance cannot complete the proposed merger unless its stockholders approve the stock issuance. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a Snyder’s-Lance stockholder’s abstention from voting, the failure of a Snyder’s-Lance stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Snyder’s-Lance stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the stock issuance.

To approve the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting, whether or not a quorum is present, the affirmative vote of a majority of the votes cast at the Snyder’s-Lance special meeting by Snyder’s-Lance stockholders is required. An abstention is not considered a vote cast. Accordingly, a Snyder’s-Lance stockholder’s abstention from voting, the failure of a Snyder’s-Lance stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Snyder’s-Lance stockholder’s other failure to vote will have no effect on the outcome of any vote to adjourn the Snyder’s-Lance special meeting.

Stock Ownership of and Voting by Snyder’s-Lance Directors and Executive Officers. As of the record date for the Snyder’s-Lance special meeting (the close of business on January 26, 2016), Snyder’s-Lance’s directors and executive officers and their affiliates beneficially owned and had the right to vote [—] shares of Snyder’s-Lance common stock at the Snyder’s-Lance special meeting, which represents approximately [—]% of the shares of Snyder’s-Lance common stock entitled to vote at the Snyder’s-Lance special meeting.

It is expected that the Snyder’s-Lance directors and executive officers will vote their shares “FOR” the stock issuance and “FOR” the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting. All of the members of the Snyder’s-Lance board of directors have entered into voting agreements with Diamond pursuant to which they agreed, among other things, to vote their respective shares of Snyder’s-Lance common stock for the stock issuance.

Voting Agreements (See Page [•])

Concurrently with the execution and delivery of the merger agreement, certain of the executive officers and directors of Snyder’s-Lance (or, in some cases, their affiliated entities), in their respective capacities as stockholders of Snyder’s-Lance, entered into voting agreements with Diamond, pursuant to which such stockholders agreed, among other things, to vote their respective shares of common stock of Snyder’s-Lance in favor of the approval of the issuance of shares of Snyder’s-Lance common stock in the proposed merger pursuant to the terms of the merger agreement, and against any inquiry, proposal, offer, indication of interest or transaction that constitutes, or could reasonably be expected to lead to, an acquisition proposal relating to Snyder’s-Lance. As of January [—], 2016, the Snyder’s-Lance stockholders which have entered into the voting agreements had voting power over approximately [—]% of the outstanding shares of Snyder’s-Lance common stock.

Simultaneously with the execution and delivery of the merger agreement, entities affiliated with Oaktree Capital Management, L.P., in their capacities as stockholders of Diamond, entered into a voting agreement with Snyder’s-Lance, pursuant to which such stockholders agreed, among other things, to vote their respective shares of common stock of Diamond for the adoption of the merger agreement, and against any inquiry, proposal, offer, indication of interest or transaction that constitutes or could reasonably be expected to lead to an acquisition proposal relating to Diamond. As of January [—], 2016, the Diamond stockholders that entered into the voting agreements beneficially owned an aggregate of approximately [—]% of the outstanding shares of Diamond common stock.

What Diamond Stockholders Will Receive in the Proposed Merger (See Page [•])

If the proposed merger is completed, Diamond stockholders will be entitled to receive, in exchange for each share of Diamond common stock that they own immediately prior to the proposed merger, $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock, par value $0.83-1/3 per share.

Snyder’s-Lance will not issue any fractional shares in the proposed merger. Instead, the total number of shares of Snyder’s-Lance common stock that each Diamond stockholder will receive in the proposed merger will be rounded down to the nearest whole number, and each Diamond stockholder will receive cash, without interest, for any fractional share of Snyder’s-Lance common stock that he or she would otherwise receive in the proposed merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of Snyder’s-Lance common stock that the Diamond stockholder would otherwise be entitled to receive in the proposed merger by an amount that is equal to the volume weighted average trading price of Snyder’s-Lance common stock as quoted on Nasdaq for the five consecutive trading days ending with the trading day that is three trading days prior to the closing date, which amount is referred to in this joint proxy statement/prospectus as the Snyder’s-Lance closing price.

Example: If you own 100 shares of Diamond common stock at the time the proposed merger is completed, you will be entitled to receive 77 shares of Snyder’s-Lance common stock and $1,250. In addition, you will be entitled to receive an amount of cash that is equal to 0.5 of a share of Snyder’s-Lance common stock multiplied by the Snyder’s-Lance closing price.

The ratio of 0.775 shares of Snyder’s-Lance common stock for each share of Diamond common stock, which is referred to in this joint proxy statement/prospectus as the exchange ratio, is fixed, which means that it will not change between now and the date of the proposed merger, regardless of whether the market price of shares of either Snyder’s-Lance common stock or Diamond common stock changes. Therefore, the cash value of the merger consideration will depend on the market price of shares of Snyder’s-Lance common stock at the time Diamond stockholders receive shares of Snyder’s- Lance common stock in the proposed merger. Based on the closing price of a share of Snyder’s-Lance common stock on Nasdaq on October 27, 2015, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $40.462 in value for each share of Diamond common stock. Based on the closing price of a share of Snyder’s-Lance common stock on Nasdaq on January 19, 2016, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $40.00 in value for each share of Diamond common stock. The market price of shares of Snyder’s-Lance common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Diamond special meeting and the date the proposed merger is completed and thereafter. The market price of shares of Snyder’s-Lance common stock when received by Diamond stockholders upon completion of the proposed merger could be greater than, less than or the same as the market price of shares of Snyder’s-Lance common stock on the date of this joint proxy statement/prospectus or at the time of the Diamond special meeting.

Appraisal Rights (See Page [•])

Under Delaware law, holders of Diamond common stock are, under certain circumstances, entitled to appraisal rights in connection with the proposed merger. Under North Carolina law, Snyder’s-Lance stockholders do not have appraisal rights with respect to the proposed merger.

For a description of the appraisal rights available to Diamond stockholders, see “Appraisal Rights” beginning on page [•] and the provisions of Section 262 of the Delaware General Corporation Law that grant appraisal rights and govern such procedures, which are attached as Annex D to this joint proxy statement/prospectus.

Treatment of Diamond Equity Awards (See Page [•])

•

each stock option to purchase shares of Diamond common stock (whether or not exercisable or vested) that is outstanding immediately prior to completion of the proposed merger and held by an employee of Diamond will be converted into a stock option with respect to Snyder’s-Lance common stock that is equal to an exchange ratio of 1.13575 (referred to in this joint proxy statement/prospectus as the equity award exchange ratio, which is equal to the equity portion of the merger consideration of 0.775 shares of Snyder’s-Lance common stock plus an additional 0.36075 shares of Snyder’s- Lance common stock in lieu of the $12.50 cash portion of the merger consideration) multiplied by the number of shares of Diamond common stock subject to such stock option. The stock option exercise price of each Diamond stock option will be divided by the equity award exchange ratio to determine the exercise price of each new award. Such converted stock options will otherwise be subject to the same terms and conditions as were applicable to them immediately prior to the completion of the proposed merger;

•

each restricted stock unit that is outstanding immediately prior to completion of the proposed merger and held by an employee of Diamond will be converted into a restricted stock unit with respect to Snyder’s-Lance common stock that is equal to the equity award exchange ratio of 1.13575 multiplied by the number of shares of Diamond common stock subject to such restricted stock unit, and such converted restricted stock units will otherwise be subject to the same terms and conditions as were applicable to it immediately prior to the completion of the proposed merger;

•

each performance stock unit issued in October 2015 that is outstanding immediately prior to completion of the proposed merger and held by an employee of Diamond will be converted into a restricted stock unit with respect to Snyder’s-Lance common stock that is equal to the equity award exchange ratio of 1.13575 multiplied by the target number of shares of Diamond common stock subject to such performance stock unit, and any performance metric, terms or conditions that applied to such performance stock unit award will be deemed to have been satisfied as of immediately prior to the completion of the proposed merger so that the restricted stock unit award will vest quarterly and become payable by Snyder’s–Lance over the original measurement period underlying the award, which will result in a portion of the award being vested as of the completion of the merger;

•

each performance stock unit issued in October 2014 that is outstanding immediately prior to the completion of the proposed merger and held by an employee of Diamond will accelerate at a target level of performance upon the completion of the proposed merger and will be cancelled and converted into the right to receive the merger consideration;

•

each restricted stock award that is outstanding immediately prior to the completion of the proposed merger and held by an employee of Diamond will be converted into the merger consideration, but such merger consideration will be subject to the same terms and conditions as were applicable to such restricted stock awards immediately prior to the completion of the proposed merger; and

•

each equity award held by a non-employee director that is outstanding immediately prior to the completion of the proposed merger will accelerate and vest upon the completion of the proposed merger and will be converted into the right to receive:

o

with respect to stock options, (a) an amount of cash equal to (i) the number of shares of Diamond common stock subject to such stock option multiplied by (ii) the excess, if any, of $12.50 (the cash portion of the merger consideration) and the exercise price of such stock option multiplied by the percentage of the merger consideration represented by the cash portion of the merger consideration, and (b) a number of shares of Snyder’s-Lance common stock equal to (i)(A) the number of shares of Diamond common stock subject to such stock option multiplied by (B) the excess, if any, of the cash value of 0.775 shares of Snyder’s-Lance common stock based upon the five-day volume weighted trading average ending three trading days prior to the completion of the merger less the exercise price of such stock option multiplied by the percentage of the merger consideration represented by the stock portion of the merger consideration divided by (ii) $34.65;

o	with respect to restricted stock, the aggregate merger consideration payable with respect to the number of shares of restricted stock held by the non-employee director; and
o	with respect to restricted stock units, the aggregate merger consideration payable with respect to the number of shares of Diamond common stock subject to such restricted stock unit.

Recommendations of the Diamond Board of Directors (See Page [•])

At a meeting of the Diamond board of directors held on October 27, 2015 to evaluate the proposed merger, the Diamond board of directors determined that the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Diamond’s stockholders and approved and declared advisable the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement. The Diamond board of directors recommends that Diamond stockholders vote “FOR” the adoption of the merger agreement. For the factors considered by the Diamond board of directors in reaching this decision, see “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Diamond’s Reasons for the Proposed Merger; Recommendation of the Proposed Merger by the Diamond Board of Directors” beginning on page [•].

The Diamond board of directors recommends that Diamond stockholders vote “FOR” the “golden parachute” compensation proposal. See “Diamond Proposal 2: Advisory Vote On Golden Parachute Compensation” beginning on page [•].

In addition, the Diamond board of directors recommends that Diamond stockholders vote “FOR” the adjournment of the Diamond special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve any transactions contemplated by the merger agreement at the time of the Diamond special meeting. See “Diamond Proposal 3: Adjournment of the Diamond Special Meeting” beginning on page [•].

Recommendations of the Snyder’s-Lance Board of Directors (See Page [•])

After consideration and consultation with its advisors, the Snyder’s-Lance board of directors unanimously determined that the merger agreement, the proposed merger, the stock issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of Snyder’s- Lance and unanimously approved and declared advisable the merger agreement, the proposed merger, the stock issuance and the other transactions contemplated by the merger agreement. The Snyder’s-Lance board of directors unanimously recommends that Snyder’s-Lance stockholders vote “FOR” the stock issuance. For the factors considered by the Snyder’s-Lance board of directors in reaching this decision, see “Diamond Proposal 1: Adoption of the Merger Agreement

and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Snyder’s-Lance’s Reasons for the Proposed Merger; Recommendation of the Snyder’s-Lance Board of Directors” beginning on page [•].

The Snyder’s-Lance board of directors unanimously recommends that Snyder’s-Lance stockholders vote “FOR” the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting. See “Snyder’s-Lance Proposal 2: Adjournment of the Snyder’s-Lance Special Meeting” beginning on page [•].

Opinion of Diamond’s Financial Advisor (See Page [•])

In connection with the transaction, Diamond’s financial advisor, Credit Suisse Securities (USA) LLC, which is referred to in this joint proxy statement/prospectus as Credit Suisse, delivered an opinion, dated October 27, 2015, to the Diamond board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of Diamond common stock. For purposes of Credit Suisse’s analyses and opinion, the term “transaction” refers to the merger and the subsequent merger taken together. The full text of Credit Suisse’s written opinion, dated October 27, 2015, is attached to this joint proxy statement/prospectus as Annex E and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion. The description of Credit Suisse’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Diamond board of directors (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspect or implication of the proposed transaction, including the relative merits of the transaction as compared to alternative transactions or strategies that might be available to Diamond or the underlying business decision of Diamond to proceed with the transaction. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed transaction or otherwise.

For a more complete description, see “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Opinion of Diamond’s Financial Advisor” beginning on page [•]. Also see Annex E to this joint proxy statement/prospectus.

Opinion of Snyder’s-Lance’s Financial Advisor (See Page [•])

Deutsche Bank Securities Inc., which is referred to in this joint proxy statement/prospectus as Deutsche Bank, rendered its opinion to the Snyder’s-Lance board that, as of October 27, 2015 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock, par value $0.83-1/3 per share, proposed to be paid per share of Diamond common stock in the merger and the subsequent merger pursuant to the merger agreement was fair, from a financial point of view, to Snyder’s-Lance.

The full text of the written opinion of Deutsche Bank, dated October 27, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with Deutsche Bank’s opinion, is included in this document as Annex F and is incorporated by reference into this prospectus. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the benefit and use of, the Snyder’s- Lance board in connection with its consideration of the merger and the subsequent merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any Snyder’s-Lance stockholder should vote with respect to the merger and the subsequent merger or any related matter. Deutsche Bank did not express any opinion as to the underlying business decision of

Snyder’s-Lance to engage in the merger and the subsequent merger or the relative merits of the merger and the subsequent merger as compared to any alternative transactions or business strategies that might have been available to Snyder’s-Lance.

For a more complete description, see “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Opinion of Snyder’s-Lance Financial Advisor” beginning on page [•]. Also see Annex F to this joint proxy statement/prospectus.

Ownership of Shares of Snyder’s-Lance Common Stock After the Proposed Merger (See Page [•])

Based on the number of shares of Diamond common stock, Diamond stock options, restricted stock units and performance stock units outstanding as of January 4, 2016, Snyder’s-Lance expects to issue approximately [—] shares of Snyder’s-Lance common stock to Diamond stockholders pursuant to the proposed merger and reserve for issuance approximately [—] additional shares of Snyder’s-Lance common stock in connection with the conversion, exercise or settlement of outstanding Diamond stock options, restricted stock units and performance stock units. The actual number of shares of Snyder’s-Lance common stock to be issued and reserved for issuance in the proposed merger will be determined at the completion of the proposed merger based on the exchange ratio, equity award exchange ratio and the number of shares of Diamond common stock and Diamond stock options, restricted stock units and performance stock units outstanding at that time. Based on the number of shares of Diamond common stock outstanding as of January 4, 2016, and the number of shares of Snyder’s-Lance common stock outstanding as of January 4, 2016, it is expected that, immediately after completion of the proposed merger, former Diamond stockholders will own approximately [—] of the outstanding shares of Snyder’s-Lance common stock, representing [—]% of the outstanding shares and voting power of Snyder’s-Lance common stock.

Interests of Directors and Executive Officers of Diamond in the Proposed Merger (See Page [•])

When considering the recommendation of the Diamond board of directors that Diamond stockholders vote in favor of the adoption of the merger agreement, and the recommendation of the Snyder’s-Lance board of directors that the Snyder’s-Lance stockholders approve the payment of cash and the issuance of shares of Snyder’s-Lance common stock to Diamond stockholders in the proposed merger, Diamond stockholders and Snyder’s-Lance stockholders should be aware that directors and executive officers of Diamond have certain interests in the proposed merger that may be different from or in addition to the interests of Diamond and Snyder’s-Lance stockholders generally. These interests are discussed below. The Diamond board of directors and the Snyder’s-Lance board of directors were aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the proposed merger. The Diamond board of directors considered these interests in recommending that the Diamond stockholders approve the merger agreement, and the Snyder’s-Lance board of directors considered these interests in recommending that the Snyder’s-Lance stockholders approve the stock issuance.

These interests include the following:

•

Upon the completion of the proposed merger, all Diamond stock option awards, restricted stock units and performance stock units held by active employees will convert into Snyder’s-Lance option awards or restricted stock units for shares of Snyder’s-Lance common stock in accordance with the methodology set forth in the merger agreement, which is designed to preserve the economic value of such awards.

•

Diamond’s executive officers are parties to employment agreements that provide for cash severance payments and benefits in the event of certain terminations of employment. For certain of these officers, the severance is enhanced if such termination occurs in connection with a change in control, such as the proposed merger. Following the completion of the proposed merger, Snyder’s-Lance is required to honor the severance arrangements of Diamond’s executive officers in accordance with their terms.

•

Diamond’s executive officers and directors, or their affiliates hold shares of Diamond common stock, which will be treated like all other shares of Diamond common stock in the proposed merger. See “Security Ownership of Certain Beneficial Owners of Diamond Common Stock” beginning on page [•] for further details.

•

Diamond’s non-employee directors will have their stock option awards and restricted stock units cancelled and converted into the right to exchange merger consideration. See “The Merger Agreement—Treatment of Diamond Equity Awards—Equity Awards Held By Non- Employee Directors” beginning on page [•] for further details.

•

Certain former directors and officers of Diamond will have rights to indemnification from Snyder’s-Lance. See “The Merger Agreement—Indemnification of Directors and Officers” beginning on page [•] for further details.

•	Brian J. Driscoll, Diamond’s President and Chief Executive Officer, will be appointed as a member of the Snyder’s-Lance board of directors upon the completion of the proposed merger.

These interests are described in further detail under “Interests of Certain Persons in the Proposed Merger—Interests of Directors and Executive Officers of Diamond in the Proposed Merger” beginning on page [•].

Listing of Shares of Snyder’s-Lance Common Stock and Delisting and Deregistration of Diamond Common Stock (See Page [•])

Snyder’s-Lance will apply for listing on Nasdaq, where shares of Snyder’s-Lance common stock are currently traded, the shares of Snyder’s-Lance common stock to be issued in the proposed merger. If the proposed merger is completed, the shares of Snyder’s-Lance common stock to be issued in the proposed merger will be listed on Nasdaq, and Diamond shares will no longer be listed on Nasdaq and will be deregistered under the Exchange Act.

Completion of the Proposed Merger Is Subject to Certain Conditions (See Page [•])

The obligations of each of Snyder’s-Lance and Merger Sub I and Merger Sub II, on the one hand, and Diamond, on the other hand, to complete the proposed merger is subject to the satisfaction or waiver of a number of conditions, including the following:

Mutual Conditions to Completion

The obligation of each of Diamond, Snyder’s-Lance, Merger Sub I and Merger Sub II to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger agreement by the Diamond stockholders;
•	approval of the stock issuance by the Snyder’s-Lance stockholders;
•	expiration or termination of any applicable waiting period under the HSR Act;
•

the completion of the merger is not restrained, enjoined or prohibited by any order of a court or governmental authority and there are no laws promulgated or deemed applicable to the merger which would prevent the completion of the merger;

•	the effectiveness of the registration statement on Form S-4 for the shares of Snyder’s-Lance common stock being issued in the merger; and
•	the shares of Snyder’s-Lance common stock to be issued in the merger shall have been approved for listing on Nasdaq.

Additional Conditions to Completion for the Benefit of Snyder’s-Lance and Merger Sub I and Merger Sub II

The obligations of each of Snyder’s-Lance and Merger Sub I and Merger Sub II to effect the merger are also subject to the satisfaction or waiver by Snyder’s-Lance of the following conditions:

•

Subject to certain exceptions, certain of Diamond’s capitalization representations are true and correct in all material respects as of the date of the merger agreement and immediately prior to the completion of the merger;

•

Subject to certain exceptions, the representations and warranties of Diamond regarding corporate existence, certain other capitalization representations, corporate authority, finders and brokers, and opinion of Diamond’s financial advisor (to the extent qualified by materiality or “Company Material Adverse Effect”) be true and correct in all respects as of the date of the merger agreement and as of immediately prior to the merger (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time);

•

Subject to certain exceptions, the representations and warranties of Diamond regarding corporate existence, certain other capitalization representations, corporate authority, finders and brokers, and opinion of Diamond’s financial advisor (to the extent not qualified by materiality or “Company Material Adverse Effect”) be true and correct in all material respects as of the date of the merger agreement and as of immediately prior to the merger (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time);

•

Subject to certain exceptions, other representations and warranties by Diamond shall be true and correct as of the date of the merger agreement and as of immediately prior to the merger, except for failures to be true and correct, individually and in the aggregate, that have not had a continuing material adverse effect on Diamond;

•	Diamond shall have performed in all material respects all obligations and agreements contained in the merger agreement to be performed or complied with prior to or on the closing date of the merger;
•

No events or circumstances shall have occurred since the date of the merger agreement and be continuing which, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Diamond; and

•

Snyder’s-Lance shall have received a certificate of Diamond, executed by Diamond’s chief executive officer or chief financial officer, certifying that certain conditions to completion of the merger have been satisfied.

Additional Conditions to Completion for the Benefit of Diamond

The obligations of Diamond to effect the merger are also subject to the satisfaction or waiver of the following conditions:

•

Subject to certain exceptions, certain Snyder’s-Lance’s capitalization representations are true and correct in all material respects as of the date of the merger agreement and immediately prior to the completion of the merger;

•

Subject to certain exceptions, the representations and warranties of Snyder’s-Lance regarding corporate existence, certain capitalization representations, corporate authority, finders and brokers, and opinion of Snyder’s-Lance’s financial advisor (to the extent qualified by materiality or “Parent Material Adverse Effect”) shall be true and correct in all respects as of the date of the merger agreement and as of immediately prior to the merger;

•

Subject to certain exceptions, the representations and warranties of Snyder’s-Lance regarding corporate existence, certain capitalization representations, corporate authority, finders and brokers, and opinion of Snyder’s-Lance’s financial advisor (to the extent not qualified by materiality or “Parent Material Adverse Effect”) shall be true and correct in all material respects as of the date of the merger agreement and as of immediately prior to the merger;

•	Subject to certain exceptions, other representations and warranties by Snyder’s-Lance shall be true and correct as of the date of the merger agreement and as of immediately prior to the merger, except for failures to be true and correct, individually and in the aggregate, that have not had a continuing material adverse effect on Snyder’s-Lance;
•

Snyder’s-Lance and Merger Subs shall have performed in all material respects all obligations and agreements contained in the merger agreement to be performed or complied with prior to or on the closing date;

•

Diamond shall have received a certificate, executed by the Chief Executive Officer or the Chief Financial Officer of Snyder’s-Lance, certifying that certain conditions to the completion of the merger have been satisfied;

•

No events or circumstances shall have occurred since the date of the merger agreement and are continuing which, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Snyder’s-Lance; and

•

Diamond shall have received from its tax counsel, an opinion to the effect that the merger and subsequent merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

Snyder’s-Lance and Diamond cannot be certain when, or if, the conditions to the proposed merger will be satisfied or waived, or that the proposed merger will be completed. These conditions are described in further detail under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [•].

The Proposed Merger Is Expected to be Completed in the First Quarter of 2016 (See Page [•])

The proposed merger will occur no later than two business days after the conditions to its completion have been satisfied or, to the extent permitted by applicable law, waived, unless otherwise mutually agreed by the parties. As of the date of this joint proxy statement/prospectus, the proposed merger is expected to be completed in the first quarter of 2016. However, there can be no assurance as to when, or if, the proposed merger will occur.

No Solicitation (See Page [•])

The merger agreement restricts the ability of Diamond to initiate, solicit, knowingly encourage or knowingly induce, or engage in discussions or negotiations with a third party regarding certain transactions. Notwithstanding these restrictions, in certain circumstances, the Diamond board of directors may respond to an unsolicited bona fide written acquisition proposal that it concludes in good faith (after consultation with its outside legal counsel and financial advisor) is, or could reasonably be expected to lead to, an acquisition proposal superior to the proposed merger (described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page [•]), by furnishing information with respect to Diamond and by entering into discussions with the party or parties making the acquisition proposal, so long as Diamond complies with the terms of the merger agreement.

In addition, at any time prior to the time when Diamond stockholders adopt the merger agreement, the Diamond board of directors may withdraw its recommendation that the stockholders of Diamond adopt the merger agreement in connection with the receipt of a superior proposal if it concludes in good faith (after consultation with its outside legal counsel) that in light of such superior proposal, the failure to change its recommendation would be inconsistent with its fiduciary duties to Diamond’s stockholders, so long as Diamond complies with the terms of the merger agreement. The Diamond board of directors may also withdraw its recommendation prior to the time when Diamond stockholders adopt the merger agreement in certain circumstances unrelated to an acquisition proposal if it concludes in good faith (after consultation with its outside legal counsel) that in light of an intervening event, the failure to do so would be inconsistent with its fiduciary duties to Diamond’s stockholders, so long as Diamond complies with the terms of the merger agreement.

Furthermore, the merger agreement restricts the ability of Snyder’s-Lance to initiate, solicit, knowingly encourage or knowingly induce, or engage in discussions or negotiations with a third party regarding certain transactions. Notwithstanding these restrictions, in certain circumstances, the Snyder’s-Lance’s board of directors may respond to an unsolicited bona fide written acquisition proposal that it concludes in good faith (after consultation with its outside legal counsel and financial advisor) is, or could reasonably be expected to lead to, an acquisition proposal superior to the proposed merger (described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page [•]), by furnishing information with respect to Snyder’s-Lance and by entering into discussions with the party or parties making the acquisition proposal, so long as Snyder’s-Lance complies with the terms of the merger agreement. In addition, prior to the time when Snyder’s-Lance’s stockholders approve the issuance of Snyder’s-Lance common stock in the proposed merger, the Snyder’s-Lance’s board of directors may withdraw its recommendation in connection with the receipt of a superior proposal if it concludes in good faith (after consultation with its outside legal counsel) that in light of such superior proposal, the failure to change its recommendation would be inconsistent with its fiduciary duties to Snyder’s-Lance’s stockholders, so long as Snyder’s-Lance complies with the terms of the merger agreement.

Termination of the Merger Agreement (See Page [•])

•	By mutual written consent of Snyder’s-Lance and Diamond;
•	By either Snyder’s-Lance or Diamond, if:
•

the proposed merger has not been completed on or before 11:59 p.m. Eastern Time on May 27, 2016; provided, that this date may be extended by either Snyder’s-Lance or Diamond for a period of up to five months if all conditions to the completion of the merger are completed other than the HSR condition and the no injunctions or restraints condition; provided, however that the right to terminate the merger agreement shall not be available to any party whose breach of the merger agreement has been the primary cause of the failure of the proposed merger to have occurred on or before the above date, which is referred to in this joint proxy statement/prospectus as an outside date termination event;

•

any court of competent jurisdiction or other governmental authority of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting, the proposed merger, and such order becomes final and nonappealable;

•	the Diamond stockholders fail to adopt the merger agreement upon a vote taken at a Diamond stockholders meeting called for that purpose;
•	the Snyder’s-Lance stockholders fail to approve the stock issuance upon a vote taken at a Snyder’s-Lance meeting called for that purpose; or
•

there has been an uncured inaccuracy in any representation or warranty of the other party, or a breach by the other party of any covenant, that would result in a failure to satisfy the applicable condition to the completion of the proposed merger, and such inaccuracy or breach either cannot be cured or has not been cured within 20 business days after written notice thereof;

•	By Snyder’s-Lance, if:
•	the Diamond board of directors changes its recommendation to adopt the merger agreement at any time prior to the completion of the proposed merger; or
•

prior to the receipt of Snyder’s-Lance’s stockholder approval, the Snyder’s-Lance board of directors authorizes Snyder’s-Lance to accept a Snyder’s-Lance superior proposal in accordance with the restrictions on solicitation of Snyder’s-Lance acquisition proposals in the merger agreement, and Snyder’s-Lance (i) enters into a definitive agreement for such Snyder’s-Lance superior proposal and (ii) pays to Diamond a parent termination fee as described below under the heading “The Merger Agreement—Termination Fees;”

•	By Diamond, if:

•	the Snyder’s-Lance’s board changes its recommendation to approve the stock issuance at any time prior to the completion of the proposed merger; or
•

prior to the receipt of Diamond’s stockholder approval, the Diamond board of directors authorizes Diamond to accept a superior proposal in accordance with the restrictions on solicitation of acquisition proposals in the merger agreement, and Diamond (i) enters into a definitive agreement for such superior proposal and (ii) pays to Snyder’s-Lance a termination fee as described below under the heading “The Merger Agreement—Termination Fees.”

Termination Fees and Expenses (See Page [•])

Subject to certain exceptions that are described more fully under the heading “The Merger Agreement—Expenses,” all expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the expense.

Diamond is required to pay Snyder’s-Lance a termination fee of $54 million if:

•	Snyder’s-Lance terminates the merger agreement after a change of Diamond board recommendation;
•	prior to the adoption of the merger agreement by the Diamond stockholders, Diamond terminates the merger agreement and simultaneously enters into an alternative acquisition agreement;
•

either Snyder’s-Lance or Diamond terminates the merger agreement because Diamond’s stockholders fail to adopt the merger agreement at a Diamond stockholders meeting called for that purpose at a time when Snyder’s-Lance has the right to terminate the merger agreement due to a change of Diamond board recommendation; or

•	each of the following events occurs:
•

the merger agreement is terminated by either Snyder’s-Lance or Diamond due to an outside date termination event or because Diamond’s stockholders fail to adopt the merger agreement upon a vote taken at a Diamond stockholders meeting called for that purpose;

•

prior to the date of such termination, an acquisition proposal meeting certain requirements (see “The Merger Agreement—Termination Fees” on page [•]) has been made or publicly disclosed (and not publicly withdrawn prior to such termination); and

•

within 12 months after such termination, Diamond consummates an acquisition proposal or Diamond enters into a definitive agreement for an acquisition proposal and such acquisition proposal is subsequently consummated.

Solely for purposes of the two immediately preceding bullets, an acquisition proposal shall mean any proposal or offer (whether in writing or otherwise) from any third party, relating to any (i) direct or indirect acquisition of assets of Diamond or any of its subsidiaries (including securities of subsidiaries of Diamond) equal to more than 50% of Diamond’s consolidated assets or to which more than 50% of Diamond’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition of more than 50% of any class of equity securities of Diamond or any of its subsidiaries or (iii) tender offer or exchange offer that if consummated would result in any third party beneficially owning more than 50% of any class of equity securities of Diamond, any of its subsidiaries or any resulting parent company of Diamond, other than the proposed merger.

Snyder’s-Lance is required to pay Diamond a termination fee of $100 million if any of the following events occurs:

•	Diamond terminates the merger agreement after a change of Snyder’s-Lance board recommendation;
•

prior to the approval of the Snyder’s-Lance stockholders of the issuance of Snyder’s-Lance common stock in the proposed merger, Snyder’s-Lance terminates the merger agreement and simultaneously enters into an alternative acquisition agreement;

•

either Snyder’s-Lance or Diamond terminates the merger agreement because Snyder’s-Lance’s stockholders fail to approve the stock issuance at a Snyder’s-Lance stockholder meeting called for that purpose at a time when Diamond has the right to terminate the merger agreement due to a change of Snyder’s-Lance board recommendation; or

•	each of the following events occurs:
•

the merger agreement is terminated by either Snyder’s-Lance or Diamond due to an outside date termination event or because Snyder’s-Lance’s stockholders fail to approve the stock issuance upon a vote taken at a Snyder’s-Lance stockholders meeting called for that purpose;

•	prior to the date of such termination, a Snyder’s-Lance acquisition proposal has been made or publicly disclosed (and not publicly withdrawn prior to such termination); and
•

within 12 months after such termination, Snyder’s-Lance consummates an acquisition proposal meeting certain requirements or Snyder’s-Lance enters into a definitive agreement for such an acquisition proposal which is subsequently consummated.

Snyder’s-Lance is required to pay Diamond a regulatory termination fee of $50 million if:

•

either Diamond or Snyder’s-Lance terminates the merger agreement due to an outside date termination event, or because any court of competent jurisdiction or other governmental authority of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting, the proposed merger, and such order becomes final and nonappealable; and

•

at the time the merger agreement is terminated pursuant to the preceding bullet, any waiting period under the HSR Act applicable to the proposed merger has not expired or been terminated, or the completion of the proposed merger has been restrained, enjoined or prohibited by any order relating to antitrust laws by a court of competent jurisdiction or any governmental authority of competent jurisdiction, or by any antitrust law applicable to the proposed merger promulgated by any governmental authority of competent jurisdiction prohibits the completion of the proposed merger.

Snyder’s-Lance is required to pay Diamond a financing termination fee of $90 million if:

•

either Snyder’s-Lance or Diamond terminates the merger agreement due to an outside date termination event and at such time all other conditions to completion have been satisfied or waived (other than those conditions that are to be satisfied by actions taken at the completion of the proposed merger or are within the control of Snyder’s-Lance) and Snyder’s-Lance does not have readily available the amount necessary to pay the cash portion of the merger consideration, all associated fees and expenses in connection with the proposed merger, including the financing, and to repay, retire or redeem in full certain agreed to indebtedness of Diamond, or otherwise fails to complete the proposed merger;

•

Diamond terminates the merger agreement due to an uncured inaccuracy in Snyder’s-Lance’s representation regarding its financial capacity to complete the proposed merger or its covenant to obtain any financing necessary to complete the proposed merger; or

•

either Snyder’s-Lance or Diamond terminates the merger agreement for any reason at a time when Diamond could have terminated the merger agreement due to an uncured inaccuracy in Snyder’s-Lance representation regarding its financial capacity to complete the proposed merger or its covenant to obtain any financing necessary to complete the proposed merger.

Specific Performance; Remedies (See Page [•])

Under the merger agreement, each of Snyder’s-Lance and Diamond is entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which that party may be entitled at law or in equity.

Financing Relating to the Proposed Merger (See Page [•])

Snyder’s-Lance anticipates that the total funds it will need to complete the proposed merger will be funded through a combination of available cash on hand of Snyder’s-Lance and Diamond and new third party debt financing. On December 16, 2015, Snyder’s-Lance entered into a senior unsecured term loan credit agreement, which is referred to in this joint proxy statement/prospectus as the new credit agreement, with the lenders party thereto, who are referred to in this joint proxy statement/prospectus as the term lenders, and Bank of America, N.A., as administrative agent. Under the new credit agreement the term lenders have committed to provide, subject to certain conditions, (i) senior unsecured term loans in an original aggregate principal amount of $830 million and maturing five years after the funding date thereunder, which is referred to in this joint proxy statement/prospectus as the five year term loans, and (ii) senior unsecured term loans in an original aggregate principal amount of $300 million and maturing ten years after the funding date thereunder, which is referred to in this joint proxy statement/prospectus as the ten year term loans. The proceeds of borrowings under the new credit agreement are to be used to finance, in part, the aggregate cash consideration portion and certain fees and expenses incurred in connection with the proposed merger.

The commitments with respect to the new credit agreement will terminate on the earliest of (i) the outside date (as defined under and as it may be extended pursuant to the terms of the merger agreement), and (ii) the termination of the merger agreement.

Although the debt financing under the new credit agreement described in this joint proxy statement/prospectus is not subject to a due diligence or “market out” condition, such financing may not be considered assured. The obligation of the term lenders to provide their respective portions of the debt financing under the new credit agreement is subject to a number of conditions. There can be no assurance that these conditions will be satisfied or that the debt financing under the new credit agreement will be funded when required. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing under the new credit agreement described in this joint proxy statement/prospectus is not available.

For additional information regarding the financing relating to the proposed merger, see “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Opinion of Synder’s-Lance Financial Advisor—Financing Relating to the Proposed Merger” beginning on page [•] of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Proposed Merger (See Page [•])

Snyder’s-Lance and Diamond intend that the merger and the subsequent merger, taken together, will constitute a reorganization within the meaning of section 368(a) of the Code, and it is a condition of closing of the proposed merger that Diamond receive an opinion from legal counsel to that effect. Assuming the merger and the subsequent merger, taken together, constitute a reorganization, Diamond stockholders will generally only recognize taxable gain, if any, to the extent of cash received in the transaction, but not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of Diamond common stock for Snyder’s-Lance common stock in the proposed merger, except for any gain or loss recognized in connection with any cash received in lieu of fractional Snyder’s-Lance shares. The companies themselves will not recognize gain or loss as a result of the merger and the subsequent merger. Each Diamond stockholder should read the full discussion under “Material U.S. Federal Income Tax Consequences of the Proposed Merger” beginning on page [•] and consult your own tax advisor to determine the tax consequences of the merger and the subsequent merger based on your particular facts and circumstances.

Accounting Treatment (See Page [•])

The proposed merger will be accounted for using the acquisition method of accounting with Snyder’s-Lance considered the acquirer of Diamond. Snyder’s-Lance will record assets acquired,

including identifiable intangible assets, and liabilities assumed from Diamond at their respective fair values at the date of completion of the proposed merger. Any excess of the purchase price (and as of the date of this joint proxy statement/prospectus described under Note 1 of the “Snyder’s-Lance and Diamond Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [•]) over the net fair value of such assets and liabilities will be recorded as goodwill.

Rights of Diamond Stockholders Will Change as a Result of the Proposed Merger (See Page [•])

Diamond stockholders will have different rights once they become Snyder’s-Lance stockholders due to differences between the organizational documents of Snyder’s-Lance and Diamond and differences between North Carolina law, where Snyder’s-Lance is incorporated, and Delaware law, where Diamond is incorporated. These differences are described in more detail under “Comparison of Stockholder Rights” beginning on page [•].

Litigation Relating to the Proposed Merger (See Page [•])

Following the announcement of the proposed merger and as of the date of this joint proxy statement/prospectus, four putative class action complaints challenging the merger have been filed on behalf of purported Diamond stockholders, three in the Superior Court of California, San Francisco County, and one in the Court of Chancery of the State of Delaware. One of the California named plaintiffs subsequently filed another substantially similar complaint in the Court of Chancery of the State of Delaware. The complaints generally allege, among other things, that the members of the Diamond board of directors breached their fiduciary duties to Diamond stockholders during merger negotiations and by entering into the merger agreement and approving the proposed merger.

The defendants believe that the claims asserted against them in the lawsuits are without merit and intend to defend the litigation vigorously. The litigation is described in more detail under “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Litigation Relating to the Proposed Merger” beginning on page [•].

SELECTED HISTORICAL FINANCIAL DATA OF SNYDER’S-LANCE

The following table sets forth certain of Snyder’s-Lance’s consolidated financial data as of and for each of the periods indicated. The statement of income data for each of the years ended January 3, 2015, December 28, 2013 and December 29, 2012 and balance sheet data as of January 3, 2015 and December 28, 2013 is derived from Snyder’s-Lance’s audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The statement of income data for the years ended December 31, 2011 and January 1, 2011 and balance sheet data as of December 29, 2012, December 31, 2011 and January 1, 2011 is derived from Snyder’s-Lance’s audited consolidated financial statements, which are not included or incorporated by reference into this joint proxy statement/prospectus. The statement of income data for the nine months ended October 3, 2015 and September 27, 2014 and balance sheet data as of October 3, 2015 is derived from Snyder’s-Lance’s unaudited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The balance sheet data as of September 27, 2014 is derived from Snyder’s-Lance’s unaudited consolidated financial statements which are not included or incorporated by reference into this joint proxy/prospectus. In Snyder’s-Lance’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the nine months ended October 3, 2015 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending January 2, 2016. For more information regarding Snyder’s-Lance, see “Where You Can Find More Information” beginning on page 201.

The selected historical financial data below should be read in conjunction with the consolidated financial statements and their accompanying notes.

	As of and for the Nine Months Ended		As of and for the Fiscal Year Ended
			2014	2013	2012	2011	2010
	October 3, 2015	September 27, 2014
	(Unaudited)		(In thousands, except per share information)
Results of Operations (in thousands):
Net revenue(1)(2)(3)(4)	$1,250,542	$1,181,920	$1,620,920	$1,504,332	$1,362,911	$1,361,888	$706,932
Cost of sales	817,211	760,625	1,042,458	963,073	872,316	840,729	388,332
Gross margin	433,331	421,295	578,462	541,259	490,595	521,159	318,600
Income/(loss) before income taxes(5)(6)(7)(8)(9)	65,938	50,068	91,508	87,900	79,408	33,580	(20,163)
Income/(loss) from continuing operations	43,705	32,349	59,217	55,603	45,489	20,950	(16,363)
Income from discontinued operations, net of income tax(10)	—	133,942	133,316	23,481	14,021	17,791	18,894
Net income attributable to Snyder’s-Lance, Inc.(10)	$43,642	$166,259	$192,591	$78,720	$59,085	$38,258	$2,512
Average Number of Common Shares Outstanding (in thousands):
Basic(11)	70,411	69,902	70,200	69,383	68,382	67,400	34,128
Diluted(11)	71,134	70,629	70,890	70,158	69,215	67,478	34,348
Per Share of Common Stock:
Basic earnings/(loss) per share from continuing operations	$0.62	$0.46	$0.84	$0.80	$0.66	$0.30	$(0.48)
Basic earnings per share from discontinued operations(10)	—	1.91	1.90	0.33	0.20	0.27	0.55

Total basic earnings per share(10)	$0.62	$2.37	$2.74	$1.13	$0.86	$0.57	$0.07

Diluted earnings/(loss) per share from continuing operations	$0.61	$0.46	$0.84	$0.79	$0.65	$0.30	$(0.48)
Diluted earnings per share from discontinued operations(10)	—	1.89	1.88	0.33	0.20	0.26	0.55

Total diluted earnings per share(10)	$0.61	$2.35	$2.72	$1.12	$0.85	$0.56	$0.07

Cash dividends declared(12)	$0.48	$0.48	$0.64	$0.64	$0.64	$0.64	$4.39

	As of and for the Nine Months Ended		As of and for the Fiscal Year Ended
			2014	2013	2012	2011	2010
	October 3, 2015	September 27, 2014
	(Unaudited)
Financial Status at Period-end (in thousands):
Total assets(13)(14)	$1,887,629	$1,852,969	$1,863,388	$1,769,560	$1,746,732	$1,466,790	$1,462,356
Long-term debt, net of current portion(14)	$431,991	$442,406	$438,376	$480,082	$514,587	$253,939	$227,462
Total debt(14)	$440,532	$450,967	$446,937	$497,373	$535,049	$258,195	$285,229
(1)

Fiscal 2014 net revenue increased compared to fiscal 2013 approximately $30 million, as a result of the fifty-third week and $44 million as a result of the acquisition of Baptista’s Bakery, Inc. in June 2014 and the consolidation of the results of Late July Snacks LLC subsequent to our additional investment in October 2014.

(2)	Fiscal 2013 net revenue increased compared to fiscal 2012, due to the full year impact of the acquisition of Snack Factory LLC, which occurred in October 2012.
(3)

Fiscal 2012 net revenue included approximately $30 million as a result of acquisitions, including the acquisition of Snack Factory LLC in October 2012. The completion of the conversion to an independent business owner direct store delivery network reduced net revenue by approximately $53 million compared to fiscal 2011.

(4)

Fiscal 2011 net revenue is not comparable to fiscal 2010 as a result of the merger of Lance, Inc. and Snyder’s of Hanover, Inc. in 2010, which is referred to in this joint proxy statement/prospectus as the 2010 Snyder’s-Lance merger. Additionally, fiscal 2011 net revenue included approximately $8 million from the acquisition of George Greer Company Inc. in August 2011.

(5)

Fiscal 2014 pretax income was impacted by a gain on the revaluation of our prior equity investment in Late July Snacks LLC of approximately $17 million, impairment charges of approximately $13 million and approximately $4 million associated with our margin improvement and restructuring plan.

(6)

Fiscal 2013 pretax income was impacted by certain self-funded medical claims that resulted in approximately $5 million in incremental expenses as well as impairment charges of approximately $2 million associated with one of our trademarks.

(7)

Fiscal 2012 pretax income included the impact of approximately $4 million in severance costs and professional fees related to the 2010 Snyder’s-Lance merger and related integration activities, approximately $9 million in impairment charges offset by approximately $22 million in gains on the sale of route businesses associated with the independent business owner direct store delivery network conversion.

(8)

Fiscal 2011 pretax income was impacted by approximately $20 million in severance costs and professional fees related to 2010 Snyder’s-Lance merger and related integration activities, approximately $10 million in asset impairment charges related to the independent business owner direct store delivery network conversion, approximately $3 million in charges related to closing the Corsicana, Texas manufacturing facility, approximately $9 million in expense reductions related to a change in the vacation plan and approximately $9 million in gains on the sale of route businesses associated with the independent business owner direct store delivery network conversion.

(9)

Fiscal 2010 pretax income included the impacts of the change-in-control and other expenses incurred in connection with the 2010 Snyder’s-Lance merger, totaling approximately $38 million, as well as incremental costs of approximately $3 million for an unsuccessful bid for a targeted acquisition, approximately $3 million for severance costs relating to a workforce reduction, approximately $2 million for a claims buy-out agreement with an insurance company and a pre-tax loss for the additional fifty-third week of approximately $2 million.

(10)

Fiscal 2014 income from discontinued operations, net of income tax, included a $223 million pretax gain on the sale of two of our United States subsidiaries as well as certain of the assets of our Canadian subsidiary, which we refer to collectively as Private Brands.

(11)	Fiscal 2011 basic and diluted shares outstanding include the full-year impact of shares issued in connection with the 2010 Snyder’s-Lance merger.
(12)	Fiscal 2010 includes a special dividend of $3.75 per share in connection with the 2010 Snyder’s-Lance merger.
(13)	Fiscal 2014 total assets increased from fiscal 2013 primarily due to the acquisition of Baptista’s Bakery, Inc. and Late July Snacks LLC, partially offset by the sale of Private Brands.
(14)	Fiscal 2012 total assets, long-term debt and total debt increased from fiscal 2011 primarily because of the acquisition of Snack Factory Snacks LLC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DIAMOND

Diamond Selected Financial Data

The following table presents selected historical consolidated financial data of Diamond. The statement of income data for each of the fiscal years ended July 31, 2015, July 31, 2014 and July 31, 2013, and the balance sheet data as of July 31, 2015 and 2014, are derived from Diamond’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended July 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The statement of income data for each of the fiscal years ended July 31, 2012 and July 31, 2011, and the balance sheet data as of July 31, 2013, 2012 and 2011, are derived from Diamond’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

	As of and for the Fiscal Year Ended July 31,
	2015	2014	2013	2012	2011
	(In thousands, except per share information)
Net sales	$864,165	$865,207	$864,012	$981,418	$966,688
Cost of sales	636,171	656,961	658,489	801,697	750,209

Gross profit	227,994	208,246	205,523	179,721	216,479
Operating expenses:
Selling, general and administrative(1)	112,599	151,315	233,373	130,599	97,506
Advertising	39,421	43,336	41,528	37,933	45,035
Acquisition and integration related expenses	—	—	—	41,334	20,350
Loss on warrant liability(2)	—	25,933	11,326	10,360	—
Warrant exercise fee(3)	—	15,000	—	—	—
Asset impairments(4)	—	—	37,560	10,132	—

Total operating expenses	152,020	235,584	323,787	230,358	162,891

Income (loss) from operations	75,974	(27,338)	(118,264)	(50,637)	53,588
Loss on debt extinguishment(5)	—	83,004	—	—	—
Interest expense, net(6)	40,757	51,969	57,925	33,976	23,918
Other income	41	—	—	—	—

Income (loss) before income taxes	35,258	(162,311)	(176,189)	(84,613)	29,670
Income taxes (benefit)	2,228	2,391	(16,278)	1,723	3,103

Net income (loss)	$33,030	$(164,702)	$(159,911)	$(86,336)	$26,567

Earnings (loss) per share
Basic	$1.05	$(6.33)	$(7.33)	$(3.98)	$1.21
Diluted	1.04	(6.33)	(7.33)	(3.98)	1.17
Shares used to compute earnings (loss) per share
Basic(7)	31,138	26,033	21,813	21,692	21,577
Diluted	31,570	26,033	21,813	21,692	22,233
Dividends declared per share(8)	$—	$—	$—	$0.09	$0.18

(1)

In fiscal 2014, Diamond obtained preliminary approval to settle the action In re Diamond Foods, Inc., Securities Litigation, referred to in these footnotes as the Securities Litigation. Therefore in fiscal 2015, selling, general and administrative expenses decreased primarily because Diamond no longer recorded charges related to the fair value of the stock portion of the Securities Litigation settlement. In fiscal 2014, Diamond recorded a loss of $38.1 million as a result of changes in the fair value of the stock portion of the Securities Litigation settlement and in fiscal 2013 Diamond recorded $96.1 million. Selling, general and administrative expenses decreased in fiscal 2014 compared to fiscal 2013 because, although Diamond recorded $5.0 million in expenses related to investigation by the Securities and Exchange Commission and had an increase in stock compensation expense in fiscal 2014 no costs were incurred in fiscal 2014 related to the audit committee investigation and related legal expenses and Diamond incurred lower audit and consulting fees compared to fiscal 2013. Diamond also recognized a $1.6 million gain relating to the stockholder derivative settlement in the first quarter of fiscal 2014.

(2)

A warrant was exercised in the third quarter of fiscal 2014 in connection with Diamond’s February 19, 2014 debt refinancing. Accordingly, as of July 31, 2015, Diamond no longer has a liability or the related fair value adjustments associated with the warrant.

(3)	The warrant exercise fee represents a contractual modification inducement fee paid to Oaktree Capital Management, L.P. as a result of Diamond’s February 19, 2014 debt refinancing.
(4)

In fiscal 2013, Diamond recorded asset impairment charges of $36.0 million related to brand intangibles and $1.6 million related to customer contracts and related relationships. In fiscal 2012, Diamond recorded asset impairment charges of $10.1 million associated with equipment used at the facility in Fishers, Indiana.

(5)

In fiscal 2014, Diamond refinanced its debt capital structure. Diamond used the net proceeds of its debt refinancing transaction including proceeds from the warrant exercise described in footnote (2) to (i) repay approximately $348.0 million of indebtedness outstanding under, and terminate its prior secured credit facility, (ii) repay approximately $276.0 million of indebtedness outstanding under, and terminate the Oaktree senior notes, (iii) pay approximately $32.3 million of prepayment premiums to the holders of such senior notes resulting in a debt extinguishment loss of approximately $83.0 million.

(6)

Interest expense, net decreased for fiscal 2015 compared to fiscal 2014 primarily due to Diamond’s refinanced debt structure which yields lower interest rates than Diamond’s previously held debt obligations. On February 19, 2014 Diamond refinanced its debt which resulted in lower interest expense in fiscal 2014 compared to fiscal 2013. Interest expense, net was also higher in fiscal 2012 as Diamond incurred $225.0 million in indebtedness at an interest rate of 12% and the interest rate on its secured credit facility increased. These amounts also include third party costs related to the debt and Diamond’s secured credit agreement.

(7)

On February 21, 2014, Diamond issued 4.45 million shares of its common stock to a settlement fund pursuant to the terms of the approved Securities Litigation settlement. On February 19, 2014, Diamond entered into a warrant exercise agreement, pursuant to which Oaktree Capital Management, L.P. agreed to exercise in full its warrant to purchase an aggregate of 4,420,859 shares. These shares were included in the computation of basic and diluted loss per share calculation starting in fiscal 2014.

(8)	Since March 2012, Diamond has ceased making dividend payments to stockholders.

	As of and for the Fiscal Year Ended July 31,
	2015	2014	2013	2012	2011
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$12,758	$5,318	$5,885	$3,291	$3,112
Working capital	146,478	110,322	(59,540)	61,587	52,446
Total assets	1,212,692	1,192,834	1,172,315	1,299,349	1,322,907
Total debt, including short-term debt	642,327	647,415	590,937	605,047	531,701
Total stockholders’ equity	308,577	283,800	169,969	324,794	420,495

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Snyder’s-Lance common stock and Diamond common stock. The pro forma and pro forma equivalent per share information gives effect to the proposed merger as if it had occurred on October 3, 2015 in the case of book value per share data and as of December 29, 2013 in the case of net income per share data.

The pro forma per share balance sheet information combines Snyder’s-Lance’s October 3, 2015 unaudited consolidated balance sheet with Diamond’s July 31, 2015 unaudited consolidated balance sheet. The pro forma per share income statement information for the year ended January 3, 2015 combines Snyder’s-Lance’s audited consolidated statement of income for the year ended January 3, 2015 with Diamond’s audited consolidated statement of income for the twelve months ended October 31, 2014. The pro forma per share income statement information for the nine months ended October 3, 2015 combines Snyder’s-Lance’s unaudited consolidated statement of income for the nine months ended October 3, 2015 with Diamond’s unaudited consolidated statements of income for the nine months ended July 31, 2015. The Diamond pro forma equivalent per share financial information is calculated by multiplying the unaudited Snyder’s-Lance pro forma combined per share amounts by the 0.775 exchange ratio.

The following information should be read in conjunction with the audited consolidated financial statements of Snyder’s-Lance and Diamond, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in “Snyder’s-Lance and Diamond Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [•]. The unaudited pro forma information below is not necessarily indicative of the operating results or financial position that would have occurred if the proposed merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period. You are encouraged to read all future financial reports of completed financial periods of Snyder’s-Lance and Diamond as they become available.

	Nine Months Ended October 3, 2015	Year Ended January 3, 2015
Snyder’s-Lance Historical Data Per Share of Common Stock:
Net income—basic	$0.62	$0.84
Net income—diluted	$0.61	$0.84
Dividends declared	$0.48	$0.64
Book value	$15.62	$15.43

	Nine Months Ended July 31, 2015	Year Ended October 31, 2014
Diamond’s Historical Data Per Share of Common Stock:
Net income—basic	$0.81	$(4.06)
Net income—diluted	$0.80	$(4.06)
Dividends declared	$0.00	$0.00
Book value	$9.80	$8.94

	Nine Months Ended October 3, 2015	Year Ended January 3, 2015
Snyder’s-Lance Pro Forma Combined Data Per Share of Common Stock:
Net income/(loss)—basic	$0.64	$(0.16)
Net income—diluted	$0.64	$(0.16)
Dividends declared (Snyder’s-Lance historical dividends declared)	$0.48	$0.64
Book value(a)	$21.30	N/A

	Nine Months Ended July 31, 2015	Twelve Months Ended October 31, 2014
Diamond’s Pro Forma Equivalent Per Share of Common Stock:
Net income—basic	$0.50	$(0.12)
Net income—diluted	$0.50	$(0.12)
Dividends declared	$0.37	$0.50
Book value(a)	$16.51	N/A

(a)	Pro forma book value per share of common stock as of January 3, 2015 or October 31, 2014 is not meaningful as purchase accounting adjustments were calculated as of October 3, 2015.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Snyder’s-Lance common stock trades on Nasdaq under the symbol “LNCE.” Diamond common stock trades on Nasdaq under the symbol “DMND.”

The following table shows the high and low sales prices per share of Snyder’s-Lance common stock and Diamond common stock on (1) October 27, 2015, the last full trading day preceding public announcement that Snyder’s-Lance and Diamond had entered into the merger agreement, and (2) January 19, 2016, the last trading day before the date of this joint proxy statement/prospectus.

The table also includes the equivalent high and low sales price per share of Diamond common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of Snyder’s-Lance common stock that Diamond stockholders would receive in exchange for each share of Diamond common stock if the proposed merger were completed on either of these dates calculated by multiplying the high and low sales prices for shares of Snyder’s-Lance common stock by 0.775 and adding $12.50.

	Snyder’s-Lance Common Stock		Diamond Common Stock		Equivalent Price per Share
	High	Low	High	Low	High	Low
October 27, 2015	$36.50	$35.89	$35.77	$34.68	$40.79	$40.31
January 19, 2016	$35.82	$34.93	$39.81	$39.20	$40.26	$39.57

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Snyder’s-Lance stockholders in determining whether to approve the issuance of shares of Snyder’s-Lance common stock in the proposed merger pursuant to the terms of the merger agreement or to Diamond stockholders in determining whether to adopt the merger agreement. Snyder’s-Lance and Diamond stockholders are urged to obtain current market quotations for Snyder’s-Lance common stock and Diamond common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus, including financial results of periods not reported in this joint proxy statement/prospectus, in considering whether to approve the issuance of shares of Snyder’s-Lance common stock in the proposed merger pursuant to the terms of the merger agreement, in the case of Snyder’s-Lance stockholders, and whether to adopt the merger agreement, in the case of Diamond stockholders. See “Where You Can Find More Information” beginning on page [•].

Dividends

Snyder’s-Lance currently pays a quarterly dividend on Snyder’s-Lance common shares and last paid a quarterly dividend on November 27, 2015 of $0.16 per share. Under the terms of the merger agreement, during the period before completion of the proposed merger, Snyder’s-Lance is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.16 per share per quarter.

Diamond does not currently pay a dividend on Diamond common stock, and last declared a quarterly dividend in January 2012 of $0.045 per share. Under the terms of the merger agreement, during the period before completion of the proposed merger, Diamond is not permitted to declare, set aside or pay any dividend or other distribution.

Any former Diamond stockholder who holds Snyder’s-Lance common stock into which Diamond common stock was converted in connection with the merger will receive whatever dividends are declared and paid on Snyder’s-Lance common stock after completion of the proposed merger. However, no dividend or other distribution having a record date after completion of the proposed merger will actually be paid until the certificates formerly representing shares of Diamond common stock, as applicable, have been surrendered, at which time any accrued dividends and other distributions on those shares of Snyder’s-Lance common stock will be paid without interest.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of October 3, 2015 combines the historical consolidated balance sheets of Snyder’s-Lance as of October 3, 2015 and Diamond as of July 31, 2015 and gives effect to the proposed merger as if it had been completed on October 3, 2015.

The unaudited pro forma condensed combined statement of income for the fiscal year ended January 3, 2015 gives effect to the proposed merger as if it had been completed on December 29, 2013, the first day of Snyder’s-Lance’s 2014 fiscal year. Snyder’s-Lance’s audited consolidated statement of income for the fiscal year ended January 3, 2015 has been combined with Diamond’s unaudited condensed consolidated statement of income for the twelve months ended October 31, 2014, which was derived by subtracting the consolidated statement of operations for the three months ended October 31, 2013 from the consolidated statement of operations for the fiscal year ended July 31, 2014 and adding the consolidated statement of operations for the three months ended October 31, 2014.

The unaudited pro forma condensed combined statement of income for the nine months ended October 3, 2015 combines the historical unaudited condensed consolidated statement of income of Snyder’s-Lance for the nine months ended October 3, 2015 and Diamond’s unaudited condensed consolidated statement of income for the nine months ended July 31, 2015, which was derived by subtracting the consolidated statement of operations for the three months ended October 31, 2014 from the consolidated statement of operations for the fiscal year ended July 31, 2015, and gives effect to the transaction as if it had been completed on December 29, 2013, the first day of Snyder’s-Lance’s 2014 fiscal year.

The historical consolidated financial statement information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. All pro forma financial statements use Snyder’s-Lance’s period-end dates and no adjustments were made to Diamond’s information for its different period-end dates, unless otherwise noted.

The proposed merger will be accounted for as a business combination under the acquisition method of accounting and Snyder’s-Lance is the deemed acquirer and Diamond is the deemed acquiree. The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission. The pro forma adjustments reflecting the completion of the proposed merger are based upon the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. The estimated purchase price was calculated based upon the closing price for Snyder’s-Lance common stock on January 4, 2016 ($33.20). The final allocation of the purchase price will be determined after the proposed merger is completed and after completion of an analysis of the fair value of Diamond’s assets and liabilities. In addition, the estimated purchase price itself is preliminary and will be adjusted based upon the price per share of Snyder’s-Lance common stock on the date the proposed merger is completed. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during the periods presented or the results that the combined company will experience after the proposed merger. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, subsequently reported financial results of completed periods not included in this joint proxy statement/prospectus, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the proposed merger.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the financial information appearing under “Selected Historical Financial Data of Snyder’s-Lance” beginning on page [•] and “Selected Historical Financial Data of Diamond” beginning on page [•] as well as (i) Snyder’s-Lance’s historical consolidated financial statements and accompanying notes in its Annual Report on Form 10-K for the year ended January 3, 2015 and Quarterly Reports on Form 10-Q for the three months ended April 4, 2015 and for the three and six months ended July 4, 2015 and for the three and nine months ended October 3, 2015 and (ii) Diamond’s historical consolidated financial statements and accompanying notes in its Annual Report on Form 10-K for the year ended July 31, 2015 and for the year ended July 31, 2014 and Quarterly Reports on Form 10-Q for the three months ended October 31, 2014 and for the three months ended October 31, 2013. You are encouraged to read all future financial reports of completed financial periods of Snyder’s-Lance and Diamond as they become available.

SNYDER’S-LANCE AND DIAMOND
PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF OCTOBER 3, 2015
(UNAUDITED)

(in thousands)	Historical Snyder’s-Lance	Historical Diamond	Reclassifications		Pro Forma Adjustments		Pro Forma Combined
	As of October 3, 2015	As of July 31, 2015
Assets
Current assets
Cash and cash equivalents	$64,316	$12,758	$—		$23,815		$100,889
Restricted cash	966	—	—		—		966
Accounts receivable, net	134,357	95,005	—		(165	)(F)	229,197
Inventories	125,065	158,805	—		10,476	(G)	294,346
Prepaid income taxes and income taxes receivable	7,028	458	—		—		7,486
Deferred income taxes	11,544	4,133	—		16,106	(N)	31,783
Assets held for sale	14,879	—	—		—		14,879
Prepaid expenses and other current assets	19,008	12,070	—		(3,565	)(H)	27,513

Total current assets	377,163	283,229	—		46,667		707,059

Equity method investment	—	1,855	(1,855	)(B)	—		—
Fixed assets, net	415,916	137,065	—		13,707	(I)	566,688
Goodwill	539,651	403,535	—		235,294		1,178,480
Other intangible assets, net	532,296	375,489	—		832,511	(K)	1,740,296
Other noncurrent assets	22,603	11,519	1,855	(B)	3,981	(H)	39,958

Total assets	$1,887,629	$1,212,692	$—		$1,132,160		$4,232,481

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$8,541	$9,193	$—		$32,307	(L)	$50,041
Accounts payable	65,296	117,181	(57,545	)(A)	(165	)(F)	124,767
Accrued compensation	24,842	—	13,720	(A)	—		38,562
Accrued casualty insurance claims	4,388	—	745	(A)	—		5,133
Accrued selling and promotional costs	14,267	—	28,065	(A)	—		42,332
Payable to growers	—	10,377	—		—		10,377
Other payables and accrued liabilities	31,100	—	15,015	(A)	—		46,115

Total current liabilities	148,434	136,751	—		32,142		317,327

Long-term debt	431,991	633,134	—		455,366	(L)	1,520,491
Deferred income taxes	172,869	114,715	—		139,092	(N)	426,676
Accrued casualty insurance claims	12,309	—	—		—		12,309
Other noncurrent liabilities	16,511	19,515	—		—		36,026

Total liabilities	782,114	904,115	—		626,600		2,312,829

Commitments and contingencies	—	—	—		—		—
Stockholders’ equity
Common stock of Snyder’s-Lance, Inc.	58,993	—	—		20,337	(O)	79,330
Common stock of Diamond Foods, Inc.	—	31	—		(31	)(O)	—
Preferred stock	—	—	—		—		—
Treasury Stock	—	(14,427)			14,427	(O)	—
Additional paid-in capital	787,176	606,174	—		212,326	(O)	1,605,676
Retained earnings/(accumulated deficit)	242,571	(289,024)	—		264,324	(O)	217,871
Accumulated other comprehensive (loss)/income	(2,592)	5,823	—		(5,823	)(O)	(2,592)

Total Snyder’s-Lance and Diamond stockholders’ equity	1,086,148	308,577	—		505,560		1,900,285
Noncontrolling interests	19,367	—	—		—		19,367

Total stockholders’ equity	1,105,515	308,577	—		505,560		1,919,652

Total liabilities and equity	$1,887,629	$1,212,692	$—		$1,132,160		$4,232,481

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma reclassifications and adjustments are explained in Note 6 and Note 7, respectively.

SNYDER’S-LANCE AND DIAMOND
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE YEAR ENDED JANUARY 3, 2015
(UNAUDITED)

(in thousands, except per share amounts)	Snyder’s-Lance	Diamond	Reclassifications		Pro Forma Adjustments		Pro Forma Combined
	Year Ended January 3, 2015	Year Ended October 31, 2014
Net revenue	$1,620,920	$877,160			(28,136	)(P)	$2,469,944
Cost of sales	1,042,458	667,457	(21,640	)(C)	(26,994	)(Q)	1,661,281

Gross margin	578,462	209,703	21,640		(1,142)		808,663
Selling, general and administrative	478,532	123,341	66,134	(C),(D)	14,123	(R)	682,130
Advertising	—	44,494	(44,494	)(D)	—		—
Impairment charges	13,047	—			—		13,047
Gain on sale of route businesses, net	(1,109)	—			—		(1,109)
Loss on warrant liability	—	8,957			—		8,957
Warrant exercise fee	—	15,000			—		15,000
Gain on revaluation of prior equity investment	(16,608)	—			—		(16,608)
Loss on debt extinguishment	—	83,004			—		83,004
Other income, net	(250)	—			—		(250)

Income/(loss) from continuing operations before interest and income taxes	104,850	(65,093)	—		(15,265)		24,492
Interest expense, net	13,342	47,357	—		(20,476	)(S)	40,223

Income/(loss) before income taxes	91,508	(112,450)	—		5,211		(15,731)
Income tax expense	32,291	2,405			(34,943	)(T)	(247)

Net income/(loss)	59,217	(114,855)	—		40,154		(15,484)
Net (loss)/income attributable to noncontrolling interests	(58)	—	—		—		(58)

Net income/(loss) attributable to Snyder’s-Lance, Inc. and Diamond Foods, Inc.	$59,275	$(114,855)	$—		$40,154		$(15,426)

Basic earnings/(loss) per share	$0.84	$(4.06)					$(0.16)
Diluted earnings/(loss) per share	$0.84	$(4.06)					$(0.16)
Weighted average shares outstanding—basic	70,200	28,302			(3,897	)(U)	94,605
Weighted average shares outstanding—diluted	70,890	28,302			(4,587	)(U)	94,605

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma reclassifications and adjustments are explained in Note 6 and Note 8, respectively.

SNYDER’S-LANCE AND DIAMOND
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED OCTOBER 3, 2015
(UNAUDITED)

(in thousands, except per share amounts)	Snyder’s-Lance	Diamond	Reclassifications		Pro Forma Adjustments		Pro Forma Combined
	Nine Months Ended October 3, 2015	Nine Months Ended July 31, 2015
Net revenue	$1,250,542	$617,544			$(22,345	)(P)	$1,845,741
Cost of sales	817,211	448,940	(15,952	)(C)	(21,488	)(Q)	1,228,711

Gross margin	433,331	168,604	15,952		(857)		617,030
Selling, general and administrative	355,828	84,017	43,557	(C),(D)	10,246	(R)	493,648
Advertising	—	27,605	(27,605	)(D)			—
Settlements of certain litigation	5,675	—					5,675
Gain on sale of route businesses, net	(1,368)	—					(1,368)
Other income, net	(731)	(41)			—		(772)

Income before interest and income taxes	73,927	57,023	—		(11,103)		119,847
Interest expense, net	7,989	30,521	—		(10,969	)(S)	27,541

Income before income taxes	65,938	26,502	—		(134)		92,306
Income tax expense	22,233	1,166	—		7,834	(T)	31,233

Net income	43,705	25,336	—		(7,968)		61,073
Net income attributable to noncontrolling interests	63	—	—		—		63

Net income attributable to Snyder’s-Lance, Inc. and Diamond Foods, Inc.	$43,642	$25,336	$—		$(7,968)		$61,010

Basic earnings per share	$0.62	0.81					$0.64
Diluted earnings per share	$0.61	0.80					$0.64
Weighted average shares outstanding–basic	70,411	31,178			(6,773	)(U)	94,816
Weighted average shares outstanding–diluted	71,134	31,667			(6,927	)(U)	95,874

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma reclassifications and adjustments are explained in Note 6 and Note 8, respectively.

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS

1. DESCRIPTION OF THE TRANSACTION

On October 27, 2015, Snyder’s-Lance entered into a definitive merger agreement to acquire all outstanding shares of Diamond in a cash and stock merger transaction, for which on such date was estimated to be valued at approximately $1.91 billion, including the assumption of approximately $640 million of indebtedness. Under the terms of the merger agreement, Snyder’s-Lance’s wholly-owned subsidiary will merge with and into Diamond with Diamond surviving as Snyder’s-Lance’s wholly-owned subsidiary, which will merge with and into a Delaware limited liability company, which is also Snyder’s-Lance’s wholly-owned subsidiary with such entity surviving as Snyder’s-Lance’s wholly-owned subsidiary. The proposed merger is expected to result in Snyder’s-Lance’s stockholders and Diamond’s stockholders holding approximately 74% and 26%, respectively, of the combined company.

Pursuant to the terms of the merger agreement, at the effective time of the merger, each share of Diamond common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) treasury shares held by Diamond, (ii) shares owned by Snyder’s-Lance or any of our subsidiaries and (iii) shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law) will be cancelled and converted into the right to receive $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock, par value $0.83-1/3 per share.

The fair value of Diamond’s adjusted outstanding equity compensation, whether vested or unvested, will be recorded as part of the purchase consideration transferred, as detailed in Note 4, Estimate of Consideration Expected to be Transferred, to the extent that pre-acquisition services have been rendered. The remainder of the fair value of the unvested outstanding equity compensation will be recorded as compensation expense over the future vesting period in the periods following the proposed merger completion date.

The completion of the proposed merger depends on a number of conditions being satisfied, or where legally permissible, waived. These conditions include, among others, the adoption by Diamond’s stockholders of the merger agreement, approval of the Snyder’s-Lance stockholders for the issuance of Snyder’s-Lance common stock; and the receipt of all necessary regulatory approvals under antitrust laws, the accuracy of representations and warranties made by parties in the merger agreement and performance by the parties of their obligations under the merger agreement. The proposed merger is currently expected to close during the first quarter of 2016.

Additional sources of borrowings have been secured to fund the payment of $12.50 per share of Diamond common stock, the repayment of approximately $640 million of Diamond indebtedness and the estimated merger-related transaction costs, which will provide appropriate sources of liquidity for the combined company after the proposed merger. As a result, total debt obligations of Snyder’s-Lance are expected to increase by approximately $1.13 billion upon the completion of the proposed merger.

2. BASIS OF PRESENTATION

The acquisition will be accounted for under the acquisition method of accounting in accordance with ASC 805, “Business Combinations” (“ASC 805”). Snyder’s-Lance will account for the proposed merger by using the Snyder’s-Lance’s historical information and accounting policies and adding the assets and liabilities of Diamond as of the completion date of the proposed merger at their respective fair values. Pursuant to ASC 805, under the acquisition method, the total estimated purchase price (consideration transferred) as described in Note 4, Estimate of Consideration Expected to be Transferred, will be measured at the closing date of the proposed merger using the market price of Snyder’s-Lance common stock at that time. Therefore, this may result in a per share equity value that is different from that assumed for purposes of preparing these unaudited pro forma

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

condensed combined financial statements. The assets and liabilities of Diamond have been measured based on various preliminary estimates using assumptions that Snyder’s-Lance management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. Because of antitrust regulations, there are limitations on the types of information that can be exchanged between Snyder’s-Lance and Diamond at this current time. Until the proposed merger is completed, Snyder’s-Lance will not have complete access to all relevant information.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Diamond as of the effective date of the proposed merger will be allocated to goodwill in accordance with ASC 805. The purchase price allocation is subject to finalization of Snyder’s-Lance’s analysis of the fair value of the assets and liabilities of Diamond as of the effective date of the proposed merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, Snyder’s-Lance used the guidance in ASC 820, “Fair Value Measurement and Disclosure” (“ASC 820”), which establishes the framework for measuring fair value. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers and sellers in the principal market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants. Use of different estimates and judgments could yield different results.

Under ASC 805, acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects approximately $34 million of anticipated acquisition-related transaction costs of both companies as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma condensed combined statements of income because they will not have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of approximately $75 million in synergies by the end of the second year following the completion of proposed merger. These synergies are expected to include incremental revenue and reductions in selling, general and administrative expenses, reductions in raw materials costs, as well as distribution efficiencies. Although Snyder’s-Lance management expects that costs savings will result from the proposed merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements also do not reflect estimated restructuring and integration charges associated with the expected cost savings. Such restructuring and integration charges will be expensed in the appropriate accounting periods following the completion of the proposed merger.

The unaudited pro forma condensed combined balance sheet does not reflect any adjustments for differences in dividend policies between Snyder’s-Lance and Diamond.

The unaudited pro forma condensed combined statement of income for the year ended January 3, 2015 combines the historical consolidated statement of income of Snyder’s-Lance for the year

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

ended January 3, 2015 and Diamond’s historical unaudited condensed consolidated statements of income for the quarter ended October 31, 2014 and the last three quarters (second, third and fourth quarters) included in the year-ended July 31, 2014. The following schedule reflects how Diamond’s historical pro forma condensed consolidated statement of income was derived for the year ended October 31, 2014 as presented in the unaudited pro forma condensed combined statement of income.

(in thousands)	Year Ended July 31, 2014	Quarter Ended October 31, 2013	Quarter Ended October 31, 2014	Pro Forma(1) Year Ended October 31, 2014
Net revenue	$865,207	$234,668	$246,621	$877,160
Cost of sales	656,961	176,735	187,231	667,457

Gross margin	208,246	57,933	59,390	209,703
Selling, general and administrative	151,315	56,556	28,582	123,341
Advertising	43,336	10,658	11,816	44,494
Loss on warrant liability	25,933	16,976	—	8,957
Warrant exercise fee	15,000	—	—	15,000
Loss on debt extinguishment	83,004	—	—	83,004

Loss from continuing operations before interest and income taxes	(110,342)	(26,257)	18,992	(65,093)
Interest expense, net	51,969	14,848	10,236	47,357

Loss before income taxes	(162,311)	(41,105)	8,756	(112,450)
Income tax expense	2,391	1,048	1,062	2,405

Net loss attributable to Snyder’s-Lance, Inc. and Diamond Foods, Inc.	$(164,702)	$(42,153)	$7,694	$(114,855)

(1)

Diamond’s historical results for the year ended October 31, 2014 were derived by subtracting the consolidated statement of income for the three months ended October 31, 2013 from the consolidated statement of income for the fiscal year ended July 31, 2014 and adding the consolidated statement of income for the three months ended October 31, 2014.

The unaudited pro forma condensed combined statement of income for the nine months ended October 3, 2015 combines the historical condensed consolidated statement of income of Snyder’s-Lance for the nine months ended October 3, 2015 and Diamond’s historical consolidated statement of operations for the last three quarters (second, third, and fourth quarters) included in the year ended July 31, 2015. The following schedule reflects how Diamond’s historical pro forma condensed consolidated statement of income was derived for the nine months ended July 31, 2015 as presented in the unaudited pro forma condensed combined statement of income.

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

(in thousands)	Diamond July 31, 2015	Diamond October 31, 2014	Pro Forma(2) Nine Months Ended July 31, 2015
Net revenue	$864,165	$246,621	$617,544
Cost of sales	636,171	187,231	448,940

Gross margin	227,994	59,390	168,604
Selling, general and administrative	112,599	28,582	84,017
Advertising	39,421	11,816	27,605
Other income, net	(41)	—	(41)

Income before interest and income taxes	76,015	18,992	57,023
Interest expense, net	40,757	10,236	30,521

Income before income taxes	35,258	8,756	26,502
Income tax expense	2,228	1,062	1,166

Net income attributable to Snyder’s-Lance, Inc. and Diamond Foods, Inc.	$33,030	$7,694	$25,336

(2)

Diamond’s historical results for the nine months ended July 31, 2015 were derived by subtracting the consolidated statement of income for the three months ended October 31, 2014 from the consolidated statement of income for the fiscal year ended July 31, 2015.

Included in the pro forma condensed combined statement of income for the year ended January 3, 2015 are certain income and expenses which are not expected to have a continuing impact. Non-recurring expenses include the loss on warrant liability of $9.0 million, warrant exercise fee of $15.0 million, the loss on debt extinguishment of $83.0 million and expenses related to securities litigation of $14.6 million, which are included in selling, general and administrative expenses. Refer to Diamond’s Form 10-K for the year-ended July 31, 2015 for additional information. Non-recurring income includes the gain on the revaluation of prior equity investment of $16.6 million. Refer to Snyder’s-Lance’s Form 10-K for the year-ended January 3, 2015 for additional information. Snyder’s-Lance’s statement of income for the year ended January 3, 2015 contained 53 weeks compared to the customary 52 weeks. However, we determined that the additional one-week of data was immaterial for adjustment in the condensed combined statement of income.

3. ACCOUNTING POLICIES

Snyder’s-Lance performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Snyder’s-Lance and Diamond, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Snyder’s-Lance involved a review of Diamond’s publicly disclosed summary of significant accounting policies, including those disclosed in Diamond’s Form 10-K for the year ended July 31, 2015 and preliminary discussion with Diamond’s management regarding Diamond’s significant accounting policies to identify material adjustments. At this time, we have considered adjustment of known differences in accounting policies including the presentation of shipping and handling costs as well as inventory costing. We reclassified Diamond’s shipping and handling costs from cost of sales to selling, general and administrative expenses in order to ensure consistent presentation with Snyder’s-Lance. In addition, beginning in the first quarter of fiscal 2015, Diamond began using weighted average cost for certain inventories. Snyder’s-Lance uses first-in first-out (“FIFO”) for all inventory. No adjustment has been made in the preparation of this pro forma condensed combined financial statements as the difference in inventory costing methods is not material.

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

Upon completion of the proposed merger, Snyder’s-Lance will perform a detailed review of Diamond’s accounting policies. As a result of that review, Snyder’s-Lance may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

4. ESTIMATE OF CONSIDERATION EXPECTED TO BE TRANSFERRED

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Diamond:

	Conversion Calculation	Estimated Fair Value (in thousands)
Diamond’s shares outstanding as of July 31, 2015(a)	31,490,671
Multiplied by 0.775 as per the merger agreement	0.775

Total Snyder’s-Lance common shares issued to Diamond Foods’ stockholders	24,405,270
Multiplied by Snyder’s-Lance closing stock price as of January 4, 2016	$33.20
Total stock consideration for outstanding common shares		$810,255
Cash consideration of $12.50 per Diamond common share outstanding as of July 31, 2015		393,633

Total cash and stock consideration to stockholders		1,203,888
Fair value of the vested and unvested stock options, RSUs and PSUs pertaining to pre-merger service to be issued to replace existing grants at closing, partially offset by the fair value of unvested restricted stock pertaining to post-merger service(b)		28,582
Repayment of Diamond’s outstanding debt due to change in control provisions(c)		666,321

Estimate of consideration expected to be transferred(d)		$1,898,791

(a)

Diamond’s shares outstanding as of July 31, 2015 do not take into account additional stock-based compensation grants that were issued in October of 2015. There were approximately 330,000 RSUs and PSUs (at target) issued in October 2015, which will increase the number of shares outstanding as of the date of the proposed merger.

(b)

Represents the fair value of Diamond’s stock options, RSUs and PSUs for pre-merger services, partially offset by the fair value of Diamond’s unvested restricted stock pertaining to post-merger service. ASC 805 requires that the fair value of replacement awards attributable to pre-merger service be included in the consideration transferred. The fair value of Snyder’s-Lance equivalent stock options associated with pre-merger services was estimated as of January 4, 2016 to be $19.5 million using the Black-Scholes valuation model utilizing the assumptions noted below.

Assumptions used for the valuation of Snyder’s stock options:
Stock price as of January 4, 2016	$33.20
Post-conversion exercise price	$11.75 - $80.24
Average expected volatility	20.39%
Expected dividend yield	1.93%
Weighted average risk-free interest rate	1.35%
Weighted average expected life	3.4 years
Black-Scholes weighted average value per option	$13.73

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

The expected volatility of the Snyder’s-Lance stock price is based on average historical volatility which is based on observations and a duration consistent with the expected life assumption. The weighted average expected life of the option is calculated using the simplified method by using the vesting term of the option and the option expiration date. The risk-free interest rate is based on U.S. treasury securities with maturities equal to the expected life of the option.

(c)

Repayment of Diamond’s outstanding debt is required as part of the consideration to be transferred due to change in control provisions which are triggered upon acquisition. The repayment amount was calculated as of July 31, 2015 by taking Diamond’s outstanding long-term debt and current portion of long-term debt of $642.3 million plus the outstanding unamortized bond discount of $7.4 million and an estimated prepayment penalty of $16.5 million. The prepayment penalty decreased to $10.9 million on January 4, 2016 and will continue to decrease until reaching $8.1 million on March 15, 2016.

(d)

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the consideration transferred will be when the proposed merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the proposed merger at the then-current market price. This requirement will likely result in a per share equity component different from the January 4, 2016 closing value of $33.20 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. Assuming a $1.00 change in Snyder’s-Lance’s closing common stock price, the estimated consideration transferred would increase or decrease by approximately $25.9 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill. Based on the recent stock history of Snyder’s-Lance’s stock price, Snyder’s-Lance believes that the stock price could fluctuate by as much as 10% per share, which would result in a corresponding increase or decrease in goodwill of approximately $86.1 million.

5. ESTIMATE OF THE ASSETS AND LIABILITIES TO BE ASSUMED

The allocation of the preliminary purchase price to the fair values of assets to be acquired and liabilities to be assumed in the proposed merger includes unaudited pro forma adjustments to reflect the expected fair values of Diamond’s assets and liabilities at the completion of the proposed merger. The allocation of the preliminary purchase price is as follows (in thousands):

Current assets	$306,081
Fixed assets	150,772
Goodwill	638,829
Other intangible assets	1,208,000
Other noncurrent assets	4,855

Total assets	2,308,537
Current liabilities	(127,393)
Other noncurrent liabilities	(282,353)

Total liabilities	(409,746)

Estimate of consideration expected to be transferred	$1,898,791

The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the snack food industry, Snyder’s-Lance’s historical experience, other available public information and Snyder’s-Lance’s financial due diligence review of Diamond’s business. The analysis was performed at an aggregate level and was based on estimates that are

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

reflective of market participant assumptions including the amount, timing, and realization of future cash flows. Snyder’s-Lance utilized the income, market, or cost approach (or a combination thereof) for the preliminary valuation of assets, as appropriate depending on the asset being fair valued, and utilized valuation inputs in these models and analyses that were based on market participant assumptions. Market participants are considered to be buyers and sellers unrelated to Snyder’s-Lance in the principal or most advantageous market for the asset. Deferred tax liabilities were adjusted based on the impact of the fair value adjustments made primarily for acquired intangible assets. For all liabilities, the carrying value was determined to be a reasonable approximation of fair value based on information currently available.

The final merger consideration, and amounts allocated to assets acquired and liabilities assumed in the proposed merger could differ materially from the preliminary amounts presented in these statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the proposed merger from those preliminary valuations presented in these statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the proposed merger. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

The following is a discussion of the adjustments made to Diamond’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements.

Fixed assets: As of the effective date of the proposed merger, fixed assets are required to be measured at fair value. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Snyder’s-Lance does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets, as our physical observation and valuation of these assets has not been performed. However, the adjustment of approximately 10% above current book value represents management’s best estimate of fair value based on the composition of the assets, Snyder’s-Lance management’s experience with recent acquisitions as well as other acquisitions within the snack food industry. This estimate of fair value is preliminary and subject to change and could vary materially on the closing date.

Equity-method investments: As of the effective date of the proposed merger, equity-method investments are required to be measured at fair value. Based on preliminary due diligence and the proximity of Diamond’s acquisition of an equity method investment in February, 2015, Snyder’s-Lance determined that a fair value adjustment would not be necessary. This estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date.

Identifiable intangible assets: As of the effective date of the proposed merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires an estimate or forecast of all the expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. In

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

addition, the weighted average estimated useful life of customer relationships took into account estimated customer attrition rates and the determination of the weighted average useful life for non-competes was based on the expected contractual life of these agreements.

At this time, Snyder’s-Lance has prepared a preliminary assessment of intangible asset values based on currently available information. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the intangible asset’s life cycle and the competitive trends impacting the intangible asset, as well as other factors. Snyder’s-Lance also used public information from other comparable acquisition transactions to assist in developing the estimated fair value of the identifiable intangible assets (in thousands) and their weighted-average useful lives (in years) as follows:

	Estimated Fair Value	Weighted Average Estimated Useful Life
Trademarks (indefinite-lived)	$827,400	N/A
Customer relationships (definite-lived)	377,000	18 years
Non-compete agreements (definite-lived)	3,600	3 years

Total estimate of identifiable intangible assets	$1,208,000

The fair value estimate of intangible assets is preliminary and subject to change and could vary materially on the closing date.

Contingencies: As of the effective date of the proposed merger, except as specifically precluded by generally accepted accounting principles, which is referred to in this joint proxy statement/prospectus as GAAP, contingencies are required to be measured at fair value, if the acquisition date fair value of the asset or liability arising from a contingency can be determined. If the acquisition date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC 405, “Contingencies” (“ASC 405”). As disclosed in Diamond’s consolidated financial statements which are included in its Form 10-K filing for its fiscal year ended July 31, 2015 and Form 10-Q filing for the quarter ended October 31, 2015, Diamond is involved in pending litigation and various other legal proceedings. As required, Diamond currently accounts for these contingencies under ASC 405. Since Diamond’s management, has full and complete access to relevant information about these contingencies, Snyder’s-Lance believes, based on information obtained to date including the review of Diamond’s Form 10-Q filing for the quarter ended October 31, 2015, that it has no basis for modifying Diamond’s current application of these standards. Therefore, for the purpose of these unaudited pro forma condensed combined financial statements, Snyder’s-Lance has not adjusted the Diamond book values for contingencies. This assessment is preliminary and subject to change.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the identifiable assets acquired and liabilities assumed. The goodwill resulting from this transaction is not expected to be deductible for income tax purposes.

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

6. RECLASSIFICATIONS

Certain reclassifications have been made to Diamond’s historical balance sheet and statements of income to conform to Snyder’s-Lance’s presentation as follows:

Item (A): Snyder’s-Lance records accrued compensation, accrued casualty insurance claims, accrued selling and promotional costs, and other payables and accrued liabilities on separate lines within the balance sheet while historical Diamond recorded all of these items within accounts payable and accrued liabilities. Reclassifications have been made to Diamond’s pro forma balance sheet to conform to Snyder’s-Lance’s presentation.

Item (B): Snyder’s-Lance records equity method investments within other noncurrent assets while historical Diamond recorded them on a separate line within the balance sheet. A reclassification has been made to Diamond’s pro forma balance sheet to conform to Snyder’s-Lance’s presentation.

Item (C): Snyder’s-Lance records shipping and handling costs associated with the sale of its products within selling, general and administrative expenses while historical Diamond recorded these expenses within cost of sales. Reclassifications have been made to Diamond’s pro forma statements of income to conform to Snyder’s-Lance’s presentation.

Item (D): Snyder’s-Lance records advertising costs within selling, general and administrative expenses while historical Diamond recorded these expenses in a separate line item on the statement of income. Reclassifications have been made to Diamond’s pro forma statements of income to conform to Snyder’s-Lance’s presentation.

7. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Item (E): Reflects the adjustment to cash and cash equivalents for payment of merger-related transaction costs by both Snyder’s-Lance and Diamond as well as financing fees expected to be incurred by Snyder’s-Lance. Total sources of cash from new term loans are partially offset by cash used to fund the transaction (amounts below are in thousands, except per share amounts).

Estimated transaction related costs of both Snyder’s-Lance and Diamond	$(33,731)
Estimated financing costs	(12,500)
Payment of $12.50 per share to Diamond stockholders	(393,633)
Repayment of Diamond’s historical debt	(666,321)

Total cash used	(1,106,185)
New term loans used to fund the transaction	1,130,000

Total sources of cash	1,130,000

Total adjustment	$23,815

Item (F): Reflects adjustments to eliminate Snyder’s-Lance’s accounts payable to Diamond for the purchase of products and Diamond’s accounts receivable from Snyder’s-Lance for the sale of products.

Item (G): Reflects adjustment to step-up Diamond’s inventories balance to the preliminary estimated fair value as of July 31, 2015. As raw materials inventory was assumed to be at market value, the adjustment is related primarily to finished goods inventory. The preliminary fair value of finished goods inventory to be acquired in the proposed merger was determined based on gross profit margins included in Diamond’s recent Form 10-K filing, reduced for estimated selling and disposal costs. No adjustment was made to the unaudited pro forma statements of income as the acquired inventory is expected to turn over quickly and the associated step-up will not have a continuing impact on operations.

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

Item (H): Reflects adjustments to remove Diamond’s unamortized deferred financing costs and replace them with new deferred financing costs as Diamond’s debt is expected to be repaid and replaced by new Snyder’s-Lance debt at the time of the proposed merger (in thousands).

	Prepaid expenses and other current assets	Other noncurrent assets
Additional deferred financing costs associated with new term loans used to fund the transaction	$—	$12,500
Remove historical Diamond’s deferred financing costs	(3,565)	(8,519)

Total adjustment	$(3,565)	$3,981

Item (I): Reflects adjustment to step-up Diamond’s fixed assets balance by 10% to the preliminary estimated fair value as of July 31, 2015. Fixed assets to be acquired in the proposed merger include buildings, land, machinery, equipment and software, capital leases, and construction in process. The unaudited pro forma fair value adjustment in the table below represents management’s best estimate of fair value and was determined during preliminary valuation work performed and is based on the nature of the assets to be acquired, latest fair value adjustments performed, historical Snyder’s-Lance acquisitions as well as general knowledge of the snack food industry valuation trends.

Item (J): Goodwill reflects the preliminary estimate of the excess of the consideration expected to be transferred over the fair value of Diamond’s identifiable assets to be acquired and liabilities to be assumed in the proposed merger. The adjustment to goodwill is determined as follows (in thousands):

Estimate of consideration to be transferred	$1,898,791
Less: Fair value of net assets to be acquired	(1,259,962)

Estimated transaction goodwill	638,829
Historical Diamond goodwill	(403,535)

Total adjustment	$235,294

Item (K): As of the effective date of the proposed merger, identifiable intangible assets are required to be measured at fair value. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in the operations of the combined business and that all assets will be used in a manner that represents the highest and best use of those assets. The pro forma adjustments to intangible assets have the impact of recording the estimated fair value of intangible assets at the date of the proposed merger, and eliminating Diamond’s historical intangible assets. The adjustments are as follows (in thousands):

	Estimated Fair Value	Historical Value	Total Adjustment
Trademarks (indefinite-lived)	$827,400	$(262,840)	$564,560
Customer relationships (definite-lived)	377,000	(112,649)	264,351
Non-compete agreements (definite-lived)	3,600	—	3,600

	$1,208,000	$(375,489)	$832,511

Item (L): The unaudited pro forma debt adjustments are classified between short-term borrowings (due within one year) and long-term borrowings as follows (in thousands):

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

	Long-term debt	Current portion of long-term debt
New term loans used to fund the transaction	$1,088,500	$41,500
Remove historical Diamond’s long-term debt paid off per the merger agreement	(633,134)	(9,193)

Total adjustment	$455,366	$32,307

Due to the expected payment of existing Diamond debt as part of completing the transaction, which is necessary due to change in control provisions, the adjustment reflects the elimination of all outstanding Diamond debt.

The adjustment also includes $1.13 billion of debt, expected to be incurred by Snyder’s-Lance primarily to repay the historical Diamond debt and fund transaction-related expenses.

On December 16, 2015, Snyder’s-Lance entered into the new credit agreement with the term lenders and Bank of America, N.A., as administrative agent. Under the new credit agreement, the term lenders have committed to provide, subject to certain conditions, (i) senior unsecured term loans in an original aggregate principal amount of $830 million and maturing five years after the funding date thereunder and (ii) senior unsecured term loans in an original aggregate principal amount of $300 million and maturing ten years after the funding date thereunder. The proceeds of borrowings under the new credit agreement are to be used to finance, in part, the cash component of the merger consideration, to repay indebtedness of Diamond and, if necessary, Snyder’s-Lance, and to pay certain fees and expenses incurred in connection with the proposed merger.

Loans outstanding under the new credit agreement will bear interest, at Snyder’s-Lance’s option, either at (i) a Eurodollar rate plus an applicable margin specified in the new credit agreement or (ii) a base rate plus an applicable margin specified in the new credit agreement. The applicable margin added to the Eurodollar rate or base rate, as the case may be, is subject to adjustment after the end of each fiscal quarter based on changes in Snyder’s-Lance’s adjusted total net debt-to-EBITDA ratio. In addition, under the new credit agreement, Snyder’s-Lance will pay a nonrefundable ticking fee of 0.20% per annum on the amount of the aggregate commitments in effect from December 16, 2015 until the earlier of the termination or expiration of the commitments thereunder and the funding date thereunder.

The outstanding principal amount of the five year term loans is payable in equal quarterly installments of $10.375 million each quarter prior to the fifth anniversary of the funding date, with the remaining balance payable on the fifth anniversary of the funding date. The outstanding principal amount of the ten year term loans is payable in quarterly principal installments of $15 million beginning in the twenty-first full fiscal quarter after the funding date. The new credit agreement also contains optional prepayment provisions.

The obligations of Snyder’s-Lance under the new credit agreement are guaranteed by all existing and future direct and indirect wholly-owned domestic subsidiaries of Snyder’s-Lance other than any such subsidiaries that, taken together, do not represent more than 10% of the total domestic assets or domestic revenues of Snyder’s-Lance and its wholly-owned domestic subsidiaries. The new credit agreement contains customary representations, warranties and covenants. The financial covenants include a maximum total debt to EBITDA ratio of 4.75 to 1.00 for the first two quarters following the proposed merger and decreasing over the period of the loan to 3.50 to 1.00 in the seventh quarter following the proposed merger. The financial covenants also include a minimum interest coverage ratio of 2.50 to 1.00. Other covenants include, but are not limited to, limitations on: (i) liens, (ii) dispositions of assets, (iii) mergers and consolidations, (iv) loans and investments, (v) subsidiary indebtedness, (vi) transactions with affiliates and (vii) certain dividends and distributions. The new credit agreement contains customary events of default, including a cross

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

default provision and change of control provisions. If an event of default occurs and is continuing, Snyder’s-Lance may be required to repay all amounts outstanding under the new credit agreement.

The funding of the loans under the new credit agreement will occur on the date of consummation of the proposed merger and is subject to several conditions, including (i) since July 31, 2015, there shall not have occurred a “Company Material Adverse Effect” (as defined in the merger agreement), (ii) consummation of the proposed merger in accordance with the merger agreement, (iii) the accuracy in all material respects of certain representations and warranties, (iv) pro forma compliance with the financial covenants, (v) receipt of customary closing documents, and (vi) other customary closing conditions.

The commitments of the lenders under the new credit agreement will terminate on the earliest of (i) 11:59 p.m. U.S. Eastern Time, on May 27, 2016, subject to extension in certain circumstances more fully described in the definition of “Outside Date” in the merger agreement for a period of up to five months, or (ii) the termination of the merger agreement.

Item (M): As a result of the proposed merger, certain employees could be terminated, which could result in severance payments and acceleration of vesting of equity awards. These adjustments were not included in the pro forma financials in that they were undeterminable at this time.

Item (N): The adjustments to deferred tax assets and liabilities are as follows (in thousands):

	Deferred tax assets	Deferred tax liabilities
Deferred taxes associated with pro forma balance sheet adjustments, including additional deferred tax liabilities expected to be established in purchase accounting	$(3,600)	$253,006
Adjustment to deferred income taxes associated with release of previously established valuation allowances	19,706	(113,914)

Total adjustment	$16,106	$139,092

The unaudited pro forma adjustment reflects the change in net deferred income taxes arising from fair value adjustments to Diamond’s assets to be acquired and liabilities to be assumed by Snyder’s-Lance in the proposed merger. Deferred income taxes arising from the estimated fair value adjustments were calculated by applying Diamond’s blended global statutory tax rate of 34.4% or combined statutory U.S. federal and state tax rate of 38.3% as appropriate based on the nature of the related asset or liability.

The unaudited pro forma adjustment to deferred tax assets and liabilities reflects the elimination of a $19.7 million valuation reserve against Diamond’s deferred tax assets and $113.9 million deferred tax liabilities. This adjustment relates to net operating losses and other deferred tax assets that Snyder’s-Lance management anticipates that Snyder’s-Lance will more likely than not realize after completion of the proposed merger. Snyder’s-Lance management anticipates that Snyder’s-Lance will generate sufficient earnings over the next three to five years to utilize remaining deferred tax assets for which the valuation reserves have been eliminated. Snyder’s-Lance estimates that at the completion of the proposed merger, all of Diamond’s remaining net operating loss carryforwards will be available to offset Snyder’s-Lance U.S. taxable income within the next three years based upon application of relevant sections of the Internal Revenue Code. A valuation allowance remains after adjustments for certain state attributes not expected to be utilized.

Diamond records the U.S. tax on foreign earnings applying a partial reinvestment assertion. This assertion has not been adjusted. Final valuation of deferred tax liabilities relating to foreign earnings could differ significantly from those presented.

Item (O): The unaudited pro forma adjustments to stockholders’ equity include the elimination of Diamond’s historical equity balances, and certain other adjustments, including the issuance of

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

approximately 24.4 million shares of Snyder’s-Lance common stock expected to be issued in accordance with the merger agreement (based on the number of shares of Diamond common stock and shares underlying equity compensation awards outstanding at July 31, 2015).

The unaudited pro forma adjustment to common stock included the following (in thousands, except for share information):

	Common stock of Snyder’s-Lance, Inc.	Common stock of Diamond Foods, Inc.
Issuance of 24,405,270 Snyder’s-Lance shares (Diamond common shares multiplied by 0.775) to Diamond stockholders at $0.83 1/3 par value	$20,337	$—
Elimination of Diamond common stock.	—	(31)

Total adjustments	$20,337	$(31)

The unaudited pro forma adjustment to additional paid-in capital is calculated as follows (in thousands, except for share information):

Additional paid-in capital associated with stock issued in the Merger (based on 24.4 million shares at a stock price of $33.20 as of January 4, 2016), net of par value	$789,918
Additional paid-in capital associated with fair value attributed to Diamond’s historical stock options, RSUs and PSUs outstanding as of July 31, 2015, partially offset by the fair value of unvested restricted stock pertaining to post-merger service	28,582
Elimination of Diamond’s historical balance	(606,174)

Total adjustment	$212,326

The unaudited pro forma adjustment to retained earnings is calculated as follows (in thousands):

Estimated merger-related transaction costs of Snyder’s-Lance and Diamond, net of income taxes	(24,700)
Eliminate Diamond historical accumulated deficit	289,024

Total adjustments	$264,324

In addition to the equity adjustments above, unaudited pro forma adjustments were made to fully eliminate Diamond’s historical treasury stock and accumulated other comprehensive income balances.

8. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS

Item (P): Reflects unaudited pro forma adjustment to eliminate historical sales from Diamond to Snyder’s-Lance. An assumption was made that there was no remaining unsold inventory at the end of either income statement period.

Item (Q): Reflects the following unaudited pro forma adjustments to cost of sales (in thousands):

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

	Nine months ended October 3, 2015	Year ended January 3, 2015
Eliminate cost of sales associated with historical sales from Diamond to Snyder’s-Lance	$(22,345)	$(28,136)
Additional cost of sales due to incremental depreciation expense associated with fair value adjustment of fixed assets	857	1,142

Total adjustments	$(21,488)	$(26,994)

The unaudited pro forma adjustment to depreciation expense included in cost of sales was necessary due to the fair value adjustment made to fixed assets. In order to determine the incremental depreciation expense associated with this fair value adjustment, Snyder’s-Lance utilized an estimated weighted average remaining useful life of 12 years assuming depreciation using the straight-line method. This estimate of the remaining useful life was based on the weighted average useful life of other recent acquisitions. All incremental depreciation expense was allocated to cost of sales as it was determined that any allocation to selling, general and administrative expenses would be immaterial based on the nature of the related assets. With other assumptions held constant, a 10% increase in the fair value adjustment for fixed assets as calculated would increase annual pro forma depreciation expense by approximately $1.1 million.

Item (R): Reflects the following unaudited pro forma adjustments to selling, general and administrative (in thousands):

	Nine months ended October 3, 2015	Year ended January 3, 2015
Eliminate amortization expense associated with Diamond’s historical definite-lived intangible assets	$(5,896)	$(8,021)
Amortization expense due to the establishment of new definite-lived intangible assets	16,608	22,144
Eliminate transaction fees incurred during the nine months ended October 3, 2015 as they are directly attributable to the Merger and will not have an ongoing impact	(466)	—

Total adjustments	$10,246	$14,123

The unaudited pro forma adjustment associated with amortization expense was determined by removing Diamond’s historical amortization expense and replacing with the new estimated amortization expense associated with intangible assets identified in the preliminary purchase price allocation. The new estimated amortization expense was determined using the amounts and useful lives for Diamond’s identified definite-lived intangible assets disclosed in Note 5. If the value of the identified definite-lived intangible assets increased 10%, this would result in approximately $2.2 million in additional amortization expense each year, assuming consistent useful lives.

Item (S): Reflects the following unaudited pro forma adjustments to interest expense, net (in thousands):

	Nine months ended October 3, 2015	Year ended January 3, 2015
Eliminate interest expense, including amortization of deferred financing fees and debt discounts, associated with Diamond’s historical debt	$(30,554)	$(47,360)
Interest expense associated with the new debt and associated deferred financing fees	19,585	26,884

Total adjustments	$(10,969)	$(20,476)

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

The elimination of Diamond’s historical interest expense is a result of the required repayment of Diamond’s outstanding debt in connection with the completion of the proposed merger. Pro forma interest expense of $19.6 million in the nine months ended October 3, 2015, assumes an estimate of $1.13 billion additional indebtedness in connection with the proposed merger with a weighted average interest rate of 2.20%, calculated using committed variable interest rates as of December 18, 2015, and also includes amortization of $1.6 million of new financing costs of $12.5 million. The unaudited pro forma adjustment of $26.9 million for the year ended January 3, 2015, reflects a full year of interest expense using the same assumptions. If the all-in variable interest rates were to increase by 12.5 basis points, this would result in approximately $1.4 million in additional annual interest expense.

These unaudited pro forma financial statements have assumed that Snyder’s-Lance will complete the financing based on current market conditions and, as a result, will not borrow any amounts under a bridge loan agreement. See Note 7(L) for additional information regarding estimated long-term debt.

Item (T): Reflects the following unaudited pro forma adjustments to income tax expense (in thousands):

	Nine months ended October 3, 2015	Year ended January 3, 2015
Income tax expense associated with pro forma adjustments impacting pre-tax income	$381	$2,587
Income tax expense/(benefit) associated primarily with the release of the valuation allowance as of the Merger date	7,453	(37,530)

Total adjustments	$7,834	$(34,943)

To calculate the pro forma adjustment to income tax expense due to additional depreciation, amortization, and interest expense as well as the reduction in transaction-related expenses, Snyder’s-Lance management used Diamond’s blended global statutory tax rate of 34.4% or combined statutory U.S. federal and state tax rate of 38.3% as appropriate based on the nature of the related asset or liability.

Overall income tax expense was also adjusted in order to consider the impact of the release of the valuation allowance as discussed in balance sheet adjustment Item N. This release of the valuation allowance impacted the historical Diamond and Snyder’s-Lance income tax provisions.

Net income tax expense of approximately $6 million and benefit of approximately $40 million to the nine months ended October 3, 2015 and full year ended January 3, 2015 income tax provisions, respectively, reported by Diamond for changes in valuation allowances have been eliminated, as a valuation allowance on deferred tax assets will not be required after the completion of the proposed merger based upon the assumptions under which these unaudited pro forma adjustments have been prepared.

The Snyder’s-Lance benefit of the qualified production activities deduction for U.S. tax purposes has been eliminated from the income tax expense for the periods presented. It is management’s estimate that losses generated by Diamond during these periods or prior periods would eliminate the deduction in the periods shown. This adjustment results in additional tax expense of approximately $2 million for both the nine months ended October 3, 2015 and the full year ended January 3, 2015.

Diamond records the U.S. tax on foreign earnings applying a partial reinvestment assertion. This assertion has not been adjusted. Final valuation of U.S tax expense related to foreign earnings could differ from that presented.

SNYDER’S-LANCE AND DIAMOND
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

Item (U): The following table summarizes the computation of the unaudited pro forma combined weighted average basic shares outstanding and weighted average dilutive shares outstanding. These amounts are used in the calculation of earnings per share.

	Nine months ended October 3, 2015	Year ended January 3, 2015
Historical Snyder’s-Lance weighted average common shares	70,411	70,200
Diamond shares outstanding at July 31, 2015, converted at 0.775 exchange ratio	24,405	24,405

Weighted average basic shares outstanding	94,816	94,605
Historical Snyder’s-Lance weighted average diluted shares outstanding	723	690
Historical Diamond weighted average diluted shares outstanding converted at 0.775 exchange ratio	335	N/A
Adjustment to Snyder’s-Lance historical diluted shares outstanding due to combined net loss	—	(690)

Weighted average diluted shares outstanding	1,058	—

Total dilutive shares outstanding	95,874	94,605

A total of 208,000 and 918,000 stock options to purchase the combined company’s common stock were outstanding, but were not included in the computation of diluted shares because the amounts would be anti-dilutive as of October 3, 2015 and January 3, 2015, respectively.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [•], Diamond stockholders should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement, and Snyder’s-Lance stockholders should carefully consider the following risk factors in deciding whether to vote for the approval of the stock issuance. You should also read and consider the risk factors associated with each of the businesses of Diamond and Snyder’s-Lance because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, “Risk Factors” in the Snyder’s-Lance 2014 Annual Report on Form 10-K and the Diamond 2015 Annual Report on Form 10-K, as amended and as updated by Quarterly Reports on Form 10-Q, all of which are filed with the SEC and all of which are incorporated by reference into this joint proxy statement/prospectus (other than information deemed to be furnished and not filed with the SEC).

Because the exchange ratio for determining the number of shares of Snyder’s-Lance common stock each Diamond stockholder will receive in the proposed merger is fixed and the market price of Snyder’s-Lance common stock has fluctuated and will continue to fluctuate, Diamond stockholders cannot be sure at the time they vote on the proposed merger of the cash value of the Snyder’s-Lance common stock they will receive or the cash value of the Diamond common stock they will give up.

Upon completion of the proposed merger, each share of Diamond common stock outstanding immediately prior to the proposed merger (other than (i) treasury shares held by Diamond, (ii) shares owned by Snyder’s-Lance, Merger Sub I, Merger Sub II or any other subsidiary of Snyder’s-Lance and (iii) shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law) will be converted into the right to receive $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock, par value $0.83-1/3 per share. Because the exchange ratio of the stock is fixed, the cash value of the Snyder’s-Lance common stock received in the proposed merger will depend on the market price of Snyder’s-Lance common stock at the time the proposed merger is completed. The market price of Snyder’s-Lance common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate. The closing price per share of Diamond common stock as of October 27, 2015, the last trading date before the public announcement of the merger agreement, was $34.89, and the closing price per share has fluctuated as high as $[—] and as low as $[—] between that date and [—], 2016. The closing price per share of Snyder’s-Lance common stock as of October 27, 2015, the last trading date before the public announcement of the merger agreement, was $36.08, and the closing price per share has fluctuated as high as $[—] and as low as $[—] between that date and [—], 2016. Accordingly, at the time of the Diamond and Snyder’s-Lance special meetings, Diamond stockholders will not know or be able to determine the market price of Snyder’s-Lance common stock they will receive upon the completion of the proposed merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Snyder’s-Lance’s and Diamond’s respective businesses, operations, announced financial results and prospects, market assessments of the likelihood that the proposed merger will be completed, the timing of the proposed merger and regulatory considerations. Many of these factors are beyond the control of Snyder’s-Lance and Diamond.

The market price of Snyder’s-Lance common stock after the proposed merger may be affected by factors different from those currently affecting shares of Diamond common stock.

Upon completion of the proposed merger, holders of Diamond common stock will become holders of Snyder’s-Lance common stock. The businesses of Snyder’s-Lance differ from those of Diamond in important respects, and, accordingly, the results of operations of Snyder’s-Lance after the proposed merger, as well as the market price of Snyder’s-Lance common stock, may be affected by factors different from those currently affecting the results of operations of Diamond. For further information on the businesses of Snyder’s-Lance and Diamond and factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [•].

After completion of the proposed merger, Snyder’s-Lance may fail to realize the anticipated benefits and cost savings of the proposed merger, which could adversely affect the value of Snyder’s-Lance common stock.

The success of the proposed merger will depend, in part, on Snyder’s-Lance’s ability to realize the anticipated benefits and cost savings from combining the businesses of Snyder’s-Lance and Diamond. The ability of Snyder’s-Lance to realize these anticipated benefits and cost savings is subject to many risks including but not limited to:

•	the ability of Snyder’s-Lance to combine the businesses of Snyder’s-Lance and Diamond successfully; and
•	whether the combined business will perform as expected.

If Snyder’s-Lance is not able to combine the businesses of Snyder’s-Lance and Diamond successfully within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the proposed merger may not be realized fully or at all or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the Snyder’s-Lance common stock (including the common stock issued as part of the merger consideration) may be adversely affected.

Snyder’s-Lance and Diamond have operated independently and, until completion of the proposed merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Snyder’s-Lance or Diamond employees, the loss of customers, the disruption of either company’s or both companies’ ongoing business, in unexpected integration issues, higher than expected integration costs or an integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Diamond and Snyder’s-Lance in order to realize the anticipated benefits of the proposed merger:

•	combining operations and corporate functions;
•	integrating technologies and information technology infrastructure;
•	consolidating the companies’ administrative infrastructure;
•	integrating the product offerings available to customers;
•	identifying and eliminating redundant or underperforming functions and assets;
•	harmonizing operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;
•

maintaining existing agreements with customers, suppliers, distributors, brokers and vendors and avoiding delays in entering into new agreements with existing and prospective customers, suppliers, distributors, brokers and vendors;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	coordinating distribution, marketing and procurement efforts; and
•	coordinating geographically dispersed organizations.

In addition, at times the attention of members of the companies’ management and resources may be focused on completion of the proposed merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt the ongoing business of each company and impact the business of the combined company.

Snyder’s-Lance and Diamond may have difficulty attracting, motivating and retaining executives and other key employees in light of the proposed merger.

Uncertainty about the effect of the proposed merger on Snyder’s-Lance and Diamond employees may impair Snyder’s-Lance’s and Diamond’s ability to attract, retain and motivate key personnel prior to and following the proposed merger. Employee retention may be particularly challenging during the pendency of the proposed merger, as employees of Snyder’s-Lance and Diamond may experience uncertainty about their future roles with the combined business. In addition, pursuant to change-in-control provisions in their respective employment agreements with Diamond, key employees of Diamond are entitled to receive severance payments upon a constructive termination of employment. Key employees of Snyder’s-Lance and Diamond potentially could terminate their employment and collect severance following specified circumstances set forth in their employment or severance agreements, including changes in such key employees’ duties, positions, compensation and benefits or primary office location. Such circumstances could occur in connection with the proposed merger as a result of changes in roles and responsibilities. See “Interests of Certain Persons in the Proposed Merger” beginning on page [•] for a further discussion of some of these issues. If key employees of Snyder’s-Lance or Diamond depart, the integration of the companies may be more difficult and the combined company’s business following the proposed merger may be harmed. Furthermore, Snyder’s-Lance may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of Snyder’s-Lance or Diamond, and Snyder’s-Lance’s ability to realize the anticipated benefits of the proposed merger may be adversely affected. In addition, there could be distractions for the workforce and management associated with activities of labor unions or integrating employees into Snyder’s-Lance.

Completion of the proposed merger is subject to many conditions and if these conditions are not satisfied or waived, the proposed merger will not be completed.

The obligation of each party to complete the proposed merger is conditioned on, among other things:

•	approval of the proposed merger by the stockholders of Diamond;
•	approval of the stock issuance by the stockholders of Snyder’s-Lance;

•	the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the absence of any injunction or other order or any other law, statute or regulation issued by any governmental authority prohibiting the completion of the transaction;
•	the registration statement with respect to Snyder’s-Lance common stock to be issued in the proposed merger having become effective with no stop orders pending or threatened;
•	the shares of Snyder’s-Lance common stock to be issued in the proposed merger having been approved for listing on Nasdaq;
•	the accuracy of each party’s representations and warranties contained in the merger agreement;
•	the performance of certain obligations under the merger agreement by each party;
•	the absence of a material adverse effect on the other party, see “The Merger Agreement— Material Adverse Effect” beginning on page [•]; and
•

a tax opinion from tax counsel to Diamond to the effect that the proposed merger will be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the proposed merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [•]. There can be no assurance that the conditions to closing of the proposed merger will be satisfied or waived or that the proposed merger will be completed. See

“—Failure to complete the proposed merger could negatively impact the stock price and the future business and financial results of Snyder’s-Lance and Diamond,” below.

Snyder’s-Lance’s and Diamond’s business relationships may be subject to disruption due to uncertainty associated with the proposed merger.

Parties with which Snyder’s-Lance and Diamond do business may experience uncertainty associated with the transaction, including with respect to current or future business relationships with Snyder’s-Lance, Diamond or the combined business. These business relationships may be subject to disruption as customers, distributors, suppliers, brokers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Snyder’s-Lance, Diamond or the combined business. Additionally, customers, distributors, suppliers, brokers, vendors and others may have termination rights that are triggered upon completion of the proposed merger. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined business, including an adverse effect on Snyder’s- Lance’s ability to realize the anticipated benefits of the proposed merger. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the proposed merger or termination of the merger agreement.

Completion of the proposed merger will require Snyder’s-Lance to incur significant additional indebtedness, which could adversely impact Snyder’s-Lance’s financial condition and may hinder Snyder’s-Lance’s ability to obtain additional financing and pursue other business and investment opportunities.

Diamond’s outstanding debt, which was approximately $640 million at the time the merger agreement was signed, will become debt of Snyder’s-Lance or a Snyder’s-Lance subsidiary (including indebtedness which remains the obligation of Diamond) if the proposed merger is completed. The purchase price, as well as any refinancing of Diamond’s indebtedness, is expected to be financed with a combination of new debt and cash on Snyder’s-Lance’s balance sheet and the completion of the proposed merger is not conditioned on Snyder’s-Lance’s ability to obtain new debt or other financing.

The incurrence of additional indebtedness could have negative consequences. For example, it could:

•

limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, research and development, debt service requirements, acquisitions and general corporate or other purposes;

•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;
•	limit the combined company’s ability to adjust to changing market conditions and place the combined company at a competitive disadvantage compared to its competitors who are not as highly leveraged;
•	increase the combined company’s vulnerability to general economic and industry conditions; and
•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing its ability to use the combined company’s cash flow to fund its operations, capital expenditures and future business opportunities; and in the case of any additional indebtedness, exacerbate the risks associated with the substantial financial leverage of combined companies.

Additionally, if Snyder’s-Lance does not achieve the expected benefits and cost savings from the proposed merger with Diamond, or if the financial performance of Snyder’s-Lance, as the combined company, does not meet current expectations, then Snyder’s-Lance’s ability to service the debt may be adversely impacted. Snyder’s-Lance’s credit ratings may also be impacted as a result of the incurrence of additional acquisition-related indebtedness.

Certain of Diamond’s executive officers and directors have interests in the proposed merger that may be different from your interests as a stockholder of Diamond or as a stockholder of Snyder’s-Lance.

When considering the recommendation of the Diamond board of directors that Diamond stockholders vote in favor of the adoption of the merger agreement and the recommendation of the Snyder’s-Lance board of directors that the Snyder’s-Lance stockholders approve the stock issuance, Diamond stockholders and Snyder’s-Lance stockholders should be aware that directors and executive officers of Diamond have interests in the proposed merger that may be different from or in addition to the interests of Diamond stockholders and Snyder’s-Lance stockholders generally. These include severance rights, rights to continuing indemnification and directors’ and officers’ liability insurance and the acceleration of payments pursuant to equity awards. See “Interests of Certain Persons in the Proposed Merger” beginning on page [•] for a more detailed description of these interests. The Diamond board of directors and the Snyder’s-Lance board of directors were aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the proposed merger and in recommending, respectively, that the Diamond stockholders adopt the merger agreement and that the Snyder’s-Lance stockholders approve the stock issuance.

The merger agreement limits Diamond’s ability to pursue alternatives to the proposed merger and may discourage other companies from trying to acquire Diamond for greater consideration than what Snyder’s-Lance has agreed to pay.

The merger agreement contains provisions that make it more difficult for Diamond to sell its business to a party other than Snyder’s-Lance. These provisions include a prohibition, subject to some exceptions, on Diamond and its subsidiaries soliciting acquisition proposals or offers for a competing transaction. Further, there are only limited exceptions to Diamond’s agreement that the Diamond board of directors will not withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Snyder’s-Lance, Merger Sub I or Merger Sub II the recommendation of the Diamond board of directors in favor of the adoption of the merger agreement. Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by Diamond stockholders, if Diamond receives a competing, unsolicited acquisition proposal that the Diamond board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes, or is reasonably likely to lead to, a superior proposal, the Diamond board of directors is permitted, subject to some conditions, to (i) engage or participate in discussions or negotiations with the offeror and (ii) furnish to the offeror information relating to Diamond and its subsidiaries and/or afford access to the business, properties, assets, books, records or the personnel of Diamond and its subsidiaries. Further, notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by the Diamond stockholders, if Diamond receives a competing, unsolicited acquisition proposal that the Diamond board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a superior proposal and, after consultation with outside legal counsel, the failure to take action would be inconsistent with its fiduciary duties to Diamond stockholders under applicable law, then the Diamond board of directors is permitted, subject to some exceptions, to (i) withdraw or modify in a manner adverse to Snyder’s-Lance the recommendation of the Diamond board of directors in favor of the adoption of the merger agreement or (ii) terminate the merger agreement and simultaneously enter into a definitive agreement with the offeror of such acquisition proposal. If Diamond were to terminate the merger agreement to accept such a proposal, it would be required to pay a termination fee of $54 million to Snyder’s-Lance. The merger agreement, however, also requires that Diamond submit the adoption of the merger agreement to a vote of Diamond’s stockholders even if the Diamond board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Snyder’s-Lance. See “The Merger Agreement—Solicitation of Acquisition Proposals—No Solicitation by Diamond” beginning on page [•].

While Diamond believes these provisions and agreements are reasonable and customary and are not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of Diamond from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the merger consideration.

The merger agreement limits Snyder’s-Lance’s ability to pursue alternatives to the proposed merger and may discourage other companies from trying to acquire Snyder’s-Lance or any of its subsidiaries.

The merger agreement contains provisions that make it more difficult for Snyder’s-Lance to sell all or part of its business. These provisions include a prohibition, subject to certain exceptions, on Snyder’s-Lance and its subsidiaries soliciting competing transactions. Further, there are only limited exceptions to Snyder’s-Lance’s agreement that the Snyder’s-Lance board of directors will not withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Diamond the recommendation of the Snyder’s-Lance board of directors in favor of the issuance of Snyder’s-Lance common stock as part of the merger consideration. Notwithstanding the foregoing, at any time prior to the approval of the issuance of shares by the Snyder’s-Lance stockholders, if Snyder’s-Lance receives an unsolicited written acquisition proposal that the Snyder’s-Lance board of directors determines in good faith, and after consultation with its outside advisors, constitutes, or is reasonably likely to lead to, a superior proposal, which proposal would require the termination of the merger agreement, the Snyder’s-Lance board of directors is permitted, subject to some conditions, to (i) engage or participate in discussions or negotiations with the offeror and (ii) furnish to the offeror information relating to Snyder’s-Lance and its subsidiaries and/or afford access to the business, properties, assets, books, records or the personnel of Snyder’s-Lance and its subsidiaries. Further, notwithstanding the foregoing, at any time prior to the approval of the issuance of shares by the Snyder’s-Lance stockholders, if Snyder’s-Lance receives an unsolicited written acquisition proposal on which the Snyder’s-Lance board of directors determines in good faith, and after consultation with its outside advisors, constitutes a superior proposal, which proposal would require the termination of the merger agreement, and the failure to take action would be inconsistent with its fiduciary duties to Snyder’s-Lance stockholders under applicable law, then the Snyder’s-Lance board of directors is permitted, subject to some exceptions, to (i) withdraw or modify in a manner adverse to Diamond the recommendation of the Snyder’s-Lance board of directors in favor of the issuance of Snyder’s-Lance shares and/or (ii) terminate the merger agreement and simultaneously enter into a definitive agreement with the offeror of such acquisition proposal. If Snyder’s-Lance were to terminate the merger agreement to accept such a proposal, it would be required to pay a termination fee of $100 million to Diamond. The merger agreement, however, also requires that Snyder’s-Lance submit the issuance of the shares to a vote of Snyder’s-Lance’s stockholders even if the Snyder’s-Lance board of directors changes its recommendation in favor of the issuance of the Snyder’s-Lance shares in a manner adverse to Diamond. See “The Merger Agreement—Solicitation of Acquisition Proposals—No Solicitation by Snyder’s-Lance” beginning on page [•].

Failure to complete the proposed merger could negatively impact the stock price and the future business and financial results of Snyder’s-Lance and Diamond.

If the proposed merger is not completed for any reason, including as a result of Diamond stockholders or Snyder’s-Lance stockholders failing to approve the necessary proposals, the ongoing businesses of both companies may be adversely affected and, without realizing any of the benefits of having completed the proposed merger, Snyder’s-Lance and Diamond would be subject to a number of risks, including the following:

•	both companies may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;
•	both companies may experience negative reactions from their respective customers, suppliers, distributors, brokers, vendors and employees;
•	both companies will be required to pay significant costs relating to the proposed merger, whether or not the proposed merger is completed;

•

the merger agreement places restrictions on the conduct of Diamond’s and Snyder’s-Lance’s businesses prior to completion of the proposed merger. These restrictions, the waiver of which is subject to the consent of the other party (such consents not to be unreasonably withheld, conditioned or delayed), may prevent Diamond and Snyder’s-Lance from making acquisitions, incurring indebtedness, taking other specified actions or otherwise pursuing business opportunities during the pendency of the proposed merger (see “The Merger Agreement—Conduct of Diamond Pending the Proposed Merger” beginning on page [•] and “The Merger Agreement—Conduct of Snyder’s-Lance Pending the Proposed Merger” beginning on page [•] for a description of the restrictive covenants applicable to Diamond and Snyder’s-Lance); and

•

matters relating to the proposed merger (including integration planning) will require substantial commitments of time and resources by the management of both companies, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Snyder’s-Lance or Diamond as an independent company.

If the proposed merger is not completed, the risks described above may materialize and they may adversely affect Snyder’s-Lance’s and Diamond’s businesses, financial condition, financial results and stock prices. In addition, Snyder’s-Lance and Diamond could be subject to litigation related to any failure to complete the proposed merger or related to any enforcement proceeding commenced against Snyder’s-Lance or Diamond to perform their respective obligations under the merger agreement.

The Snyder’s-Lance common stock to be received by Diamond stockholders upon completion of the proposed merger will have different rights from shares of Diamond common stock.

Upon completion of the proposed merger, Diamond stockholders will no longer be stockholders of Diamond, a Delaware corporation, but will instead become stockholders of Snyder’s-Lance, a North Carolina corporation, and their rights as stockholders will be governed by North Carolina law and the terms of Snyder’s-Lance’s restated articles of incorporation and amended and restated bylaws. North Carolina law and the terms of Snyder’s-Lance’s restated articles of incorporation and amended and restated bylaws are in some respects materially different than Delaware law and the terms of Diamond’s charter and bylaws, which currently govern the rights of Diamond stockholders. See “Comparison of Stockholder Rights” beginning on page [•] for a discussion of the different rights associated with Snyder’s-Lance common stock.

After the proposed merger, Diamond stockholders will have a significantly lower ownership and voting interest in Snyder’s-Lance than they currently have in Diamond and will exercise less influence over management.

Based on the number of shares of Diamond common stock outstanding as of [—], 2016, and the number of shares of Snyder’s-Lance common stock outstanding as of [—], 2016, it is expected that, immediately after completion of the proposed merger, former Diamond stockholders will own approximately 26% of the outstanding shares of Snyder’s-Lance common stock. Consequently, former Diamond stockholders will have less influence over the management and policies of Snyder’s-Lance than they currently have over the management and policies of Diamond.

Lawsuits have been filed and other lawsuits may be filed challenging the proposed merger. An adverse ruling in any such lawsuit may prevent the proposed merger from being completed.

In connection with the proposed merger, three putative class action complaints were filed on behalf of purported Diamond stockholders in the Superior Court of California, San Francisco County, and one putative class action complaint was filed in the Court of Chancery of the State of Delaware. One of the California named plaintiffs subsequently filed another substantially similar complaint in the Court of Chancery of the State of Delaware. The complaints name as defendants Diamond, the members of the Diamond board of directors, Snyder’s-Lance, Merger Sub I and Merger Sub II. The complaints generally allege, among other things, that the members of the Diamond board of directors breached their fiduciary duties to Diamond stockholders in connection with negotiating, entering into and approving the merger agreement, and that Diamond, Snyder’s-Lance, Merger Sub I and Merger Sub II aided and abetted such breaches of fiduciary duties. The complaints seek, among other relief, injunctive relief, including to enjoin completion of the proposed merger, certain other declaratory and equitable relief, damages, and costs and fees.

See “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Litigation Relating to the Proposed Merger” beginning on page [•] for more information about the lawsuits related to the proposed merger that have been filed prior to the date of this joint proxy statement/prospectus.

One of the conditions to completion of the proposed merger is the absence of any applicable law or any order being in effect that prohibits completion of the proposed merger. Accordingly, if a plaintiff is successful in obtaining an order enjoining completion of the proposed merger, then such order may prevent the proposed merger from being completed, or from being completed within the expected time frame.

The defendants believe that the claims asserted against them in the lawsuits are without merit and intend to defend the lawsuits vigorously.

Snyder’s-Lance will incur significant transaction and merger-related costs in connection with the proposed merger.

Snyder’s-Lance expects to incur a number of non-recurring costs associated with the proposed merger and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction costs related to the proposed merger. Snyder’s-Lance also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Snyder’s-Lance continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the proposed merger and the integration of the two companies’ businesses. Although Snyder’s-Lance expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Snyder’s-Lance to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The Snyder’s-Lance and Diamond unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are preliminary and the actual financial condition and results of operations after the proposed merger may differ materially.

The Snyder’s-Lance and Diamond unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Snyder’s-Lance’s actual financial condition or results or operations would have been had the proposed merger been completed on the dates indicated. The Snyder’s-Lance and Diamond unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the Diamond identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Diamond as of the date of the completion of the proposed merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Snyder’s-Lance and Diamond Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [•].

The combined company may not be able to successfully execute its international expansion strategies.

Snyder’s-Lance plans to drive additional growth and profitability following the proposed merger through international distribution channels. Consumer demand, behavior, taste and purchasing trends may differ in international markets and, as a result, sales of the combined company’s products may not be successful or meet expectations, or the margins on those sales may be less than currently anticipated. The combined company may also face difficulties integrating foreign business operations with its current sourcing, distribution, information technology systems and other operations. Any of these challenges could hinder the combined company’s success in new markets or new distribution channels. There can be no assurance that the combined company will successfully complete any planned international expansion or that any new business will be profitable or meet the combined company’s expectations.

Risks relating to Snyder’s-Lance

Snyder’s-Lance is and, following completion of the proposed merger will continue to be, subject to the risks described in Part I, Item 1A in the Snyder’s-Lance 2014 Annual Report on Form 10-K, as amended by Snyder’s-Lance’s Quarterly Reports on Form 10-Q for the periods ending April 4, 2015, July 4, 2015 and October 5, 2015. See “Where You Can Find More Information” beginning on page [•].

Risks relating to Diamond

Diamond is, and until completion of the proposed merger, will continue to be, subject to the risks described in Part I, Item 1A in the Diamond 2015 Annual Report on Form 10-K, as amended by Diamond’s amendment no. 1 to Form 10-K filed with the SEC on November 24, 2015 and by Diamond’s Quarterly Report on Form 10-Q for the period ending October 31, 2015. See “Where You Can Find More Information” beginning on page [•].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. In this joint proxy statement/prospectus, Snyder’s-Lance and Diamond state their beliefs about future events and financial performance as of the time those statements were made. In some cases, you can identify these so-called “forward-looking statements” by words such as “may,” “will,” “would,” “should,” “expects,” “believes,” “estimates,” “potential,” or “continue,” or the negative of these words, and other similar expressions. The statements include the expected completion of the acquisition of Diamond by Snyder’s-Lance, the time frame in which the acquisition will occur (if at all), and the expected benefits to Snyder’s-Lance from completing the acquisition. You should be aware that these statements are only predictions. In evaluating these statements, you should consider various factors, including the risks and uncertainties listed in “Risk Factors” beginning on page [•] and in other reports that Snyder’s-Lance and Diamond file with the SEC and which are incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus also includes projections regarding future revenues, earnings and other results, which were based upon Snyder’s-Lance’s and Diamond’s expectations and assumptions as of the time those projections were made, and which are subject to many risks and uncertainties. Factors that could cause actual results to differ from the projections included in this joint proxy statement/prospectus include general economic conditions; volatility in the price or availability of inputs, including raw materials, packaging, energy and labor; price competition and industry consolidation; reduced purchases by key customers; changes in top retail customer relationships; failure to successfully integrate acquisitions; loss of key personnel; failure to execute and accomplish strategy; concerns with the safety and quality of certain food products or ingredients; availability and cost of walnuts and other raw materials; weather conditions (climate or otherwise); inability to implement price increases for products if commodity prices rise; risks relating to leverage, including the cost of debt and its effect on the ability to respond to changes in business, markets and industry; the dilutive impact of equity issuances; adulterated, misbranded or mislabeled products or product recalls; disruption of supply chain or information technology systems; improper use of social media; changes in consumer preferences and tastes or inability to innovate or market products effectively; reliance on distribution through a significant number of independent business owners; fire or accident at key facilities; protection of trademarks and other intellectual property rights; impairment in the carrying value of goodwill or other intangible assets; risks relating to litigation and regulatory factors including changes in food safety, advertising and labeling laws and regulations interest and foreign currency exchange rate volatility; and the interests of a few individuals who control a significant portion of outstanding shares of common stock may conflict with those of other stockholders, which have been discussed in greater detail in the Snyder’s-Lance 2014 Annual Report on Form 10-K and the Diamond 2015 Annual Report on Form 10-K, each of which has been filed with the SEC, and other reports filed with the SEC. Neither Snyder’s-Lance nor Diamond undertake any obligation to update any forward-looking statements.

Both Snyder’s-Lance’s and Diamond’s businesses, and any anticipated benefits of the proposed merger to Snyder’s-Lance stockholders and Diamond stockholders, may be affected by, among other things:

•	the timing to complete the proposed merger;
•	failure to receive necessary stockholder approvals;
•	the risk that a condition to completion of the proposed merger may not be satisfied;
•

the risk that a regulatory or other approval that may be required for the proposed merger is delayed, is not obtained or is obtained subject to conditions that are not anticipated or that may be burdensome;

•

the anticipated benefits of the proposed merger to Snyder’s-Lance and Snyder’s-Lance’s ability to achieve the synergies and value creation projected to be realized following completion of the proposed merger;

•	Snyder’s-Lance’s ability to integrate Diamond’s businesses with its own promptly and effectively;
•	the diversion of management and workforce time on merger-related issues, including activities of labor unions and the integration of Diamond employees into Snyder’s-Lance;
•	changes in Snyder’s-Lance’s or Diamond’s businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;
•	changes in acquisition-related transaction costs, the amount of fees paid to advisors and the potential payments to Diamond’s executive officers in connection with the proposed merger;
•	operating costs and business disruption that may be greater than expected;
•	the ability to retain and hire key personnel and maintain relationships with providers or other business partners pending completion of the proposed merger;
•	effects of competition; and
•	the risk that lawsuits challenging the proposed merger may result in adverse rulings that may impair or delay completion of the proposed merger.

THE COMPANIES

Snyder’s-Lance, Inc.

Snyder’s-Lance, headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder’s-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Wisconsin. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Late July®, Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, Eatsmart™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels.

Snyder’s-Lance common stock is listed on Nasdaq, which is referred to in this joint proxy statement/prospectus as Nasdaq, trading under the symbol “LNCE.” The principal executive offices of Snyder’s-Lance are located at 13515 Ballantyne Corporate Place, Charlotte, North Carolina, 28277 and its telephone number is (704) 554-1421.

This joint proxy statement/prospectus incorporates important business and financial information about Snyder’s-Lance from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page [•].

Diamond Foods, Inc.

Diamond is a snack food and culinary nut company focused on making innovative, convenient and delicious snacks as well as culinary nuts true to its 100-year plus heritage. Diamond sells its products under five different widely-recognized brand names: Kettle Brand® potato chips, KETTLE® Chips, Pop Secret® popcorn, Emerald® snack nuts and Diamond of California® culinary nuts. Diamond’s mission is to honor nature’s ingredients by making food that people love. Diamond is proud of its offerings, many of which are non-GMO Project verified and free of artificial flavors and preservatives, and is committed to making great tasting products for its consumers. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold.

Diamond common stock is listed on Nasdaq trading under the symbol “DMND.” The principal executive offices of Diamond are located at 600 Montgomery Street, 13th Floor, San Francisco, California, 94111 and its telephone number is (415) 445-7444.

This joint proxy statement/prospectus incorporates important business and financial information about Diamond from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page [•].

Shark Acquisition Sub I, Inc. and Shark Acquisition Sub II, LLC

Shark Acquisition Sub I, Inc., a newly-formed, wholly-owned subsidiary of Snyder’s-Lance, is a Delaware corporation formed for the sole purpose of effecting the merger. Shark Acquisition Sub II, LLC, a newly-formed, wholly-owned subsidiary of Snyder’s-Lance, is a Delaware limited liability company formed for the sole purpose of effecting the subsequent merger. Neither Shark Acquisition Sub I, Inc. nor Shark Acquisition Sub II, LLC has conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the proposed merger.

SPECIAL MEETING OF THE STOCKHOLDERS OF SNYDER’S-LANCE

Snyder’s-Lance is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Snyder’s-Lance special meeting of stockholders (or any adjournment or postponement of the Snyder’s-Lance special meeting) that Snyder’s-Lance has called to consider and vote on a proposal to approve the stock issuance and a proposal to adjourn the Snyder’s-Lance special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient proxies to approve the stock issuance at the time of the Snyder’s-Lance special meeting.

Date, Time and Location

Together with this joint proxy statement/prospectus, Snyder’s-Lance is also sending Snyder’s-Lance stockholders a notice of the Snyder’s-Lance special meeting and a form of proxy that is solicited by the Snyder’s-Lance board of directors for use at the Snyder’s-Lance special meeting to be held on [—], 2016, at [—] located at [—], at [—] AM, local time, and any adjournments or postponements of the Snyder’s-Lance special meeting.

Only stockholders or their proxy holders may attend the Snyder’s-Lance special meeting. If you hold shares in your name as of the record date (the close of business on January 26, 2016), please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Snyder’s- Lance special meeting.

If you are a beneficial owner of Snyder’s-Lance common shares held in “street name” by a broker, bank, nominee or other holder of record as of the record date (the close of business on January 26, 2016), in addition to proper identification, you will also need proof of ownership as of the record date to be admitted to the Snyder’s-Lance special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Snyder’s-Lance common stock held in “street name” in person at the Snyder’s-Lance special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record that holds your shares.

Purpose

At the Snyder’s-Lance special meeting, Snyder’s-Lance stockholders will be asked to consider and vote on the following proposals:

•	to approve the stock issuance; and
•

to approve the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the special meeting.

Recommendations of the Snyder’s-Lance Board of Directors

After consideration and consultation with its advisors, the members of the Snyder’s-Lance board of directors determined that the merger agreement, the proposed merger, the stock issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of Snyder’s-Lance and its stockholders and approved and declared advisable the merger agreement, the proposed merger, the stock issuance and the other transactions contemplated by the merger agreement. The Snyder’s-Lance board of directors recommends that Snyder’s-Lance stockholders vote “FOR” the stock issuance. The Snyder’s-Lance board of directors further recommends that Snyder’s-Lance stockholders vote “FOR” the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting. See “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Snyder’s-Lance’s Reasons for the Proposed Merger; Recommendation of the Proposed Merger by the Snyder’s-Lance Board of Directors” beginning on page [•] for a more detailed discussion of the recommendation of the Snyder’s-Lance board of directors that Snyder’s-Lance stockholders approve the stock issuance.

Snyder’s-Lance Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Snyder’s-Lance board of directors has fixed the close of business on January 26, 2016, as the record date for determination of the Snyder’s-Lance stockholders entitled to vote at the Snyder’s-Lance special meeting or any adjournment or postponement of the Snyder’s-Lance special meeting. Only Snyder’s-Lance stockholders of record on the record date are entitled to receive notice of, and to vote at, the Snyder’s-Lance special meeting or any adjournment or postponement of the Snyder’s-Lance special meeting. As of the close of business on January 26, 2016, there were [—] shares of Snyder’s-Lance common shares outstanding and entitled to vote at the Snyder’s-Lance special meeting, held by approximately [—] holders of record. A complete list of stockholders entitled to vote at the Snyder’s-Lance special meeting will be available at the Snyder’s-Lance special meeting for inspection by any stockholder.

Quorum

A quorum of stockholders at the Snyder’s-Lance special meeting is required for Snyder’s-Lance stockholders to approve the stock issuance, but not to approve any adjournment of the Snyder’s-Lance special meeting. A majority of the shares of Snyder’s-Lance common stock eligible to vote on the record date present in person or represented by proxy constitutes a quorum for the transaction of business at the Snyder’s-Lance special meeting. Abstentions will be deemed present and entitled to vote at the Snyder’s-Lance special meeting for the purpose of determining the presence of a quorum. Snyder’s-Lance common shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and shares of Snyder’s-Lance common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Snyder’s-Lance special meeting for the purpose of determining the presence of a quorum.

Required Vote

Approval of the stock issuance requires the affirmative vote of a majority of votes cast at the Snyder’s-Lance special meeting by Snyder’s-Lance stockholders. As of the record date, each holder of Snyder’s-Lance common stock is entitled to one vote per share.

Certain Snyder’s-Lance stockholders have each entered into a voting agreement with Diamond, pursuant to which they have agreed with Diamond to vote their shares of Snyder’s-Lance common stock in favor of the stock issuance and against any corporate action that would frustrate the purposes or impede the completion of the proposed merger. As of January [—], 2016, the Snyder’s-Lance stockholders which have entered into the voting agreements had voting power over approximately [—]% of the outstanding shares of Snyder’s-Lance common stock. The voting agreements may be terminated under certain circumstances.

An abstention is not considered a vote cast. Accordingly, with respect to the vote, assuming a quorum is present, a Snyder’s-Lance stockholder’s abstention from voting, the failure of a Snyder’s-Lance stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Snyder’s-Lance stockholder’s other failure to vote will have no effect on the stock issuance proposal.

Approval of the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies, if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting, requires the affirmative vote of a majority of the votes cast at the Snyder’s-Lance special meeting by Snyder’s-Lance stockholders regardless of whether there is a quorum. An abstention is not considered a vote cast. Accordingly, a Snyder’s-Lance stockholder’s abstention from voting, the failure of a Snyder’s-Lance stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Snyder’s-Lance stockholder’s other failure to vote will have no effect on the outcome of any vote to adjourn the Snyder’s-Lance special meeting.

Stock Ownership of and Voting by Snyder’s-Lance Directors and Executive Officers

As of the record date for the Snyder’s-Lance special meeting (the close of business on January 26, 2016), Snyder’s-Lance’s directors and executive officers and their affiliates beneficially owned and had the right to vote [—] shares of Snyder’s-Lance common stock at the Snyder’s-Lance special meeting, which represents approximately [—]% of the shares of Snyder’s-Lance common stock entitled to vote at the Snyder’s-Lance special meeting.

It is expected that Snyder’s-Lance’s executive officers will vote their shares “FOR” the stock issuance and “FOR” the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting. In addition, under the terms of the voting agreements, certain stockholders, including all the members of the Snyder’s-Lance board of directors, have agreed to vote their shares of Snyder’s-Lance common stock in favor of the stock issuance and against any corporate action that would frustrate the purposes or impede the completion of the proposed merger.

Voting of Shares

Via the Internet or by Telephone

If you hold Snyder’s-Lance shares directly in your name as a stockholder of record, you may vote via the Internet at www.envisionreports.com/LNCE or by telephone by calling 1-800-652-VOTE (8683) toll-free. Votes submitted via the Internet or by telephone must be received by 11:59 PM (Eastern Time) on [—], 2016.

If you hold Snyder’s-Lance shares in “street name” through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold Snyder’s-Lance shares directly in your name as a stockholder of record, you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided or return it to [—]. [—] must receive your proxy card no later than the close of business on [—], 2016.

If you hold Snyder’s-Lance shares in “street name” through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Snyder’s-Lance shares directly in your name as a stockholder of record, you may vote in person at the Snyder’s-Lance special meeting. Stockholders of record also may be represented by another person at the Snyder’s-Lance special meeting by executing a proper proxy designating that person.

If you hold Snyder’s-Lance shares in “street name” through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the Snyder’s-Lance special meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

When a stockholder submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. We encourage you to register your vote via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by any vote that you cast at the Snyder’s-Lance special meeting.

If your shares are held in an account at a broker, bank, nominee or other holder of record, you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Brokers who hold shares of Snyder’s-Lance common stock in “street name” typically have the authority to vote in their discretion on “non-significant” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers are typically not allowed to exercise their voting discretion on matters that are “significant” without specific instructions on how to vote from the beneficial owner. Under the current rules of Nasdaq, each of the proposals described in this joint proxy statement/prospectus is considered significant, and therefore brokers do not have discretionary authority to vote on either of the proposals. If your shares of Snyder’s-Lance common stock are held in “street name,” your broker, bank, nominee or other holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus. Assuming a quorum is present, a beneficial owner’s failure to instruct the broker, bank, nominee or other holder of record how to vote shares held in “street name” will have no effect on approval of the stock issuance. A beneficial owner’s failure to instruct the broker, bank, nominee or other holder of record how to vote shares held in “street name” will have no effect on the proposal to adjourn the Snyder’s-Lance special meeting, if necessary or appropriate.

Broker non-votes are shares held by a broker that are present in person or represented by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to either of the proposals described in this joint proxy statement/prospectus, if a beneficial owner of shares of Snyder’s-Lance common stock held in “street name” does not give voting instructions to the broker, bank, nominee or other holder of record, then those shares will not be present in person or represented by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with either of the proposals described in this joint proxy statement/prospectus.

All shares represented by each properly executed and valid proxy received before the Snyder’s-Lance special meeting will be voted in accordance with the instructions given on the proxy. If a Snyder’s-Lance stockholder signs a proxy card and returns it without giving instructions, the shares of Snyder’s-Lance common stock represented by that proxy card will be voted “FOR” the stock issuance and “FOR” the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Snyder’s-Lance special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Snyder’s-Lance special meeting. If your shares are held in the name of a bank, broker, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the Snyder’s-Lance special meeting. If you are a stockholder of record as of the record date (the close of business on January 26, 2016), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy to [—], that bears a date later than the date of the proxy you want to revoke and is received prior to the Snyder’s-Lance special meeting;
•	submitting a valid, later-dated proxy by Internet, telephone or mail that is received prior to the Snyder’s-Lance special meeting; or
•

attending the Snyder’s-Lance special meeting (or, if the Snyder’s-Lance special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you must contact your broker, bank, nominee or other holder of record to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Snyder’s-Lance special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of Snyder’s-Lance common shares in connection with the solicitation of proxies by the board of directors of Snyder’s-Lance to be voted at the Snyder’s-Lance special meeting and at any adjournments or postponements of the Snyder’s- Lance special meeting. Snyder’s-Lance will bear all costs and expenses in connection with the solicitation of proxies, except that Snyder’s-Lance and Diamond will each pay 50% of the costs of filing, printing and mailing this joint proxy statement/prospectus. Snyder’s-Lance has engaged Georgeson to assist in the solicitation of proxies for the Snyder’s-Lance special meeting and will pay Georgeson a fee of approximately $8,500, plus reimbursement of reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of Snyder’s-Lance or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview or other means. Snyder’s-Lance currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a stock issuance. Directors, officers and employees of Snyder’s-Lance will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Snyder’s-Lance, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this joint proxy statement/prospectus to any household at which two or more stockholders reside if Snyder’s-Lance believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of Snyder’s-Lance common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

Snyder’s-Lance stockholders are being asked to approve a proposal that will give the Snyder’s-Lance board of directors authority to adjourn the Snyder’s-Lance special meeting one or more times for the purpose of soliciting additional proxies in favor of the approval of the stock issuance if there are not sufficient votes at the time of the Snyder’s-Lance special meeting to approve the stock issuance. If this proposal is approved, the Snyder’s-Lance special meeting could be adjourned to any date. In addition, the Snyder’s-Lance board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Snyder’s-Lance special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the stock issuance but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of the stock issuance, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Other Information

The matters to be considered at the Snyder’s-Lance special meeting are of great importance to the stockholders of Snyder’s-Lance. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Snyder’s-Lance special meeting, please contact:

480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Banks, Brokers and Shareholders
Call Toll-Free (866) 431-2108
Or Contact via E-mail at:
SnyderLance@georgeson.com

or

Snyder’s-Lance, Inc.
13515 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: Investor Relations
Telephone: (704) 554-1421

SPECIAL MEETING OF THE STOCKHOLDERS OF DIAMOND

Diamond is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Diamond special meeting of stockholders (or any adjournment or postponement of the Diamond special meeting) that Diamond has called to consider and vote on a proposal to adopt the merger agreement, a proposal to approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by Diamond to its named executive officers in connection with the proposed merger and a proposal to adjourn the Diamond special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient proxies to approve the adoption of the merger agreement at the time of the Diamond special meeting.

Date, Time and Location

Together with this joint proxy statement/prospectus, Diamond is also sending Diamond stockholders a notice of the Diamond special meeting and a form of proxy that is solicited by the Diamond board of directors for use at the Diamond special meeting to be held on [—], 2016, at [—] located at [—], at [—], local time, and any adjournments or postponements of the Diamond special meeting.

Only stockholders as of the record date or their proxy holders may attend the Diamond special meeting. If you hold shares in your name as of the record date (the close of business on January 26, 2016), please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Diamond special meeting.

If you are a beneficial owner of Diamond common shares held in “street name” by a broker, bank, nominee or other holder of record as of the record date (the close of business on January 26, 2016), in addition to proper identification, you will also need proof of ownership as of the record date to be admitted to the Diamond special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Diamond common stock held in “street name” in person at the Diamond special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record that holds your shares.

Purpose

At the Diamond special meeting, Diamond stockholders will be asked to consider and vote on the following proposals:

•

to adopt the merger agreement, pursuant to which Merger Sub I will be merged with and into Diamond, with Diamond surviving as a wholly owned subsidiary of Snyder’s-Lance, and Diamond will subsequently merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of the Snyder’s-Lance;

•

to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be made by Diamond to its named executive officers in connection with the proposed merger; and

•

to approve the adjournment of the Diamond special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve any transactions contemplated by the merger agreement.

Under Diamond’s bylaws, the business to be conducted at Diamond’s special meeting will be limited to the purposes stated in the notice to Diamond stockholders provided with this joint proxy statement/prospectus.

Recommendations of the Diamond Board of Directors

At a meeting of the Diamond board of directors held on October 27, 2015 to evaluate the proposed merger, the Diamond board of directors determined that the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Diamond’s stockholders and approved and declared advisable the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement. The Diamond board of directors recommends that Diamond stockholders vote “FOR” the adoption of the merger agreement. See “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Diamond’s Reasons for the Proposed Merger; Recommendation of the Proposed Merger by the Diamond Board of Directors” beginning on page [•] for a more detailed discussion of the recommendation of the Diamond board of directors that Diamond stockholders adopt the merger agreement. The Diamond board of directors further recommends that Diamond stockholders vote “FOR” the “golden parachute” compensation proposal. See “Diamond Proposal 2: Advisory Vote on Golden Parachute Compensation” beginning on page [•] for a more detailed discussion of the recommendation of the Diamond board of directors that Diamond stockholders vote for the advisory (non-binding) vote to approve the “golden parachute” compensation payments. The Diamond board of directors further recommends the Diamond stockholders for “FOR” the adjournment proposal. See “Diamond Proposal 3: Adjournment of the Diamond Special Meeting” beginning on page [•].

Diamond Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Diamond board of directors has fixed the close of business on January 26, 2016, as the record date for determination of the Diamond stockholders entitled to vote at the Diamond special meeting or any adjournment or postponement of the Diamond special meeting. Only Diamond stockholders of record on the record date are entitled to receive notice of, and to vote at, the Diamond special meeting or any adjournment or postponement of the Diamond special meeting. As of the close of business on January 26, 2016, there were [—] shares of Diamond common shares outstanding and entitled to vote at the Diamond special meeting, held by approximately [—] holders of record. A complete list of stockholders entitled to vote at the Diamond special meeting will be available at the Diamond special meeting for inspection by any stockholder.

Quorum

A majority of the shares of Diamond common stock eligible to vote on the record date, being present in person or represented by proxy, constitutes a quorum for the transaction of business at the Diamond special meeting. Abstentions will be deemed present and entitled to vote at the Diamond special meeting for the purpose of determining the presence of a quorum. Diamond common shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and shares of Diamond common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Diamond special meeting for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the Diamond special meeting. Failure of a quorum to be represented at the Diamond special meeting or at the time of the vote on any proposal will necessitate an adjournment or postponement and will subject Diamond to additional expense.

Required Vote

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Diamond common stock entitled to vote. Diamond cannot complete the proposed merger unless its stockholders adopt the merger agreement. Because adoption requires the affirmative vote of holders of a majority of the outstanding shares of Diamond common stock entitled to vote, a Diamond stockholder’s abstention from voting, the failure of a Diamond stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record, or any other failure by a Diamond stockholder to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payments that will or may be paid by Diamond to its named executive officers in connection with the proposed merger requires the affirmative vote of a majority of the votes cast at the Diamond special meeting by holders of shares of Diamond common stock. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a Diamond stockholder’s abstention from voting, the failure of a Diamond stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Diamond stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the “golden parachute” compensation proposal.

Approval of the adjournment of the Diamond special meeting, if necessary or appropriate, including to solicit additional proxies, if there are not sufficient votes to adopt the merger agreement at the time of the Diamond special meeting, requires the affirmative vote of a majority of the votes cast at the Diamond special meeting regardless of whether there is a quorum. Accordingly, a Diamond stockholder’s abstention from voting, the failure of a Diamond stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record, or any other failure by a Diamond stockholder to vote will have no effect on the outcome of any vote to adjourn the Diamond special meeting.

Stock Ownership of and Voting by Diamond Directors and Executive Officers

As of the record date for the Diamond special meeting (the close of business on January [—], 2016), Diamond’s directors and executive officers and their affiliates beneficially owned and had the right to vote [—] shares of Diamond common stock at the Diamond special meeting, which represents approximately [—]% of the shares of Diamond common stock entitled to vote at the Diamond special meeting.

Certain entities affiliated with Oaktree, in their capacities as Diamond stockholders, have signed voting agreements with Snyder’s-Lance to vote their shares in favor of the stock issuance. As of January [—], 2016, the Diamond stockholders which have entered into the voting agreements had voting power over approximately [—]% of the outstanding shares of Snyder’s-Lance common stock.

Voting of Shares

Via the Internet or by Telephone

Most stockholders have the option of submitting their votes by Internet or telephone. If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

If you hold Diamond shares in “street name” through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold Diamond shares directly in your name as a stockholder of record, you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided or return it to Proxy Services, c/o Computershare, PO Box 30202, College Station, TX 77842. Computershare must receive your proxy card no later than the close of business on [—], 2016.

If you hold Diamond shares in “street name” through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Diamond shares directly in your name as a stockholder of record, you may vote in person at the Diamond special meeting. Stockholders of record also may be represented by another person at the Diamond special meeting by executing a proper proxy designating that person.

If you hold Diamond shares in “street name” through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the Diamond special meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

When a stockholder submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. We encourage you to register your vote via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by any vote that you cast at the Diamond special meeting.

If your shares are held in an account at a broker, bank, nominee or other holder of record, you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Brokers who hold shares of Diamond common stock in “street name” typically have the authority to vote in their discretion on “non-significant” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers are typically not allowed to exercise their voting discretion on matters that are “significant” without specific instructions on how to vote from the beneficial owner. Under the current rules of Nasdaq, each of the proposals described in this joint proxy statement/prospectus is considered significant, and therefore brokers do not have discretionary authority to vote on any of the proposals. If your shares of Diamond common stock are held in “street name,” your broker, bank, nominee or other holder of record will vote your shares, and your shares will be deemed present in person or represented by proxy at the Diamond special meeting, only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus.

All shares represented by each properly executed and valid proxy received before the Diamond special meeting will be voted in accordance with the instructions given on the proxy. If a Diamond stockholder signs a proxy card and returns it without giving instructions, the shares of Diamond common stock represented by that proxy card will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Diamond to its named executive officers in connection with the proposed merger, and “FOR” the adjournment of the Diamond special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement at the time of the Diamond special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Diamond special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Diamond special meeting. If your shares are held in the name of a bank, broker, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the Diamond special meeting. If you are a stockholder of record as of the record date (the close of business on January 26, 2016), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy to Diamond’s offices at 600 Montgomery Street, 13th Floor, San Francisco, CA 94111, Attention: Secretary, that bears a date later than the date of the proxy you want to revoke and is received prior to the Diamond special meeting;
•	submitting a valid, later-dated proxy by Internet, telephone or mail that is received prior to the Diamond special meeting; or
•

attending the Diamond special meeting (or, if the Diamond special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you must contact your broker, bank, nominee or other holder of record to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Diamond special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of Diamond common stock in connection with the solicitation of proxies by the board of directors of Diamond to be voted at the Diamond special meeting and at any adjournments or postponements of the Diamond special meeting. Diamond will bear all costs and expenses in connection with the solicitation of the proxies, except that Diamond and Snyder’s-Lance will each pay 50% of the costs of filing, printing and mailing this joint proxy statement/prospectus. Diamond has engaged Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies for the Diamond special meeting and will pay Laurel Hill Advisory Group, LLC a fee of approximately $7,000, plus reimbursement of reasonable out-of-pocket expenses.

In addition, directors, officers and employees of Diamond or its subsidiaries may solicit proxies from stockholders by mail, telephone, telegram, email, personal interview or other means. Diamond currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with the adoption of a merger agreement. Directors, officers and employees of Diamond will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Diamond, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this joint proxy statement/prospectus to any household at which two or more stockholders reside if Diamond believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of Diamond common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

Diamond stockholders are being asked to approve a proposal that will give the Diamond board of directors authority to adjourn the Diamond special meeting one or more times for the purpose of soliciting additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes at the time of the Diamond special meeting to adopt the merger agreement. If this proposal is approved, the Diamond special meeting could be adjourned to any date. In addition, the Diamond board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Diamond special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the adoption of the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of the adoption of the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Other Information

The matters to be considered at the Diamond special meeting are of great importance to the stockholders of Diamond. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Diamond special meeting, please contact:

2 Robbins Lane, Suite 210 Jericho, NY 11753 Stockholders Call Toll-Free (844) 301-2265 Banks and Brokers Call (516) 933-3100 Facsimile: (516) 933-3108 Or Contact via E-mail at: JContorno@laurelhill.com

or

Investor Relations
Diamond Foods, Inc.
600 Montgomery Street, 13th Floor
San Francisco, CA 94111
Telephone: (415) 230-7952

DIAMOND PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND
SNYDER’S-LANCE PROPOSAL 1: APPROVAL OF THE STOCK ISSUANCE

General

Snyder’s-Lance and Diamond agreed to the acquisition of Diamond by Snyder’s-Lance under the terms of the merger agreement that is described in this joint proxy statement/prospectus. Under the merger agreement, Merger Sub I, a wholly-owned subsidiary of Snyder’s-Lance, will merge with and into Diamond and Diamond will continue as the interim surviving entity. As soon as practicable thereafter, Diamond will merge with and into Merger Sub II, a wholly-owned subsidiary of Snyder’s-Lance, and Merger Sub II will continue as the final surviving entity and as a wholly-owned subsidiary of Snyder’s-Lance.

The Snyder’s-Lance board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Snyder’s-Lance common stock for use at the Snyder’s-Lance special meeting. At the Snyder’s-Lance special meeting, holders of shares of Snyder’s-Lance common stock will be asked to vote on (i) a proposal to approve the issuance of the shares of Snyder’s-Lance common stock in the proposed merger pursuant to the terms of the merger agreement and (ii) a proposal to adjourn the Snyder’s-Lance special meeting, if necessary or advisable, including to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares of Snyder’s-Lance common stock in the proposed merger pursuant to the terms of the merger agreement. This joint proxy statement/prospectus also forms a part of the registration statement that will be used by Snyder’s-Lance in connection with the offering of Snyder’s-Lance common stock if the proposed merger is completed.

The Diamond board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Diamond common stock for use at the Diamond special meeting. At the Diamond special meeting, holders of shares of Diamond common stock will be asked to vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Diamond’s named executive officers that is based on or otherwise relates to the merger agreement and the transactions contemplated by the merger agreement, and (iii) a proposal to adjourn the Diamond special meeting if necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Upon completion of the proposed merger, each share of Diamond common stock outstanding immediately prior to the effective time of the merger (other than those shares for which appraisal rights are validly perfected or those shares owned by Snyder’s-Lance or Diamond or their respective subsidiaries or held in treasury of Diamond will be cancelled and converted into the right to receive (i) $12.50 in cash, without interest, (ii) 0.775 of a share of Snyder’s-Lance common stock, and (iii) cash payable in lieu of any fractional shares ((i), (ii) and (iii) collectively referred to in this joint proxy statement/prospectus as the merger consideration).

Background of the Proposed Merger

The boards of directors and senior management teams of each of Snyder’s-Lance and Diamond regularly review their respective company’s performance, future growth prospects and overall strategic direction and consider potential opportunities to strengthen their respective businesses and enhance stockholder value including such matters as mergers, acquisitions, corporate structure, capitalization strategies and reorganizations. For each company, these reviews have included consideration of potential transactions with third parties that would further its strategic objectives, and the potential benefits and risks of those transactions in light of, among other things, the business environment facing portions of the food industry in which they operate and each company’s competitive position. In addition, from time to time, members of Snyder’s-Lance’s and Diamond’s respective senior management teams meet with the senior management of other companies within the industry in which they operate, including each other, to discuss industry developments, distribution partnerships and potential strategic transactions.

For many years, Snyder’s-Lance and Diamond have had a number of commercial dealings with each other. On December 1, 2013, Diamond and Snyder’s-Lance entered into a distributor agreement for Snyder’s-Lance to distribute Diamond products through Snyder’s-Lance’s direct store delivery system. From time to time thereafter, senior management personnel from Diamond and Snyder’s-Lance discussed the distribution relationship between the companies.

On November 21, 2014, the Diamond board of directors formed a Transaction Committee consisting of four directors, Ed Blechschmidt, Brian Driscoll, Matthew Wilson and Robert Zollars, to assist the Diamond board of directors and advise Diamond’s management with respect to potential acquisitions of other companies and businesses and other strategic transactions involving Diamond.

On January 13, 2015, the Diamond Transaction Committee held a meeting, at which the Transaction Committee discussed with members of Diamond’s senior management team the food industry strategic landscape and potential acquisition and merger opportunities. Following this Transaction Committee meeting, the Diamond board of directors held a meeting, at which the Board discussed the food industry strategic landscape and potential acquisition and merger opportunities.

On February 20, 2015, Brian Driscoll, the Chief Executive Officer of Diamond, asked Carl Lee, the Chief Executive of Snyder’s-Lance during one of their regular phone calls to discuss day to day matters whether Snyder’s-Lance might be interested in discussing a strategic business transaction. Mr. Lee and Mr. Driscoll briefly discussed the potential benefits of a possible business combination transaction that they deemed could warrant consideration by their respective boards of directors.

On March 3 and 4, 2015, the Diamond board of directors held a meeting, at which the board of directors discussed the food industry strategic landscape and Mr. Driscoll advised the board of his discussion with Mr. Lee. Following the March 3 portion of the board of directors’ meeting, the Diamond Transaction Committee held a meeting, at which the Transaction Committee further discussed the food industry strategic landscape and developed recommended next steps for consideration by the board of directors. Upon the recommendation of the Transaction Committee, on March 4, the board of directors directed Diamond’s management to develop an updated five-year financial plan, solicit the assistance of an investment bank in connection with Diamond’s consideration of certain potential strategic transactions, and to review with the Diamond board of directors at a future meeting this financial plan, the food industry strategic landscape and potential strategic alternatives available to Diamond.

At a food industry conference held during the first week of March 2015, Mr. Driscoll and Mr. Lee discussed the potential merits of a business combination between Diamond and Snyder’s-Lance. At the same industry conference, the Chief Executive Officer of Company A spoke with Mr. Driscoll regarding a potential business combination with Diamond, and the Chief Executive Officer of Company B also spoke with Mr. Driscoll regarding a potential business combination with Diamond.

On March 9, 2015, Snyder’s-Lance and Diamond entered into a mutual nondisclosure agreement that covered discussions relating to a business combination or other transaction and contained a 24 month standstill period and a 24-month employee non-solicitation covenant.

On March 18, 2015, the Diamond Transaction Committee held a meeting, together with members of Diamond’s senior management, at which the Transaction Committee discussed, among other things, the food industry strategic landscape, the recent discussions between Diamond’s management and each of Snyder’s-Lance, Company A and Company B, and the potential engagement of Credit Suisse as Diamond’s financial advisor in connection with Diamond’s consideration of certain potential strategic transactions.

On March 23, 2015, Mr. Driscoll, Mr. Lee, Mr. Silcock, Executive Vice President and Chief Financial Officer of Diamond, and Rick Puckett, Chief Financial Officer of Snyder’s-Lance met in New York City to discuss a potential business combination in which Diamond would acquire Snyder’s-Lance.

On April 3, 2015, Mr. Lee sent an email to the board of directors of Snyder’s-Lance to request an informational board conference call regarding a potential strategic transaction with Diamond.

On April 3, 2015, Mr. Driscoll and Mr. Lee held a telephonic discussion during which Mr. Lee stated that while Snyder’s-Lance was not interested in a transaction in which Diamond would acquire Snyder’s-Lance, Snyder’s-Lance would be interested in further exploring a business combination with Diamond in which Snyder’s-Lance would be the acquirer but which business combination would include a significant stock component so that Diamond’s stockholders could continue to participate in the future value of the combined company.

On April 7, 2015, the Diamond board of directors held a meeting at which the Diamond board of directors determined to engage Credit Suisse as Diamond’s exclusive financial advisor in connection with the Diamond board of directors’ consideration of certain strategic transactions. At this meeting, Credit Suisse, which had been requested to attend the meeting, provided the Diamond board of directors with an overview of the food industry, including the snack category strategic landscape, Diamond’s five-year financial plan prepared by Diamond’s management, and potential strategic alternatives for Diamond, including possible acquisition, merger and sale opportunities. Also at this meeting, the Diamond board of directors discussed the recent discussions between Diamond’s management and each of Snyder’s-Lance, Company A and Company B.

On April 9, 2015, Mr. Silcock and Mr. Puckett held a telephone call to discuss potential synergies that might result from a combination of Diamond and Snyder’s-Lance.

On April 10, 2015, the board of directors of Snyder’s-Lance convened telephonically to be further briefed by Mr. Lee and Mr. Puckett regarding the preliminary discussions regarding the potential strategic transaction. The Snyder’s-Lance board of directors concluded that it would be appropriate for Snyder’s-Lance management to continue exploring strategic alternatives involving Diamond.

On April 15, 2015, representatives of Company B contacted representatives of Credit Suisse and expressed interest in a potential business combination with Diamond. Representatives of Credit Suisse subsequently discussed Company B’s stated interest with Mr. Driscoll.

On April 17, 2015, Mr. Lee informed Mr. Driscoll that Snyder’s-Lance had retained Morgan Stanley & Co. LLC as its financial advisor in connection with a potential transaction with Diamond.

On April 24, 2015, at Diamond’s request, representatives of Credit Suisse met with representatives of Morgan Stanley to discuss a potential transaction between Diamond and Snyder’s-Lance.

On April 24, 2015, the board of directors of Snyder’s-Lance held a special meeting during which Mr. Lee reviewed a potential strategic transaction with Diamond. Also at this meeting, the Snyder’s-Lance board discussed with representatives of Morgan Stanley the impact of a potential transaction with Diamond on Snyder’s-Lance, its financial results and its stockholders, as well as recent market trends and consolidation in the food and beverage sector. While the Snyder’s-Lance board believed that a business combination with Diamond at a reasonable valuation offered potential strategic opportunities to Snyder’s-Lance, it determined that it was unwilling to make an offer for Diamond at that time. The board discussed potential opportunities related to the potential strategic transactions with Diamond and the potential for alternative transactions with other parties that might be available to Snyder’s-Lance.

On April 30, 2015, at Diamond’s request, representatives of Credit Suisse met with representatives of Company B to discuss a potential transaction between Diamond and Company B.

On May 6, 2015, the board of directors of Snyder’s-Lance held a regularly scheduled meeting during which Mr. Lee reviewed a potential strategic transaction with Diamond involving a larger potential issuance of equity by Snyder’s-Lance. During this meeting, the members of the board discussed potential opportunities related to the proposed strategic transaction with Diamond, including the potential for synergies and added scale, and the potential for alternative transactions that might be available to Snyder’s-Lance. The members of the board of Snyder’s-Lance concluded that it would be appropriate for Snyder’s-Lance management to continue exploring potential strategic alternatives involving Diamond.

On May 13, 2015, Diamond and Company B entered into a non-disclosure agreement.

On May 15, 2015, Mr. Driscoll spoke by telephone with Mr. Lee to discuss a potential business combination transaction.

Also on May 15, 2015, Mr. Driscoll spoke to the Chief Executive Officer of Company B and agreed to permit representatives of Company B to visit Diamond’s Stockton, California plant and to explore further a potential combination between the companies.

On May 20 and 21, 2015, Mr. Driscoll, Mr. Silcock, David Colo, Executive Vice President and Chief Operating Officer of Diamond, and Linda Segre, Executive Vice President and Chief Strategy and People Officer of Diamond, met with representatives of Company B to conduct site visits and discuss a potential transaction.

On June 2, 2015, at Diamond’s request, representatives of Credit Suisse spoke further with representatives of Morgan Stanley regarding a potential transaction between Diamond and Snyder’s-Lance.

On June 3, 2015, the board of directors of Snyder’s-Lance held a special meeting during which Mr. Lee reviewed the potential strategic transaction involving Diamond, as well as potential alternative strategic transactions that might be available to Snyder’s-Lance. In addition, Gail Sharps Myers, Chief General Counsel and Secretary of Snyder’s-Lance, reviewed and advised the Snyder’s-Lance board of directors of its fiduciary duties in connection with possible strategic transactions. Following a discussion, the members of the board of directors of Snyder’s-Lance reiterated its previous instructions to Snyder’s-Lance management to continue exploring strategic alternatives involving Diamond.

On June 8, 2015, Mr. Driscoll, Mr. Silcock and Ms. Segre met with representatives of Company B to discuss a potential transaction.

On June 11, 2015, the Diamond Transaction Committee held a meeting, at which the Transaction Committee discussed with members of Diamond’s senior management team, among other things, the status of discussions with potential counterparties to a strategic transaction involving Diamond.

On June 11, 2015, Mr. Puckett sent to Mr. Silcock a list of due diligence questions with respect to Diamond.

On June 11 and 12, 2015, at the direction of Diamond, representatives of Credit Suisse held further discussions with representatives of Company B’s financial advisor regarding a potential transaction between Diamond and Company B.

On June 15, 2015, Mr. Silcock and Mr. Puckett spoke by telephone regarding potential synergies that could result from a business combination between Diamond and Snyder’s-Lance.

On June 20, 2015, the board of directors of Snyder’s-Lance held a special meeting to discuss certain operational considerations and to discuss certain potential strategic alternatives, including a potential strategic transaction with Diamond. Following a discussion, Snyder’s-Lance management was instructed to continue to explore strategic alternatives involving Diamond.

On June 22, 2015, Company A’s financial advisor contacted a member of the Diamond board of directors regarding Company A’s interest in a business combination with Diamond.

On June 24, 2015, the board of directors of Snyder’s-Lance held a special meeting during which Mr. Lee further reviewed a potential strategic transaction with Diamond and briefed the board on his upcoming meeting with Mr. Driscoll. Also at this meeting, the Snyder’s-Lance board discussed with representatives of Deutsche Bank, financial advisor to Snyder’s-Lance, certain financial aspects of a potential transaction with Diamond as well as recent market trends and consolidation in the food and beverage sector. Following discussion, the members of the board of directors of Snyder’s-Lance reiterated its previous instructions to Snyder’s-Lance management to continue exploring strategic alternatives involving Diamond.

On June 25, 2015, Mr. Lee and Mr. Driscoll, together with other representatives of Diamond, Snyder’s-Lance, Credit Suisse and Morgan Stanley, met in person in Charlotte, North Carolina to further explore a potential strategic transaction between Snyder’s-Lance and Diamond. During this meeting, the two executives exchanged ideas and identified potential opportunities to determine whether there was sufficient interest in moving toward a more structured business combination discussion. Mr. Lee and Mr. Driscoll also discussed several factors supporting a potential business combination, including (i) the strengths and complementary nature of each of Snyder’s-Lance’s and Diamond’s businesses and geographic focus, (ii) current food industry dynamics, including the underlying rationale for the current period of industry consolidation, and (iii) that synergies resulting from a business combination could potentially generate significant efficiencies and cost savings in direct store delivery, purchasing, logistics and administration.

On June 30, 2015, the Diamond Transaction Committee held a meeting, at which the Transaction Committee discussed with members of Diamond’s senior management, among other things, the status of discussions with the potential counterparties to a strategic transaction involving Diamond.

On July 1, 2015, Mr. Lee called Mr. Driscoll to state Snyder’s-Lance’s interest in making a proposal regarding a business combination transaction between the companies.

On July 2, 2015, the Diamond Transaction Committee held a meeting, together with members of Diamond’s senior management and representatives of Credit Suisse, at which the Transaction Committee determined that Snyder’s-Lance should be encouraged to make a proposal that the Diamond board of directors could evaluate. The Transaction Committee also discussed the timing of a proposed meeting between Mr. Driscoll and other members of Diamond’s senior management and representatives of Company B.

On July 7, 2015, the board of directors of Snyder’s-Lance held a special meeting during which Mr. Lee updated the board on management’s review of a potential strategic transaction with Diamond and updated the board on his discussions with Mr. Driscoll. Also at this meeting, Mr. Lee and representatives of Morgan Stanley provided the Snyder’s-Lance board with (i) an updated view on Diamond’s category trends, brand performance and the strategies for each of Diamond’s business lines, and (ii) revised financial modeling to reflect refined synergies and inform earnings per share accretion, return on invested capital, leverage and expected share price impact. After extensive discussion, the members of the board of directors of Snyder’s-Lance reiterated its previous instructions to Snyder’s-Lance management to continue exploring strategic alternatives involving Diamond.

On July 15, 2015, Mr. Lee called Mr. Driscoll to inform him that Snyder’s-Lance was holding a meeting of its board of directors on the following day and requested a meeting with Mr. Driscoll and Robert Zollars, Chairman of the Board of Diamond. Mr. Driscoll informed Mr. Lee that a formal written proposal from Snyder’s-Lance would be needed in advance of a meeting.

On July 16, 2015, the board of directors of Snyder’s-Lance held a special meeting during which Mr. Lee updated the board on management’s review of a potential strategic transaction with Diamond. Also at this meeting, Mr. Lee and representatives of Morgan Stanley provided the Snyder’s-Lance board with an updated review of industry consolidation activity and metrics and a preliminary financing strategy for the business combination with Diamond. Mr. Lee then proposed to the board of directors of Snyder’s-Lance key terms for a non-binding letter of intent to be sent to Diamond. The terms reflected a desire by Snyder’s-Lance to offer Diamond stockholders an attractive premium while enabling Snyder’s-Lance to achieve its business goals. In determining the ratio of cash to equity in its offer, Snyder’s-Lance management was guided, in part, by a desire not to increase Snyder’s-Lance’s leverage above a level that may not allow it to preserve its investment grade credit rating. After discussion, the board of directors of Snyder’s-Lance authorized Snyder’s-Lance management to provide to Diamond a non-binding preliminary indication of interest proposing a business combination between Snyder’s-Lance and Diamond.

Following the Snyder’s-Lance board meeting on July 16, 2015, Mr. Lee called Mr. Driscoll to inform him that Snyder’s-Lance expected to submit a written preliminary indication of interest regarding a business combination with Diamond.

Also on July 16, 2015, a representative of Morgan Stanley contacted a member of the Diamond board of directors regarding Snyder’s-Lance’s interest regarding a business combination with Diamond.

On July 17, 2015, Snyder’s-Lance delivered to Diamond a written non-binding preliminary indication of interest proposing a transaction in which Diamond’s stockholders would receive 0.75 of a share of Snyder’s-Lance common stock and $12.50 in cash for each outstanding share of Diamond common stock, which implied a value of $37.25 per share of Diamond common stock based on the closing price of Snyder’s-Lance common stock on July 16, 2015. The indication of interest requested that Diamond enter into a 45-day exclusivity period during which Snyder’s-Lance would conduct due diligence and definitive agreements would be negotiated.

On July 19, 2015, the Diamond Transaction Committee held a meeting, together with members of Diamond’s senior management and representatives of Credit Suisse, at which the Transaction Committee reviewed Snyder’s-Lance’s preliminary indication of interest. The Transaction Committee determined that it would not recommend that the Diamond board of directors agree to exclusivity, but that discussions with Snyder’s-Lance should be continued in order to encourage Snyder’s-Lance to improve its proposal. The Transaction Committee also determined that discussions with Company A and Company B should continue in an effort to obtain additional proposals that the Diamond board of directors could consider.

On July 19, 2015, Diamond and Company A entered into a non-disclosure agreement.

On July 20, 2015, at the direction of Diamond, representatives of Credit Suisse met with representatives of Morgan Stanley to convey the Transaction Committee’s position that, while the full Diamond board of directors would consider Snyder’s-Lance’s proposal, the Transaction Committee would not support granting exclusivity, but would support Diamond engaging in further discussions regarding a potential transaction in order for Snyder’s-Lance to improve its proposal.

On July 21, 2015, Mr. Driscoll and Mr. Zollars met with Mr. Lee and W.J. Prezzano, the Chairman of the Board of Snyder’s-Lance, in New York City to discuss the merits of a potential business combination between Diamond and Snyder’s-Lance.

On July 22, 2015, Mr. Driscoll and Mr. Lee continued discussions regarding a potential business combination between Diamond and Snyder’s-Lance.

Also on July 22, 2015, at the direction of Diamond, representatives of Credit Suisse met with Company A’s Chief Executive Officer to continue discussions on behalf of Diamond regarding a potential business combination between Diamond and Company A.

On July 24, 2015, Mr. Driscoll and Company A’s Chief Executive Officer spoke by telephone to discuss further a potential business combination between Diamond and Company A.

On July 30, 2015, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West LLP and Credit Suisse. A representative of Fenwick & West reviewed with the Diamond board of directors its fiduciary duties in connection with the consideration of business combination transactions and related matters. Credit Suisse reviewed with the Diamond board of directors the financial terms of Snyder’s-Lance’s July 17, 2015 preliminary indication of interest proposing a business combination and the status of discussions with Company A and Company B. The Diamond board of directors also discussed, with input from Diamond’s senior management and Credit Suisse, other potential counterparties viewed as the most likely to have the strategic interest in, and financial ability to complete, a strategic transaction with Diamond. The Diamond board of directors determined that exclusivity would not be granted to Snyder’s-Lance, but agreed to provide Snyder’s-Lance with additional due diligence information to enable Snyder’s-Lance to improve its proposal. The Diamond board of directors also directed that further meetings be held with Company A and Company B to facilitate proposals from those companies for strategic transactions that the Diamond board of directors could consider. The Diamond board of directors also determined that, once proposals from Snyder’s-Lance, Company A and Company B were further developed, additional companies that the Diamond board of directors determined would most likely have the strategic interest in, and the financial ability to complete, a strategic transaction with Diamond should be contacted to assess their actual interest. Following the meeting, Mr. Driscoll conveyed to Mr. Lee Diamond’s position regarding Snyder’s-Lance’s proposal.

On August 3, 2015, Snyder’s-Lance provided a revised indication of interest that, among other things, withdrew its request for exclusivity. Also on August 3, 2015, Morgan Stanley provided to Credit Suisse a list of diligence questions regarding Diamond.

On August 5, 2015, at Diamond’s request, Credit Suisse provided to Morgan Stanley a list of “reverse” due diligence questions regarding Snyder’s-Lance and provided to Company B’s financial advisor a list of “reverse” due diligence questions regarding Company B. Also on that day, in accordance with the directives of the Diamond board of directors, Credit Suisse spoke with Company A’s financial advisor regarding Diamond’s strategic process.

On August 6, 2015, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and representatives of Credit Suisse, to discuss, among other things, Diamond’s preliminary financial results for fiscal 2015, its fiscal 2016 annual operating plan and the status of discussions with potential counterparties to a strategic transaction.

Also on August 6, 2015, the board of directors of Snyder’s-Lance held a regular quarterly meeting during which Mr. Lee updated the board on the status of the proposed transaction with Diamond and the structure and approach for due diligence on Diamond. In addition, a representative of Jenner & Block LLP reviewed and advised the Snyder’s-Lance board of directors of its fiduciary duties in connection with the possible strategic transaction.

Later on August 6, 2015, Mr. Driscoll sent a letter to Mr. Lee in response to the revised letter of intent that Mr. Lee had transmitted to him on August 3, 2015, stating that Diamond would allow Snyder’s-Lance to conduct further due diligence on a possible business combination, including providing Snyder’s-Lance access to an online data room in order to allow Snyder’s-Lance to improve its proposal.

Commencing on August 18, 2015, representatives of Snyder’s-Lance and its advisors were granted access to an electronic data room for purposes of a due diligence review by Snyder’s-Lance of Diamond. During the period from August 18, 2015 to October 27, 2015, representatives of Snyder’s-Lance and its advisors engaged with Diamond’s senior management and advisors in connection with Snyder’s-Lance’s due diligence review.

On August 19, 2015, Mr. Driscoll and other members of the senior management of Diamond met with Company A’s Chief Executive Officer and other members of the senior management of Company A in New York, together with representatives of Diamond’s and Company A’s respective financial advisors, to discuss Diamond’s business and operations.

On August 27 and 28, 2015, Mr. Driscoll and other members of the senior management of Diamond met with representatives of Company B in New York City, together with representatives of Diamond’s and Company B’s respective financial advisors, to discuss Diamond’s business and operations.

On August 31, 2015, Credit Suisse was informed by Company A’s Chief Executive Officer and financial advisor that Company A intended to submit an indication of interest regarding a business combination with Diamond.

On September 1, 2015, Company A submitted a preliminary non-binding indication of interest regarding a business combination with Diamond for consideration of $37.00 to $39.00 per share, which indication of interest stated that a substantial portion of the consideration would be provided in Company A stock.

On September 3 and 4, 2015, representatives of Snyder’s-Lance visited Diamond’s facilities in Stockton, California and Salem, Oregon.

On September 4, 2015, the Diamond Transaction Committee held a meeting, together with members of Diamond’s senior management and representatives of Credit Suisse, at which the Transaction Committee discussed the status of discussions with Snyder’s-Lance, Company A and Company B. At this meeting, the Transaction Committee determined to align all interested parties onto a single timeframe by requiring submission of final proposals by October 16, 2015 and again discussed potential counterparties most likely to have the strategic interest in, and financial ability to complete, a strategic transaction with Diamond, as well as the confidentiality concerns associated with broadly contacting parties and the potential adverse impact on Diamond’s business and its strategic process in the event of market rumors regarding Diamond’s strategic process. The Diamond Transaction Committee instructed Credit Suisse to contact five companies (identified as Company C, Company D, Company E, Company F and Company G) regarding their potential interest in a transaction involving Diamond.

On September 4, 2015, a bid process letter was sent to each of Snyder’s-Lance and Company A, inviting such parties to submit by October 16, 2015 a written, final indication of interest for an acquisition of all outstanding shares of Diamond together with its mark-up of a definitive transaction agreement to be provided by Fenwick & West.

On September 4, 2015 through September 8, 2015, in accordance with the directives of the Diamond Transaction Committee, Credit Suisse contacted Company C, Company D, Company E, Company F and Company G regarding their respective interest in a potential business combination with Diamond.

On September 5, 2015, Company A was provided with access to Diamond’s due diligence electronic data room.

On September 7, 2015, a bid process letter was sent to Company B, inviting Company B to submit by October 16, 2015 a written, final indication of interest for an acquisition of all of the outstanding shares of Diamond together with its mark-up of a definitive transaction agreement to be provided by Fenwick & West.

On September 8, 2015, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and representatives of Credit Suisse, at which the board of directors discussed, among other things, the status of discussions with Snyder’s-Lance, Company A and Company B, the alignment of all interested parties onto a single timeframe by requiring submission of final proposals by October 16, 2015 and the outreach to Company C, Company D, Company E, Company F and Company G regarding their potential interest in a transaction involving Diamond.

Later on September 8, 2015, each of Company E and Company F informed Credit Suisse that it was not interested in pursuing a strategic transaction with Diamond.

On September 10, 2015, an amended non-disclosure agreement was sent to Morgan Stanley, reflecting the addition of Bank of America, N.A. as a potential financing source to Snyder’s-Lance. The amended non-disclosure agreement was executed as of September 16, 2015.

Also on September 10, 2015, the board of directors of Snyder’s-Lance held a special meeting during which Mr. Lee updated the board on the status of negotiations with Diamond. Mr. Lee also briefed the board of directors on the status of due diligence on Diamond, plant visits at Diamond’s Stockton and Salem manufacturing facilities and further refinements of the potential synergies analysis. The members of the board of directors of Snyder’s-Lance reiterated its previous instructions to Snyder’s-Lance management to continue negotiating a business combination transaction involving Diamond along the terms of the letter of intent that the board of directors of Snyder’s-Lance had previously approved.

On September 11, 2015, Company B was provided with access to Diamond’s electronic data room.

Also on September 11, 2015, members of the senior management of each of Diamond and Snyder’s-Lance, together with representatives of Credit Suisse and Morgan Stanley, met in New York City to discuss due diligence matters and potential synergies.

Later on September 11, 2015, Diamond and Company D entered into a non-disclosure agreement and a bid process letter was sent to Company D, inviting Company D to submit by October 16, 2015 a written, final indication of interest for an acquisition of all outstanding shares of Diamond together with its mark-up of a definitive transaction agreement to be provided by Fenwick & West.

On September 14, 2015, at Diamond’s request, Credit Suisse provided Morgan Stanley with a list of additional “reverse” due diligence questions regarding Snyder’s-Lance. Also on this day, Company D was provided access to Diamond’s electronic data room.

On September 15, 2015, the Diamond Transaction Committee held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, at which the Transaction Committee reviewed the status of discussions and due diligence review with respect to each of the potential counterparties to a strategic transaction and, in connection with the anticipated Snyder’s-Lance proposal, discussed and considered potential strategies to mitigate potential down-side risk related to any stock component of a transaction, such as a “collar” or other non-fixed exchange ratio structure.

On September 16, 2015, Company C informed Credit Suisse that it was not interested in pursuing a strategic transaction with Diamond.

On September 17, 2015, members of the senior management of each of Diamond and Company D met in Washington, D.C., together with representatives of Diamond’s and Company D’s respective financial advisors, to discuss Diamond’s business and operations.

On September 17, 2015, representatives of Company B’s financial advisor informed Credit Suisse that Company B was continuing to evaluate its potential interest in a strategic transaction with Diamond.

Also on September 17, 2015, Company G informed Credit Suisse that it was not interested in pursuing a strategic transaction with Diamond.

On September 18, 2015, at Diamond’s request, Credit Suisse provided Company A with a list of “reverse” due diligence questions regarding Company A.

On September 21, 2015, members of Diamond’s senior management, together with representatives of Credit Suisse, held a teleconference with representatives of Company D to discuss Diamond’s business and operations.

Also on September 21, 2015, an additional food industry participant, Company H, contacted Credit Suisse to express preliminary interest in exploring a potential business combination with Diamond. Credit Suisse informed Mr. Driscoll, who confirmed that Company H should be permitted to participate in Diamond’s strategic process.

Also on September 21, 2015, the board of directors of Snyder’s-Lance held a special meeting during which Mr. Lee updated the board on the status of negotiations with Diamond. Mr. Lee also briefed the board on the continued progress of due diligence on Diamond, the meeting held on September 11, 2015 with management of Diamond, and potential financing partners for the cash portion of the merger consideration. Representatives of Morgan Stanley participated in the meeting. The Snyder’s-Lance board of directors reiterated its previous instructions to Snyder’s-Lance management to continue negotiating a business combination transaction involving Diamond.

On September 22, 2015, representatives of Company D visited Diamond’s facilities in Stockton, California and Salem, Oregon, and representatives of Snyder’s-Lance visited Diamond’s facility in the United Kingdom.

On September 23, 2015, Mr. Driscoll and Company A’s Chief Executive Officer further discussed a potential business combination between Diamond and Company A.

Also on September 23, 2015, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, at which among other things, the Diamond board of directors reviewed the status of discussions and due diligence with respect to each of the potential counterparties to a strategic transaction.

Later on September 23, 2015, following the close of regular trading on Nasdaq, Mergermarket reported that Diamond was exploring a potential sale of the company, identifying Credit Suisse as Diamond’s financial advisor. On September 24, 2015, Diamond common stock price closed at $33.65, representing an increase of approximately 9.7% over its closing price on September 23, 2015.

On September 24, 2015, Company B informed Credit Suisse that it would not submit a proposal regarding a business combination with Diamond.

Also on September 24, 2015, representatives of Morgan Stanley sent a draft merger agreement on behalf of Snyder’s-Lance to representatives of Credit Suisse. Consistent with Diamond’s bid process letter, Credit Suisse informed Morgan Stanley that Fenwick & West would provide a draft definitive transaction agreement for all bidders to mark up as part of their bid submissions.

On September 25, 2015, members of Diamond’s senior management, together with representatives of Credit Suisse, held a teleconference with representatives of Company A to discuss potential synergies that might result from a combination of Diamond and Company A.

Also on September 25, 2015, two additional food industry participants that had seen the Mergermarket report, Company I and Company J, contacted Credit Suisse to inquire about Diamond’s strategic process.

On September 28, 2015, draft merger agreements prepared by Fenwick & West were sent to representatives of each of Snyder’s-Lance, Company A and Company D. The version sent to Snyder’s-Lance and Company A provided for a cash and stock merger transaction. The version sent to Company D provided for an all-cash tender offer followed by a short-form merger for any untendered shares.

Also on September 28, 2015, each of Company I and Company J informed Credit Suisse that it was not interested in pursuing a strategic transaction with Diamond.

On September 29, 2015, a private equity firm that had seen the Mergermarket report contacted Credit Suisse to express preliminary interest in the purchase of Diamond’s nuts business should Diamond’s strategic process at some point include a potential divestiture of that business.

Also on September 29, 2015, Diamond announced its financial results for the 2015 fiscal year.

On October 1, 2015, Company H informed Credit Suisse that it was not interested in pursuing a strategic transaction with Diamond.

Also on October 1, 2015, the New York Post reported that Diamond was no longer exploring a sale or merger of the company but was instead exploring potential sales of its individual brands and businesses. Over the course of the following month, a number of private equity firms and food industry participants contacted Credit Suisse to express preliminary interest in the purchase of Diamond’s nuts business and other specific brands should Diamond’s strategic process at some point include potential asset divestitures.

During the period from October 5, 2015 through October 16, 2015, representatives of Diamond and Snyder’s-Lance, Company A and Company D, respectively, held a series of due diligence calls regarding different aspects of Diamond’s business and operations. In addition, during this period, representatives of Diamond and Snyder’s-Lance held a series of “reverse” due diligence calls regarding aspects of Snyder’s-Lance’s business and operations.

On October 7, 2015, the board of directors of Snyder’s-Lance held a special meeting during which Mr. Lee and representatives of Morgan Stanley updated the board on the status of negotiations with Diamond. Mr. Lee briefed the board on the continued progress of due diligence on Diamond, including Diamond’s 2015 financial results, synergy estimates, brand growth rates, financial estimates and key acquisition metrics and Snyder-Lance’s financing strategy. The members of the board of directors of Snyder’s-Lance reiterated its previous instructions to Snyder’s-Lance management to continue negotiating a business combination transaction involving Diamond.

On October 12, 2015, Company A’s financial advisor informed Credit Suisse that Company A was considering terminating its participation in Diamond’s strategic process, but expressed that if the other proposals that Diamond received on October 16 were not compelling to the Diamond board of directors, Company A might be interested in restarting discussions regarding a transaction involving Diamond or its snacks business.

On October 14, 2015, the Chief Executive Officer of Company A informed Mr. Driscoll that Company A was terminating its participation in Diamond’s strategic process. Following this discussion, Company A’s access to Diamond’s electronic data room was terminated.

Also on October 14, 2015, the board of directors of Snyder’s-Lance held a special meeting during which Mr. Lee and representatives of Morgan Stanley updated the board on the status of negotiations with Diamond. Mr. Lee and representatives of Morgan Stanley briefed the board on, among other things, (i) the continued progress of due diligence on Diamond, including updated financial projections of the combined company if Diamond was acquired, (ii) the status of financing commitment letters, and (iii) the status of merger agreement negotiations with Diamond. Representatives of Ernst & Young LLP reviewed the results of certain financial due diligence it had undertaken on Diamond. In addition, a representative of Troutman Sanders LLP reviewed the material terms of the draft merger agreement which had been provided by Fenwick & West LLP, counsel to Diamond, and the proposed comments to the draft merger agreement Snyder’s-Lance proposed to transmit to Fenwick & West LLP. A representative of Jenner & Block LLP reviewed and advised the Snyder’s-Lance board of directors of its fiduciary duties in connection with possible strategic transactions. The members of the board of directors of Snyder’s-Lance authorized Snyder’s-Lance management to submit to Fenwick & West LLP the mark-up of the merger agreement which represented Snyder’s-Lance’s bid to acquire Diamond.

On October 15, 2015, representatives of Snyder’s-Lance informed Diamond and Credit Suisse that, based on its preliminary assessment, Snyder’s-Lance expected to report financial results for its third quarter that would not meet consensus analyst expectations. The Snyder’s-Lance representatives also indicated that if a definitive agreement for a business combination with Diamond could be reached, Snyder’s-Lance planned to announce such financial results and updated financial guidance for 2015 and 2016 concurrent with announcing a transaction with Diamond.

On October 16, 2015, Snyder’s-Lance and Company D each submitted final proposals to acquire all of the outstanding shares of Diamond common stock and, notwithstanding Company A’s prior statements regarding terminating its participation in Diamond’s strategic process, Company A submitted an indication of interest for a transaction to acquire all of the outstanding shares of Diamond common stock.

Snyder’s-Lance’s proposal, delivered with a mark-up of the draft cash-stock merger agreement provided by Fenwick & West, provided for a merger transaction in which Diamond stockholders would receive 0.75 of a share of Snyder’s-Lance common stock and $11.00 in cash for each share of Diamond common stock, which implied a value of $37.63 per share of Diamond common stock based on Snyder’s-Lance closing stock price on October 16, 2015. Snyder’s-Lance’s proposal stated that it was not subject to any financing condition and was submitted with a commitment letter from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to $947 million of financing.

Company D’s proposal, delivered with a mark-up of the draft tender offer merger agreement provided by Fenwick & West, provided for a tender offer in which Company D would offer to purchase each outstanding share of Diamond common stock for $34.00 in cash. Company D’s proposal stated that it was not subject to any financing condition.

Company A submitted an indication of interest in a business combination with Diamond for consideration of $34.50 to $35.50 per share, which proposal indicated that a substantial but unspecified portion of the consideration would be provided in Company A stock. The indication of interest was not submitted with a mark-up of the merger agreement.

On October 17, 2015, the Diamond Transaction Committee held a meeting to review with Fenwick & West and Credit Suisse the proposals received from Snyder’s-Lance, Company A and Company D. Based on the recent discussions between the Chief Executive Officer of Company A and Mr. Driscoll and between Company A’s financial advisor and Credit Suisse, the nature of Company A’s indication of interest, which did not specify an amount of cash or Company A stock consideration, and its decision not to submit a mark-up of the merger agreement, the Transaction Committee determined that Company A was no longer an active participant in the strategic process. Additionally, in connection with the Snyder’s-Lance proposal, the Transaction Committee considered and discussed potential strategies to mitigate potential down-side risk related to any stock component of a transaction, such as a “collar” or other non-fixed exchange ratio structure, and that Snyder’s-Lance was unlikely to agree to a one-way “collar” providing Diamond stockholders with the benefit of any appreciation in the value of Snyder’s-Lance common stock without any risk of a decline in value likely would not be acceptable to Snyder’s-Lance. The Transaction Committee provided direction to the representatives of Credit Suisse on the initial feedback to be provided to Snyder’s- Lance and Company D.

On October 18, 2015, in accordance with the directives of the Transaction Committee, representatives of Credit Suisse contacted representatives of Company D’s financial advisor and Morgan Stanley to provide feedback on Company D’s and Snyder’s-Lance’s respective proposals.

On October 19, 2015, representatives of Morgan Stanley engaged in further discussions with representatives of Credit Suisse regarding Snyder’s-Lance’s proposal.

Also on October 19, 2015, representatives of Fenwick & West discussed with representatives of Troutman Sanders LLP, counsel to Snyder’s-Lance, various issues raised by Snyder’s-Lance’s mark-up of the merger agreement, including the delivery of voting agreements from certain Snyder’s-Lance stockholders, the right of the Snyder’s-Lance board of directors to change its recommendation in favor of the transaction and terminate the merger agreement, the size and structure of termination fees payable by Diamond to Snyder’s-Lance upon the occurrence of certain events, the size and structure of reverse termination fees payable by Snyder’s-Lance to Diamond upon the occurrence of certain events, aspects of the financing structure proposed to fund the transaction, efforts with respect to obtaining required regulatory approvals, and representation by a Diamond’s designee on Snyder’s-Lance’s board of directors.

Later on October 19, 2015, the Diamond Transaction Committee held a meeting, together with members of Diamond’s senior management and representatives of Credit Suisse, to discuss further the proposals received from Snyder’s-Lance and Company D, and subsequent discussions between representatives of Snyder’s-Lance and Company D. The Transaction Committee considered the fixed exchange ratio contemplated by Snyder’s-Lance’s proposal and determined that, in light of the anticipated synergies that could result from the business combination, it was preferable to have a fixed exchange ratio rather than a floating exchange ratio so that Diamond stockholders could benefit from any appreciation in the value of Snyder’s-Lance common stock despite the attendant risk if Snyder’s-Lance common stock were to decline in value, and that a one-way “collar” providing Diamond stockholders with the benefit of any appreciation in the value of Snyder’s-Lance common stock without any risk of a decline in value likely would not be acceptable to Snyder’s-Lance. Following the meeting, at the direction of the Transaction Committee, representatives of Credit Suisse contacted Morgan Stanley to request additional information regarding Snyder’s-Lance’s business and financial projections, assessments of potential transaction synergies and planned operating costs reductions. Also following the meeting, representatives of Company D’s financial advisor informed Credit Suisse that Company D expected to submit a revised proposal.

On October 20, 2015, Company D submitted a revised proposal providing for a tender offer in which Company D would offer to purchase all outstanding shares of Diamond common stock for $37.00 per share in cash.

Later on October 20, 2015, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, at which, among other things, the Diamond board of directors reviewed Diamond’s strategic process to date, and the proposals made by Snyder’s-Lance and Company D. Based on the recent discussions between the Chief Executive Officer of Company A and Mr. Driscoll and between Company A’s financial advisor and Credit Suisse, the nature of Company A’s indication of interest, which did not specify an amount of cash or Company A stock consideration, and its decision not to submit a mark-up of the merger agreement, the Diamond board of directors concurred with the determination of the Transaction Committee that Company A was no longer an active participant in the strategic process. The Diamond board of directors also reviewed certain legal issues raised in the mark-ups of the merger agreement submitted by Snyder’s-Lance and Company D, discussed the advisability of the fixed ratio structure proposed by Snyder’s-Lance, and discussed Snyder’s-Lance’s third quarter results and projected financial performance, potential transaction synergies and planned operating costs reductions. The Diamond board of directors also provided direction to Credit-Suisse and Fenwick & West regarding next steps in the process.

On October 21, 2015, Snyder’s-Lance and Morgan Stanley provided to Credit Suisse requested information regarding Snyder’s-Lance’s business and financial projections, assessments as to potential transaction synergies and planned operating costs reductions.

Also on October 21, 2015, the Diamond Transaction Committee held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, to discuss further each of Snyder’s-Lance’s and Company D’s respective proposals and how to encourage each company to improve its proposal.

On October 22, 2015, the Diamond Transaction Committee held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, to discuss Snyder’s-Lance’s projected financial performance, and the strategy and tactics to have each of Snyder’s-Lance and Company D improve its proposal. At this meeting, the Diamond Transaction Committee provided direction to Credit Suisse as to certain modifications that Diamond desired in the proposals received. Following the meeting, in accordance with the directives of the Transaction Committee, representatives of Credit Suisse contacted Morgan Stanley to relay Diamond’s request that Snyder’s-Lance increase its proposal and revise certain legal terms of the proposed transaction, including the delivery of voting agreements from certain Snyder’s-Lance stockholders, the right of the Snyder’s-Lance board of directors to change its recommendation in favor of the transaction and terminate the merger agreement, the size and structure of the termination fees payable by Diamond to Snyder’s-Lance in certain events, the size and structure of the reverse termination fees payable by Snyder’s-Lance to Diamond in certain events, aspects of the financing structure for the transaction, efforts with respect to obtaining required regulatory approvals, and representation by a Diamond’s designee on the Snyder’s-Lance board of directors.

Also on October 22, 2015, a representative of Troutman Sanders contacted a representative of Fenwick & West to discuss further the matters relayed on behalf of Diamond to Morgan Stanley earlier that day.

On October 23, 2015, the New York Post reported that a company was engaged in discussions to acquire Diamond.

On October 23, 2015, Snyder’s-Lance submitted a revised proposal for a merger transaction in which Diamond stockholders would receive 0.75 of a share of Snyder’s-Lance common stock and $12.50 in cash for each outstanding share of Diamond common stock, which implied a value of $39.82 per Diamond share based on the closing price of Snyder’s-Lance common stock on October 22, 2015. Snyder’s-Lance also proposed revising certain legal terms of the proposed transaction requested by Diamond and Fenwick & West.

Also on October 23, 2015, a member of the Diamond board of directors spoke with Company D’s financial advisor to request that Company D improve its proposal.

Later on October 23, 2015, the Diamond Transaction Committee held a meeting, with representatives of Credit Suisse and Fenwick & West present, to discuss the most recent communications with Morgan Stanley and Company D’s financial advisor. Thereafter, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and with representatives of Fenwick & West and Credit Suisse, to discuss the current proposals from each of Snyder’s-Lance and Company D, the advisability of the fixed exchange ratio proposed by Snyder’s-Lance, certain preliminary financial perspectives of Credit Suisse regarding the proposed transactions with Snyder’s-Lance and Company D, a potential divestiture of Diamond’s nuts business in lieu of a merger transaction, and strategies for seeking further improvements in Snyder’s-Lance’s and Company D’s respective proposals. The Diamond board of directors considered the fixed exchange ratio contemplated by Snyder’s-Lance’s proposal and determined that, in light of the anticipated synergies that could result from the business combination as well as the guaranteed value resulting from the cash portion of the merger consideration, it was preferable to have a fixed exchange ratio rather than a floating exchange ratio so that Diamond stockholders could benefit from any appreciation in the value of Snyder’s-Lance common stock despite the attendant risk if Snyder’s-Lance common stock were to decline in value, and that a one-way “collar” providing Diamond stockholders with the benefit of any appreciation in value of Snyder’s-Lance common stock without any risk of a decline in value likely would not be acceptable to Snyder’s-Lance. The

Diamond board of directors also considered the potential value achievable if Diamond were to remain independent compared to the risks of executing on Diamond’s business plan as well as changes in the food industry and stock market risks that could adversely affect Diamond’s future stock price.

Following the Diamond board of directors meeting on October 23, 2015 and at the direction of the Diamond board of directors, a representative of Credit Suisse and a member of the Diamond board of directors each spoke with Company D’s financial advisor requesting that Company D improve its proposal.

Following these discussions on October 23, 2015, the Diamond Transaction Committee held a meeting, with representatives of Credit Suisse and Fenwick & West present, to discuss the most recent communications with Company D’s financial advisor. Thereafter, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, to discuss the most recent communications with Company D’s financial advisor, the current status of negotiations with Snyder’s-Lance, and strategies for seeking further improvements in Snyder’s-Lance’s and Company D’s respective proposals.

Following these meetings, in accordance with the directives of the Diamond board of directors, representatives of Credit Suisse contacted representatives of Morgan Stanley and relayed Diamond’s request that Snyder’s-Lance further increase its proposed merger consideration to 0.80 of a share of Snyder’s-Lance common stock and $12.50 in cash for each outstanding share of Diamond common stock and modify further certain terms of the proposed transaction, including requiring Snyder’s-Lance to pay Diamond a reverse termination fee of $125 million in the event that the Snyder’s-Lance board of directors changed its recommendation in favor of the proposed merger as a result of receiving an unsolicited takeover proposal for Snyder’s-Lance that required as a condition thereof the termination of the proposed merger with Diamond, improving the terms of its financing package for the transaction, and requiring Snyder’s-Lance to pay Diamond a reverse termination fee of $125 million in the event that required financing for the transaction were not obtained.

On October 24, 2015, Snyder’s-Lance submitted a revised proposal for a merger transaction in which Diamond stockholders would receive $12.50 in cash and 0.775 of a share of Snyder’s-Lance common stock for each outstanding share of Diamond common stock, which implied a value of $40.79 per share of Diamond common stock based on the closing price of Snyder’s-Lance common stock on October 23, 2015. Snyder’s-Lance also proposed further revising certain terms of the proposed transaction, including having certain Snyder’s-Lance stockholders provide voting agreements in favor of the transaction, requiring Snyder’s-Lance to pay Diamond a reverse termination fee of $50 million in the event that the Snyder’s-Lance board of directors changed its recommendation in favor of the proposed merger as a result of receiving an unsolicited takeover proposal for Snyder’s-Lance that required as a condition thereof the termination of the proposed merger with Diamond, improving the terms of its financing package for the transaction, requiring Snyder’s-Lance to pay Diamond a reverse termination fee of $50 million in the event that required regulatory clearances were not obtained, adding a director to the Snyder’s-Lance board of directors designated by Diamond, and requiring that Snyder’s-Lance pay Diamond a reverse termination fee of $85 million in the event that required financing for the transaction were not obtained.

Following receipt of the revised Snyder’s-Lance proposal on October 24, 2015, the Diamond Transaction Committee held a meeting, with members of Diamond management and representatives of Fenwick & West and Credit Suisse, to discuss Snyder’s-Lance’s revised proposal, the most recent communications with Company D, and strategies to have Snyder’s-Lance improve certain terms of its proposed transaction.

Following the Diamond Transaction Committee meeting on October 24, 2015, in accordance with the directives of the Transaction Committee, representatives of Credit Suisse relayed to representatives of Morgan Stanley Diamond’s additional requested changes to certain terms of the proposed transaction, including that Diamond would pay a termination fee of $54 million, or approximately 2.7% of Diamond’s enterprise value in the transaction, in the event that the Diamond board of directors accepted an unsolicited takeover proposal that it determined was superior to the proposed merger with Snyder’s-Lance and upon certain related events, requiring Snyder’s-Lance to pay Diamond a reverse termination fee of $100 million in the event that the Snyder’s-Lance board of directors changed its recommendation in favor of the proposed merger as a result of receiving an unsolicited takeover proposal for Snyder’s-Lance that required as a condition thereof the termination of the proposed merger with Diamond, and requiring that Snyder’s-Lance pay Diamond a reverse termination fee of $100 million in the event that required financing for the transaction were not obtained.

On the evening of October 24, 2015, Fenwick & West sent to Troutman Sanders a revised draft of the merger agreement. From October 25, 2015 to October 27, 2015, representatives of Fenwick & West and Troutman Sanders negotiated the terms of the merger agreement and ancillary transaction documents.

On October 25, 2015, representatives of Morgan Stanley informed representatives of Credit Suisse that Snyder’s-Lance would pay Diamond a reverse termination fee of $85 million in the event that required financing for the transaction were not obtained.

On October 25, 2015, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, to discuss the current proposals from each of Snyder’s-Lance and Company D, the current status of the negotiations of the transaction documents with Snyder’s-Lance, and certain preliminary financial perspectives of Credit Suisse regarding the proposed transactions with Snyder’s-Lance and Company D, as well as strategies to have Company D improve its proposal.

Following the Diamond board of directors meeting on October 25, 2015, Company D’s financial advisor informed representatives of Credit Suisse that Company D was not prepared to increase its proposal to $40.00 per share or higher.

On October 26, 2015, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, to review the current proposals from each of Snyder’s-Lance and Company D and the remaining open issues in the merger agreement negotiations with Snyder’s-Lance, including the size of the reverse termination fee in the event that required financing for the transaction were not obtained.

On the morning of October 27, 2015, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, to review the current status of negotiations with Snyder’s-Lance.

Later on October 27, 2015, Troutman Sanders provided to Fenwick & West revised commitment papers from Bank of America, N.A. and Merrill Lynch providing for $1.025 billion of financing. Also on October 27, 2015, representatives of Morgan Stanley informed representatives of Credit Suisse that Snyder’s-Lance would pay Diamond a reverse termination fee of $90 million in the event that required financing for the transaction were not obtained.

Negotiations of the terms of the merger agreement and related agreements were substantially concluded on the afternoon of October 27, 2015.

On October 26 and October 27, 2015, the board of directors of Snyder’s-Lance held a special meeting to review the proposed transaction with Snyder’s-Lance senior management, together with representatives of Snyder’s-Lance’s financial and legal advisors. In connection with the meeting, members of the Snyder’s-Lance board of directors received copies of materials prepared by Snyder’s-Lance management and Deutsche Bank. The Snyder’s-Lance board of directors, Snyder’s-Lance senior management, and their advisors discussed the terms of the draft merger agreement and the strategic rationale of the proposed transaction, including potential synergies, and reviewed the directors’ fiduciary duties in considering the proposed transaction. Deutsche Bank then reviewed with the Snyder’s-Lance board of directors its financial analysis of the merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock proposed to be paid per share of Diamond common stock pursuant to the merger agreement and rendered to the Snyder’s-Lance board of directors an oral opinion, subsequently confirmed by delivery of a written opinion, dated October 27, 2015, to the effect that, as of such date and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock proposed to be paid per share of Diamond common stock pursuant to the merger agreement was fair, from a financial point of view, to Snyder’s-Lance.

After consideration and consultation with its advisors, including consideration of the factors described under “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of Stock Issuance—Snyder’s-Lance’s Reasons for the Proposed Merger; Recommendation of the Proposed Merger by the Snyder’s-Lance Board of Directors” beginning on page [•], the members of the Snyder’s-Lance board of directors unanimously determined that the merger agreement, the proposed merger, the stock issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of Snyder’s-Lance and unanimously approved and declared advisable the merger agreement, the proposed merger, the stock issuance and the other transactions contemplated by the merger agreement. The Snyder’s-Lance board of directors also directed that the stock issuance be submitted to the Snyder’s-Lance stockholders for consideration and recommended that Snyder’s-Lance stockholders approve the stock issuance.

During the evening of October 27, 2015, the Diamond Transaction Committee held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, to review the current status of negotiations with Snyder’s-Lance and Company D, and Snyder’s-Lance’s planned third quarter earnings release and revised financial guidance for 2015 and 2016.

Following the Diamond Transaction Committee meeting on October 27, 2015, the Diamond board of directors held a meeting, together with members of Diamond’s senior management and representatives of Fenwick & West and Credit Suisse, to consider the proposed transaction with Snyder’s-Lance. A representative of Fenwick & West reviewed with the Diamond board of directors the final terms of the proposed transaction that had been negotiated with Snyder’s-Lance. Credit- Suisse confirmed that it had not provided financial advisory or investment banking services to Snyder’s-Lance during the past two years for which Credit Suisse received fees. Credit-Suisse reviewed with the Diamond board of directors Credit Suisse’s financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated October 27, 2015, to the Diamond board of directors to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration to be received by holders of Diamond common stock pursuant to the merger agreement with Snyder’s-Lance was fair, from a financial point of view, to such holders. The Diamond board of directors considered the potential value achievable if Diamond were to remain an independent company compared to the risks of executing on Diamond’s business plan as well as changes in the food industry and stock market risks that could adversely affect Diamond’s future stock price, the value reflected in the proposed transaction with Snyder’s-Lance, the achievability of Snyder’s-Lance projected synergies in the transaction, the achievability of Snyder’s-Lance successfully reducing its operating expenses and Diamond’s own experience in reducing operating expenses in recent years, and the results of Diamond’s strategic review process. Following consideration of the terms of the merger agreement, further discussion with Diamond’s senior management and its legal and financial advisors, and the factors described under “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of Stock Issuance—Diamond’s Reasons for the Proposed Merger; Recommendation of the Proposed Merger by the Diamond Board of Directors,” the Diamond board of directors adopted resolutions that determined and declared the merger advisable and fair to, and in the best interests of, Diamond and its stockholders, adopted, approved and declared advisable the merger agreement, the voting agreements and the other transactions contemplated thereby, authorized Diamond to execute and deliver the merger agreement and other merger documents and recommended that the merger agreement be submitted to Diamond’s stockholders for adoption and that Diamond stockholders adopt the merger agreement.

On October 27, 2015, after U.S. trading markets were closed, the merger agreement was executed by Snyder’s-Lance, Merger Sub I, Merger Sub II and Diamond. In addition, certain of the executive officers and directors of Snyder’s-Lance (or, in some cases, their affiliated entities), in their respective capacities as stockholders of Snyder’s-Lance, entered into voting agreements with

Snyder’s-Lance, and certain stockholders of Diamond entered into a voting agreement with Snyder’s-Lance. For an additional discussion of the merger agreement and the voting agreements, see “The Merger Agreement” beginning on page [•] and “Voting Agreements” beginning on page [•].

On October 28, 2015, Snyder’s-Lance issued a press release announcing the signing of the definitive merger agreement. Following this announcement, Snyder’s-Lance held a conference call for investors to discuss the proposed merger and related matters.

Diamond’s Reasons for the Proposed Merger; Recommendation of the Proposed Merger by the Diamond Board of Directors

At a meeting of the Diamond board of directors on October 27, 2015, the Diamond board of directors adopted resolutions that determined and declared the proposed merger advisable and fair to, and in the best interests of, Diamond and its stockholders, and adopted, approved and declared advisable the merger agreement. The Diamond board of directors recommends that you vote (i) “FOR” the adoption of the merger agreement, (ii) “FOR” the “golden parachute” compensation proposal, and (iii) “FOR” the adjournment proposal.

In evaluating the merger, the Diamond board of directors consulted with Diamond’s senior management and legal and financial advisors and, in the course of reaching its decision that the proposed merger is advisable and fair to, and in the best interests of, Diamond and its stockholders, to approve the merger agreement and recommend that the Diamond stockholders vote to adopt the merger agreement, the Diamond board of directors considered the following material reasons and factors, which discussion is neither exhaustive nor intended to be exhaustive.

The Diamond Board considered the following material factors in favor of the merger:

Merger Consideration. With respect to the merger consideration to be received by the Diamond stockholders, the Diamond board of directors considered:

•

the fact that the Diamond stockholders will be entitled to receive $12.50 in cash and 0.775 of a share of Snyder’s-Lance common stock for each outstanding share of Diamond common stock upon the completion of the proposed merger;

•

the fact that the cash component of the merger consideration provides liquidity and certainty of value as compared to the uncertain future long-term value that the Diamond’s stockholders might or might not realize if Diamond remained an independent public company;

•

the fact that the stock component of the merger consideration, representing in the aggregate approximately 26% of the combined company, provides an opportunity for Diamond’s stockholders to participate in the potential stock appreciation of the combined company, including through the potential realization of anticipated synergies from the business combination;

•

the fact that the implied value of the merger consideration (based on the Snyder’s-Lance closing stock price on Nasdaq on October 23, 2015) represents a 24.2% premium over the closing price of Diamond common stock on Nasdaq on October 22, 2015, a 33.0% premium over the closing price of Diamond common stock on September 23, 2015 (the last trading day prior to the publication by Mergermarket that Diamond was engaged in a sale process), and a 28.6% premium over the 30-day average closing price of Diamond common stock, a 30.4% premium over the 90-day average closing price of Diamond common stock, and a 19.4% premium over the 52-week high closing price of Diamond common stock, in each case for the period through October 22, 2015;

•

the fact that the merger consideration, based on the Snyder’s-Lance closing stock price on October 23, 2015 and Diamond management’s estimates, implies an enterprise value for Diamond of $1.98 billion, which implied earnings before taxes, interest, depreciation and amortization, excluding stock based compensation and items that are non-recurring that management deems to be not directly related to ongoing operating performance (referred to in this joint proxy/prospectus as adjusted EBITDA) multiples for Diamond of 15.4x for the

12-month period ending January 31, 2016, 14.0x for the 12-month period ending January 31, 2017 and 14.8x for the fiscal year ending July 31, 2016;
•

the fact that the merger consideration, based on the Snyder’s-Lance closing stock price on October 23, 2015 and Diamond management’s estimates, implies price-to-earnings multiples for Diamond of 35.5x for the 12-month period ending January 31, 2016, 29.1x for the 12-month period ending January 31, 2017 and 32.0x for the fiscal year ending July 31, 2016;

•

the recent and historical market prices of Diamond common stock, including the market price performance and average adjusted EBITDA and EPS trading multiples of Diamond common stock relative to those of other food industry participants in 2013, 2014 and 2015 to date (see “Comparative Per Share Market Price and Dividend Information” for information regarding Diamond common stock prices over time);

•

the recent and historical market prices of Snyder’s-Lance common stock, including the market price performance and average adjusted EBITDA and EPS trading multiples of Snyder’s-Lance common stock relative to those of other food industry participants in 2013, 2014 and 2015 to date (see “Comparative Per Share Market Price and Dividend Information” for information regarding Snyder’s-Lance common stock prices over time);

•

its belief, based on discussions and negotiations by Diamond’s senior management and advisors with Snyder’s-Lance’s senior management and advisors, that $12.50 in cash and 0.775 of a share of Snyder’s-Lance common stock per share was the highest consideration Snyder’s-Lance would be willing to pay;

•

its belief, based on its strategic review process, including discussions with parties other than Snyder’s-Lance, that it was unlikely that any other parties would pay more than the implied value represented by the merger consideration of $12.50 in cash and 0.775 of a share of Snyder’s-Lance common stock per share;

•

the potential synergies and other benefits to the combined company that could result from the proposed merger, including an enhanced competitive and financial position and the potential to realize, according to Snyder’s-Lance management, an estimated $75 million in annual cost savings, and Diamond senior management’s assessment of the achievability of such cost savings and other benefits, and the potential positive effect of such savings on the combined company’s stock price; and

•

Snyder’s-Lance management’s plan, through its “Drive for 10” initiative, to achieve significant operating cost savings and leverage, and Diamond senior management’s assessment of the achievability of such plan based upon Diamond’s own experience in recent years achieving operating cost savings, and the potential positive effect of such savings on the combined company’s stock price.

Solicitation of Interest. The Diamond board of directors considered the fact that the Diamond board of directors, with the assistance of Credit Suisse, considered other parties that would be likely to have the strategic interest in, and financial ability to complete, a business combination with Diamond and solicited the interest of such parties, and following a public report that Diamond was engaged in a sale process, responded to unsolicited interest from other parties, and that none of the parties contacted, or that initiated contact with Diamond or its financial advisor, indicated an interest in paying a higher price per share than the price per share implied by the merger consideration of $12.50 in cash and 0.775 of a share of Snyder’s-Lance common stock. The Diamond board of directors also considered the potential value that could be derived from a divestiture of Diamond’s nuts business.

Prospects in Remaining Independent. The Diamond board of directors considered the possibility of continuing to operate Diamond as an independent public company, including the risks and uncertainties of achieving elements of its business plan over the foreseeable future, as well as general economic and stock market risks. The Diamond board of directors considered selected opportunities and risks with respect to each of the Pop Secret, Kettle (US), Kettle (UK), Emerald Nuts and Diamond of California brands, and the effect of various potential changes to the business environment on the performance of each such brand. The Diamond board of directors also considered selected Wall Street analysts’ outlooks for Diamond common stock.

Diamond Financial Forecasts. The Diamond board of directors considered the five-year financial plan prepared by Diamond’s management and described under “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of Stock Issuance—Unaudited Prospective Financial Information,” including the projected net sales, gross profit, and profit margin for the Pop Secret, Kettle (US), Kettle (UK), Emerald Nuts and Diamond of California brands for fiscal years ending July 31, 2016, 2017, 2018, 2019 and 2020 (including quarterly projections for fiscal year 2016), as well as the assumptions underlying such projections.

Snyder’s-Lance Financial Forecasts. The Diamond board of directors considered the financial forecasts prepared by Snyder’s-Lance’s management and described under “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of Stock Issuance—Unaudited Prospective Financial Information,” including the projected net sales and gross profit of Snyder’s-Lance for fiscal years 2016, 2017, 2018 and 2019. The Diamond Board also considered selected Wall Street analysts’ outlook for Snyder’s-Lance common stock.

Combined Company Financial Forecasts. The Diamond board of directors considered an illustrative pro forma income statement for the years 2015, 2016, 2017, 2018 and 2019 for the combined company, based on financial forecasts prepared by Diamond’s management and Snyder’s-Lance’s management, and the opportunity for Diamond stockholders to participate in the potential synergies expected to result from the proposed merger and long-term prospects of the combined company.

Opinion of Credit Suisse. The Diamond board of directors considered the opinion, dated October 27, 2015, of Credit Suisse to the Diamond board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Diamond common stock, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion. The full text of Credit Suisse’s opinion is attached hereto as Annex E. For further discussion of Credit Suisse’s opinion, see “—Opinion of Diamond’s Financial Advisor.”

Terms of the Merger Agreement. The Diamond board of directors considered the terms and conditions of the merger agreement and the course of negotiations thereof, including:

•

the structure of the transaction as a merger, requiring approval by Diamond’s stockholders, which would provide a period of time prior to the completion of the proposed merger during which an unsolicited superior proposal could be made to acquire Diamond (see “The Merger—Material U.S. Federal Income Tax Consequences of the Proposed Merger” beginning on page [•]);

•

the intended qualification of the transaction for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Diamond’s stockholders receipt of Snyder’s-Lance stock is not expected to be taxable to them;

•

Diamond’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the third party has made an unsolicited acquisition proposal that the Diamond board of directors determines in good faith constitutes or could reasonably be expected to lead to or result in a superior proposal (as such term is defined in the merger agreement);

•

the ability of the Diamond board of directors, subject to compliance with the terms and conditions of the merger agreement, to withdraw, amend, change, modify or qualify its recommendation that Diamond’s stockholders vote in favor of adopting the merger agreement under certain circumstances in response to its receipt of an unsolicited superior proposal, as long as Diamond has complied with the notice, negotiation and other requirements described under “The Merger Agreement—Solicitation of Acquisition Proposals; Diamond Board

Recommendation” in connection with which Snyder’s-Lance would have a right to terminate the merger agreement and be paid a fee of $54 million by Diamond;
•

the ability of the Diamond board of directors, subject to compliance with the terms and conditions of the merger agreement, to withdraw, amend, change, modify or qualify its recommendation that Diamond’s stockholders vote in favor of adopting the merger agreement under certain circumstances in response to an intervening event (as such term is defined in the merger agreement) as long as Diamond has complied with the notice, negotiation and other requirements described under “The Merger Agreement—Solicitation of Acquisition Proposals; Diamond Board Recommendation” in connection with which Snyder’s-Lance would have a right to terminate the merger agreement and be paid a fee of $54 million by Diamond;

•

the ability of the Diamond board of directors, subject to compliance with the terms and conditions of the merger agreement, to consider, and under certain conditions, accept, an unsolicited superior proposal, and Diamond’s corresponding right to terminate the merger agreement upon the payment of a termination fee of $54 million to Snyder’s-Lance in order to enter into a definitive agreement providing for a superior proposal, as long as Diamond has complied with the notice, negotiation and other requirements described under “The Merger Agreement—Solicitation of Acquisition Proposals; Diamond Board Recommendation”;

•

the belief of the Diamond board of directors, after discussion with its advisors, that the termination fee of $54 million, which constitutes approximately 2.7% of Diamond’s enterprise value in the merger, would not preclude or substantially impede a possible superior proposal from being made;

•

the fact that Snyder’s-Lance, except under certain specific circumstances described in the merger agreement, is not permitted to furnish information to or conduct negotiations with a third party that has made an acquisition proposal to acquire Snyder’s-Lance, and that Snyder’s-Lance is not permitted to solicit any such acquisition proposal;

•

the fact that Snyder’s-Lance will be required to pay Diamond a fee of $100 million in the event that Snyder’s-Lance terminates the merger agreement to enter into a definitive agreement providing for a superior proposal;

•	the fact that Snyder’s-Lance will be required to pay Diamond a fee of $90 million in the event that required financing for the transaction is not obtained;
•	the fact that Snyder’s-Lance will be required to pay Diamond a fee of $50 million in the event that required antitrust clearances are not obtained;
•	the existence of sufficient operating flexibility for Diamond to conduct its business in the ordinary course between the execution of the merger agreement and completion of the proposed merger;
•

the requirement under the merger agreement that Snyder’s-Lance submit the proposal to approve the issuance of the stock consideration to Snyder’s-Lance’s stockholders even if the Snyder’s-Lance board of directors withdraws its recommendation to Snyder’s-Lance’s stockholders to approve the issuance of the stock consideration, unless the merger agreement previously has been terminated;

•

the fact that Snyder’s-Lance stockholders holding approximately 21% of the outstanding stock of Snyder’s-Lance entered into voting agreements with Diamond to vote in favor of the issuance of Snyder’s-Lance stock in the proposed merger;

•

the conditions to Snyder’s-Lance’s obligation to complete the proposed merger, including the absence of a financing condition and the definition of material adverse effect (see “The Merger Agreement—Conditions to Completion of the Proposed Merger” beginning on page [•]);

•	the ability of Snyder’s-Lance to complete the merger in a timely manner, and Diamond’s ability to specifically enforce Snyder’s-Lance’s obligations under the merger agreement;
•	the fact that Diamond’s stockholders will be entitled to appraisal rights under Delaware law.

Financing Commitment. The Diamond board of directors considered the $1,025,000,000 senior unsecured credit facilities commitment letter provided by Bank of America, N.A. and Merrill Lynch, and the terms and limited conditionality of such financing commitment.

Board Representation. The Diamond board of directors considered the fact that Mr. Driscoll will join the Snyder’s-Lance Board following the completion of the proposed merger to help ensure the realization of the anticipated synergies and other benefits expected from the proposed merger.

Additional Factors Considered. In the course of its deliberations, the Diamond board of directors also considered a variety of risks and factors weighing against the merger, including:

•

the fact that the exchange ratio is fixed, and the corresponding risk that a decrease in Snyder’s-Lance’s stock price, either from adverse changes in Snyder’s-Lance’s business, or downward valuation of the food sector or in the stock market generally, during the pendency of the proposed merger would lower the effective value to be received by Diamond’s stockholders;

•

the fact that Snyder’s-Lance would be announcing the merger at the same time as the announcement of Snyder’s-Lance’s third quarter financial results that would not meet consensus analyst expectations and revised financial guidance for 2015 and 2016;

•	the fact that the issuance of the Snyder’s-Lance stock in the proposed merger requires approval by Snyder’s-Lance’s stockholders, and that such approval may not be obtained;
•

the ability of the Snyder’s-Lance board of directors, subject to compliance with the terms and conditions of the merger agreement, to withdraw or modify its recommendation that Snyder’s-Lance’s stockholders vote in favor of approving the issuance of the stock consideration under certain circumstances in response to its receipt of a superior proposal, as long as Snyder’s-Lance has complied with the notice, negotiation and other requirements described under “The Merger Agreement—Solicitation of Acquisition Proposals; Snyder’s-Lance Board Recommendation” in connection with which Diamond would have a right to terminate the merger agreement and be paid a fee of $100 million by Snyder’s-Lance;

•

the ability of the Snyder’s-Lance board of directors, subject to compliance with the terms and conditions of the merger agreement, to consider, and under certain conditions, to accept, an unsolicited superior proposal, and Snyder’s-Lance’s corresponding right to terminate the merger agreement upon the payment of a termination fee of $100 million to Diamond in order to enter into a definitive agreement providing for a superior proposal, as long as Snyder’s-Lance has complied with the notice, negotiation and other requirements described under “The Merger Agreement—Solicitation of Acquisition Proposals; Snyder’s-Lance Board Recommendation;”

•

the fact that Diamond, except under certain specific circumstances described in the merger agreement, is not permitted to furnish information to or conduct negotiations with a third party that has made an acquisition proposal to acquire Diamond, and that Diamond is not permitted to solicit any such acquisition proposal;

•

the possibility that the $54 million fee payable to Snyder’s-Lance under the circumstances set forth in the merger agreement might discourage a competing proposal to acquire Diamond or reduce the price of any such proposal;

•	the risks of a delay in receiving, or a failure to receive, the necessary antitrust approvals and clearances to complete the proposed merger;
•

the risks related to the announcement and pendency of the proposed merger, including the impact on Diamond’s employees and Diamond’s relationships with existing and prospective customers and business partners, as well as other third parties;

•

the potential limitations on Diamond’s pursuit of business opportunities due to pre-closing covenants in the merger agreement whereby Diamond agreed that it will carry on its business in the ordinary course of business and, subject to specified exceptions, will not take certain actions related to the conduct of its business without the prior written consent of Snyder’s-Lance;

•

the requirement under the merger agreement that Diamond submit the proposal to adopt the merger agreement to Diamond’s stockholders even if the Diamond board of directors withdraws its recommendation to Diamond’s stockholders to adopt the merger agreement, unless the merger agreement has been previously terminated;

•

the interests that certain of the directors and executive officers of Diamond may have with respect to the proposed merger in addition to their interests as Diamond stockholders generally, as described in “Interests of Diamond’s Directors and Executive Officers in the Merger”;

•	the risks that Snyder’s-Lance’s financing may not be completed or that required consents from Snyder’s-Lance’s existing lenders and noteholders may not be obtained;
•	the conditions to Snyder’s-Lance’s obligation to complete the proposed merger and the right of Snyder’s-Lance to terminate the merger agreement under certain circumstances;
•

the risks and costs to Diamond if the proposed merger is not completed, including the diversion of management and employee attention, potential employee attrition, the potential impact on Diamond’s stock price and the effect on Diamond’s business relationships; and

•

the difficulty inherent in integrating the businesses, assets and workforces of two large companies and the risk that the anticipated synergies and other benefits expected from the proposed merger might not be fully realized.

The foregoing discussion is not intended to be exhaustive, but addresses the material factors considered by the Diamond board of directors in its consideration of the merger.

In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Diamond board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, and individual directors may have given different weight to different factors. The above factors are not presented in any order of priority. In addition, the Diamond board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Diamond board of directors conducted an overall review of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and accordingly recommends that the Diamond’s stockholders vote (i) “FOR” the adoption of the merger agreement and (ii) “FOR” the adjournment proposal.

The explanation of the reasoning of the Diamond board of directors and certain information presented in this section are forward-looking in nature and should be read in light of the factors discussed in the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward- Looking Statements” beginning of page [•].

Snyder’s-Lance’s Reasons for the Proposed Merger; Recommendation of the Proposed Merger by the Snyder’s-Lance Board of Directors

In evaluating the merger agreement and the proposed merger, the Snyder’s-Lance board of directors consulted with Snyder’s-Lance’s management and legal and financial advisors and, in reaching its decision at its meeting on October 27, 2015 to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that Snyder’s-Lance’s stockholders vote “FOR” the approval of the stock issuance, the Snyder’s-Lance board of directors considered a variety of factors in respect of the proposed merger, including the following (not necessarily in order of relative importance).

Strategic Factors Considered by the Snyder’s-Lance Board of Directors:

•

Form a Snack Food Company. Snyder’s-Lance believes that the strategic combination of Snyder’s-Lance and Diamond will create an innovative company with a diversified and highly complementary portfolio of branded products. Each Diamond brand brings unique strengths that fit with Snyder’s- Lance strategic plan. The transaction expands Snyder’s-Lance’s footprint in “better-for-you” snacking and increases its existing natural food channel presence. Snyder’s-

Lance expects that this transaction will expand and strengthen its Direct Store Delivery network in the United States, which is referred to in this joint proxy statement/prospectus as DSD, and provide Snyder’s-Lance with a platform for growth in the United Kingdom and across Europe. The combination is expected to provide deeper retailer partnerships and a larger presence in snacks, deli and center of store locations. Product distribution is also expected to expand with opportunities in natural, convenience store, food service and other channels.

•

Customer Benefits. Snyder’s-Lance believes that the proposed merger will create the best-in-class branded snack food company, with popular brands in several major categories. The combination will increase already exceptional product quality and offer immediate benefits to consumers who will enjoy greater product innovation and expanded better-for-you access with more brands and products aligning with consumer purchasing trends in non-GMO and organic branded products.

•

Increase Operating Efficiency. Snyder’s-Lance believes that the proposed merger will increase its annualized net revenue to approximately $2.6 billion. Snyder’s-Lance expects the transaction to be immediately accretive to its 2016 annualized earnings. The significant synergy potential includes an estimated $75 million in annual cost savings, of which approximately $10 million will be re-invested in the business to achieve the combined company’s growth plans. This excludes transaction-related and integration costs. Synergies are expected to come from increased scale of the combined company, leveraging Snyder’s-Lance existing distribution system and cost reductions. In addition Snyder’s-Lance will gain the benefit of tax net operating losses (NOLs) with a net present value to the combined company of approximately $110 million dollars.

Other Factors Considered by the Snyder’s-Lance Board of Directors:

•	the business, operations, management, financial condition, earnings and prospects of Diamond;
•	the business, operations, management, financial condition, earnings and prospects of Snyder’s-Lance;
•	the results of management’s due diligence investigation of Diamond and the reputation, business practices and experience of Diamond and its management;
•	the historical trading prices of Diamond common stock and Snyder’s-Lance common stock;
•	the review by the Snyder’s-Lance board of directors with its legal and financial advisors of the structure of the proposed merger and the financial and other terms of the merger agreement;
•

the fact that, because holders of the outstanding shares of Snyder’s-Lance common stock as of immediately prior to the proposed merger would hold approximately 74% of the outstanding shares of Snyder’s-Lance common stock immediately after completion of the proposed merger, Snyder’s-Lance stockholders would have the opportunity to participate in the future performance of the combined company, including the synergies;

•

the fact that Snyder’s-Lance has considered a number of potential options to acquire all or a portion of Diamond or Diamond’s assets, including by joining with others in potential transactions involving Diamond, and, in light of all relevant factors, ultimately determined the proposed merger to be the most favorable option to Snyder’s-Lance;

•

the fact that, while Snyder’s-Lance is obligated to use its reasonable best efforts to complete the proposed merger, with respect to obtaining regulatory approvals required to complete the proposed merger, such efforts standard does not obligate Snyder’s-Lance to take any actions or agree to any conditions, except that Snyder’s-Lance and its subsidiaries are required to implement certain undertakings agreed to by Diamond and Snyder’s-Lance described in “Diamond Proposal 1: Adoption of the Merger Agreement” and “Snyder’s-Lance Proposal 1: Approval of the Stock Issuance” beginning on page [•].

•

that because the exchange ratio under the merger agreement is fixed (i.e., such ratio was fixed on October 27, 2015, the date the merger agreement was entered into by the parties and will not be adjusted for fluctuations in the market price for Snyder’s-Lance common stock or

Diamond common stock), Snyder’s-Lance has greater certainty as to the number of shares of Snyder’s-Lance common stock to be issued;
•

the presentation by Deutsche Bank to the Snyder’s-Lance board of directors, and its oral opinion, which was subsequently confirmed in writing, to the Snyder’s-Lance board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock to be paid per share of Diamond common stock pursuant to the merger agreement was fair, from a financial point of view, to Snyder’s-Lance. A copy of the written opinion that was delivered to the Snyder’s-Lance board of directors is included as Annex F to this joint proxy statement/prospectus and described under “—Opinion of Snyder’s-Lance’s Financial Advisor,” beginning on page [•].

The Snyder’s-Lance board of directors also considered a number of uncertainties and risks in its deliberations concerning the proposed merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	the dilution associated with the issuance of Snyder’s-Lance common stock in connection with the proposed merger;
•

the risk that the proposed merger might not be completed in a timely manner or that the completion of the proposed merger might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of either the Snyder’s-Lance stockholders or the Diamond stockholders or the failure of the parties to obtain the applicable regulatory approvals;

•	the potential length of the regulatory approval process and the period of time during which Snyder’s-Lance may be subject to the merger agreement;
•

the possibility that regulatory or governmental authorities might seek to impose burdensome conditions in connection with granting approval or clearance of the proposed merger or may otherwise seek to prevent or delay the proposed merger, including the risk that governmental authorities could seek an injunction in federal court and/or commence an administrative proceeding seeking to prevent the parties from completing the proposed merger;

•

the risk that the proposed merger may not be completed and the fact that Snyder’s-Lance will incur substantial costs in connection with the proposed merger even if the proposed merger is not ultimately completed;

•

the risk that the potential benefits of the proposed merger may not be fully or partially realized, including the possibility that anticipated cost savings and operating efficiencies expected to result from the proposed merger may not be realized to the extent expected or at all;

•

the risk of diverting management focus and resources from other strategic opportunities and from operational matters, and potential disruption of Snyder’s-Lance management associated with the proposed merger and integrating the companies;

•

the fact that the merger agreement places certain restrictions on the conduct of Snyder’s-Lance’s business prior to completion of the proposed merger, which may prevent Snyder’s-Lance from making certain acquisitions or otherwise pursuing certain business opportunities during the pendency of the proposed merger;

•	the risk that certain key employees of Snyder’s-Lance or Diamond might not choose to remain with the combined company; and
•	various other risks associated with the proposed merger and the business of Snyder’s-Lance, Diamond and the combined company described under “Risk Factors,” beginning on page [•].

The Snyder’s-Lance board of directors determined that overall these potential risks and uncertainties are outweighed by the benefits that the Snyder’s-Lance board of directors expects to achieve for its stockholders as a result of the proposed merger. The Snyder’s-Lance board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

During its consideration of the proposed merger described above, the Snyder’s-Lance board of directors was also aware that certain of Diamond’s directors and executive officers may have interests in the proposed merger that are different from or in addition to those of stockholders generally, as described in “Interests of Certain Persons in the Proposed Merger” beginning on page [•].

The above discussion of the material factors considered by the Snyder’s-Lance board of directors in its consideration of the proposed merger and the transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by the Snyder’s-Lance board of directors. In light of the number and wide variety of factors considered in connection with the evaluation of the proposed merger, the Snyder’s-Lance board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. The Snyder’s-Lance board of directors viewed its position as being based on all of the information available to it and the factors presented to and considered by it. However, some directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of Snyder’s-Lance’s reasons for the proposed merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [•].

THE SNYDER’S-LANCE BOARD OF DIRECTORS RECOMMENDS THAT SNYDER’S-LANCE STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE.

Opinion of Diamond’s Financial Advisor

Diamond has engaged Credit Suisse as financial advisor to Diamond in connection with the transaction. As part of this engagement, the Diamond board of directors requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Diamond common stock. On October 27, 2015, at a meeting of the Diamond board of directors held to evaluate the proposed transaction, Credit Suisse rendered an oral opinion, confirmed by delivery of a written opinion dated October 27, 2015, to the Diamond board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of Diamond common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. For purposes of Credit Suisse’s analyses and opinion, the term “transaction” refers to the merger and the subsequent merger taken together.

The full text of Credit Suisse’s written opinion, dated October 27, 2015, to the Diamond board of directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion, is attached to this joint proxy statement/prospectus as Annex E and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The description of Credit Suisse’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Diamond board of directors (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspect or implication of the proposed transaction, including the relative merits of the transaction as compared to alternative transactions or strategies that might be available to Diamond or the underlying business decision of Diamond to proceed with the transaction. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed transaction or otherwise.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated October 27, 2015, of the merger agreement;
•	reviewed certain publicly available business and financial information relating to Diamond and Snyder’s-Lance;
•

reviewed certain other information relating to Diamond and Snyder’s-Lance provided to or discussed with Credit Suisse by the respective managements of Diamond and Snyder’s-Lance, including financial forecasts and estimates relating to Diamond and Snyder’s-Lance prepared by the respective managements of Diamond and Snyder’s-Lance;

•	met with the respective managements of Diamond and Snyder’s-Lance to discuss the businesses and prospects of Diamond and Snyder’s-Lance;
•

considered certain financial and stock market data of Diamond and Snyder’s-Lance and considered that data with similar data for publicly held companies in businesses it deemed similar to those of Diamond and Snyder’s-Lance;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced; and
•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts and estimates for Diamond (including potential net operating loss carryforwards expected to be utilized by Diamond on a standalone basis) that Credit Suisse was directed to utilize in its analyses, Diamond management advised Credit Suisse, and Credit Suisse assumed, with Diamond’s consent, that such forecasts and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of Diamond and the other matters covered thereby. With respect to the financial forecasts and estimates for Snyder’s-Lance that Credit Suisse was directed to utilize in its analyses, Snyder’s-Lance management advised Credit Suisse, and Credit Suisse assumed, with Diamond’s consent, that such forecasts and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of Snyder’s-Lance and the other matters covered thereby. With respect to estimates provided to Credit Suisse by the managements of Diamond and Snyder’s-Lance with respect to potential tax benefits, cost savings and other synergies anticipated to result from the transaction that Credit Suisse was directed to utilize in its analyses, the managements of Diamond and Snyder’s-Lance advised Credit Suisse, and Credit Suisse assumed, with Diamond’s consent, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements as to such tax benefits, cost savings and other synergies and Credit Suisse further assumed, with Diamond’s consent, that such tax benefits, cost savings and other synergies would be realized in the amounts and at the times indicated. Credit Suisse relied, with Diamond’s consent and without independent verification, upon the assessments of the managements of Diamond and Snyder’s-Lance as to, among other things, (i) the potential impact on Diamond and Snyder’s-Lance of certain market, cyclical and other trends in and prospects for, and governmental or other regulatory matters relating to or affecting, the snack food and nuts industries, (ii) existing and future relationships, agreements and arrangements with, and the ability to retain, key suppliers, customers, employees and other commercial relationships of Diamond and Snyder’s-Lance and (iii) the ability to integrate the operations of Diamond and Snyder’s-Lance. Credit Suisse assumed, with Diamond’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on Diamond, Snyder’s-Lance or the transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

Credit Suisse assumed, with Diamond’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Diamond, Snyder’s-Lance or the transaction (including the contemplated benefits thereof) and that the transaction would be completed in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of Diamond advised Credit Suisse, and Credit Suisse also assumed, that the terms of the merger agreement, when executed, would conform in all material respects to the terms reflected in the draft reviewed by Credit Suisse. In addition, Credit Suisse was not requested to make, and it did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Diamond, Snyder’s-Lance or any other entity, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse further assumed that the merger and the subsequent merger, taken together, would qualify for U.S. federal income tax purposes as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Credit Suisse did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and Credit Suisse relied, with Diamond’s consent, upon the assessments of representatives of Diamond as to such matters.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration and did not address any other aspect or implication of the transaction, including, without limitation, the form or structure of the transaction, the form of the merger consideration or any terms, aspects or implications of any voting or other agreement, arrangement or understanding entered into in connection with the transaction or otherwise. Credit Suisse’s opinion also did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the transaction, or class of such persons, relative to the merger consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not express any opinion as to what the value of Snyder’s-Lance common stock actually would be when issued or the prices at which Snyder’s-Lance common stock, Diamond common stock or other securities would trade or be transferable at any time. Credit Suisse’s opinion also did not address the relative merits of the transaction as compared to alternative transactions or strategies that might be available to Diamond, nor did it address the underlying business decision of Diamond to proceed with the transaction.

In preparing its opinion to the Diamond board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Diamond and Snyder’s-Lance. No company, transaction or business used for comparative purposes in Credit Suisse’s analyses is identical to Diamond, Snyder’s-Lance or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend or determine the specific consideration payable in the proposed transaction, which merger consideration was determined through negotiations between Diamond and Snyder’s-Lance, and the decision to enter into the merger agreement was solely that of the Diamond board of directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Diamond board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Diamond board of directors or management with respect to the transaction or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Diamond board of directors on October 27, 2015 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For purposes of the analyses described below, (i) the term “implied merger consideration” refers to the cash consideration of $12.50 per share plus the implied value of the stock consideration of $28.29 per share based on the 0.775 exchange ratio and the closing price of Snyder’s-Lance common stock of $36.50 per share on October 23, 2015, (ii) the term “EBITDA” refers to earnings before interest, taxes, depreciation and amortization, excluding, as applicable, stock-based compensation and non-recurring items, in each case to the extent publicly available, and the term “EPS” refers to earnings per share, which, in the case of Diamond and the combined company, represents non-GAAP EPS without taking into account net operating loss carryforwards, and (iii) references to “calendar year 2016” for Diamond are to the 12-month period ending on January 31, 2017.

Diamond Financial Analyses

Selected Public Companies Analysis. Credit Suisse reviewed publicly available financial and stock market information relating to Diamond and the following 12 selected companies that Credit Suisse in its professional judgment considered generally relevant as publicly traded mid-cap companies with operations in the food industry, collectively referred to in this joint proxy statement/prospectus as the “Diamond selected companies:”

•	Amplify Snack Brands, Inc.
•	B&G Foods, Inc.
•	Boulder Brands, Inc.
•	Flowers Foods, Inc.
•	J & J Snack Foods Corp.
•	John B. Sanfilippo & Son, Inc.
•	Pinnacle Foods Inc.
•	Post Holdings, Inc.
•	Snyder’s-Lance, Inc.
•	The Hain Celestial Group, Inc.
•	The WhiteWave Foods Company
•	TreeHouse Foods, Inc.

Credit Suisse reviewed, among other information, enterprise values, calculated as fully-diluted equity values based on closing stock prices as of October 23, 2015 (except as noted below) plus debt and minority interests (as applicable) less cash and cash equivalents and equity investments (as applicable), as a multiple, to the extent publicly available, of calendar year 2016 estimated EBITDA and calendar year 2016 estimated EPS. The overall low to high calendar year 2016 estimated EBITDA multiples observed for the Diamond selected companies were 10.7x to 16.1x (with a mean of 12.8x and a median of 12.5x). The overall low to high calendar year 2016 estimated EPS multiples observed for the Diamond selected companies were 15.6x to 44.2x (with a mean of 26.0x and a median of 24.7x). Credit Suisse observed that Diamond’s calendar year 2016 estimated EBITDA multiples were (i) based on Diamond’s closing stock price on September 23, 2015 (the last trading day prior to market rumors regarding a potential sale of Diamond), 11.6x, based on internal financial forecasts and estimates of Diamond management, and 11.8x, based on Wall Street research analysts’ consensus estimates, and (ii) based on Diamond’s closing stock price on October 22, 2015, 12.1x, based on internal financial forecasts and estimates of Diamond management, and 12.3x, based on Wall Street research analysts’ consensus estimates. Credit Suisse also observed that Diamond’s calendar year 2016 estimated EPS multiples were (i) based on Diamond’s closing stock price on September 23, 2015, 21.9x, based on internal financial forecasts and estimates of Diamond management, and 22.5x, based on Wall Street research analysts’ consensus estimates and (ii) based on Diamond’s closing stock price on October 22, 2015, 23.4x, based on internal financial forecasts and estimates of Diamond management, and 24.0x, based on Wall Street research analysts’ consensus estimates. Credit Suisse then applied selected ranges of calendar year 2016 estimated EBITDA multiples of 11.5x to 13.0x and calendar year 2016 estimated EPS multiples of 22.5x to 26.0x derived from the Diamond selected companies to corresponding data of Diamond based on internal financial forecasts and estimates of Diamond management. Financial data of the Diamond selected companies were based on publicly available Wall Street research analysts’ consensus estimates, public filings and other publicly available information pro forma, as applicable, for publicly announced transactions pending as of the date of Credit Suisse’s opinion. Financial data of Diamond was based on publicly available Wall Street research analysts’ consensus estimates, public filings and internal financial forecasts and estimates of Diamond management. This analysis indicated the following approximate implied per share equity value reference range for Diamond, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$30.20–$36.55	$40.79

Selected Precedent Transactions Analysis. Credit Suisse reviewed publicly available financial information of the following 13 selected transactions that Credit Suisse in its professional judgment considered generally relevant as transactions involving mid-cap companies or businesses with operations in the food industry, collectively referred to in this joint proxy statement/prospectus as the “selected transactions:”

Announcement Date		Acquiror		Target
February 3, 2015	•	The J. M. Smucker Company	•	Big Heart Pet Brands
January 26, 2015	•	Post Holdings, Inc.	•	MOM Brands Company
June 27, 2014	•	TreeHouse Foods, Inc.	•	Flagstone Foods
June 9, 2014	•	Tyson Foods, Inc.	•	The Hillshire Brands Company
April 17, 2014	•	Post Holdings, Inc.	•	Michael Foods, Inc.
February 12, 2014	•	Grupo Bimbo S.A.B. de C.V.	•	Canada Bread Company, Limited
December 9, 2013	•	The WhiteWave Foods Company	•	Earthbound Farm, LLC
October 10, 2013	•	Del Monte Pacific Limited	•	Del Monte Foods, Inc. (consumer food business)
November 27, 2012	•	ConAgra Foods, Inc.	•	Ralcorp Holdings, Inc.
July 9, 2012	•	Campbell Soup Company	•	BF Bolthouse Holdco LLC
February 15, 2012	•	Kellogg Company	•	The Procter & Gamble Company (Pringles business)
July 22, 2010	•	Lance, Inc.	•	Snyder’s of Hanover, Inc.
February 25, 2010	•	Diamond Foods, Inc.	•	Lion Capital LLP (Kettle Foods business)

Credit Suisse reviewed, among other information, transaction values, calculated as the purchase prices paid for the target companies or businesses in the selected transactions plus debt and minority interests (as applicable) less cash and cash equivalents and equity investments (as applicable), as a multiple, to the extent publicly available, of such target companies’ or businesses’ latest 12 months EBITDA as of the date of announcement of the transaction. The overall low to high latest 12 months EBITDA multiples observed for the selected transactions were 8.0x to 16.7x (with a mean of 11.1x and a median of 10.4x). Credit Suisse then applied a selected range of latest 12 months EBITDA multiples of 11.0x to 14.0x derived from the selected transactions to the latest 12 months (as of July 31, 2015) EBITDA of Diamond. Financial data of the selected transactions and Diamond were based on public filings. This analysis indicated the following approximate implied per share equity value reference range for Diamond, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$22.23–$33.37	$40.79

Discounted Cash Flow Analysis. Credit Suisse performed a discounted cash flow analysis of Diamond to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Diamond was forecasted to generate during the fiscal years ending July 31, 2016 through July 31, 2020 based on internal financial forecasts and estimates of Diamond management. For purposes of this analysis, the net present value (as of July 31, 2015 and using a selected range of discount rates of 5.5% to 7.5%) of potential tax benefits expected by Diamond management to result from the utilization of net operating loss carryforwards of Diamond until the fiscal year ending July 31, 2020 was taken into account, and stock-based compensation was treated as a cash expense. Credit Suisse calculated terminal values for Diamond by applying to Diamond’s fiscal year 2020 estimated EBITDA a selected range of latest 12 months EBITDA multiples of 12.0x to 13.5x. The present values (as of July 31, 2015) of the cash flows and terminal values were then calculated using a selected range of discount rates of 5.5% to 7.5%. This analysis indicated the following approximate implied per share equity value reference range for Diamond, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$36.82–$47.65	$40.79

Snyder’s-Lance Financial Analyses

Selected Public Companies Analysis. Credit Suisse reviewed publicly available financial and stock market information relating to Snyder’s-Lance and the following 11 selected companies that Credit Suisse in its professional judgment considered generally relevant as publicly traded mid-cap companies with operations in the food industry, collectively referred to in this joint proxy statement/prospectus as the “Snyder’s-Lance selected companies:”

•	Amplify Snack Brands, Inc.
•	B&G Foods, Inc.
•	Boulder Brands, Inc.
•	Flowers Foods, Inc.
•	J & J Snack Foods Corp.
•	John B. Sanfilippo & Son, Inc.
•	Pinnacle Foods Inc.
•	Post Holdings, Inc.
•	The Hain Celestial Group, Inc.
•	The WhiteWave Foods Company
•	TreeHouse Foods, Inc.

Credit Suisse reviewed, among other information, enterprise values, calculated as fully-diluted equity values based on closing stock prices as of October 23, 2015 plus debt and minority interests (as applicable) less cash and cash equivalents and equity investments (as applicable), as a multiple, to the extent publicly available, of calendar year 2016 estimated EBITDA and calendar year 2016 estimated EPS. The overall low to high calendar year 2016 estimated EBITDA multiples observed for the Snyder’s-Lance selected companies were 10.7x to 16.1x (with a mean of 12.8x and a median of 12.3x). The overall low to high calendar year 2016 estimated EPS multiples observed for the Snyder’s-Lance selected companies were 15.6x to 44.2x (with a mean of 26.0x and a median of 23.8x). Credit Suisse observed that the calendar year 2016 estimated EBITDA multiples for Snyder’s-Lance were 12.5x, based on internal financial forecasts and estimates of Snyder’s-Lance management, and 13.0x, based on Wall Street research analysts’ consensus estimates. Credit Suisse also observed that the calendar year 2016 estimated EPS multiples for Snyder’s-Lance were 25.9x, based on internal financial forecasts and estimates of Snyder’s-Lance management, and 27.0x, based on Wall Street research analysts’ consensus estimates. Credit Suisse then applied selected ranges of calendar year 2016 estimated EBITDA multiples of 11.5x to 13.0x and calendar year 2016 estimated EPS multiples of 22.5x to 26.0x derived from the Snyder’s-Lance selected companies to corresponding data of Snyder’s-Lance based on internal financial forecasts and estimates of Snyder’s-Lance management. Financial data of the Snyder’s-Lance selected companies were based on publicly available Wall Street research analysts’ consensus estimates, public filings and other publicly available information pro forma, as applicable, for publicly announced transactions pending as of the date of Credit Suisse’s opinion. Financial data of Snyder’s-Lance was based on publicly available Wall Street research analysts’ consensus estimates, public filings and internal financial forecasts and estimates of Snyder’s-Lance management. This analysis indicated the following approximate implied per share equity value reference range for Snyder’s-Lance, as compared to the closing price of Snyder’s-Lance common stock on October 23, 2015:

Implied Per Share Equity Value Reference Range	Snyder’s-Lance Closing Stock Price on October 23, 2015
$31.71–$38.09	$36.50

Discounted Cash Flow Analysis. Credit Suisse performed a discounted cash flow analysis of Snyder’s-Lance to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Snyder’s-Lance was forecasted to generate during the second half of the fiscal year ending December 31, 2015 through the full fiscal year ending December 31, 2019 based on internal financial forecasts and estimates of Snyder’s-Lance management. For purposes of this analysis, stock-

based compensation was treated as a cash expense. Credit Suisse calculated terminal values for Snyder’s-Lance by applying to Snyder’s-Lance’s fiscal year 2019 estimated EBITDA a selected range of latest 12 months EBITDA multiples of 12.0x to 14.0x. The present values (as of June 30, 2015) of the cash flows and terminal values were then calculated using a selected range of discount rates of 6.5% to 7.5%. This analysis indicated the following approximate implied per share equity value reference range for Snyder’s-Lance, as compared to the closing price of Snyder’s-Lance common stock on October 23, 2015:

Implied Per Share Equity Value Reference Range	Snyder’s-Lance Closing Stock Price on October 23, 2015
$34.98–$42.45	$36.50

Additional Information

Credit Suisse observed certain additional information that was not considered part of Credit Suisse’s financial analyses with respect to its opinion but was referenced for informational purposes, including, among other things, the following:

Potential Value Creation. Credit Suisse observed an illustrative potential value creation for holders of Diamond common stock based on selected public companies and discounted cash flow analyses of the combined company. Financial data of the combined company was based on internal financial forecasts and estimates of the managements of Diamond and Snyder’s-Lance.

In its selected public companies analysis of the combined company, Credit Suisse observed an approximate implied per share equity value reference range for the combined company by applying selected ranges of calendar year 2016 estimated EBITDA and calendar year 2016 estimated EPS multiples of 11.5x to 13.0x and 22.5x to 26.0x, respectively, derived from the Diamond selected companies and the Snyder’s-Lance selected companies to corresponding data of the combined company. The mean of such approximate implied per share equity value reference range (discounted to July 31, 2015 assuming a 7.5% cost of equity after applying the 0.775 exchange ratio and taking into account the cash consideration of $12.50 per share) indicated potential value creation for holders of Diamond common stock relative to the mean of the approximate implied per share equity value reference range derived for Diamond in the selected public companies analysis described above under “—Diamond Financial Analyses—Selected Public Companies Analysis” of approximately 21% after taking into account 50% of the potential synergies anticipated by the managements of Diamond and Snyder’s-Lance to result from the transaction in calendar year 2016 (net of the cost to achieve such synergies as estimated by such managements) and approximately 32% after taking into account 100% of such potential synergies (net of such cost to achieve such synergies).

In its discounted cash flow analysis of the combined company, Credit Suisse observed an approximate implied per share equity value reference range for the combined company by performing the following separate discounted cash flow analyses of Diamond, Snyder’s-Lance and the potential tax benefits expected by Diamond management to result from the utilization of net operating loss carryforwards of Diamond and the potential synergies anticipated by the managements of Diamond and Snyder’s-Lance to result from the transaction (net of the cost to achieve such synergies as estimated by such managements):

•

Credit Suisse performed a discounted cash flow analysis of Diamond to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Diamond was forecasted to generate during the last six months of the fiscal year ending July 31, 2016 through the full fiscal year ending July 31, 2020 based on internal financial forecasts and estimates of Diamond management. For purposes of this analysis, stock-based compensation was treated as a cash expense. Credit Suisse calculated terminal values for Diamond by applying to Diamond’s fiscal year 2020 estimated EBITDA a selected range of latest 12 months EBITDA multiples of 12.0x to 13.5x. The present values (as of January 31, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 5.5% to 7.5%.

•

Credit Suisse performed a discounted cash flow analysis of Snyder’s-Lance to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Snyder’s-Lance was forecasted to generate during the fiscal years ending December 31, 2016 through December 31, 2019 based on internal financial forecasts and estimates of Snyder’s-Lance management. For purposes of this analysis, stock-based compensation was treated as a cash expense. Credit Suisse calculated terminal values for Snyder’s-Lance by applying to Snyder’s-Lance’s fiscal year 2019 estimated EBITDA a selected range of latest 12 months EBITDA multiples of 12.0x to 14.0x. The present values (as of December 31, 2015) of the cash flows and terminal values were then calculated using a selected range of discount rates of 6.5% to 7.5%.

•

Credit Suisse performed a discounted cash flow analysis of the potential tax benefits expected by Diamond management to result from the utilization of net operating loss carryforwards of Diamond and the potential synergies anticipated by the managements of Diamond and Snyder’s-Lance to result from the transaction (net of the cost to achieve such synergies as estimated by such managements) to calculate the estimated present value of the standalone unlevered, after-tax free cash flows forecasted to be generated by such potential tax benefits and potential synergies during the fiscal years ending December 31, 2016 through December 31, 2019 based on internal financial forecasts and estimates of the managements of Diamond and Snyder’s-Lance. Credit Suisse calculated terminal values for the combined company by applying to such potential synergies in fiscal year 2019 a selected range of blended latest 12 months EBITDA multiples. The present values (as of December 31, 2015) of the cash flows and terminal values were then calculated using a selected range of blended discount rates.

The midpoint of such implied per share equity value reference ranges (discounted to July 31, 2015 assuming a 7.5% cost of equity after taking into account the cash consideration of $12.50 per share and applying the 0.775 exchange ratio) indicated potential value creation for holders of Diamond common stock relative to the mean of the implied per share equity value reference range derived for Diamond in the discounted cash flow analysis described above under “—Diamond Financial Analyses—Discounted Cash Flow Analysis” of approximately 14%.

Actual results achieved by Diamond, Snyder’s-Lance and the combined company may vary from forecasted results and variations may be material.

Other Information. Credit Suisse also observed, for informational purposes, the following:

•	historical closing prices during the 52-week period ended October 22, 2015 for Diamond common stock, which ranged from approximately $24.57 to $34.15 per share;
•	historical closing prices during the 52-week period ended October 23, 2015 for Snyder’s-Lance common stock, which ranged from approximately $27.28 to $36.67 per share;
•	undiscounted publicly available equity research analysts’ stock price targets for Diamond common stock, which ranged from $30.00 to $36.00 per share;
•	undiscounted publicly available equity research analysts’ stock price targets for Snyder’s-Lance common stock, which ranged from $30.00 to $37.00 per share; and
•

the potential pro forma financial effects of the proposed transaction on Snyder’s-Lance’s calendar years 2016 through 2019 estimated fully-diluted standalone EPS based on internal forecasts and estimates of the managements of Snyder’s-Lance and Diamond, which indicated that, (i) before taking into account potential synergies expected by the managements of Snyder’s-Lance and Diamond to result from the proposed transaction, the proposed transaction could be dilutive to Snyder’s-Lance’s fiscal years 2016, 2017 and 2018 estimated fully-diluted standalone EPS by approximately (10.1%), (5.6%) and (2.4%), respectively, and accretive to Snyder’s-Lance’s fiscal year 2019 estimated fully-diluted standalone EPS by approximately 0.5%, and (ii) after taking such potential synergies into account, the proposed transaction could be accretive to Snyder’s-Lance’s fiscal years 2016, 2017, 2018 and 2019 estimated fully-diluted standalone EPS by approximately 7.9%, 27.1%, 28.2% and 30.0%, respectively. Actual results achieved by Diamond, Snyder’s-Lance and the combined company may vary from forecasted results and variations may be material.

Miscellaneous

Diamond selected Credit Suisse as its financial advisor in connection with the transaction based on Credit Suisse’s qualifications, experience, reputation and familiarity with Diamond and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Diamond has agreed to pay Credit Suisse for its financial advisory services in connection with the proposed transaction an aggregate fee currently estimated to be approximately $14.9 million, of which a portion was payable upon delivery of Credit Suisse’s opinion and approximately $14.2 million is contingent upon completion of the transaction, with the actual contingent portion of such fee to be determined based on the implied value of the merger consideration on the completion date of the transaction. In addition, Diamond has agreed to reimburse Credit Suisse for its reasonable expenses, including reasonable fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement. Credit Suisse and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Diamond and its affiliates for which Credit Suisse and its affiliates have received and would expect to receive compensation, including, during the two-year period prior to the date of Credit Suisse’s opinion, acting or having acted as (i) a joint lead arranger, joint bookrunner, administrative agent and collateral agent for, and as a lender under, a credit facility of Diamond and (ii) a joint bookrunner for a senior notes offering of Diamond. Although Credit Suisse and its affiliates had not provided investment banking or other financial advice or services to Snyder’s-Lance during the two-year period prior to the date of Credit Suisse’s opinion for which Credit Suisse and its affiliates have received compensation, Credit Suisse and its affiliates may provide such services to Snyder’s-Lance and its affiliates in the future for which Credit Suisse and its affiliates would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Diamond, Snyder’s-Lance and their respective affiliates, as well as provide investment banking and other financial services to such companies.

Opinion of Snyder’s-Lance’s Financial Advisor

At the October 27, 2015 meeting of the Snyder’s-Lance board of directors, Deutsche Bank rendered its oral opinion to the Snyder’s-Lance board of directors, subsequently confirmed by delivery of a written opinion dated October 27, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock proposed to be paid per share of Diamond common stock in the merger and the subsequent merger pursuant to the merger agreement was fair, from a financial point of view, to Snyder’s-Lance.

The full text of Deutsche Bank’s written opinion, dated October 27, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with its opinion, is included in this document as Annex F to and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Snyder’s-Lance board in connection with and for the purpose of its evaluation of the merger and the subsequent merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, to Snyder’s-Lance of the merger consideration of $12.50 in cash and 0.775 shares of

Snyder’s-Lance common stock proposed to be paid per share of Diamond common stock pursuant to the merger agreement as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the merger and the subsequent merger or the merger agreement nor did it address the terms of any other agreement entered into or to be entered into in connection with the merger and the subsequent merger. Snyder’s-Lance did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the merger and the subsequent merger, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Snyder’s-Lance, nor did it address the fairness of the contemplated benefits of the merger and the subsequent merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Snyder’s-Lance to engage in the merger and the subsequent merger or the relative merits of the merger and the subsequent merger as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express any opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of Snyder’s-Lance common stock should vote with respect to the merger and the subsequent merger or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any the officers, directors, or employees of any parties to the merger and the subsequent merger, or any class of such persons, in connection with the merger and the subsequent merger, whether relative to the merger consideration or otherwise. Deutsche Bank’s opinion did not in any manner address the prices at which the Snyder’s-Lance common stock, the Diamond common stock or other securities will trade following the announcement or completion of the merger and the subsequent merger.

In connection with Deutsche Bank’s role as financial advisor to Snyder’s-Lance, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Diamond and Snyder’s-Lance, and certain internal analyses, financial forecasts and other information relating to Diamond and Snyder’s-Lance prepared by management of Snyder’s-Lance. Deutsche Bank also held discussions with certain senior officers of Snyder’s-Lance regarding the businesses and prospects of Diamond, Snyder’s-Lance and the combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Diamond common stock and the Snyder’s-Lance common stock;
•

compared certain financial and stock market information for Diamond and Snyder’s-Lance with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;
•	reviewed the merger agreement;
•

reviewed analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, financial synergies and other strategic benefits projected by Snyder’s-Lance to be achieved as a result of the merger and the subsequent merger, collectively referred to in this joint proxy statement/prospectus as the synergies; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Diamond or Snyder’s-Lance, including, without limitation, any financial information considered in connection with the rendering of Deutsche Bank’s opinion. Accordingly, for purposes of Deutsche Bank’s opinion, Deutsche Bank, with the knowledge and permission of the Snyder’s-Lance board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Diamond, Snyder’s-Lance or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of

Diamond, Snyder’s-Lance or any of their respective subsidiaries (or the impact of the merger and the subsequent merger thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the Synergies, made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Snyder’s-Lance board of directors, that such forecasts, including with respect to the Synergies, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Snyder’s-Lance as to the matters covered thereby. In particular, given the materiality of the Synergies to Deutsche Bank’s analyses and Deutsche Bank’s reliance thereon in reaching its determination, Deutsche Bank also assumed with the knowledge and permission of the Snyder’s-Lance board of directors that the financial results, including the Synergies, reflected in such forecasts will be realized in the amounts and at the times projected. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, with respect to the Synergies, or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Deutsche Bank’s opinion of which Deutsche Bank becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with the knowledge and permission of the Snyder’s-Lance board of directors that, in all respects material to Deutsche Bank’s analysis, the merger and the subsequent merger will be completed in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to Deutsche Bank’s analysis, including, among other things, that the merger and the subsequent merger will together qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Deutsche Bank also assumed with knowledge and permission of the Snyder’s-Lance board of directors that all material governmental, regulatory or other approvals and consents required in connection with the completion of the merger and the subsequent merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to Deutsche Bank’s analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Snyder’s-Lance and its other advisors with respect to such issues.

Snyder’s-Lance selected Deutsche Bank as its financial advisor in connection with the merger and the subsequent merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Snyder’s-Lance and Deutsche Bank, dated October 14, 2015, Snyder’s-Lance agreed to pay Deutsche Bank a fee of $1,000,000 which became payable upon the delivery of its opinion (or which would have become payable if Deutsche Bank had advised Snyder’s-Lance it was unable to render an opinion) and a fee of $2,000,000 upon the closing of the merger and the subsequent merger. Snyder’s-Lance has also agreed to reimburse Deutsche Bank for all reasonable fees, expenses and disbursements of Deutsche Bank’s outside counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the proposed merger or otherwise arising out of the retention of Deutsche Bank, in each case on the terms set forth in the engagement letter. Snyder’s-Lance has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities arising out of its engagement or the merger and the subsequent merger.

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) or other financial services to Snyder’s-Lance or its affiliates for which they have received, and in the future may receive, compensation. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit and other financial services to Oaktree, an affiliate of Diamond, and its affiliates for which they have received, and in the future may receive, compensation. The DB Group may also provide investment and commercial banking services to Diamond, Snyder’s-Lance and their respective affiliates (including Oaktree and its affiliates) in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Diamond, Snyder’s-Lance and their respective affiliates (including Oaktree and its affiliates) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments, and obligations.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses contained in a presentation that was made by Deutsche Bank to the board of directors of Snyder’s-Lance on October 27, 2015 and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 23, 2015, and is not necessarily indicative of current market conditions.

For purposes of its presentation to the Snyder’s-Lance board of directors, Deutsche Bank generally rounded the implied values per share of Diamond common stock and Snyder’s-Lance common stock to the nearest $1.00. Deutsche Bank noted that the Synergies projected by management of Snyder’s- Lance to be achieved as a result of the merger and the subsequent merger were extremely important to its analysis in reaching its determination as to the fairness of the merger consideration.

Diamond Historical Trading Analysis and Review of Implied Value of Merger Consideration over Time

Deutsche Bank reviewed the historical closing prices for the Diamond common stock and the Snyder’s-Lance common stock during the 52-week period ended October 23, 2015, including the average closing prices of Snyder’s-Lance common stock for the one-month, three-month and year-to-date periods ending on September 23, 2015, the last trading day prior to published rumors regarding a potential sale of Diamond.

Deutsche Bank noted that:

•

the closing price per share of Diamond common stock during such 52-week period ranged from a low of approximately $25 per share on January 30, 2015 to a high of approximately $35 per share on October 23, 2015;

•	the closing price of the Diamond common stock was $30.67 per share on September 23, 2015, the last trading day prior to published rumors regarding a potential sale of Diamond; and
•	the closing price of the Diamond common stock was $34.99 per share on October 23, 2015.

Based upon such information, Deutsche Bank calculated the implied value of the merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock per share of Diamond common stock and the implied multiple of total enterprise value (referred to as TEV), calculated as equity value plus net debt, to Snyder’s-Lance management estimates of Diamond’s earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) for calendar years 2015 and 2016 both with and without taking into account Snyder’s-Lance management estimates of synergies expected to be achieved as a result of the merger and the subsequent merger of approximately $65.4 million in 2015 (on a pro forma basis assuming the transaction had been completed on the first day of such period) and approximately $67.3 million in 2016.

The following table presents the results of this analysis. Diamond financials are shown on a comparable calendar year (“CY”) basis.

	10/23/15	9/23/15	Average prior to 9/23/15
			1-month	3-month	YTD
Snyder’s-Lance Share Price	$36.50	$35.04	$34.15	$33.30	$31.50
Implied Offer Price	$40.79	$39.66	$38.97	$38.31	$36.91
Premium to 9/23 Diamond Share Price	33%	29%	27%	25%	20%
Multiples without Synergies
TEV/CY2015E EBITDA	17.2x	16.8x	16.6x	16.4x	16.0x
TEV/CY2016E EBITDA	15.9x	15.6x	15.4x	15.3x	14.9x
Multiples with Synergies
TEV/CY2015E EBITDA	10.9x	10.7x	10.6x	10.5x	10.2x
TEV/CY2016E EBITDA	10.3x	10.1x	10.0x	9.9x	9.6x

In addition, based upon the implied value of the merger consideration of $40.79 per share of Diamond Common stock based upon the closing price of the Snyder’s-Lance common stock on October 23, 2015, Deutsche Bank calculated the implied multiples of total enterprise value to Diamond’s latest twelve months (referred to as LTM) EBITDA as of July 31, 2015 and Snyder’s-Lance management estimates of Diamond’s EBITDA for calendar years 2015 and 2016, as well as multiples of stock price to LTM earnings per share (referred to as EPS) as of July 31, 2015 and Snyder’s-Lance estimates of Diamond’ EPS for calendar years 2015 and 2016 (referred to as P/E multiples) both with and without taking into account Snyder’s-Lance management estimates of synergies expected to be achieved as a result of the merger and the subsequent merger of approximately $65.4 million in 2015 (on a pro forma basis assuming the merger and the subsequent merger had been completed on the first day of such period) and approximately $67.3 million in 2016. Deutsche Bank compared these multiples with the same multiples for Snyder’s-Lance based upon the $36.50 per share closing price of the Snyder’s- Lance common stock on October 23, 2015, Snyder’s-Lance actual LTM EBITDA as of June 30, 2015 and EPS and Snyder’s-Lance management estimates of Snyder’s-Lance calendar year 2015 and 2016 EBITDA and EPS.

The following table presents the results of this analysis.

	Diamond (Snyder’s-Lance Projections)		Snyder’s-Lance
	Without Synergies	With Synergies
TEV/LTM EBITDA	17.6x	11.1x	17.1x
TEV/CY 2015E EBITDA	17.2x	10.9x	15.7x
TEV/CY 2016E EBITDA	15.9x	10.3x	12.8x
LTM P/E	39.2x	17.2x	37.7x
CY 2015E P/E	37.2x	16.3x	34.9x
CY 2016E P/E	32.0x	15.2x	25.9x

Analyst Price Targets—Diamond

Deutsche Bank reviewed the price targets for the Diamond common stock published by seven Wall Street research analysts from June 5, 2015 to October 16, 2015, which ranged from $30.00 to $36.00 per share (with a median target of $34.00 per share and a mean target of $33.50 per share).

Deutsche Bank noted that the implied value of the merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock per share of Diamond common stock was approximately $39.66 based upon the $35.04 closing price of the Snyder’s-Lance common stock on September 23, 2015, the last trading day prior to published rumors regarding a potential sale of Diamond, and was approximately $40.79 based upon the $36.50 closing price of the Snyder’s-Lance common stock on October 23, 2015.

Selected Public Companies Analysis—Diamond

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Diamond with corresponding financial information and valuation measurements for Snyder’s-Lance and the following publicly-traded packaged food companies:

•	Amplify Snack Brands, Inc.
•	B&G Foods, Inc.
•	Flowers Foods, Inc.
•	The Hain Celestial Group, Inc.
•	Lancaster Colony Corp.
•	McCormick & Company, Inc.
•	Pinnacle Foods Inc.
•	TreeHouse Foods, Inc.
•	The WhiteWave Foods Company

Although none of Snyder’s-Lance or the other selected companies is directly comparable to Diamond, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Diamond. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the Diamond common stock on September 23, 2015, the last trading day prior to published rumors regarding a potential sale of Diamond, and the closing prices of the common stocks of Snyder’s-Lance and each of the other selected companies on October 23, 2015, information contained in the most recent public disclosures of Diamond, Snyder’s-Lance and the other selected companies, analyst consensus estimates of EBITDA and EPS for Diamond, Snyder’s-Lance and the other selected companies and Snyder’s-Lance estimates of EBITDA and EPS for Diamond, Deutsche Bank calculated the following multiples for Diamond, Snyder’s-Lance and each of the selected companies:

•	price as a multiple of CY 2016 estimated EPS;
•	price as a multiple of CY 2017 estimated EPS;
•	total enterprise value as a multiple of estimated CY 2015 EBITDA; and
•	total enterprise value as a multiple of estimated CY 2016 EBITDA.

For purposes of this analysis, total enterprise value was calculated as total equity value plus net debt.

The results of this analysis are summarized as follows:

	CY 2015E TEV/EBITDA	CY 2016E TEV/EBITDA	CY 2016E P/E	CY 2017E P/E
Selected Companies (October 23, 2015)
High	18.0x	16.0x	29.3x	24.6x
Mean	15.4x	13.6x	23.5x	21.3x
Median	15.1x	13.3x	23.2x	21.1x
Low	13.8x	12.4x	18.1x	16.7x
Diamond (September 23, 2015)
Consensus	12.7x	11.8x	22.7x	NA
Snyder’s-Lance Estimates	14.2x	13.2x	24.1x	20.4x

Deutsche Bank also reviewed the multiples of total enterprise value to average Wall Street analyst estimates of next twelve months (referred to as NTM) EBITDA for Diamond, Snyder’s-Lance and a composite index comprised of B&G Foods, Inc., Boulder Brands, Inc., Flowers Foods,

Inc., The Hain Celestial Group, Inc., Lancaster Colony Corp., McCormick & Company, Inc., Pinnacle Foods Inc., TreeHouse Foods, Inc. and The WhiteWave Foods Company for the three-year period ended October 23, 2015. Deutsche Bank excluded Amplify Snack Brands, Inc from this analysis because it had been trading as a public company only since August 5, 2015. Deutsche Bank included Boulder Brands, Inc. in this analysis, which took into account longer-term trading multiples, even though it had excluded it from the TEV/EBITDA and P/E multiples analysis described above because of its ongoing publicly-announced strategic alternatives review process.

Deutsche Bank noted that such multiples remained elevated as reflected in the following table:

TEV/NTM EBITDA
	3 years ago	1 year ago	October 23, 2015
Diamond	9.9x	12.5x	13.0x
Snyder’s-Lance	9.2x	10.9x	13.4x
Peers (Average)	11.5x	12.1x	13.3x

Based in part upon the P/E and TEV/EBITDA multiples of the selected companies described above and taking into account their professional judgment and experience, Deutsche Bank calculated ranges of estimated implied value per share of Diamond common stock by:

•

applying multiples of total enterprise value to Snyder’s-Lance management estimates of Diamond’s CY 2015 EBITDA of 14.0x to 15.0x, resulting in a range of implied values of approximately $30 to $33 per share of Diamond common stock, or up to approximately $37 per share of Diamond common stock taking into account the standalone net present value of Diamond’s net operating losses;

•

applying multiples of total enterprise value to Snyder’s-Lance management estimates of Diamond’s CY 2016 EBITDA of 12.5x to 13.5x, resulting in a range of implied values of approximately $28 to $32 per share of Diamond common stock, or up to approximately $35 per share of Diamond common stock taking into account the standalone net present value of Diamond’s net operating losses;

•

applying multiples of total enterprise value to average Wall Street estimates of Diamond’s CY 2016 EBITDA of 12.5x to 13.5x, resulting in a range of implied values of approximately $34 to $38 per share of Diamond common stock, or up to approximately $41per share of Diamond common stock taking into account the standalone net present value of Diamond’s net operating losses;

•

applying multiples of price to Snyder’s-Lance management estimates of Diamond’s CY 2016 EPS of 22.0x to 25.0x, resulting in a range of implied values of approximately $28 to $32 per share of Diamond common stock, or up to approximately $35 per share of Diamond common stock taking into account the standalone net present value of Diamond’s net operating losses; and

•

applying multiples of price to average Wall Street estimates of Diamond’s CY 2016 EPS of 22.0x to 25.0x, resulting in a range of implied values of approximately $30 to $34 per share of Diamond common stock, or up to approximately $37 per share of Diamond common stock taking into account the standalone net present value of Diamond’s net operating losses.

For purposes of this analysis Deutsche Bank calculated that the standalone net present value of Diamond’s approximately $348 million in net operating losses was approximately $104 million taking into account an implied tax rate of 35%, a discount rate of 7.0%, and information provided by Snyder’s-Lance and Diamond, including with respect to the time periods over which the net operating losses would be utilized.

Deutsche Bank noted that the implied value of the merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock per share of Diamond common stock was approximately $39.66 based upon the $35.04 closing price of the Snyder’s-Lance common stock on September 23, 2015, the last trading day prior to published rumors regarding a potential sale of Diamond, and was approximately $40.79 based upon the $36.50 closing price of the Snyder’s-Lance common stock on October 23, 2015.

Selected Transactions Analysis—Diamond

Deutsche Bank reviewed publicly available information relating to the following selected acquisition transactions in the packaged foods industry announced since February 2010, which are referred to in this section of this joint proxy statement/prospectus as the selected transactions:

DATE ANNOUNCED	TARGET	ACQUIRER
July 2015	Sunrise Holdings, Inc.	SunOpta Inc.
June 2015	Vega Foods Corp.	The WhiteWave Foods Company
May 2015	Applegate Farms, LLC	Hormel Foods Corp.
February 2015	Big Heart Pet Brands	The J.M. Smucker Co.
November 2014	Garden Protein International (Gardein)	Pinnacle Foods Inc.
September 2014	Annie’s Homegrown	General Mills, Inc.
July 2014	SkinnyPop Popcorn LLC	TA Associates
June 2014	Cytosport Holdings, Inc.	Hormel Foods Corp.
June 2014	Flagstone Foods, Inc.	TreeHouse Foods, Inc.
May 2014	The Hillshire Brands Company	Tyson Foods, Inc.
April 2014	Procter & Gamble Co’s pet food brands portfolio	Mars, Incorporated
March 2014	KIND, LLC	Daniel Lubetzky
June 2013	Pirate’s Brands	B&G Foods, Inc.
September 2012	Snack Factory, LLC	Snyder’s-Lance, Inc.
February 2012	Procter & Gamble Co.’s Pringles business	Kellogg Company
February 2010	Kettle Foods, Inc.	Diamond

Although none of the selected transactions is directly comparable to the merger and the subsequent merger, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger. The analysis of selected transactions was not simply mathematical, rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operational characteristics of the target companies involved in the selected transactions and other factors that could affect the acquisition value of such companies.

With respect to each selected transaction and based on publicly available information (or, in the case of Snack Factory LLC, information provided by management of Snyder’s-Lance), Deutsche Bank calculated the multiple of total enterprise value to LTM EBITDA (or, if not available, EBITDA for the most recent 12-month period for which such information was otherwise available) both with and without taking into account announced synergies.

The following table presents the results of this analysis:

	TEV/EBITDA	SYN. EBITDA
High	36.2x	11.2x
Mean	15.6x	10.1x
Median	15.0x	10.1x
Low	5.5x	~8.8x

Based in part upon the TEV/EBITDA multiples described above and taking into account their professional judgment and experience, Deutsche Bank calculated ranges of estimated implied value per share of Diamond common stock by applying multiples of total enterprise value to Snyder’s-Lance management estimates of Diamond’s 2015 EBITDA of 14.0x to 17.0x, resulting in a range of implied present values of approximately $30 to $40 per share of Diamond common stock.

Deutsche Bank noted that the implied value of the merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock per share of Diamond common stock was approximately $39.66 based upon the $35.04 closing price of the Snyder’s-Lance common stock on

September 23, 2015, the last trading day prior to published rumors regarding a potential sale of Diamond, and was approximately $40.79 based upon the $36.50 closing price of the Snyder’s-Lance common stock on October 23, 2015.

Discounted Cash Flow Analysis—Diamond

Deutsche Bank performed a discounted cash flow analysis of Diamond using financial forecasts and other information and data provided by Snyder’s-Lance management to calculate ranges of implied value of Diamond as of December 31, 2015. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 6.75% to 7.25% to (i) after-tax unlevered free cash flows expected to be generated by Diamond during calendar years 2016 through 2020, using the mid-year convention both with and without taking into account Synergies estimated by Snyder’s-Lance management to result from the merger and the subsequent merger and (ii) estimated terminal values using a range of perpetuity growth rates of 2.25% to 2.75%.

This analysis resulted in ranges of implied estimated equity value of approximately $26 to $35 per share of Diamond Common Stock without taking into account the Synergies and approximately $52 to $67 per share of Diamond common stock taking into account the Synergies.

Deutsche Bank noted that the implied value of the merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock per share of Diamond common stock was approximately $39.66 based upon the $35.04 closing price of the Snyder’s-Lance common stock on September 23, 2015, the last trading day prior to published rumors regarding a potential sale of Diamond, and was approximately $40.79 based upon the $36.50 closing price of the Snyder’s-Lance common stock on October 23, 2015.

Historical Trading Analysis—Snyder’s-Lance

Deutsche Bank reviewed the historical closing prices for the Snyder’s-Lance common stock during the 52-week period ended October 23, 2015, which ranged from a low of approximately $28 per share on October 24, 2014 to a high of approximately $37 per share on October 23, 2015. Deutsche Bank also noted that the closing price of the Snyder’s-Lance common stock was $35.04 per share on September 23, 2015, the last trading day prior to published rumors regarding a potential sale of Diamond, and $36.50 per share on October 23, 2015.

Analyst Price Targets—Snyder’s-Lance

Deutsche Bank reviewed the price targets for the Snyder’s-Lance common stock published by six Wall Street research analysts from May 11, 2015 to October 22, 2015, which ranged from $30.00 to $39.00 per share (with a median target of $35.50 per share and a mean target of $35.00). Deutsche Bank noted that the closing price of the Snyder’s-Lance common stock was $36.50 per share on October 23, 2015.

Selected Public Companies Analysis—Snyder’s-Lance

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Snyder’s-Lance with corresponding financial information and valuation measurements for Diamond and the publicly-traded packaged foods companies described under “—Selected Public Companies Analysis—Diamond” above.

Although none of Diamond or the other selected companies is directly comparable to Snyder’s-Lance, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Snyder’s-Lance. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based in part upon the P/E and TEV/EBITDA multiples of the selected companies described above and taking into account their professional judgment and experience, Deutsche Bank calculated ranges of estimated implied value per share of Snyder’s-Lance common stock by:

•

applying multiples of total enterprise value to Snyder’s-Lance management estimates of Snyder’s-Lance 2015 EBITDA of 14.0x to 15.0x, resulting in a range of implied values of approximately $32 to $35 per share of Snyder’s-Lance common stock;

•

applying multiples of total enterprise value to Snyder’s-Lance management estimates of Snyder’s-Lance 2016 EBITDA of 12.5x to 13.5x, resulting in a range of implied values of approximately $35 to $39 per share of Snyder’s-Lance common stock;

•

applying multiples of total enterprise value to average Wall Street estimates of Snyder’s-Lance 2016 EBITDA of 12.5x to 13.5x, resulting in a range of implied values of approximately $34 to $37 per share of Snyder’s-Lance common stock;

•

applying multiples of price to Snyder’s-Lance management estimates of Snyder’s-Lance 2016 EPS of 22.0x to 25.0x, resulting in a range of implied values of approximately $31 to $35 per share of Snyder’s-Lance common stock; and

•

applying multiples of price to average Wall Street estimates of Snyder’s-Lance 2016 EPS of 22.0x to 25.0x, resulting in a range of implied values of approximately $30 to $34 per share of Snyder’s-Lance common stock.

Deutsche Bank noted that the closing price of the Snyder’s-Lance common stock was $36.50 per share on October 23, 2015.

Discounted Cash Flow Analysis—Snyder’s-Lance

Deutsche Bank performed a discounted cash flow analysis of Snyder’s-Lance using financial forecasts and other information and data provided by Snyder’s-Lance management to calculate ranges of implied value of Snyder’s-Lance as of December 31, 2015. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 6.25% to 6.75% to (i) after-tax unlevered free cash flows expected to be generated by Snyder’s-Lance during calendar years 2016 through 2020, using the mid-year convention and (ii) estimated terminal values using a range of perpetuity growth rates of 2.25% to 2.75%.

This analysis resulted in a range of implied estimated equity value of approximately $34 to $44 per share of Snyder’s-Lance common stock. Deutsche Bank noted that the closing price of the Snyder’s-Lance common stock was $36.50 per share on October 23, 2015.

Historical Exchange Ratio Analysis

Deutsche Bank reviewed the implied exchange ratio based on the relative closing prices of the Diamond common stock (less $12.50 per share) and the Snyder’s-Lance common stock for the two-year period ended October 23, 2015.

The following table presents the results of this analysis:

Implied Exchange Ratio
2-year high	0.807x
2-year low	0.360x
2-year average	0.563x
1-year high	0.646x
1-year low	0.415x
1-year average	0.554x
6-month average	0.563x
3-month average	0.552x
October 23, 2015	0.616x

Deutsche Bank noted that the exchange ratio for the stock portion of the merger consideration is 0.775 shares of Snyder’s-Lance common stock per share of Diamond common stock.

Relative Contribution Analysis

Deutsche Bank reviewed certain estimated future revenue, EBITDA and earnings before interest and taxes (referred to as EBIT) information for each of Diamond and Snyder’s-Lance based upon information provided by Snyder’s-Lance to analyze and compare the relative implied contributions of Diamond and Snyder’s-Lance to the combined company. Based upon such implied contributions, Deutsche Bank derived implied exchange ratios for the stock portion of the merger consideration taking into account the $12.50 per share in cash to be paid in respect of each share of Diamond common stock. For purposes of this analysis, the implied equity value contributions were derived based on Snyder’s-Lance trading multiples as of October 23, 2015 and the exchange ratios were adjusted for Diamond’s and Snyder’s-Lance’s respective contribution of net debt based upon balance sheet information as of July 31, 2015 and June 30, 2015, respectively.

The results of this analysis are summarized as follows:

		Equity Value Contribution		Implied Exchange Ratio
		Snyder’s-Lance	Diamond
Revenue	2015E	66%	34%	0.468x
	2016E	66%	34%	0.448x
	2017E	66%	34%	0.445x
EBITDA	2015E	63%	37%	0.642x
	2016E	66%	34%	0.464x
	2017E	65%	35%	0.486x
EBIT	2015E	59%	41%	0.892x
	2016E	64%	36%	0.554x
	2017E	64%	36%	0.580x

Deutsche Bank noted that the exchange ratio for the stock portion of the merger consideration is 0.775 shares of Snyder’s-Lance common stock per share of Diamond common stock.

Relative Value Analysis

Deutsche Bank calculated ranges of implied exchange ratios for the stock portion of the merger consideration taking into account the $12.50 per share in cash to be paid with respect to each share of Diamond common stock based upon the historical exchange ratio analysis, selected public companies analyses and discounted cash flow analyses described above.

With respect to the implied exchange ratios derived from the selected public companies analyses and discounted cash flow analyses, the higher ratio assumes the highest implied value per share of Diamond common stock (less $12.50) divided by the lowest implied value per share of Snyder’s-Lance common stock and the lower ratio assumes the lowest implied value per share of Diamond common stock (less $12.50) divided by the highest implied value per share of Snyder’s-Lance common stock. The implied exchange ratios derived from the selected public companies analyses were calculated by applying multiples of total enterprise value to 2015 estimated EBITDA of 14.0x to 15.0x, multiples of total enterprise value to 2016 estimated EBITDA of 12.5x to 13.5x and multiples of price to 2016 estimated earnings per share of 22.0x to 25.0x. In addition, the implied exchange ratios derived from the selected public companies analysis and the discounted cash flow analyses were calculated both without taking into account synergies and by including the full impact of Snyder’s-Lance management estimates of the synergies expected to be realized as a result of the merger and the subsequent merger in Diamond’s estimated EBITDA, earnings, and cash flow, as applicable. Deutsche Bank did not take into account Diamond’s net operating losses in this analysis.

The results of this analysis are summarized as follows:

Range of Implied Exchange Ratios
Historical Exchange Ratios	1 year	0.415x-0.646x
	2 years	0.360x-0.807x
Relative Contribution Analysis	2015E EBITDA	0.507x-0.656x
	With Synergies	1.294x-1.570x
	2016E EBITDA	0.406x-0.547x
	With Synergies	1.053x-1.310x
	2016E Net Income	0.441x-0.624x
	With Synergies	1.322x-1.763x
Discounted Cash Flow	Without Synergies	0.306x-0.674x
	With Synergies	0.895x-1.620x

Deutsche bank noted that the exchange ratio for the stock portion of the merger consideration is 0.775 shares of Snyder’s-Lance common stock per share of Diamond common stock.

Pro Forma Discounted Cash Flow Analysis—Combined Company

Deutsche Bank performed a discounted cash flow analysis of the combined company using financial forecasts and other information and data provided by Snyder’s-Lance management and information contained in public filings to calculate ranges of implied value per share of Snyder’s-Lance common stock as of December 31, 2015, assuming merger consideration of $12.50 in cash and 0.775 shares of Snyder’s-Lance common stock per share of Diamond common stock and taking into account Snyder’s-Lance management estimates of the Synergies expected to be achieved as a result of the merger and the subsequent merger. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 6.25% to 6.75% to (i) after-tax unlevered free cash flows expected to be generated by the combined company during the calendar years 2016 through 2020, using the mid-year convention and (ii) estimated terminal values using a range of terminal growth rates of 2.25% to 2.75%. For purposes of this analysis Deutsche Bank added $110 million to the total enterprise value of combined company to take into account the net present value of Diamond’s approximately $348 million in net operating losses, based upon an implied tax rate of 35%, a discount rate of 6.5%, and information provided by Snyder’s-Lance and Diamond.

This analysis resulted in a range of implied estimated equity value of the Snyder’s-Lance common stock of approximately $41 to $55 per share as compared with the implied value per share of Snyder’s-Lance common stock on a standalone basis of approximately $34 to $44 per share as described under “Discounted Cash Flow Analysis-Snyder’s-Lance” above.

Miscellaneous

The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Snyder’s-Lance board of directors as to the fairness, from a financial point of view, of the merger consideration to Snyder’s-Lance as of the date of its opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Snyder’s-Lance with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche

Bank, Diamond or Snyder’s-Lance. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Diamond, Snyder’s-Lance or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger and the subsequent merger, including the merger consideration, were determined through arm’s-length negotiations between Diamond and Snyder’s-Lance and were approved by the Snyder’s-Lance board. The decision to enter into the merger and the subsequent merger was solely that of the Snyder’s-Lance board of directors. As described under “—Snyder’s-Lance’s Reasons for the Proposed Merger; Recommendation of the Proposed Merger by the Snyder’s-Lance Board of Directors” above, the opinion and presentation of Deutsche Bank to the Snyder’s-Lance board of directors were only one of a number of factors taken into consideration by the Snyder’s-Lance board of directors in making its determination to approve the merger agreement and the transactions contemplated by it, including the merger and the subsequent merger.

Unaudited Prospective Financial Information

Certain Unaudited Prospective Financial Information of Snyder’s-Lance Reviewed in Connection with the Proposed Merger

As a matter of course, Snyder’s-Lance does not publicly disclose long-term projections of future financial results other than limited short-term guidance concerning select financial and operating metrics disclosed as part of its quarterly earnings announcements. In connection with its evaluation of the proposed merger, the Snyder’s-Lance’s board of directors considered certain unaudited, non-public financial projections of Snyder’s-Lance as a standalone company for each of the Snyder’s-Lance fiscal years 2016, 2017 and 2018 and certain unaudited, non-public financial projections of Diamond as a standalone company for each of the fiscal years 2015, 2016, and 2017 provided by Snyder’s-Lance management based on Diamond’s financial projections described below under “Certain Unaudited Prospective Financial Information of Diamond.” As further disclosed below, Snyder’s-Lance’s management prepared combined Snyder’s-Lance/Diamond projections based on its analysis of the assumptions underlying the Diamond financial projections and in an effort to evaluate the advisability of the proposed merger in a potential downside scenario where the revenue and operating results anticipated by the Diamond financial projections were not achieved. In addition, the Snyder’s-Lance board of directors reviewed combined company financials for the fiscal years 2016, 2017 and 2018 provided by Snyder’s-Lance management which took into account synergies expected by Snyder’s-Lance management to be achieved as a result of the proposed merger, as described below.

The inclusion of the financial projections below should not be deemed an admission or representation by Snyder’s-Lance, Diamond, or any of their respective officers, directors, affiliates, advisors, including Deutsche Bank, Credit Suisse and Morgan Stanley, or other representatives with respect to such projections. The financial projections included below are not included to influence stockholders’ views on the proposed merger described in this joint proxy statement/prospectus, but solely to provide stockholders with access to certain non-public information that was provided to the Snyder’s-Lance’s board of directors in connection with its evaluation of the proposed merger and to Deutsche Bank for purposes of its financial analyses as described in “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Opinion of Snyder’s-Lance’s Financial Advisor” beginning on page [•]. The information from the financial projections included below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Snyder’s-Lance and Diamond contained in each company’s respective public filings with the SEC.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. As and to the extent described above, the unaudited prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Snyder’s-Lance and Diamond management. PricewaterhouseCoopers LLP has neither audited, reviewed, compiled, examined nor performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, does not express an opinion or provide any other form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus. The PricewaterhouseCoopers LLP report contained in the Annual Report of Snyder’s-Lance on Form 10-K for the year ended January 3, 2015, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of Snyder’s-Lance. The PricewaterhouseCoopers LLP report contained in the Annual Report of Diamond on Form 10-K for the year ended July 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of Diamond. Neither report extends to the financial projections, and neither should be read to do so. The KPMG LLP report contained in the Annual Report of Snyder’s-Lance on Form 10-K as of December 28, 2013 and for the two-year period ended December 28, 2013, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of Snyder’s-Lance. KPMG LLP has not examined, compiled or otherwise applied procedures to the financial forecast presented herein and accordingly, does not express an opinion or any other form of assurance on it.

The financial projections were in general prepared for internal use and are subjective in many respects. As a result, these financial projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although Snyder’s-Lance and Diamond believe their respective assumptions to be reasonable, all financial projections are inherently uncertain, and Snyder’s-Lance and Diamond expect that differences will exist between actual and projected results. Although presented with numerical specificity, the financial projections reflect numerous variables, estimates, and assumptions made by the managements of Snyder’s-Lance or Diamond, as applicable, at the time they were prepared, and also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of Snyder’s-Lance’s or Diamond’s control. In addition, the financial projections cover multiple years, and this information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the financial projections will prove accurate or that any of the financial projections will be realized.

The financial projections with respect to the stand-alone Snyder’s-Lance, stand-alone Diamond and combined Snyder’s-Lance/Diamond included assumptions relating to, among others things, (i) Snyder’s-Lance’s growth projection for fiscal 2016, 2017 and 2018, (ii) Diamond growth projection for fiscal 2016, 2017 and 2018, (iii) synergies of the combined companies, including reduction in corporate overhead costs, reductions in materials and packaging costs, improved distribution and warehouse costs and reductions in freight costs, and (iv) Snyder’s-Lance’s ability to utilize Diamond’s net operating loss carryforwards. Although, other potential benefits of the proposed merger were considered, they were not taken into account in the preparation of the financial projections.

The financial projections are subject to many risks and uncertainties and you are urged to review (i) the section entitled “Risk Factors” beginning on page [•], (ii) Snyder’s-Lance’s most recent SEC filings for a description of risk factors with respect to Snyder’s-Lance’s businesses, and (iii) Diamond’s most recent SEC filings for a description of risk factors with respect to Diamond’s businesses. You should also read “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [•] for additional information regarding the risks inherent in forward-looking information such as the financial projections.

The inclusion of the financial projections herein should not be regarded as an indication that Snyder’s-Lance, Diamond, or any of their respective officers, directors, affiliates, advisors, including Deutsche Bank, Credit Suisse and Morgan Stanley, or other representatives considered or consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Neither Snyder’s-Lance nor Diamond intends, and each disclaims any obligation to update, correct or otherwise revise the financial projections to reflect circumstances existing or arising after the date such financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the financial projections are shown to be in error. Furthermore, the financial projections do not take into account the effect of any failure of the proposed merger to be completed and should not be viewed as accurate or continuing in that context.

The financial projections set forth below include for the combined company net revenue, operating profit margin percentage, which is a non-GAAP measure and is calculated as operating profit (net revenue less cost of goods sold less selling, general and administrative expense) divided by net revenue, and EBITDA which is also a non-GAAP measure. The operating expenses included in operating profit margin percentage and EBITDA exclude non-recurring expenses that would be included in operating expenses under GAAP. Due to the forward-looking nature of the financial projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available. Snyder’s-Lance believes that there is a degree of volatility with respect to certain GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Snyder’s-Lance from providing accurate forecasted non-GAAP reconciliations. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, the non- GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The following table presents selected unaudited financial information for the fiscal years ending 2016 through 2018, which information summarized the projections regarding the combined companies’ future financial performance at the time they were prepared and have not been subsequently updated:

	FY 2016	FY 2017	FY 2018
	(amounts in millions, except percentage information)
Net Revenue	$2,647.8	$2,738.0	$2,830.4
Operating Profit Margin percentage	10.4%	12.3%	12.60%
EBITDA	$394.8	$457.2	$480.7

Certain Unaudited Prospective Financial Information of Diamond Reviewed in Connection with the Proposed Merger

Diamond management made available prospective financial information about Diamond, which we refer to in this section as projections, to Snyder’s-Lance, the Diamond board of directors in connection with its evaluation of the merger and other strategic alternatives available to Diamond and to Credit Suisse for its use and reliance in connection with its financial analyses and opinion described under “Diamond Proposal 1: Adoption of the Merger Agreement and Snyder’s-Lance Proposal 1: Approval of the Stock Issuance—Opinion of Diamond’s Financial Advisor.”

The projections did not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement or the announcement thereof. Further, the projections did not take into account the effect of any failure of the proposed merger to occur, and should not be viewed as applicable or continuing in that context.

Diamond does not as a matter of course publicly disclose long-term projections of future financial results other than limited short-term guidance concerning select financial and operating metrics disclosed as part of its quarterly earnings announcements. The projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or GAAP, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. However, in the view of Diamond management, the information was prepared on a reasonable basis, reflected the best estimates and judgments available to Diamond management at the time and presented, to the best of Diamond management’s knowledge and belief, the expected course of action and Diamond’s expected future financial performance as of the date such information was prepared. This information is not fact and should not be relied upon as being necessarily predictive of actual future results.

The projections reflect numerous estimates and assumptions made by Diamond management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Diamond’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Diamond’s control. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the projections, including, but not limited to, Diamond’s performance, industry performance, general business and economic conditions, customer requirements, vendor relations, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Diamond’s reports filed with the SEC. There can be no assurance that the projections will be realized or that actual results will not be significantly higher or lower than forecast. The projections cover several years and such information by its nature becomes less predictive with each successive year. In addition, the projections will be affected by Diamond’s ability to achieve strategic goals, objectives and targets over the applicable periods. The projections reflect assumptions as to certain business decisions that are subject to change. The projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the projections should not be regarded as an indication that Diamond and its advisors or anyone who received this information then considered, or now considers, them necessarily predictive of actual future events, and this information should not be relied upon as such. The inclusion of the projections herein should not be deemed an admission or representation by Diamond that it views the projections as material information. No representation is made by Diamond or any other person regarding Diamond’s ultimate performance compared to the projections. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Diamond contained in Diamond’s public filings with the SEC. In light of the foregoing factors, and the uncertainties inherent in the projections, stockholders are cautioned not to place undue, if any, reliance on the projections.

Neither Diamond’s independent registered public accounting firm nor any other independent accountant has audited, reviewed, compiled, examined, or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Some of the projections are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The summary of such information below is included solely to give Diamond stockholders access to the information that was made available to the Diamond board of directors and Diamond’s financial advisor, and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Diamond common stock. Due to the forward-looking nature of the projections, specific quantifications of the amounts that would be required to reconcile the projections to GAAP measures are not available. Diamond believes that there is a degree of volatility with respect to certain GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Diamond from providing accurate forecasted non-GAAP reconciliations.

The following table presents selected unaudited financial information for the fiscal years ending July 31, 2016 through 2020, which information summarized the projections at the time they were prepared and have not been subsequently updated:

	FY2016E	FY2017E	FY2018E	FY2019E	FY2020E
	(amounts in millions, except per share information)
Net sales	$911	$961	$1,004	$1,052	$1,104
Adjusted EBITDA(1)	$134	$148	$157	$165	$175
Non-GAAP earnings per share(2)	$1.27	$1.51	$1.70	$1.91	$2.15
(1)	Adjusted EBITDA and operating profit exclude stock-based compensation and items that are non-recurring that management deems to be not directly related to ongoing operating performance.
(2)	EPS represents non-GAAP diluted EPS which do not reflect net operating losses.

Certain Relationships between Snyder’s-Lance and Diamond

Brian J. Driscoll, Diamond’s President and Chief Executive Officer, will be appointed as a member of the Snyder’s-Lance board of directors upon the completion of the proposed merger.

Regulatory Approvals Required for the Proposed Merger

Each party has agreed to use reasonable best efforts to file, as promptly as practicable after the date of the merger agreement, all notices, reports and other documents required to be filed by the party with any governmental body with respect to the proposed merger and the other transactions contemplated by the merger agreement, and to submit promptly any additional information requested by any governmental body, including under applicable antitrust laws. Snyder’s-Lance and Diamond have agreed to use reasonable best efforts to respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other governmental body in connection with antitrust matters.

Subject to compliance with applicable legal requirements, each of Snyder’s-Lance and Diamond have agreed to use its reasonable best efforts to provide to the other, as promptly as practicable, any information that is required in order to effect any filings or applications by the other party pursuant to the merger agreement. Except where prohibited by applicable legal requirements or applicable agreements, each of Snyder’s-Lance and Diamond has also agreed to use its reasonable best efforts to:

•

consult and cooperate with one another, and consider the views of one another, in connection with proceedings under or relating to any antitrust laws in connection with the transactions contemplated by the merger agreement;

•

provide the other (or its outside counsel, as appropriate) with information on communications with and copies of substantive written material to or from any governmental body under any antitrust law in connection with the transactions contemplated by the merger agreement; and

•

consult with the other in advance of any meeting or conference with any governmental body under any antitrust law in connection with the transactions contemplated by the merger agreement and give the other the opportunity to attend and participate in the meeting or conference.

Notwithstanding the foregoing, the parties have also agreed that Snyder’s-Lance and its subsidiaries in order to avoid, prevent and terminate any action of a governmental authority which would restrain or otherwise prevent the proposed merger, in no event shall be required to :

•	sell or otherwise dispose of, hold separate business, or agree to sell or dispose of assets, categories of assets or businesses;
•	amend, modify or terminate existing relationships, contractual rights or obligations; or
•	amend, modify or terminate existing licenses or other intellectual property agreements.

U.S. Antitrust Filing

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the proposed merger, may not be completed unless specified waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification form with the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the Department of Justice, which we refer to as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period.

Private parties may also seek to take legal action under the antitrust laws in some circumstances. The waiting period under the HSR Act expired on December 14, 2015.

Financing Relating to the Proposed Merger

Snyder’s-Lance anticipates that the total funds it will need to complete the proposed merger will be funded through a combination of available cash on hand of Snyder’s-Lance and Diamond and new third party debt financing. On December 16, 2015, Snyder’s-Lance entered into the new credit agreement with the term lenders and Bank of America, N.A., as administrative agent. Under the new credit agreement, the term lenders have committed to provide, subject to certain conditions, (i) senior unsecured term loans in an original aggregate principal amount of $830 million and maturing five years after the funding date thereunder, and (ii) senior unsecured term loans in an original aggregate principal amount of $300 million and maturing ten years after the funding date thereunder. The proceeds of borrowings under the new credit agreement are to be used to finance, in part, the aggregate cash consideration portion and certain fees and expenses incurred in connection with the proposed merger.

Loans outstanding under the new credit agreement will bear interest, at Snyder’s-Lance’s option, either at (i) a Eurodollar rate plus an applicable margin specified in the new credit agreement or (ii) a base rate plus an applicable margin specified in the new credit agreement. The applicable margin added to the Eurodollar rate or base rate, as the case may be, is subject to adjustment after the end of each fiscal quarter based on changes in our adjusted total net debt-to-EBITDA ratio. In addition, under the new credit agreement, we will pay a nonrefundable ticking fee of 0.20% per annum on the amount of the aggregate commitments in effect from December 16, 2015 until the earlier of the termination or expiration of the commitments thereunder and the funding date thereunder. We also paid arrangement and agency fees and upfront fees in connection with the execution of the new credit agreement.

The outstanding principal amount of the five year term loans is payable in equal quarterly installments of $10.375 million each quarter prior to the fifth anniversary of the funding date, with the remaining balance payable on the fifth anniversary of the funding date. The outstanding principal amount of the ten year term loans is payable in quarterly principal installments of $15 million beginning in the twenty-first full fiscal quarter after the funding date. The new credit agreement also contains optional prepayment provisions.

Our obligations under the new credit agreement are guaranteed by all of our existing and future direct and indirect wholly-owned domestic subsidiaries other than any such subsidiaries that, taken together, do not represent more than 10% of the total domestic assets or domestic revenues of Snyder’s- Lance and our wholly-owned domestic subsidiaries. The new credit agreement contains customary representations, warranties and covenants. The financial covenants include a maximum total debt to EBITDA ratio and a minimum interest coverage ratio. Other covenants include, but are not limited to, limitations on: (i) liens, (ii) dispositions of assets, (iii) mergers and consolidations, (iv) loans and investments, (v) subsidiary indebtedness, (vi) transactions with affiliates and (vii) certain dividends and distributions. The new credit agreement contains customary events of default, including a cross default provision and change of control provisions. If an event of default occurs and is continuing, we may be required to repay all amounts outstanding under the new credit agreement.

The commitments of the lenders under the new credit agreement will terminate on the earliest of (i) 11:59 p.m. U.S. Eastern Time, on May 27, 2016, subject to extension in certain circumstances more fully described in the definition of “Outside Date” in the merger agreement for a period of up to five months, or (ii) the termination of the merger agreement.

Although the debt financing under the new credit agreement described in this joint proxy statement/prospectus is not subject to a due diligence or “market out” condition, such financing may not be considered assured. The obligation of the term lenders to provide their respective portions of the debt financing under the new credit agreement is subject to a number of conditions as further set forth below. There can be no assurance that these conditions will be satisfied or that the debt financing under the new credit agreement will be funded when required. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing under the new credit agreement described in this joint proxy statement/prospectus is not available.

The funding of the loans under the new credit agreement will occur on the date of consummation of the proposed merger and is subject to several conditions, including (i) since July 31, 2015, there shall not have occurred a “Company Material Adverse Effect” (as defined in the merger agreement), (ii) consummation of the proposed merger in accordance with the merger agreement, (iii) the accuracy in all material respects of certain representations and warranties,

(iv) pro forma compliance with the financial covenants, (v) receipt of customary closing documents, and (vi) other customary closing conditions more fully set out in the new credit agreement.

The obligations of the term lenders to make loans under the new credit agreement, are subject to:

•	since July 31, 2015, there not having occurred a “Company Material Adverse Effect” as defined in the merger agreement with respect to Snyder’s-Lance which is continuing;
•	consummation of the proposed merger in accordance with the merger agreement;
•	the accuracy in all material respects of certain representations and warranties;
•	receipt of customary closing documents;
•	pro forma compliance with the financial covenants; and
•	other customary closing conditions.

The information set forth above regarding the new credit agreement is only a summary and is qualified in its entirety by reference to the new credit agreement a copy of which has been filed as an exhibit to the Snyder’s-Lance reports that are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [•] of this joint proxy statement/prospectus.

Appraisal Rights

Snyder’s-Lance Stockholders

Under North Carolina law, holders of Snyder’s-Lance common stock are not entitled to an appraisal in connection with the proposed merger.

Diamond Stockholders

Record holders of Diamond common stock who comply with the procedures summarized below will be entitled to appraisal rights if the proposed merger is completed. Under Section 262 of the Delaware General Corporation Law, which is referred to in this joint proxy statement/prospectus as the DGCL, holders of shares of Diamond common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares (exclusive of any element of value arising from the accomplishment or expectation of the proposed merger) at the completion of the proposed merger, judicially determined and paid to them in cash by complying with the provisions of Section 262. Diamond is required to send a notice to that effect to each stockholder not less than 20 days prior to the Diamond special meeting. This joint proxy statement/prospectus constitutes that notice to the record holders of Diamond common stock.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of the applicable requirements, and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this joint proxy statement/prospectus as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Stockholders of record who desire to exercise their appraisal rights must do all of the following: (i) not vote in favor of the adoption of the merger agreement, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Secretary of Diamond before the vote on the adoption of the merger agreement at the Diamond special meeting, (iii) continuously hold the shares of record from the date of making the demand through completion of the proposed merger and (iv) otherwise comply with the requirements of Section 262.

Only a holder of record of Diamond common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal must be executed by or for the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should consult with the record owner to determine the appropriate procedures for having the record holder make a demand for appraisal with respect to the beneficial owner’s shares. Any holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company’s nominee. A demand for appraisal with respect to such shares must be made by or on behalf of the depository nominee and it must identify the depository nominee as the record owner. Any beneficial holder of shares desiring appraisal rights with respect to such shares which are held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Diamond of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of the holder’s shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Diamond Foods, Inc., 600 Montgomery Street, 13th Floor, San Francisco, CA 94111, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address. The written demand must reasonably inform Diamond that the stockholder intends thereby to demand an appraisal of his, her or its shares. The written demand must be received by Diamond prior to the vote on the proposed merger at the Diamond special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the adoption of the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of Diamond common stock in favor of adoption of the merger agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and will cause the stockholder’s right of appraisal to be lost. Therefore, a stockholder who desires to exercise appraisal rights should either (x) refrain from executing and submitting the enclosed proxy card or (y) vote by proxy against the adoption of the merger agreement or affirmatively register an abstention with respect thereto.

Within 120 days after completion of the proposed merger, but not thereafter, either the final surviving entity in the proposed merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the final surviving entity in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. There is no present intent on the part of Diamond as the final surviving entity to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the final surviving entity will file such a petition or that the final surviving entity will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after completion of the proposed merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the final surviving entity a statement setting forth the aggregate number of shares of Diamond common stock not voting in favor of the proposed merger and with respect to which demands for appraisal were received by the final surviving entity and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the final surviving entity for the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the final surviving entity.

If a petition for appraisal is duly filed by a Diamond stockholder and a copy of the petition is delivered to the final surviving entity, then the final surviving entity will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Diamond common stock and with whom agreements as to the value of their shares of Diamond common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Diamond common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the proposed merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the date the proposed merger is completed through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the date the proposed merger is completed and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction, such as the proposed merger, are not opinions as to and do not address fair value under Section 262. Each of Snyder’s-Lance and Diamond reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Diamond common stock is less than the applicable merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. The Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

From and after the date of completion of the proposed merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after completion of the proposed merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to completion of the proposed merger.

Within 10 days after the effective time of the proposed merger, the final surviving entity must give notice of the date that the proposed merger became effective to each of Diamond’s stockholders who has properly filed a written demand for appraisal, who did not vote in favor of the proposal to adopt the merger agreement and who has otherwise complied with Section 262. At any time within 60 days after completion of the proposed merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and Snyder’s-Lance common stock to which the stockholder is entitled pursuant to the proposed merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the written approval of the final surviving entity. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after completion of the proposed merger, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the merger consideration as provided for in the merger agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the proposed merger within 60 days after completion of the proposed merger.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex D to this joint proxy statement/prospectus.

Failure to comply strictly with all the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Material U.S. Federal Income Tax Consequences of the Proposed Merger

The following summary discusses the material U.S. federal income tax consequences of the merger together with the subsequent merger, to Diamond stockholders who are U.S. persons (as defined below). The following discussion is based on existing provisions of the Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to a particular stockholder in light of his or her personal circumstances or to stockholders subject to special treatment under U.S. federal income tax laws, including:

•	dealers in securities or foreign currencies;
•	traders in securities or foreign currencies who elect the mark-to-market method of accounting
•	Diamond stockholders who are not U.S. persons (as defined below);
•	tax-exempt organizations;
•	certain expatriates or stockholders who have a functional currency other than the U.S. dollar;
•	financial institutions or insurance companies;
•	stockholders who acquired Diamond common stock in connection with stock option or stock purchase plans or in other compensatory transactions;
•	stockholders exercising appraisal or dissenters’ rights;
•	stockholders that purchased or sell their shares of Diamond common stock as part of a wash sale; or
•	stockholders who hold Diamond common stock as part of an integrated investment, including a “straddle,” comprised of shares of Diamond common stock and one or more other positions.

If a partnership (including any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) holds Diamond common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If a holder is a partner in a partnership holding Diamond common stock, the holder should consult its tax advisors.

This discussion assumes that Diamond stockholders hold their shares of Diamond common stock as capital assets within the meaning of Section 1221 of the Code (generally, as property held as an investment). This summary is limited to U.S. federal income tax aspects and does not address the tax consequences of the merger and the subsequent merger under non-U.S., state or local tax laws or any non-income tax laws (such as estate and gift tax laws). It also does not consider the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. Accordingly, Diamond stockholders should consult their tax advisors as to the specific tax consequences of the merger and the subsequent merger, including any applicable federal, state, local, non-U.S. and non-income tax consequences.

As used in this discussion, the term “U.S. person” means a beneficial owner of Diamond common stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;
•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or a trust that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Based on factual representations contained in letters provided by Snyder’s-Lance and Diamond, and on certain customary factual assumptions, all of which representations and assumptions must continue to be true and accurate as of the effective time of the merger and the subsequent merger, in the opinion of Fenwick & West LLP, counsel to Diamond, the merger and the subsequent merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion will be based on factual representations contained in letters provided by Diamond and Snyder’s-Lance, and on certain customary factual assumptions, all of which representations and assumptions must continue to be true and accurate as of the completion of the merger and the subsequent merger. However, this opinion is not binding on the IRS or the courts. No ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the offer and the merger and the subsequent merger. The following discussion assumes the qualification of the merger and the subsequent merger as a reorganization for U.S. federal income tax purposes.

Treatment of the Mergers as a “Reorganization”

The Parties intend to report and, except to the extent otherwise required by Law, shall report, for U.S. federal income tax purposes, the merger and the subsequent merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

Treatment of Diamond Stockholders in the Proposed Merger

A Diamond stockholder will recognize gain, but not loss, upon the exchange of Diamond common stock for Snyder’s-Lance common stock and cash in the merger and the subsequent merger that is equal to the lesser of (i) the amount of cash received by the Diamond stockholder (excluding any cash received in lieu of fractional shares) and (ii) the excess of the “amount realized” by the Diamond stockholder over the Diamond stockholder’s tax basis in the Diamond common stock exchanged. The “amount realized” by the Diamond stockholder will equal the sum of the fair market value of the Snyder’s-Lance common stock and the amount of cash (including any cash received in lieu of fractional shares) received by the Diamond stockholder. The aggregate tax basis of Snyder’s-Lance common stock received by a Diamond stockholder in the merger and the subsequent merger (including the basis in any fractional share for which cash is received) will be the same as the stockholder’s aggregate tax basis in Diamond common stock surrendered in the merger and the subsequent merger, reduced by the amount of cash the Diamond stockholder received (excluding any cash received in lieu of fractional shares), and increased by the amount of gain that the Diamond stockholder recognizes (excluding any gain or loss from the deemed receipt and redemption of fractional shares described below). A Diamond stockholder receiving cash in the merger and the subsequent merger in lieu of a fractional share of Snyder’s-Lance common stock will be treated as if such fractional share were issued in the merger and the subsequent merger and then redeemed by Snyder’s-Lance for cash, resulting in a recognition of gain or loss that is equal to the difference, if any, between the stockholder’s basis allocable to the fractional share and the amount of cash received therefor. The holding period of Snyder’s-Lance common stock received by a Diamond stockholder in the merger and the subsequent merger will include the holding period of the Diamond common stock held by such Diamond stockholder.

Any gain or loss recognized by a Diamond stockholder will generally be long-term capital gain or loss if the stockholder’s holding period for the Diamond common stock is more than a year at the time of the merger and the subsequent merger. Individuals are eligible for reduced rates of taxation with respect to long-term capital gains. In some cases, if a holder actually or constructively owns Snyder’s-Lance common stock other than Snyder’s-Lance common stock received pursuant to the merger and the subsequent merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of Diamond common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

For a Diamond stockholder who acquired different blocks of Diamond common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger and the subsequent merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. In addition, holders’ basis and holding period in their shares of Snyder’s-Lance common stock may be determined with reference to each block of Diamond common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Snyder’s-Lance common stock received in the exchange should be allocated among different blocks of Diamond common stock and with respect to identifying the bases or holding periods of the particular shares of Snyder’s- Lance common stock received in the merger and the subsequent merger.

Neither Snyder’s-Lance nor Diamond will recognize any gain or loss as a result of the merger and the subsequent merger. It is the intention of Snyder’s-Lance and Diamond that the merger and the subsequent merger, taken together, will be treated as a reorganization within the meaning of Section 368(a) of the Code. If Diamond is unable to obtain an opinion in this regard after the registration statement of which this joint proxy statement/prospectus is a part is declared effective by the SEC, and the change in expected tax consequences is material, Snyder’s-Lance and Diamond will undertake to recirculate and re-solicit stockholders of Diamond. If the merger and the subsequent merger, taken together, are not treated as a reorganization within the meaning of Section 368(a) of the Code, the merger and the subsequent merger, taken together, will be treated as a fully taxable transaction to Diamond stockholders for U.S. federal income tax purposes.

Reporting and Backup Withholding

Diamond stockholders who owned at least five percent (by vote or value) of the total outstanding stock of Diamond or Diamond stock with a tax basis of $1 million or more are required to attach a statement to their tax returns for the year in which the merger and the subsequent merger are completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the stockholder’s tax basis in the stockholder’s Diamond common stock and the fair market value of such stock.

Certain stockholders may be subject to information reporting and backup withholding with respect to cash received in the merger and the subsequent merger unless the stockholder comes within certain exempt categories and, when required, demonstrates this fact, or provides a correct taxpayer identification number (typically by completing and signing an IRS Form W-9), certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld as backup withholding is not an additional tax and may be refunded or credited against such stockholder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

The foregoing discussion of U.S. federal income tax consequences is not intended to constitute a complete description of all tax consequences relating to the merger and the subsequent merger. The tax consequences of the merger and the subsequent merger to a Diamond stockholder will depend upon the facts of the stockholder’s particular situation. Because individual circumstances may differ, Diamond stockholders are urged to consult with their own tax advisor regarding the applicability of the rules discussed above and the particular tax effects of the merger and the subsequent merger, including the application of state, local, non-U.S. and non-income tax laws.

Accounting Treatment

Snyder’s-Lance will account for the acquisition pursuant to the merger agreement using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles. Snyder’s-Lance will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the completion of the proposed merger. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The purchase price reflected in the unaudited pro forma combined financial statements is based on preliminary estimates using assumptions Snyder’s-Lance management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed.

Registration and Listing of Shares of Snyder’s-Lance and Delisting and Deregistration of Diamond Common Stock

The shares of Snyder’s-Lance common stock to be issued in connection with the proposed merger will be registered under the Securities Act of 1933 and will be freely transferable. Snyder’s-Lance has agreed to use its reasonable best efforts to cause the shares of Snyder’s-Lance common stock to be issued in connection with the proposed merger to be listed on Nasdaq, subject to official notice of issuance, on or before the effective time of the proposed merger. The approval for listing of such shares is a condition to the completion of the proposed merger.

Following the effective time of the proposed merger, Diamond common stock will be delisted from Nasdaq and will be deregistered under the Exchange Act.

Litigation Relating to the Proposed Merger

In connection with the proposed merger, three putative class action complaints were filed on behalf of purported Diamond stockholders in the Superior Court of California, San Francisco County and one putative class action complaint was filed in the Court of Chancery of the State of Delaware. One of the California named plaintiffs subsequently filed another substantially similar complaint in the Court of Chancery of the State of Delaware. The complaints name as defendants Diamond, the members of the Diamond board of directors, Snyder’s-Lance, Merger Sub I and Merger Sub II. The complaints generally allege, among other things, that the members of the Diamond board of directors breached their fiduciary duties to Diamond stockholders in connection with negotiating, entering into and approving the merger agreement, and that Diamond, Snyder’s-Lance, Merger Sub I and Merger Sub II aided and abetted such breaches of fiduciary duties. The complaints seek, among other relief, injunctive relief, including to enjoin completion of the proposed merger, certain other declaratory and equitable relief, damages, and costs and fees.

Diamond, the Diamond board of directors, Snyder’s-Lance, Merger Sub I and Merger Sub II believe the claims asserted against them are without merit and intend to defend against these lawsuits vigorously.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all the information about the merger and the other transactions contemplated by the merger agreement that is important to you. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Structure of the Merger

The merger agreement provides that Shark Acquisition Sub I, Inc., a wholly-owned subsidiary of Snyder’s-Lance (referred to in this joint proxy statement/prospectus as Merger Sub I), will merge with and into Diamond and Diamond will continue as the interim surviving entity and a wholly-owned subsidiary of Snyder’s-Lance (this transaction is referred to in this joint proxy statement/prospectus as the merger). Promptly after the merger, and in any event no more than two business days thereafter, Diamond will merge with and into Shark Acquisition Sub II, LLC, another wholly-owned subsidiary of Snyder’s-Lance (referred to in this joint proxy statement/prospectus as Merger Sub II) and Merger Sub II will continue as the final surviving entity and wholly-owned subsidiary of Snyder’s-Lance (this transaction is referred to in this joint proxy statement/prospectus as the subsequent merger).

Following the completion of the merger, Diamond common stock will be delisted from Nasdaq and deregistered under the Exchange Act.

Effectiveness of the Merger

The merger shall take place no later than two business days following satisfaction or waiver of the conditions described under “The Merger Agreement—Conditions to Completion of the Merger,” on page [•], (other than those conditions that are to be satisfied at the completion of the merger, but subject to the satisfaction or waiver of such conditions). As of the date of this joint proxy statement/prospectus, the merger is expected to be completed during the first quarter of 2016. There can be no assurances as to when, or if, the conditions to the merger will be satisfied or waived, or if, the merger will occur.

Merger Consideration

At the completion of the merger, each outstanding share of Diamond common stock will be converted into the right to receive an amount in cash equal to $12.50 and 0.775 of a share of Snyder’s-Lance common stock (with cash payable in lieu of any fractional shares), except for shares held by Diamond as treasury stock and shares held by Snyder’s-Lance or any subsidiary of Snyder’s-Lance, including Merger Sub I and Merger Sub II, which will be cancelled without payment. Shares of Diamond restricted stock (other than those held by non-employee directors) will be cancelled and converted into the right to receive the merger consideration on the same terms and conditions as were applicable to such restricted stock immediately prior to the completion of the merger.

Fractional Shares

No fractional shares of Snyder’s-Lance common stock, stock options, restricted stock units or other equity awards shall be issued in the merger. Any holder of Diamond common stock or restricted stock who would otherwise be entitled to receive a fractional share of Snyder’s-Lance common stock will instead receive additional cash equal to such fractional share multiplied by the Snyder’s-Lance closing price determined as the volume weighted average trading price of Snyder’s-Lance common stock quoted on Nasdaq for a period of five consecutive days ending three trading days before the closing date of the merger.

Procedures for Surrendering Diamond Stock Certificates

Snyder’s-Lance will appoint an exchange agent and will make available or deposit with the exchange agent shares of Snyder’s-Lance common stock and cash sufficient to make all payments to holders of Diamond common stock pursuant to the merger agreement. As promptly as practicable after the merger, the exchange agent will deliver to each record holder of Diamond common stock a letter of transmittal with instructions for surrendering Diamond common stock for payment of the merger consideration. All surrendered shares of Diamond common stock will be cancelled.

The exchange agent or the parties to the merger agreement may deduct and withhold from any merger consideration payable to a holder of Diamond common stock any amounts required to be deducted or withheld from the merger consideration under the Code or any provision of state, local or foreign tax law or under any other applicable law.

Treatment of Diamond Equity Awards

Diamond Stock Options

Upon the completion of the proposed merger, each outstanding stock option to purchase shares of Diamond common stock, except those held by non-employee directors, whether or not exercisable or vested, will be assumed and converted into a stock option to acquire, on the same terms and conditions as were applicable under such stock option immediately prior to the completion of the proposed merger, the number of shares of Snyder’s-Lance common stock that is equal to the product of (x) the number of shares of Diamond common stock subject to such stock option immediately prior to the completion of the proposed merger multiplied by (y) 1.13575 (referred to in this joint proxy statement/prospectus as the equity award exchange ratio, which is equal to the equity portion of the merger consideration of 0.775 shares of Snyder’s-Lance common stock plus an additional 0.36075 in lieu of the $12.50 cash portion of the merger consideration), with any fractional shares rounded down to the next lower whole number of shares of Snyder’s-Lance common stock. The exercise price per share of Snyder’s-Lance common stock subject to such converted stock option will be an amount that is equal to the quotient of (i) the exercise price per share of Diamond common stock subject to such converted stock option immediately prior to the completion of the proposed merger divided by (ii) 1.13575, with any fractional cents rounded up to the next higher number of whole cents.

Diamond Restricted Stock Units

Upon the completion of the proposed merger, each outstanding Diamond restricted stock unit except those held by non-employee directors will be assumed and converted into a restricted stock unit to receive, on the same terms and conditions as were applicable to such Diamond restricted stock unit immediately prior to the completion of the proposed merger, the number of shares of Snyder’s-Lance common stock that is equal to the product of (x) the number of shares of Diamond common stock subject to such Diamond restricted stock unit immediately prior to the completion of the proposed merger multiplied by (y) the equity award exchange ratio of 1.13575, with any fractional shares rounded down to the next lower whole number of shares of Snyder’s-Lance common stock.

Diamond Performance Stock Units

Upon the completion of the proposed merger, each outstanding Diamond performance stock unit issued in October 2015 will be assumed and converted into a restricted stock unit to acquire the number of shares of Snyder’s-Lance common stock that is equal to the product of (x) the target number of shares of Diamond common stock subject to the performance stock unit immediately prior to the completion of the proposed merger multiplied by (y) the equity award exchange ratio of 1.13575, with any fractional shares rounded down to the next lower whole number of shares of Snyder’s-Lance common stock. Any performance metric, terms or conditions that applied to such performance stock unit award will be deemed to have been satisfied as of immediately prior to the completion of the merger so that the restricted stock unit award will vest quarterly and become payable by Snyder’s-Lance over the original measurement period underlying the award, which will result in a portion of the award being vested as of the completion of the proposed merger.

Upon the completion of the proposed merger, each outstanding Diamond performance stock unit issued in October 2014 held by any Diamond employee will be cancelled and converted into the right to receive the product of (x) the merger consideration multiplied by (y) the number of shares of Diamond common stock equal to the target number of award units set forth in the agreement or notice by which the cancelled Diamond performance stock unit was granted.

Equity Awards Held By Non-Employee Directors

Diamond stock options, restricted stock and restricted stock units held by non-employee directors will accelerate and vest upon the completion of the merger and will be cancelled and converted into the right to receive:

•

with respect to stock options, (a) an amount of cash equal to (i) the number of shares of Diamond common stock subject to such stock option multiplied by (ii) the difference between $12.50 (the cash portion of the merger consideration) and the exercise price of such stock option multiplied by the percentage of the merger consideration represented by the cash portion of the merger consideration, and (b) a number of shares of Snyder’s-Lance common stock equal to (i)(A) the number of shares of Diamond common stock subject to such stock option multiplied by (B) the difference between the cash value of 0.775 shares of Snyder’s-Lance common stock based upon the five-day volume weighted trading average ending three trading days prior to the completion of the proposed merger less the exercise price of such stock option multiplied by the percentage of the merger consideration represented by the stock portion of the merger consideration divided by (ii) $34.65;

•	with respect to restricted stock, the aggregate merger consideration payable with respect to the number of shares of restricted stock held by the non-employee director; and
•	with respect to restricted stock units, the aggregate merger consideration payable with respect to the number of shares of Diamond common stock subject to such restricted stock unit.

Within one business day after the completion of the merger, Snyder’s-Lance has agreed to file a registration statement on Form S-8 with the Securities and Exchange Commission covering the shares of Snyder’s-Lance common stock issuable in connection with all assumed Diamond stock options, restricted stock units and performance stock units. Snyder’s-Lance will use its reasonable best efforts to maintain the effectiveness of such registration statement on Form S-8 for as long as any assumed awards remain outstanding. As a result, the shares of Snyder’s-Lance common stock issuable upon the exercise of assumed Diamond stock options, and settlement of assumed Diamond restricted stock units or performance stock units are expected to be freely transferable as long as the registration statement remains effective (subject to Snyder’s-Lance’s insider trading policy and any applicable securities laws).

Listing of Shares of Snyder’s-Lance Common Stock

Snyder’s-Lance common stock is listed on Nasdaq and trades under the symbol “LNCE.” The merger agreement requires Snyder’s-Lance to use its reasonable best efforts to cause the shares of Snyder’s-Lance common stock to be issued in the merger to be listed on Nasdaq and such listing is a condition to the obligations of the parties to the merger agreement to complete the merger.

Conditions to Completion of the Merger

Mutual Conditions to Completion

The obligation of each of Snyder’s-Lance, Diamond, Merger Sub I and Merger Sub II to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	Adoption of the merger agreement by holders of a majority of the outstanding shares of Diamond common stock entitled to vote at the Diamond special meeting;
•	Approval of the stock issuance by holders of a majority of votes cast at the Snyder’s-Lance special meeting, provided that a quorum is present;
•

Expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act relating to the transactions contemplated by the merger agreement (referred to in this joint proxy statement/prospectus as the HSR condition);

•

The completion of the merger is not restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental authority of competent jurisdiction and there are no laws promulgated or deemed applicable to the merger by any governmental authority of competent jurisdiction which would prevent the completion of the merger (referred to in this joint proxy statement/prospectus as the no injunctions or restraints condition);

•

The effectiveness of the registration statement on Form S-4 for the shares of Snyder’s-Lance common stock being issued in the merger (of which this joint proxy statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness, or any proceedings for that purpose pending before the SEC or threats thereof; and

•	The shares of Snyder’s-Lance common stock to be issued in the merger shall have been approved for listing on Nasdaq.

Additional Conditions to Completion for the Benefit of Snyder’s-Lance and Merger Sub I and Merger Sub II

The obligations of each of Snyder’s-Lance, Merger Sub I and Merger Sub II to effect the merger are also subject to the satisfaction or waiver by Snyder’s-Lance of the following conditions:

•

Certain of Diamond’s representations regarding capitalization shall be true and correct in all material respects as of the date of the merger agreement and as of and immediately prior to the merger (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of that specific date or time), provided that any inaccuracies in such representations that cause the aggregate amount required to be paid by Snyder’s-Lance as additional merger consideration to increase by more than 1% shall be deemed to not be true and correct in all material respects;

•

The representations and warranties of Diamond regarding corporate existence, certain other capitalization representations, corporate authority, finders and brokers, and opinion of Diamond’s financial advisor (to the extent qualified by materiality or “Company Material Adverse Effect”) shall be true and correct in all respects as of the date of the merger agreement and as of immediately prior to the merger (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time);

•

The representations and warranties of Diamond regarding corporate existence, certain other capitalization representations, corporate authority, finders and brokers, and opinion of Diamond’s financial advisor (to the extent not qualified by materiality or “Company Material Adverse Effect”) shall be true and correct in all material respects as of the date of the merger agreement and as of immediately prior to the merger (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time);

•

All other representations and warranties by Diamond shall be true and correct as of the date of the merger agreement and as of immediately prior to the merger (except for such representations and warranties in the merger agreement that relate to a specific date or time, which need only be true and correct in all material respects as of such date or time), in each case, except for failures to be true and correct, individually and in the aggregate, that have not had a continuing material adverse effect on Diamond;

•	Diamond shall have performed in all material respects all obligations and agreements contained in the merger agreement to be performed or complied with prior to or on the closing date of the merger;
•

The absence of any event, occurrence, development or circumstance occurring since the date of the merger agreement and continuing which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Diamond (for a more detailed discussion of a material adverse effect on Diamond, see “The Merger Agreement—Material Adverse Effect” beginning on page [•]; and

•

Snyder’s-Lance shall have received a certificate of Diamond, executed by Diamond’s chief executive officer or chief financial officer certifying that certain conditions to completion of the merger have been satisfied.

Additional Conditions to Completion for the Benefit of Diamond

The obligations of Diamond to effect the merger are also subject to the satisfaction or waiver by Diamond of the following conditions:

•

Certain of Snyder’s-Lance’s representations regarding capitalization shall be true and correct in all material respects as of the date of the merger agreement and immediately prior to the merger (except for representations and warranties made as of a specific date or time, which need only be true and correct in all material respects as of that specific date or time), provided that any inaccuracies in such representations that cause the aggregate percentage of Snyder’s-Lance to be acquired by Diamond stockholders and other equity-holders to decrease by more than 1% shall be deemed to not be true and correct in all material respects;

•

The representations and warranties of Snyder’s-Lance regarding corporate existence, certain capitalization representations, corporate authority, finders and brokers, and opinion of Snyder’s-Lance’s financial advisor (to the extent qualified by materiality or “Company Material Adverse Effect”) shall be true and correct in all respects as of the date of the merger agreement and as of immediately prior to the merger with the same force and effect as if made on and as of the date of the merger agreement and as of immediately prior to the completion of the merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time);

•

The representations and warranties of Snyder’s-Lance regarding corporate existence, certain capitalization representations, corporate authority, finders and brokers, and opinion of Snyder’s-Lance’s financial advisor (to the extent not qualified by materiality or “Company Material Adverse Effect”) shall be true and correct in all material respects as of the date of the merger agreement and as of immediately prior to the merger (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time);

•

All other representations and warranties by Snyder’s-Lance shall be true and correct as of the date of the merger agreement and as of immediately prior to the merger (except for such representations and warranties in the merger agreement that relate to a specific date or time, which need only be true and correct in all material respects as of such date or time), and in each case, except for such failures to be true and correct, individually and in the aggregate, that have not had a continuing material adverse effect on Snyder’s-Lance;

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Snyder’s-Lance and Merger Subs shall have performed in all material respects all obligations and agreements contained in the merger agreement to be performed or complied with prior to or on the closing date of the merger;

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The absence of any event, occurrence, development or circumstance occurring since the date of the merger agreement and continuing which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Snyder’s-Lance (for a more detailed discussion of a material adverse effect on Snyder’s-Lance, see “The Merger Agreement—Material Adverse Effect” on page [•];

•

Diamond shall have received a certificate, executed by the Chief Executive Officer or the Chief Financial Officer of Snyder’s-Lance, certifying that certain conditions to the completion of the merger have been satisfied; and

•

Diamond shall have received from Fenwick & West LLP, tax counsel to Diamond, an opinion to the effect that the merger and subsequent merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Fenwick & West LLP shall be entitled to rely upon representations of officers of Snyder’s-Lance, Merger Sub I and Merger Sub II and Diamond.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Diamond, on the one hand, and each of Snyder’s-Lance and Merger Sub I and Merger Sub II, on the other hand, made solely for the benefit of the other. In some cases these representations and warranties are subject to important exceptions and qualifications, including, among other things, as to materiality and material adverse effect. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The representations and warranties in the merger agreement relate to, among other things:

•	corporate existence, good standing and qualification to do business;
•	capital structure, capital structure of subsidiaries and the absence of the voting agreements;
•

corporate authority and power to execute and deliver the merger agreement and, subject to the approval of Diamond stockholders and Snyder’s-Lance stockholders, as applicable, to perform and comply with their respective obligations thereunder and complete the transactions contemplated thereby;

•	governmental actions necessary to complete the merger;
•

absence of any conflict with or violation or breach of organizational documents, laws or regulations or agreements as a result of the execution, delivery or performance of the merger agreement and completion of the merger;

•	compliance with laws, court orders and governmental authorizations;
•	SEC filings and compliance with Nasdaq listing and corporate governance rules and regulations and the Sarbanes-Oxley Act of 2002;
•	financial statements;
•	existence and adequacy of disclosure controls and procedures and internal control over financial reporting;
•	absence of certain changes or events that would have a material adverse effect on the applicable company;
•	material contracts;
•	the absence of any order of a governmental authority that would impede or delay the merger, and the absence of pending or threatened legal proceedings and investigations;
•	the ownership of intellectual property rights and the absence of infringement of third party intellectual property rights;
•	tax matters;
•	environmental matters;
•	quality and safety of products;
•	customers, suppliers and distributors;
•	accuracy of information provided for purposes of this joint proxy statement/prospectus;

•	absence of any undisclosed broker’s or finder’s fees payable in connection with the merger; and
•	receipt of opinions from financial advisors.

The merger agreement also contains representations and warranties relating to, among other things, Merger Sub I and Merger Sub II, Snyder’s-Lance’s financial capacity to complete the merger, and Diamond’s employees, employee benefits, real property, personal property and insurance policies. The representations and warranties in the merger agreement do not survive completion of the merger. Also see “Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures” beginning on page [•].

Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either Snyder’s-Lance or Diamond will mean any change, event, development, occurrence, state of facts, circumstance or effect that (i) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition, properties, assets and liabilities, operations or results of operations of Snyder’s-Lance and its subsidiaries, taken as a whole, or Diamond and its subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of Snyder’s-Lance or Diamond to complete the merger or to perform their respective material obligations under the merger agreement; provided, however, that, in the case of clause (i), none of the following shall constitute a material adverse effect or be taken into account in determining if a material adverse effect has occurred:

•

changes affecting the economy, general business, economic or regulatory conditions, or financial, credit or capital market conditions anywhere in the world, provided that such changes do not adversely affect a party and its subsidiaries, taken as a whole, in a materially disproportionate manner compared to similarly situated participants operating within the same industries which either Snyder’s-Lance and its subsidiaries or Diamond and its subsidiaries operate;

•

changes in the trading volume or trading price of Diamond or Snyder’s-Lance common stock (provided that the facts and circumstances giving rise to such changes may constitute, and may be taken into account in determining whether there is, a material adverse effect);

•

changes in the industries in which Snyder’s-Lance and Diamond operate, provided that such changes do not adversely affect a party and its subsidiaries, taken as a whole, in a materially disproportionate manner compared to similarly situated participants operating within the same industry;

•	national or international political conditions, acts of war, terrorism, armed hostility or sabotage or other international or national calamity;
•	changes in the law or GAAP (or in the interpretation thereof);
•

any failure to meet any published analyst projections, estimates or expectations of past or projected revenue, earnings or other financial metrics for any period, and any resulting analyst downgrades, or any failure to meet internal budgets, plans or forecasts of revenues, earnings or other financial metrics (provided that the facts and circumstances giving rise to such failures may constitute, and may be taken into account in determining whether there is, a material adverse effect);

•

any legal or related proceedings brought by any current or former stockholders relating to the merger, including this joint proxy statement/prospectus and the registration statement of which it forms a part;

•	any effects attributable to the execution, announcement or pendency of the merger agreement or the anticipated completion of the merger;
•	fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters; or

•	any effects resulting from or arising out of the failure to take any action prohibited by the merger agreement or any actions taken as required by the merger agreement.

Conduct of Diamond Pending the Merger

In general, Diamond must use commercially reasonable efforts to conduct its business in all material respects in the ordinary course consistent with past practice, except as expressly contemplated by the merger agreement, set forth in the Diamond’s confidential disclosure schedule or consented to in writing by Snyder’s-Lance (which consent shall not be unreasonably withheld, conditioned or delayed). In addition, prior to the completion or termination of the merger Diamond may not authorize or take any of the following actions, unless expressly provided for in the merger agreement, set forth in the Diamond confidential disclosure schedule or consented to in writing by Snyder’s-Lance (which consent shall not be unreasonably withheld, conditioned or delayed):

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;
•	split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in substitution for shares of its capital stock or any of its other securities;
•

purchase, redeem or otherwise acquire any shares of its capital stock, any other Diamond securities or any rights, warrants or options to acquire any such shares or other securities other than (i) for full or partial payment of exercise prices or taxes upon the exercise or settlement of Diamond stock options, restricted stock units or performance stock units and (ii) the repurchase of restricted stock from former employees, directors or consultants in connection with any termination of service;

•

issue, deliver, sell, pledge, dispose of, grant, or transfer any capital stock, other securities convertible into or rights to acquire capital stock in Diamond or any of its subsidiaries (or authorize any of the foregoing) other than (i) upon the exercise or settlement of Diamond stock options, restricted stock, restricted stock units, and performance stock units that are outstanding on the date of the merger agreement, (ii) for issuance by a wholly-owned subsidiary to another wholly-owned subsidiary or (iii) grants to new non-executive officer hires in the ordinary course of business consistent with past practice;

•	amend its certificate of incorporation, bylaws or equivalent documents of any of its subsidiaries;
•	acquire any other business, corporation or other business organization or division thereof;
•

sell, lease, license, pledge, or otherwise dispose of or encumber any of its or its subsidiaries material properties or assets other than in the ordinary course of business consistent with past practice;

•

incur or assume any indebtedness for borrowed money, guarantee any indebtedness, issue or sell any debt securities or rights to acquire any of its or its subsidiaries debt securities or amend the terms of any indebtedness, except under its existing debt facilities, intercompany loans or contracts entered into for the purposes of hedging against changes in commodities prices or foreign currency exchange rates;

•	make any capital expenditures in excess of the amounts in Diamond’s capital expenditure plan;
•	make any material changes in accounting methods, policies, principles or practices, except for changes required by changes in law or GAAP;
•	except to the extent required by applicable law or existing benefit plans and contracts:
o	increase the compensation or benefits payable to its directors, officers or employees, except for:
¡	increases in the ordinary course of business consistent with past practice;
¡	bonus payments under Diamond’s Annual Incentive Plan; or

¡	in connection with the promotion of an existing employee in amounts consistent with past practice;
o	grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee;
o

adopt or amend any bonus, profit sharing, thrift, compensation, equity award, pension, retirement, deferred compensation, employment, termination, severance or other agreement for the benefit of any director, officer or employee;

o	enter into new benefits plans or equity plans;
o	amend or waive any performance or vesting criteria other than as otherwise permitted by the merger agreement;
o	terminate the employment of any executive officer other than for “cause”; or
o	hire any new employees, except for non-officer employees with a base salary of less than $150,000 per year;
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subject to certain exceptions, settle any lawsuits or other proceedings that would require payment of more than $1,000,000 in any individual case or series of related cases, or $3,000,000 in the aggregate;

•

other than in the ordinary course of business, materially amend or terminate any material contract, or waive, release or assign any material rights under any material contract, or enter into any material contract unless consistent with or more favorable than the contract it is replacing;

•

extend or enter into any contract containing non-compete or exclusivity provisions that would materially restrict or limit the operations of Diamond or its subsidiaries or, upon completion of the merger, Snyder’s-Lance or its subsidiaries;

•	enter into or modify any collective bargaining agreement or other material labor-related agreement, unless required by law;
•

(i) make, change or revoke any material tax election, (ii) change any tax accounting period or any material method of tax accounting, (iii) amend any material tax return or file any claim for a material tax refund, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign law) or other material agreement with respect to taxes or request any ruling with respect to taxes, (v) settle or compromise any material tax claim or proceeding or surrender any right to claim a material tax refund, offset or other reduction in tax liability, (vi) enter into any tax sharing, allocation or indemnification agreement or arrangement (other than pursuant to a commercial agreement, not primarily related to taxes, that is entered into the ordinary course of business), or (vii) other than in the ordinary course of business, consent to any extension or waiver of any statute of limitations or period for assessment or collections of any material taxes;

•

enter into any new line of business, or conduct a line of business in a new geographic area, that is not a reasonable extension, and with respect to any new line of business is not a reasonable foreseeable extension, of its existing businesses; or

•

except in the ordinary course of business consistent with past practice and in an amount not to exceed an aggregate of $5,000,000, loan, advance, contribute to, or invest in, any person or entity (other than intercompany loans, advances and capital contributions); or

•	authorize or agree to any of the above.

For the prohibited actions listed above, Diamond may request written consent from Snyder’s-Lance to undertake such actions. If Snyder’s-Lance fails to respond to any request for written consent within three business days, Snyder’s-Lance shall be deemed to have provided its prior written consent to the taking of such action.

Conduct of Snyder’s-Lance Pending the Merger

In general, prior to the completion or termination of the merger Snyder’s-Lance may not authorize or take any of the following actions, unless expressly provided for in the merger agreement, set forth in the Snyder’s-Lance confidential disclosure schedule or consented to in writing by Diamond (which consent shall not be unreasonably withheld, conditioned or delayed):

•	declare, set aside or pay any dividends in excess of $0.16 per quarter, or make any other distributions in respect of, any of its capital stock;
•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock or any of its other securities;
•	amend its restated articles of incorporation, amended and restated bylaws or equivalent documents of any of its subsidiaries;
•

except for the financing contemplated by the merger agreement, incur or assume any indebtedness for borrowed money, guarantee any indebtedness, issue or sell any debt securities or rights to acquire any of its or its subsidiaries debt securities or amend the terms of any indebtedness, except under its existing debt facilities, intercompany loans or contracts entered into for the purposes of hedging against changes in commodities prices, foreign currency exchange rates or interest rates;

•	make any material changes in accounting methods, policies, principles or practices, except for changes required by changes in law or GAAP;
•

acquire or agree to acquire any business, corporation or other business organization or division thereof, if such acquisition (i) involves consideration of more than $100,000,000, or (ii) could reasonably be expected to present a material risk of delaying of the completion of the merger, present a material risk of any governmental authority entering an order prohibiting the merger or materially increasing the risk of not being able to remove any such order; or

•	authorize or agree to any of the above.

For the prohibited actions listed above, Snyder’s-Lance may request written consent from Diamond to undertake such actions. If Diamond fails to respond to any request for consent within three business days, Diamond shall be deemed to have provided its prior written consent to the taking of such action.

Access to Information; Confidentiality

Until the termination or completion of the merger, Diamond shall, upon reasonable prior notice and subject to Diamond’s consent (such consent not to be unreasonably withheld, delayed or conditioned), provide to Snyder’s-Lance such information regarding Diamond as Snyder’s-Lance may reasonably request.

Snyder’s-Lance, Merger Sub I, Merger Sub II and Diamond shall comply with all of their obligations under the confidentiality agreement they entered into.

Solicitation of Acquisition Proposals

No Solicitation by Diamond

Diamond has agreed that until the earlier of the termination of the merger agreement and the completion of the merger, Diamond and its subsidiaries, affiliates and representatives, shall not:

•

initiate, solicit or knowingly encourage or knowingly induce the making, submission or announcement of any “acquisition proposal” (as defined below) or “acquisition inquiry” (as defined below) or otherwise knowingly cooperate with, knowingly assist or knowingly facilitate the making, submission or announcement of an acquisition proposal or acquisition inquiry;

•	participate or engage in any discussions or negotiations with any person or entity with respect to an acquisition proposal or acquisition inquiry;

•	provide any non-public information or data to any person or entity in connection with an acquisition proposal or acquisition inquiry;
•

approve, adopt, endorse or recommend to its stockholders any acquisition proposal, or publicly propose to approve, adopt, endorse, declare advisable or recommend to its stockholders any acquisition proposal;

•	fail to recommend against any acquisition proposal that is a tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer;
•

withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Snyder’s-Lance, Merger Sub I or Merger Sub II, its recommendation that Diamond stockholders adopt the merger agreement;

•

other than an acceptable confidentiality agreement, enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement or similar agreement constituting or relating to an acquisition proposal, or enter into any agreement that would require Diamond to abandon, terminate or fail to complete the merger; or

•

terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality agreement to which Diamond or any of its subsidiaries is a party, provided that Diamond shall be deemed to have waived, and shall not enforce, any standstill provision to the extent such standstill provision would prohibit the making of an unsolicited acquisition proposal to the Diamond board of directors.

Despite these general prohibitions, at any time prior to the adoption of the merger agreement by Diamond stockholders and subject to the conditions below, Diamond may (i) engage in or participate in discussions or negotiations with any person or entity (or such person’s or entity’s representatives) that has made a bona fide written acquisition proposal that the Diamond board determines in good faith, after consultation with its outside legal counsel and financial advisor, is, or could reasonably be expected to lead, to a superior proposal and (ii) provide non-public information to such person or entity (or such person’s or entity’s representative) regarding Diamond and its subsidiaries subject to an acceptable confidentiality agreement, provided, however, that the following shall have occurred:

•	the acquisition proposal was unsolicited and Diamond did not receive the acquisition proposal by breaching its non-solicitation covenants;
•

prior to engaging in discussions or negotiations, or furnishing any information, Diamond notified Snyder’s-Lance in writing of the identity of the person or entity making the acquisition proposal, the identity of such person’s or entity’s representatives, the material terms and conditions of the acquisition proposal and Diamond’s intention to engage in negotiations with, or provide information to, such person or entity;

•

contemporaneously with or promptly after (but in no event later than one business day) furnishing any information to such person or entity, Diamond shall furnish such information to Snyder’s-Lance (to the extent such information was not previously provided to Snyder’s-Lance);

•

Diamond promptly, and in all cases within one business day after receipt, notifies Snyder’s-Lance orally and in writing of the receipt by Diamond or its representatives of any acquisition proposal or acquisition inquiry, which notice shall include (i) the material terms and conditions thereof and (ii) the identity of the person, entity or group making any such acquisition proposal or acquisition inquiry;

•	Diamond promptly, and in all cases within one business day after receipt, notifies Snyder’s-Lance of any material change in the material terms of any acquisition proposal or acquisition inquiry; and
•

Diamond promptly, and in any cases within one business day after receipt or delivery thereof, provides Snyder’s-Lance (or its outside counsel) with copies of all material documents exchanged between Diamond and the person or entity making such acquisition proposal.

Diamond Board Recommendation

The merger agreement provides that neither the Diamond board of directors nor any committee of the Diamond board of directors will, or will agree or resolve to:

•

approve, adopt, endorse or recommend to its stockholders any acquisition proposal or publicly propose to approve, adopt, endorse, declare advisable or recommend to its stockholders any acquisition proposal;

•	fail to recommend against any acquisition proposal that is a tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer; or
•

withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Snyder’s-Lance, its recommendation that Diamond stockholders adopt the merger agreement (each of the three preceding bullet points are referred to in this joint proxy statement/prospectus as a change of Diamond board recommendation).

Notwithstanding the foregoing, the Diamond board of directors may, subject to the conditions described below, effect a change of Diamond board recommendation at any time prior to the adoption of the merger agreement by Diamond’s stockholders in response to a superior proposal (as defined below) or an intervening event (as defined below).

At any time prior to the adoption of the merger agreement by Diamond’s stockholders, the Diamond board of directors may (i) effect a change of Diamond board recommendation in response to a superior proposal and/or (ii) terminate the merger agreement and simultaneously enter into a definitive agreement with respect to a superior proposal if (1) Diamond receives an acquisition proposal from a person or entity that the Diamond board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a superior proposal, (2) the Diamond board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to effect a change of Diamond board recommendation or terminate the merger agreement and enter into a definitive agreement with respect to the superior proposal would be inconsistent with its fiduciary duties to Diamond’s stockholders under applicable law and (3) in the case of clause (ii) above, in advance of or concurrently with such termination Diamond pays the termination fee described below under “The Merger Agreement—Termination Fees” beginning on page [•]. To implement such change of Diamond board recommendation, the following shall have occurred:

•	at least four business days in advance of the Diamond board of directors’ intention to effect a change of Diamond board recommendation or terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, Diamond shall have provided prior written notice to Snyder’s-Lance (which notice itself shall not constitute a change of Diamond board recommendation) of such intention. Such notice shall specify the material terms and conditions of the superior proposal, the identity of the person, entity or group making the superior proposal and, if applicable, the definitive transaction agreement with the person, entity or group making the superior proposal and any other material documents with respect to the superior proposal (including any with respect to the financing thereof); and

•	prior to effecting such change of Diamond board recommendation or terminating the merger agreement to enter into a definitive agreement with respect to a superior proposal, (i) if requested by Snyder’s-Lance, Diamond and its representatives shall have, during the four business day period of notice, negotiated with Snyder’s-Lance in good faith to make adjustments to the terms and conditions of the merger agreement so that the acquisition proposal is no longer a superior proposal, and (ii) Snyder’s-Lance shall not have, during the four business day period of notice, made an irrevocable written offer that would, upon Diamond’s acceptance thereof, be binding on Snyder’s-Lance and that, after consideration of such offer by the Diamond board of directors in good faith and after consultation with its outside legal counsel and financial advisor, results in the Diamond board of directors determining that such superior proposal no longer constitutes a superior proposal.

In the event of any amendment to the financial terms of the superior proposal or any other material revisions to the superior proposal, Diamond is required to deliver a new notice to Snyder’s-Lance and such notice shall start a new two business day notice period.

At any time prior to the adoption of the merger agreement by Diamond’s stockholders, the Diamond board of directors may effect a change of Diamond board recommendation in response to an intervening event (as defined below) if the Diamond board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the Diamond board of directors’ fiduciary duties to Diamond’s stockholders under applicable law. To implement such change of Diamond board of directors’ recommendation, the following shall have occurred:

•

at least four business days in advance of the Diamond board of directors’ intention to effect a change of Diamond board recommendation, which notice shall specify the details of such intervening event and the basis upon which the Diamond board of directors intends to effect a change of Diamond board recommendation; and

•

prior to effecting such change of Diamond board recommendation, (i) if requested by Snyder’s-Lance, Diamond and its representatives shall have, during the four business day notice period, negotiate with Snyder’s-Lance in good faith to make adjustments to the terms and conditions of the merger agreement so that a change of Diamond board recommendation is no longer necessary, and (ii) Snyder’s-Lance shall not have, during the four business day period of notice, made an irrevocable written offer that would, upon Diamond’s acceptance thereof, be binding on Snyder’s-Lance and that, after due consideration of such offer by the Diamond board of directors in good faith, after consultation with its outside legal counsel, results in the Diamond board of directors determining that it would not be inconsistent with its fiduciary duties to Diamond’s stockholders under applicable law to not effect the change of Diamond board recommendation.

Should any material changes to the circumstances applicable to the intervening event occur after the start of the notice period, Diamond is required to deliver a new notice to Snyder’s-Lance and such notice shall start a new two business day notice period.

“acquisition inquiry” means any inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by Snyder’s-Lance or its representatives) that could reasonably be expected to lead to an acquisition proposal.

“acquisition proposal” means any proposal or offer (whether in writing or otherwise) from any third party, relating to any (i) direct or indirect acquisition of assets of Diamond or any of its subsidiaries (including securities of subsidiaries of Diamond) equal to more than 15% of Diamond’s consolidated assets or to which more than 15% of Diamond’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition of more than 15% of any class of equity securities of Diamond or any of its subsidiaries or (iii) tender offer or exchange offer that if completed would result in any third party beneficially owning more than 15% of any class of equity securities of Diamond, any of its subsidiaries or any resulting parent company of Diamond, other than the proposed merger.

“intervening event” means a material event, occurrence, fact or change occurring or arising after the date of the merger agreement that was not known or reasonably foreseeable to the Diamond board of directors as of the date of the merger agreement, which becomes known to the Diamond ‘s board of directors prior to the completion of the merger, other than (a) changes in the Diamond common stock price, in and of itself (however, the underlying reasons for such changes may constitute an intervening event), (b) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the completion of the merger by Diamond or Snyder’s-Lance or any of their respective subsidiaries from any governmental authority in connection with the merger agreement and the completion of the transactions contemplated by the merger agreement, (c) any acquisition proposal or acquisition inquiry, or the consequences thereof or (d) the fact that, in and of itself, Diamond exceeds any internal or published projections, estimates or expectations of Diamond revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a intervening event).

“superior proposal” means any unsolicited, bona fide written offer or proposal that has not been withdrawn, to acquire, directly or indirectly, all or substantially all of the assets of Diamond or in excess of 50% of the outstanding voting securities of Diamond and as a result of which the stockholders of Diamond immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, in exchange for consideration consisting exclusively of cash or publicly traded equity securities (or a combination of cash and publicly traded equity securities), which, in the good faith determination of the Diamond board of directors, is reasonably likely to be completed on the terms and conditions contemplated by such proposal and which the Diamond board shall have determined in good faith, after consultation with its legal counsel and financial advisor, is more favorable to the stockholders of Diamond (in their capacity as such) from a financial point of view than the merger, taking into consideration, the factors determined by the Diamond board of directors in good faith to be relevant and any proposal made by Snyder’s-Lance.

No Solicitation by Snyder’s-Lance

Snyder’s-Lance has agreed that until the earlier of the termination of the merger agreement and the completion of the merger, Snyder’s-Lance and its subsidiaries, affiliates and representatives, shall not:

•

initiate, solicit or knowingly encourage or knowingly induce the making, submission or announcement of any “Snyder’s-Lance acquisition proposal” (as defined below) or “Snyder’s-Lance acquisition inquiry” (as defined below), or otherwise knowingly cooperate with, knowingly assist or knowingly facilitate the making, submission or announcement of a Snyder’s-Lance acquisition proposal or Snyder’s-Lance acquisition inquiry;

•	participate or engage in any discussions or negotiations with any person or entity with respect to a Snyder’s-Lance acquisition proposal or Snyder’s-Lance acquisition inquiry;
•	provide any non-public information or data to any person or entity in connection with a Snyder’s-Lance acquisition proposal or Snyder’s-Lance acquisition inquiry;
•

approve, adopt, endorse or recommend to its stockholders any Snyder’s-Lance acquisition proposal, or publicly propose to approve, adopt, endorse, declare advisable or recommend to its stockholders any Snyder’s-Lance acquisition proposal;

•	fail to recommend against any Snyder’s-Lance acquisition proposal that is a tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer;
•

withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Diamond, its recommendation that Snyder’s-Lance stockholders approve the issuance of Snyder’s-Lance common stock in the merger;

•

other than an acceptable confidentiality agreement, enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement or similar agreement constituting or relating to a Snyder’s-Lance acquisition proposal, or enter into any agreement that would require Snyder’s-Lance to abandon, terminate or fail to close the proposed merger; or

•

terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality agreement to which Snyder’s-Lance or any of its subsidiaries is a party, provided that Snyder’s-Lance shall be deemed to have waived, and shall not enforce, any standstill provision to the extent such standstill provision would prohibit the making of an unsolicited Snyder’s-Lance acquisition proposal.

Despite these general prohibitions, at any time prior to the approval of the issuance of Snyder’s-Lance common stock in the merger by Snyder’s-Lance stockholders and subject to the conditions below, Snyder’s-Lance may (i) engage in or participate in discussions or negotiations with any person or entity (or such person’s or entity’s representatives) that has made a bona fide written Snyder’s-Lance acquisition proposal that the Snyder’s-Lance board of directors determines in good faith, after consultation with its outside legal counsel and, subject to certain exceptions, its financial advisor is, or could reasonably be expected to lead to a Snyder’s-Lance superior proposal and (ii) provide non-public information to such person or entity (or such person’s or entity’s representative) regarding Snyder’s-Lance and its subsidiaries subject to an acceptable confidentiality agreement, provided, the following shall have occurred:

•	the Snyder’s-Lance acquisition proposal was unsolicited and Snyder’s-Lance did not receive the Snyder’s-Lance acquisition proposal by breaching its non-solicitation covenants;
•

prior to engaging in discussions or negotiations, or furnishing any information, Snyder’s-Lance notified Diamond in writing of the identity of the person or entity making the Snyder’s-Lance acquisition proposal, the identity of such person’s or entity’s representatives, the material terms and conditions of the Snyder’s-Lance acquisition proposal and Snyder’s-Lance’s intention to engage in negotiations with, or provide information to, such person or entity;

•

contemporaneously with or promptly after (but in no event later than one business day) furnishing any information to such person or entity, Snyder’s-Lance shall furnish such information to Diamond (to the extent such information was not previously provided to Diamond);

•

Snyder’s-Lance promptly, and in all cases within one business day after receipt, notifies Diamond orally and in writing of the receipt by Snyder’s-Lance or its representatives of any Snyder’s-Lance acquisition proposal or Snyder’s-Lance acquisition inquiry, which notice shall include (i) the material terms and conditions thereof and (ii) the identity of the person, entity or group making any such Snyder’s-Lance acquisition proposal or Snyder’s-Lance acquisition inquiry;

•

Snyder’s-Lance promptly provides notice to Diamond no later than one business day after any material change in the material terms of such Snyder’s-Lance acquisition proposal or Snyder’s-Lance acquisition inquiry (including any with respect to the financing thereof); and

•

Snyder’s-Lance promptly, and in any event not later than one business day after receipt or delivery thereof, provides Diamond (or its outside counsel) with copies of all material documents exchanged between Snyder’s-Lance and the person or entity making such Snyder’s-Lance acquisition proposal.

Snyder’s-Lance Board Recommendation

The merger agreement provides that neither the Snyder’s-Lance board of directors nor any committee of the Snyder’s-Lance board of directors will, or will agree or resolve to:

•

approve, adopt, endorse or recommend to its stockholders any Snyder’s-Lance acquisition proposal, or publicly propose to approve, adopt, endorse, declare advisable or recommend to its stockholders any Snyder’s-Lance acquisition proposal;

•	fail to recommend against any Snyder’s-Lance acquisition proposal that is a tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer; or
•

withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Diamond, its recommendation that Snyder’s-Lance stockholders adopt the merger agreement (each of the three preceding bullet points are referred to in this joint proxy statement/prospectus as a change of Snyder’s-Lance board recommendation).

Notwithstanding the foregoing, the Snyder’s-Lance board of directors may, subject to the conditions described below, effect a change of Snyder’s-Lance board recommendation at any time prior to the approval of the issuance of the Snyder’s-Lance common stock in the merger by Snyder’s-Lance’s stockholders in response to a Snyder’s-Lance superior proposal (as defined below).

At any time prior to the adoption of the merger agreement by Snyder’s-Lance’s stockholders, the Snyder’s-Lance board of directors may (i) effect a change of Snyder’s-Lance board recommendation in response to a Snyder’s-Lance superior proposal and/or (ii) terminate the merger agreement and simultaneously enter into a definitive agreement with respect to a Snyder’s-Lance superior proposal if (1) Snyder’s-Lance receives a Snyder’s-Lance acquisition proposal from a person or entity that the Snyder’s-Lance board of directors concludes in good faith, after consultation with its outside legal counsel and, subject to certain exceptions, its financial advisor, constitutes a Snyder’s-Lance superior proposal, (2) Snyder’s-Lance’s board of directors determines in good faith, after consultation with its outside legal counsel and, subject to certain exceptions, its financial advisor, that the failure to effect a change of Snyder’s-Lance board recommendation or terminate the merger agreement and enter into a definitive agreement with respect to the Snyder’s-Lance superior proposal would be inconsistent with its fiduciary duties to Snyder’s-Lance’s stockholders under applicable law and (3) in the case of clause (ii) above, in advance of or concurrently with such termination Snyder’s-Lance pays the termination fee described below under “The Merger Agreement—Termination Fees” beginning on page [•]. To implement such change of Snyder’s-Lance board recommendation, the following shall have occurred:

•	at least four business days in advance of the Snyder’s-Lance board of directors’ intention to effect a change of Snyder’s-Lance board recommendation or terminate the merger agreement to enter into a definitive agreement with respect to a Snyder’s-Lance superior proposal, Snyder’s-Lance shall have provided prior written notice to Diamond (which notice itself shall not constitute a Snyder’s-Lance change of board recommendation) of such intention. Such notice shall specify the material terms and conditions of the Snyder’s-Lance superior proposal, the identity of the person, entity or group making the Snyder’s-Lance superior proposal and, if applicable, the definitive transaction agreement with the person, entity or group making the Snyder’s-Lance superior proposal and any other material documents with respect to the Snyder’s-Lance superior proposal (including any with respect to the financing thereof); and

•	prior to effecting such change of Snyder’s-Lance board recommendation or terminating the merger agreement to enter into a definitive agreement with respect to a Snyder’s-Lance superior proposal, (i) if requested by Diamond, Snyder’s-Lance and its representatives shall have, during the four business day period of notice, negotiated with Diamond in good faith to make adjustments to the terms and conditions of the merger agreement so that the Snyder’s-Lance acquisition proposal is no longer a Snyder’s-Lance superior proposal, and (ii) Diamond shall not have, during the four business day period of notice, made an irrevocable written offer that would, upon Snyder’s-Lance’s acceptance thereof, be binding on Diamond and that, after consideration of such offer by the Snyder’s-Lance board of directors in good faith and after consultation with its outside legal counsel and, subject to certain exceptions, its financial advisor, results in the Snyder’s-Lance board of directors determining that such Snyder’s-Lance superior proposal no longer constitutes a Snyder’s-Lance superior proposal.

In the event of any amendment to the financial terms of the Snyder’s-Lance superior proposal or any other material revisions to the Snyder’s-Lance superior proposal, Snyder’s-Lance is required to deliver a new notice to Diamond and such notice shall start a new two business day notice period.

“Snyder’s-Lance acquisition inquiry” means any inquiry, indication of interest or request for non-public information that could reasonably be expected to lead to a Snyder’s-Lance acquisition proposal.

“Snyder’s-Lance acquisition proposal” means any proposal or offer (whether in writing or otherwise) from any third party, relating to any (i) direct or indirect acquisition of assets of Snyder’s-Lance or any of its subsidiaries (including securities of subsidiaries of Snyder’s-Lance) equal to more than 50% of Snyder’s-Lance’s consolidated assets or to which more than 50% of Snyder’s-Lance’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect of more than 50% of any class of equity securities of Snyder’s-Lance or any of its subsidiaries or (iii) tender offer or exchange offer that if completed would result in any third party beneficially owning more than 50% of any class of equity securities of Snyder’s-Lance, any of its subsidiaries or any resulting parent company of Snyder’s-Lance.

“Snyder’s-Lance superior proposal” means any unsolicited, bona fide written offer or proposal that has not been withdrawn, to acquire, directly or indirectly, all or substantially all of the assets of Snyder’s-Lance or in excess of 50% of the outstanding voting securities of the Snyder’s-Lance and as a result of which the stockholders of Snyder’s-Lance immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, in exchange for consideration consisting exclusively of cash or publicly traded equity securities (or a combination of cash and publicly traded equity securities), which, in the good faith determination of the Snyder’s-Lance board of directors, is reasonably likely to be consummated on the terms and conditions contemplated by such proposal and which the Snyder’s-Lance board of directors shall have determined in good faith after consultation with its legal counsel and, subject to certain exceptions, its financial advisor is more favorable to the stockholders of Snyder’s-Lance (in their capacity as such) from a financial point of view than the merger, taking into consideration, the factors determined by the Snyder’s-Lance board of directors in good faith to be relevant and any proposal made by Diamond, and in every case, which transaction would require as a condition to the execution of the definitive agreement providing for such transaction, the termination of the merger agreement.

Appropriate Action; Consents; Filings

Diamond and Snyder’s-Lance have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law to complete the merger. These actions include, but are not limited to:

•

obtaining third-party consents which may be necessary for the completion of the merger, provided that (i) Diamond and Snyder’s-Lance will determine jointly and reasonably whether to seek consents from third-parties under material contracts and (ii) Diamond is not required to pay any amount or change its business practices to obtain such consent;

•	obtaining governmental consents necessary for the expiration or early termination of any waiting periods under the HSR Act;
•	making all necessary registrations and filings with governmental authorities to complete the merger;
•	complying with all requirements under applicable law which may be imposed on either party with respect to the merger agreement and the merger; and
•	defending any actions or proceedings brought by governmental authorities or arbitrators challenging the merger agreement or the completion of the merger.

In furtherance of these efforts, Diamond and Snyder’s-Lance have each agreed to:

•	promptly make all initial filings, and any additional filings, notifications or registrations required or requested by governmental authorities with respect to the HSR Act and other antitrust laws;
•	cooperate with each other and use their reasonable best efforts to obtain any consents from governmental authorities;
•	furnish each other with any information or assistance reasonably requested by the other party in connection with the preparation or submission of any filing to any governmental authority; and
•	consult, cooperate and communicate with each other, in good faith, to obtain antitrust clearance and complete the merger.

Snyder’s-Lance shall not be required to take any of the following actions in order to prevent a governmental authority from enjoining the completion of the merger:

•	sell, or otherwise dispose of, any of its assets, categories of assets or businesses;
•	amend, modify or terminate any existing relationships, contractual rights or obligations; or

•	amend, modify or terminate existing licenses or other intellectual property agreements or enter into new licenses or intellectual property agreements.

Snyder’s-Lance has the principal responsibility for devising and implementing the strategy for obtaining all antitrust and competition clearances by governmental authorities, and will take the lead in all such meetings with governmental authorities.

Diamond and Snyder’s-Lance shall not, except as required by the merger agreement, engage in any action or enter into any agreement that could reasonably be expected to have a material adverse effect.

Snyder’s-Lance Financing

Snyder’s-Lance has agreed to use its reasonable best efforts to obtain financing to complete the merger on the terms and conditions described in the financing commitment letter, including obtaining consents from lenders or holders under, and waivers to certain covenants contained in, its existing credit agreement and certain senior notes, or to repay its obligations thereunder.

Snyder’s-Lance may amend, replace, supplement or otherwise modify, or waive, any of its rights under the financing commitment letter or financing agreements, provided that Diamond’s consent shall be required for any such modification or waiver that has any of the effects listed in the bullets below. Additionally, in the event that Snyder’s-Lance, despite the use of reasonable best efforts, is unable to obtain financing on the same terms as the financing commitment letter, then Snyder’s-Lance shall promptly notify Diamond and use its reasonable best efforts to obtain alternative financing in an amount sufficient to complete the merger, provided that Diamond’s consent shall be required for any alternative financing arrangement that:

•	reduces or has the effect of reducing the aggregate amount of the financing;
•	adds or amends conditions precedents to the financing agreements that could reasonably be expected to prevent or delay the availability or completion of the financing;
•	adversely impacts Snyder’s-Lance’s ability to enforce its rights under the financing commitment letters or financing agreements; or
•	imposes additional obligations on Diamond or its affiliates that are not otherwise in place.

Diamond has agreed to use its reasonable best efforts to provide customary cooperation in connection with the financing as may be reasonably requested by Snyder’s-Lance.

Snyder’s-Lance has agreed to be responsible for all fees and expenses incurred with respect to the financing and must promptly reimburse all out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) incurred by Diamond in connection with the financing. Additionally, Snyder’s-Lance has agreed to indemnify and hold harmless Diamond, its subsidiaries and its representatives from and against any and all liabilities suffered or incurred by them in connection to the financing, except to the extent such liabilities occur from the gross negligence or willful misconduct of Diamond or its affiliates.

Snyder’s-Lance’s obligation to complete the merger is not contingent on obtaining the financing or any alternative financing, and any failure by Snyder’s-Lance to obtain the financing or any alternative financing will constitute an intentional breach of the merger agreement.

Stockholder Meetings

Snyder’s-Lance and Diamond have each agreed to call a special meeting of their respective stockholders to (i) in the case of Snyder’s-Lance, approve the stock issuance or (ii) in the case of Diamond, adopt the merger agreement.

Indemnification of Directors and Officers

For a period of six years from and after the merger, the final surviving entity shall to the extent permitted by law indemnify and hold harmless all past and present directors, officers and employees of Diamond and its subsidiaries to the same extent such persons are indemnified as of the date of the merger agreement by Diamond for acts or omissions in their capacity as directors, officers or employees of Diamond and its subsidiaries occurring at or prior to the merger. Additionally, the final surviving entity shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceedings with respect to the matters subject to indemnification.

For a period of six years from and after the merger, the certificate of formation and limited liability company agreement of the final surviving entity shall to the extent permitted by law contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of Diamond for periods at or prior to the merger than are currently in effect.

Prior to the merger, Diamond shall bind and purchase directors and officers runoff insurance, which by its terms shall survive the merger for not less than six years. The insurance shall provide coverage for Diamond, its subsidiaries and such persons in their capacity as directors, officers and/or employees of Diamond or any of its subsidiaries prior to the merger that is not less favorable than Diamond’s existing directors and officers policy.

In the event that the final surviving entity assigns, consolidates with, merges into or otherwise is comprised by or combined with any other person or entity and is not the continuing or surviving company or entity of such consolidation or combination, then proper provisions shall be made so that such continuing or surviving person or entity assumes the obligations described above.

Employee Benefit Matters

Snyder’s-Lance has agreed to generally recognize the service of Diamond’s employees prior to the merger for vesting, eligibility and level of benefit purposes (but not for benefit accrual purposes, except for vacation and severance, if applicable) in connection with certain employee benefit plans maintained by Snyder’s-Lance or its subsidiaries in which Diamond’s employees will participate following the completion of the merger. In addition, subject to certain exceptions, Snyder’s-Lance has agreed to waive pre-existing condition limitations (to the extent satisfied under one of Diamond’s benefit plans immediately prior to the effective time of the merger), participation waiting periods and credit co-payments and deductibles paid by Diamond’s employees for the plan year under certain welfare plans in which Diamond employees may be eligible to participate after the completion of the merger. In addition, to the extent that any Diamond employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Diamond benefit plan and such course of treatment is not completed prior to the merger, Snyder’s-Lance will use reasonable efforts to arrange for transition care, whereby such Diamond employee may complete the applicable course of treatment with a service provider at “in network” rates.

For any Diamond employee that remains an employee of the combined company after the merger, Snyder’s-Lance shall (x) for a period of 12 months following the merger, provide for cash compensation and bonus opportunity at least equal to the aggregate economic value of the total cash compensation and bonus opportunity (excluding equity compensation) that such employee received immediately prior to the merger, (y) until December 31, 2016, provide employee benefits (excluding equity compensation) no less favorable (in the aggregate economic value of the benefits under the Diamond benefit plans) as provided to such employee immediately prior to the merger, and (z) and upon a termination without cause of an employee, provide severance benefits consistent with Snyder’s-Lance’s policies for similarly situated employees, giving effect to service with Diamond or any of its subsidiaries prior to the merger, provided that if such termination occurs within the first 12 months after the completion of the merger, such employee shall receive no less than a certain amount agreed to between Snyder’s-Lance and Diamond.

Additionally, Snyder’s-Lance and Diamond agreed (a) to use commercially reasonably efforts to take all actions reasonably appropriate to mitigate the impact of the tax consequences of Section 280G of the Code on any individual that is “disqualified individual” for purposes of Section 280G of the Code, and (b) that prior to the merger, Diamond shall take any action reasonably requested by Snyder’s-Lance with respect to Diamond’s 401(k) plan.

Tax Matters

Each of the parties shall use its reasonable best efforts to cause the merger and subsequent merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall take any action, or fail to take any action, that could reasonably be expected to cause the merger and the subsequent merger, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties intend to report and, except to the extent otherwise required by law, shall report, for federal income tax purposes, the first merger and subsequent merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. See “Material U.S. Federal Income Tax Consequences of the Proposed Merger” on page [•].

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the completion of the proposed merger in the following ways:

•	By mutual written consent of Snyder’s-Lance and Diamond;
•	By either Snyder’s-Lance or Diamond, if:
•

the proposed merger has not been completed on or before 11:59 p.m. Eastern Time on May 27, 2016; provided, however, that this date may be extended by either Snyder’s-Lance or Diamond for a period of up to five months if all conditions to the completion of the merger are satisfied or waived other than the HSR condition and the no injunctions or restraints condition; provided, further, that this right to terminate the merger agreement shall not be available to any party whose breach of the merger agreement has been the primary cause of the failure of the merger to have occurred on or before the above date (referred to in this joint proxy statement/prospectus as an outside date termination event);

•

any court of competent jurisdiction or other governmental authority of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting, the merger, and such order becomes final and nonappealable;

•	the Diamond stockholders fail to adopt the merger agreement upon a vote taken at a Diamond stockholders meeting called for that purpose;
•	the Snyder’s-Lance stockholders fail to approve the stock issuance upon a vote taken at a Snyder’s-Lance stockholders meeting called for that purpose; or
•

there has been an uncured inaccuracy in any representation or warranty of the other party, or a failure of the other party to perform any covenant, that would result in a failure to satisfy the applicable condition to the completion of the merger, and such inaccuracy or breach either cannot be cured or has not been cured within 20 business days after written notice thereof;

•	By Snyder’s-Lance, if:
•	the Diamond board of directors changes its recommendation to adopt the merger agreement at any time prior to the completion of the merger; or
•

prior to the receipt of Snyder’s-Lance’s stockholder approval, the Snyder’s-Lance board of directors authorizes Snyder’s-Lance to accept a Snyder’s-Lance superior proposal in accordance with the restrictions on solicitation of Snyder’s-Lance acquisition proposals in the merger agreement, and Snyder’s-Lance (i) enters into a definitive agreement for such Snyder’s-Lance superior proposal and (ii) pays to Diamond a parent termination fee as described below under “The Merger Agreement—Termination Fees”;

•	By Diamond, if:
•	the Snyder’s-Lance’s board changes its recommendation to approve the stock issuance at any time prior to completion of the merger; or
•	prior to the receipt of Diamond’s stockholder approval, the Diamond board of directors authorizes Diamond to accept a superior proposal in accordance with the restrictions on solicitation of acquisition proposals in the merger agreement, and Diamond (i) enters into a definitive agreement for such superior proposal and (ii) pays to Snyder’s-Lance a termination fee as described below under “The Merger Agreement—Termination Fees.”

Termination Fees

Diamond is required to pay Snyder’s-Lance a termination fee of $54 million if:

•	Snyder’s-Lance terminates the merger agreement after a change of Diamond board recommendation;
•	prior to the adoption of the merger agreement by the Diamond stockholders, Diamond terminates the merger agreement and simultaneously enters into an alternative acquisition agreement;
•

either Snyder’s-Lance or Diamond terminates the merger agreement because Diamond’s stockholders fail to adopt the merger agreement at a Diamond stockholders meeting called for that purpose at a time when Snyder’s-Lance has the right to terminate the merger agreement due to a change of Diamond board recommendation; or

•	each of the following events occurs:
•

the merger agreement is terminated by either Snyder’s-Lance or Diamond due to an outside date termination event or because Diamond’s stockholders fail to adopt the merger agreement upon a vote taken at a Diamond stockholders meeting called for that purpose;

•	prior to the date of such termination, an acquisition proposal has been made or publicly disclosed (and not publicly withdrawn prior to such termination); and
•

within 12 months after such termination, Diamond completes an acquisition proposal or Diamond enters into a definitive agreement for an acquisition proposal and such acquisition proposal is subsequently completed.

Solely for purposes of the two immediately preceding bullets, an acquisition proposal shall mean any proposal or offer (whether in writing or otherwise) from any third party, relating to any (i) direct or indirect acquisition of assets of Diamond or any of its subsidiaries (including securities of subsidiaries of Diamond) equal to more than 50% of Diamond’s consolidated assets or to which more than 50% of Diamond’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition of more than 50% of any class of equity securities of Diamond or any of its subsidiaries or (iii) tender offer or exchange offer that if completed would result in any third party beneficially owning more than 50% of any class of equity securities of Diamond, any of its subsidiaries or any resulting parent company of Diamond, other than the proposed merger

Snyder’s-Lance is required to pay Diamond a termination fee of $100 million if any of the following events occurs:

•	Diamond terminates the merger agreement after a change of Snyder’s-Lance board recommendation;
•

prior to the approval of the Snyder’s-Lance stockholders of the issuance of Snyder’s-Lance common stock in the merger, Snyder’s-Lance terminates the merger agreement and simultaneously enters into an alternative acquisition agreement;

•

either Snyder’s-Lance or Diamond terminates the merger agreement because Snyder’s-Lance’s stockholders fail to approve the issuance of Snyder’s-Lance common stock in the merger at a Snyder’s-Lance stockholder meeting called for that purpose at a time when Diamond has the right to terminate the merger agreement due to a change of Snyder’s-Lance board recommendation; or

•	each of the following events occurs:
•	the merger agreement is terminated by either Snyder’s-Lance or Diamond due to an outside date termination event or because Snyder’s-Lance’s stockholders fail to approve the issuance of Snyder’s-Lance common stock in the merger upon a vote taken at a Snyder’s-Lance stockholders meeting called for that purpose;

•	prior to the date of such termination, a Snyder’s-Lance acquisition proposal has been made or publicly disclosed (and not publicly withdrawn prior to such termination); and
•

within 12 months after such termination, Snyder’s-Lance completes a Snyder’s-Lance acquisition proposal or Snyder’s-Lance enters into a definitive agreement for a Snyder’s-Lance acquisition proposal and such Snyder’s-Lance acquisition proposal is subsequently completed.

Snyder’s-Lance is required to pay Diamond a regulatory termination fee of $50 million if:

•

either Diamond or Snyder’s-Lance terminates the merger agreement due to an outside date termination event, or because any court of competent jurisdiction or other governmental authority of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting, the merger, and such order becomes final and nonappealable; and

•

at the time the merger agreement is terminated pursuant to the preceding bullet, any waiting period under the HSR Act applicable to the proposed merger has not expired or been terminated, or the completion of the merger has be restrained, enjoined or prohibited by any order relating to antitrust laws by a court of competent jurisdiction or any governmental authority of competent jurisdiction, or by any antitrust law applicable to the merger promulgated by any governmental authority of competent jurisdiction prohibits the completion of the merger.

Snyder’s-Lance is required to pay Diamond a financing termination fee of $90 million if:

•

either Snyder’s-Lance or Diamond terminates the merger agreement due to an outside date termination event and at such time all other conditions to completion have been satisfied or waived (other than those conditions that are to be satisfied by actions taken at the completion of the merger or are within the control of Snyder’s-Lance) and Snyder’s-Lance does not have readily available the amount necessary to pay the cash portion of the merger consideration, all associated fees and expenses in connection with the merger, including the financing, and to repay, retire or redeem in full certain agreed to indebtedness of Diamond, or otherwise fails to complete the proposed merger;

•

Diamond terminates the merger agreement due to an uncured inaccuracy in Snyder’s-Lance’s representation regarding its financial capacity to complete the proposed merger or its covenant to obtain any financing necessary to complete the merger; or

•

either Snyder’s-Lance or Diamond terminates the merger agreement for any reason at a time when Diamond could have terminated the merger agreement due to an uncured inaccuracy in Snyder’s-Lance representation regarding its financial capacity to complete the proposed merger or its covenant to obtain any financing necessary to complete the merger.

Expenses

All expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the expense, except that (i) the filing fee under the HSR Act and all other applicable antitrust laws, (ii) the expenses incurred in obtaining antitrust clearance, and (iii) expenses incurred in connection with the filing fee for the Form S-4 Registration Statement and printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement shall be shared equally by Snyder’s-Lance and Diamond. Any expenses incurred in connection with the financing of the merger shall be borne solely by Snyder’s-Lance.

Snyder’s-Lance Board of Directors

The merger agreement provides that Snyder’s-Lance shall cause one member of the Diamond board of directors designated by Diamond and satisfying the criteria for Snyder’s-Lance board membership to be appointed to the Snyder’s-Lance board of directors as of the completion of the merger subject to the election by Snyder’s-Lance’s stockholders at the next annual meeting.

Specific Performance; Remedies

Snyder’s-Lance and Diamond each agree that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached and money damages or other legal remedies would not be an adequate remedy for any such damage. Therefore, prior to any valid termination of the merger agreement, (i) each party shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity and (ii) the parties shall waive, in any proceeding for specific performance, the defense of adequacy of a remedy at law.

Assignment

Neither Snyder’s-Lance nor Diamond may assign the merger agreement to any third party without the prior written consent of the other party, except as expressly contemplated by the merger agreement in connection with the financing, and any attempted assignment without consent shall be void.

Amendments; Waivers

The merger agreement may be amended by Diamond, Snyder’s-Lance, Merger Sub I and Merger Sub II by action taken by or on behalf of their respective boards of directors at any time prior to the merger; provided, however, that, after the receipt of the Diamond stockholder approval or Snyder’s- Lance stockholder approval, there shall be no amendment that by law or in accordance with the rules of Nasdaq requires further approval by the Diamond stockholders or Snyder’s-Lance stockholders. The merger agreement may not be amended except by an instrument in writing signed by the parties thereto.

At any time prior to the merger, Snyder’s-Lance and Merger Sub I and Merger Sub II on the one hand, and Diamond, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other and (iii) waive compliance by the other with any of the agreements or conditions contained in the merger agreement; provided, however, that, after the receipt of the Diamond stockholder approval or Snyder’s-Lance stockholder approval, there shall be made no waiver that by law or in accordance with the rules of Nasdaq requires further approval by the Diamond stockholders or Snyder’s-Lance stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. The failure of any party to assert any of its rights under the merger agreement shall not constitute a waiver of its rights.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms of the merger agreement. The merger agreement and the summary of its terms are not intended to provide any other factual information about Snyder’s-Lance, Diamond or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the merger agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Snyder’s-Lance,

Diamond or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Snyder’s-Lance’s or Diamond’s public disclosures. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.

VOTING AGREEMENTS

Simultaneously with the execution and delivery of the merger agreement, certain of the executive officers and all of the directors of Snyder’s-Lance (or, in some cases, their affiliated entities), in their respective capacities as stockholders of Snyder’s-Lance, entered into voting agreements with Diamond, pursuant to which such stockholders agreed, among other things, to vote their respective shares of common stock of Snyder’s-Lance in favor of the approval of the issuance of shares of Snyder’s-Lance common stock in the proposed merger pursuant to the terms of the merger agreement, against any inquiry, proposal, offer, indication of interest or transaction that constitutes or could reasonably be expected to lead to an acquisition proposal relating to Snyder’s-Lance and against any action, proposal, transaction or agreement which would reasonably be expected to impede, interfere with or delay the timely completion of the proposed merger; provided, however, that notwithstanding the foregoing, such voting agreements will not impair the right or ability of such stockholders to exercise his or her fiduciary duties in his or her capacity as a director of Snyder’s-Lance.

As of January [—], 2016, the Snyder’s-Lance stockholders which have entered into the voting agreements had voting power over approximately [—]% of the outstanding shares of Snyder’s-Lance common stock.

Simultaneously with the execution and delivery of the merger agreement, entities affiliated Oaktree Capital Management, L.P. entered into a voting agreement with Snyder’s-Lance in their capacities as stockholders of Diamond, pursuant to which the stockholders agreed, among other things, to vote their shares of common stock of Diamond for the approval and adoption of the merger agreement, against any inquiry, proposal, offer, indication of interest or transaction that constitutes or could reasonably be expected to lead to an acquisition proposal relating to Diamond and against any action, proposal, transaction or agreement which would reasonably be expected to impede, interfere with or delay the timely completion of the proposed merger.

As of January [—], 2016, the stockholders signing the Diamond voting agreement beneficially owned an aggregate of approximately [—]% of the outstanding Diamond common stock.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED MERGER

Interests of Directors and Executive Officers of Diamond in the Proposed Merger

When considering the recommendation of the Diamond board of directors that Diamond stockholders vote in favor of the adoption of the merger agreement, and the recommendation of the Snyder’s-Lance board of directors that the Snyder’s-Lance stockholders approve the payment of cash and the issuance of shares of Snyder’s-Lance common stock to Diamond stockholders in the proposed merger, Diamond stockholders and Snyder’s-Lance stockholders should be aware that directors and executive officers of Diamond have certain interests in the proposed merger that may be different from or in addition to the interests of Diamond and Snyder’s-Lance stockholders generally. These interests are discussed below. The Diamond board of directors and the Snyder’s-Lance board of directors were aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the proposed merger. The Diamond board of directors considered these interests in recommending that the Diamond stockholders approve the merger agreement, and the Snyder’s-Lance board of directors considered these interests in recommending that the Snyder’s-Lance stockholders approve the stock issuance.

Diamond’s current executive officers are: Brian Driscoll, President and Chief Executive Officer; Raymond Silcock, Executive Vice President and Chief Financial Officer; Lloyd Johnson, Executive Vice President and Chief Sales Officer; David Colo, Executive Vice President and Chief Operating Officer; Isobel Jones, Executive Vice President, General Counsel and Secretary; and Linda Segre, Executive Vice President and Chief Strategy and People Officer.

Treatment of Diamond Equity Awards in the Proposed Merger—In General

Stock options. Upon the completion of the proposed merger, outstanding stock options to purchase shares of Diamond common stock, other than those held by non-employee directors, whether vested or unvested, will be converted into a stock option to acquire, on the same terms and conditions that were applicable under such stock option immediately prior to the completion of the proposed merger, the number of shares of Snyder’s-Lance common stock equal to the product obtained by multiplying (x) the number of shares of Diamond common stock subject to such stock option immediately prior to the completion of the proposed merger by (y) the equity award exchange ratio, with the resulting number of shares of Snyder’s-Lance common stock rounded down to the nearest whole share. The exercise price per share of Snyder’s-Lance common stock subject to such converted stock option will be an amount equal to the quotient obtained by dividing the stock option exercise price per share by the equity award exchange ratio, with the resulting exercise price per share of Snyder’s-Lance common stock rounded up to the nearest whole cent. Unvested stock options will continue to vest in accordance with their terms.

Restricted Stock Units. Upon the completion of the proposed merger, each outstanding Diamond restricted stock unit award (other than performance stock units, which are discussed below), other than those held by non-employee directors, whether vested or unvested, will be converted into a restricted stock unit award to acquire, on the same terms and conditions that were applicable to that restricted stock unit award immediately prior to the completion of the proposed merger, the number of shares of Snyder’s-Lance common stock equal to the product obtained by multiplying (x) the number of shares of Diamond common stock subject to the award immediately prior to the completion of the proposed merger by (y) the equity award exchange ratio, with the resulting number of shares of Snyder’s-Lance common stock rounded down to the nearest whole share. Unvested restricted stock units will continue to vest in accordance with their terms.

Performance Stock Units. Upon the completion of the proposed merger, each outstanding Diamond performance stock unit award that was granted in 2014 will be cancelled and converted at the target level of performance into a right to receive the product of (x) $12.50 in cash, without interest, plus 0.775 shares of Snyder’s-Lance common stock, and (y) the number of shares of Diamond common stock for which the respective performance stock unit awards would settle. In addition, each outstanding Diamond performance stock unit award that was granted in 2015, whether vested or unvested, will be converted at a target level of performance into a restricted stock unit award to acquire, on the same terms and conditions that were applicable to such performance stock unit award immediately prior to the completion of the proposed merger, the number of shares of Snyder’s-Lance common stock equal to the product obtained by multiplying (x) the number of shares of Diamond common stock subject to such award immediately prior to the completion of the proposed merger by (y) the equity award exchange ratio, with the resulting number of shares of Snyder’s-Lance common stock rounded down to the nearest whole share. Any performance metric, terms or conditions that applied to such performance stock unit award will be deemed to have been satisfied as of immediately prior to the completion of the merger so that the restricted stock unit award will vest and become payable by Snyder’s-Lance over the original measurement period underlying the award, which will result in a portion of the award being vested as of the completion of the proposed merger.

Restricted Stock. Upon the completion of the proposed merger, each vested and outstanding share of Diamond restricted stock held by persons other than Diamond non-employee directors will be converted into the right to receive the $12.50 in cash, without interest, plus 0.775 shares of Snyder’s- Lance common stock, and each unvested and outstanding share of Diamond restricted stock held by Diamond executive officers will be converted into unvested cash and unvested shares of Snyder’s-Lance restricted common stock, in the same proportions described above, subject to the same repurchase, forfeiture or other terms and conditions that were applicable to the shares of Diamond restricted stock immediately prior to completion of the proposed merger.

See also “The Merger Agreement—Treatment of Diamond Equity Awards” beginning on page [•].

See also “Interests of Certain Persons in the Proposed Merger—Equity Awards Held By Non-Employee Directors” beginning on page [•].

Equity Awards Held By Executive Officers

As of January 4, 2016, Diamond’s executive officers held the following awards, granted pursuant to its 2005 Equity Incentive Plan and its 2015 Equity Incentive Plan: stock options to acquire an aggregate of 863,582 shares of Diamond common stock; an aggregate of 113,173 restricted stock units; an aggregate of 185,089 performance stock units, and an aggregate of 180,703 shares of restricted stock.

See “The Merger Agreement—Treatment of Diamond Equity Awards” beginning on page [•].

Change in Control Arrangements in which the Executive Officers Participate

(1) Change of Control Plan.

Each of Mr. Driscoll, Mr. Johnson, Mr. Silcock, Mr. Colo, Ms. Segre and Ms. Jones has the option to participate in the Diamond Change of Control Plan, which provides for benefits to designated employees in the event his or her employment is terminated without “cause,” or if the designated employee resigns for “good reason,” within twelve months after a change of control of Diamond, as follows:

•

all equity compensation awards Diamond granted to that executive officer will become fully vested and exercisable, and the Change of Control Plan provides further that in the event a performance stock unit award specifically provides for accelerated vesting in whole or in part upon a change of control, the terms of such award shall govern in lieu of any acceleration in the Change of Control Plan,

•	a lump-sum payment equal to six months of the executive’s base salary; and
•

company-paid premium reimbursement for continuation coverage under COBRA for the executive and his or her dependents under Diamond’s medical or dental plans in effect immediately prior to the qualifying termination for up to six months.

Under the Change of Control Plan, the severance benefits due to any executive officer upon his or her termination are subject to a condition precedent that the affected executive officer first executes, delivers and satisfies all conditions to make effective a release of claims in favor of Diamond within 60 days following such termination.

Notwithstanding anything in the Change of Control Plan to the contrary, the Change of Control Plan provides that if an executive has any cash severance or accelerated vesting or exercisability under an equity compensation award, in each case, related to termination of employment and pursuant to any other plan, agreement or arrangement with Diamond (such as an employment letter or change of control and retention agreement), then such executive shall continue to be subject to such alternative change in control benefit unless such executive affirmatively elects in writing to participate in the Change of Control Plan prior to the closing of the change of control. In the event any named executive officer elects to participate in the Diamond Change of Control Plan, such executive would not be entitled to any benefits under any other severance arrangements.

As of January 4, 2016, no named executive officer had elected to participate in the Diamond Change of Control Plan.

(2) Change of Control and Retention Agreements.

Each of Mr. Johnson, Mr. Silcock, Mr. Colo, Ms. Segre and Ms. Jones is party to a change of control and retention agreement under which the executive will receive, in addition to accrued compensation, the following severance payments in the event employment is terminated without cause, or if the individual resigns for good reason, within twelve months after a change of control of Diamond:

•	a lump sum payment equal to a multiple of his or her current yearly salary and bonus as follows:
•	Mr. Johnson: two times salary and maximum annual bonus;
•	Ms. Segre: one times salary and maximum annual bonus;
•	Mr. Silcock, Mr. Colo and Ms. Jones: one times salary and target annual bonus; and
•	reimbursement for up to 18 months of COBRA medical and dental benefits.

In addition, the vesting of the executive officer’s restricted stock, stock options and other equity awards (except for any performance share unit award that provides for accelerated vesting upon a change of control) will accelerate in full. The change of control and retention agreements provide further that in the event a performance stock unit award specifically provides for accelerated vesting in whole or in part upon a change of control, the terms of such award shall govern in lieu of any acceleration in the change of control and retention agreement. Under the merger agreement, Snyder’s-Lance has agreed to assume the change of control and retention agreement. Please see “The Merger Agreement—Treatment of Diamond Equity Awards in the Merger—In General” for a discussion of (i) the acceleration of the 2014 performance stock units and (ii) the conversion of the 2015 performance stock units into time-based restricted stock units for Snyder’s-Lance common stock, to vest over the original measurement period of those 2015 performance-based restricted stock units.

Under the change of control and retention agreement, Diamond may condition each of the foregoing benefits due to any affected executive officer upon his or her termination upon the affected executive officer first executing and delivering a release of claims in favor of Diamond within 60 days following such termination.

The change of control and retention agreements supersede any prior arrangements on the same subject matter in preexisting arrangements or agreements with Diamond.

(3) Employment Agreements.

Pursuant to Mr. Driscoll’s employment agreement, in the event he is terminated for cause, or in the event of his death or disability, or in the event of his voluntary termination, Mr. Driscoll will receive accrued compensation, which includes:

•	any earned but unpaid base salary and earned but unused vacation or paid time off;

•	except in the case of termination for cause, any bonus earned and payable from a prior year that remains unpaid;
•	other unpaid vested benefits under compensation, incentive and benefit plans; and
•	reimbursement for expenses incurred, as of such termination of employment.

If Mr. Driscoll is terminated without cause or has a constructive termination in connection with a change in control of Diamond, Mr. Driscoll will receive:

•	the accrued compensation described immediately above;
•	a lump sum payment equal to 30 months of his then current base salary;
•	a lump sum payment equal to 250% of his target bonus for the current fiscal year;
•	a lump sum payment equal to the employee premium portion cost of 18 months of COBRA health benefits;
•

an amount equal to the annual bonus for the fiscal year in which termination occurs to the extent that performance objectives are achieved, pro-rated for the number of days he was employed during such fiscal year; and

•	acceleration of all his then unvested equity awards.

Each of the foregoing severance benefits due to Mr. Driscoll upon his termination is subject to a condition precedent to the effect that Mr. Driscoll first executes, delivers and satisfies all conditions to make effective a release of claims in favor of Diamond within 60 days following such termination.

For illustrative purposes, if the completion of the proposed merger were to have occurred on January 4, 2016, the latest practicable date prior to the filing of this joint proxy statement/prospectus, the tables below shows the value the executive officers would receive in respect of their different equity awards, applying the same assumptions that are used in “Interests of Certain Persons in the Proposed Merger—Quantification of Potential Payments to Diamond Named Executive Officers in Connection with the Merger” beginning on page [•], which include an assumed price per share of Snyder’s-Lance common stock of $36.42 (the average closing market price of a share of Snyder’s-Lance common stock on Nasdaq over the first five business days following the first public announcement of the merger agreement).

Stock Options

Executive Officer	Vested Diamond Stock Options		Unvested Diamond Stock Options		Aggregate Value
	(#)	Value	(#)	Value
Brian Driscoll	338,167	$8,997,730	96,152	$2,382,464	$11,380,194
President and Chief Executive Officer
Raymond Silcock	55,900	$1,222,010	36,234	$788,317	$2,010,327
Executive Vice President and Chief Financial Officer
Lloyd Johnson	138,309	$1,671,487	20,313	$493,149	$2,164,636
Executive Vice President and Chief Sales Officer
David Colo	69,956	$1,772,470	30,054	$728,657	$2,501,127
Executive Vice President and Chief Operating Officer
Isobel Jones	0	$0	0	$0	$0
Executive Vice President, General Counsel and Secretary
Linda Segre	65,131	$846,091	13,366	$320,015	$1,166,106
Executive Vice President and Chief Strategy and People Officer

Restricted Stock Units

Executive Officer	Unvested Diamond Restricted Stock Units
	(#)	Value
Brian Driscoll	41,604	$1,720,656
President and Chief Executive Officer
Raymond Silcock	17,334	$716,885
Executive Vice President and Chief Financial Officer
Lloyd Johnson	17,334	$716,885
Executive Vice President and Chief Sales Officer
David Colo	17,334	$716,885
Executive Vice President and Chief Operating Officer
Isobel Jones(1)	10,322	$426,905
Executive Vice President, General Counsel and Secretary
Linda Segre	9,245	$382,332
Executive Vice President and Chief Strategy and People Officer

(1)

On December 15, 2015 and December 29, 2015, the Compensation Committee agreed to accelerate 2,000 and 623 shares, respectively, subject to Ms. Jones’ 2014 restricted stock units that otherwise would accelerate upon her termination following the closing of the acquisition.

Performance Stock Units

Executive Officer	Unvested Diamond Performance Stock Units
	(#)	Value
Brian Driscoll	71,789	$2,945,217
President and Chief Executive Officer
Raymond Silcock	29,911	$1,227,103
Executive Vice President and Chief Financial Officer
Lloyd Johnson	29,911	$1,227,103
Executive Vice President and Chief Sales Officer
David Colo	29,911	$1,227,103
Executive Vice President and Chief Operating Officer
Isobel Jones	7,614	$314,889
Executive Vice President, General Counsel and Secretary
Linda Segre	15,953	$654,447
Executive Vice President and Chief Strategy and People Officer

Restricted Stock

Executive Officer	Unvested Diamond Restricted Stock
	(#)	Value
Brian Driscoll	100,790	$4,104,365
President and Chief Executive Officer
Raymond Silcock	24,312	$990,014
Executive Vice President and Chief Financial Officer
Lloyd Johnson	23,957	$975,526
Executive Vice President and Chief Sales Officer
David Colo	16,552	$674,008
Executive Vice President and Chief Operating Officer
Isobel Jones	0	$0
Executive Vice President, General Counsel and Secretary
Linda Segre	15,092	$614,535
Executive Vice President and Chief Strategy and People Officer

Post-Closing Obligations of Snyder’s-Lance Under the Merger Agreement

Snyder’s-Lance is obligated under the merger agreement to honor certain Diamond compensation plans and agreements and to provide specified levels of cash compensation and bonus opportunities to Diamond employees, including the executive officers, until the first anniversary of the completion of the proposed merger. Until December 31, 2016, Snyder’s-Lance will also provide employee benefits (excluding equity compensation) to continuing employees no less favorable in the aggregate economic value than the benefits that such employees would have obtained under any corresponding Diamond benefit plan in effect for such continuing employees immediately prior to closing of the change of control.

Furthermore, upon a termination without cause of a continuing employee, Snyder’s-Lance will provide severance benefits consistent with its policies for similarly situated employees, giving effect to service with Diamond or its subsidiaries prior to the change of control, provided, however, that the payment for any continuing employee terminated within twelve months following the change of control shall not be less than severance benefits the person would have received had he or she been terminated at the completion of proposed merger. If, however, the continuing employee is entitled to severance and/or termination payments or benefits pursuant to any written agreement with Diamond or any of its subsidiaries or is entitled to receive severance and/or termination payments or benefits pursuant to the Change of Control Plan or the terms of any agreement or plan (such as the Change of Control Retention Agreements), then the terms of such agreement or plan shall govern in lieu of the severance described in this paragraph. See “The Merger Agreement—Employee Benefit Matters” beginning on page [•].

Senior Executive Incentive Plan / Annual Incentive Plan

Diamond intends to pay fiscal 2016 bonuses under its Senior Executive Incentive Plan, including in the event that the proposed merger is completed prior to July 31, 2016. If the completion of the proposed merger occurs prior to July 31, 2016, or after July 31, 2016, but before the determination of achievement of the bonus performance metrics which were previously established, then: (i) performance achievement against target under the Diamond Senior Executive Incentive Plan and the corresponding metrics under the Diamond Annual Incentive Plan will be determined prior to the completion of the proposed merger by comparing Diamond’s actual performance through the end of the month preceding the completion of the proposed merger with projected net sales; (ii) individual performance metrics will be deemed 100% satisfied unless otherwise determined by the Diamond compensation committee; and (iii) target and maximum bonuses will be based on the base salary earned throughout the fiscal year up to, and prorated through, the completion of the proposed merger. If following the completion of the proposed merger, a bonus participant’s service is terminated without cause or due to a resignation for good reason (each, as defined in the Annual

Incentive Plan), the bonus will remain payable to such person when bonuses are generally paid to other participants.

Equity Awards Held By Non-Employee Directors

As of January 4, 2016, Diamond’s non-employee directors held stock options to acquire an aggregate of 380,000 shares of Diamond common stock, which were granted pursuant to the Diamond Equity Incentive Plans. Upon the completion of the proposed merger, these stock options will be automatically cancelled and converted into the right to receive the merger consideration as described in “The Merger Agreement—Treatment of Diamond Equity Awards—Equity Awards Held By Non-Employee Directors.”

As of January 4, 2016, Diamond’s non-employee directors held an aggregate of 4,273 restricted stock units, which were granted pursuant to the Diamond Equity Incentive Plans. Upon the completion of the proposed merger, these restricted stock units will be automatically cancelled and converted into the right to receive the merger consideration as described in “The Merger Agreement—Treatment of Diamond Equity Award—Equity Awards Held By Non-Employee Directors.”

As of January 4, 2016, Diamond’s non-employee directors held an aggregate of 2,883 shares of restricted stock, which were granted pursuant to the Diamond Equity Incentive Plans. Upon the completion of the proposed merger, these shares of Diamond restricted stock will be automatically cancelled and converted into the right to receive the merger consideration as described in “The Merger Agreement—Treatment of Diamond Equity Awards—Equity Awards Held By Non-Employee Directors.”

Upon the change of control, the vesting of all equity awards granted to Diamond’s non-employee directors will accelerate and any stock options shall become exercisable, in each case, in full prior to the completion of such change of control at such times and on such conditions as the Diamond compensation committee determines. See “The Merger Agreement—Treatment of Diamond Equity Awards—Equity Awards Held By Non-Employee Directors” beginning on page [•].

Beneficial Ownership of Officers and Directors

Diamond’s executive officers and directors hold shares of Diamond common stock, which will be treated like all other shares of Diamond common stock in the proposed merger. See “Security Ownership of Certain Beneficial Owners of Diamond Common Stock” beginning on page [•].

Indemnification; Directors and Officers Insurance

Under the merger agreement, certain former directors and officers of Diamond will have rights to indemnification and expense advancement from the final surviving entity in the merger and Snyder’s-Lance has agreed to cause the final surviving entity to maintain directors’ and officers’ insurance policies and fiduciary liability insurance policies or purchase tail coverage, in each case for a six-year period. See “The Merger Agreement—Indemnification of Directors and Officers” beginning on page [•].

Shares of Diamond Common Stock Held by Current Executive Officers, Non-Employee Directors and Executive Officers Terminated within the Last Fiscal Year

The executive officers and the non-employee directors will receive no extra or special benefit that is not shared on a pro-rata basis by all other holders of Diamond common stock in connection with the proposed merger. As with all holders of Diamond common stock, therefore, a current or former director or executive officer of Diamond who owns shares of Diamond common stock, directly or indirectly, will receive the Merger Consideration in respect of each share of Diamond common stock held on the same terms on which other holders of Diamond common stock will receive the merger consideration.

Quantification of Potential Payments to Diamond Named Executive Officers in Connection with the Proposed Merger

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each Diamond named executive officer (Mr. Driscoll, Mr. Silcock, Mr. Colo, Mr. Johnson and Ms. Segre) that is based on or otherwise relates to the merger.

To the extent that the compensation arrangement of Diamond’s named executive officers are described in “Interests of Certain Persons in the Proposed Merger—Interests of Directors and Executive Officers of Diamond in the Proposed Merger,” they are incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each named executive officer’s golden parachute compensation, as of January 4, 2016, assume the following:

•	That completion of the proposed merger constitutes a change of control of Diamond for purpose of the applicable compensation plan or agreement;

•

That the change of control of Diamond was completed on January 4, 2016, the latest practicable date prior to the filing of this joint proxy statement/prospectus (except with respect to fiscal 2016 SEIP Bonus amounts);

•	Each named executive officer’s employment is terminated without cause or such executive officer resigns for good reason immediately following the change of control of Diamond; and
•

The value of the vesting acceleration of the named executive officers’ equity awards is calculated assuming a price per share of Snyder’s-Lance common stock of $36.42, which is the average closing market price of a share of Snyder’s-Lance common stock on the Nasdaq over the first five business days following the first public announcement of the merger agreement.

The amounts reported below are estimated based on multiple assumptions that may not actually occur, including the assumptions described above and elsewhere in this joint proxy statement/prospectus. As a result, the golden parachute compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	2016 SEIP Bonus(3)	Perquisites/ Benefits	Other	Totals
Brian Driscoll	$4,127,754	$11,152,702	$1,650,000	—	—	$16,930,456
President and Chief Executive Officer
Raymond Silcock	$825,029	$3,722,319	$749,700	—	—	$5,297,048
Executive Vice President and Chief Financial Officer
Lloyd Johnson	$2,125,810	$3,412,663	$612,060	—	—	$6,150,533
Executive Vice President and Chief Sales Officer
David Colo	$717,932	$3,346,653	$648,900	—	—	$4,713,485
Executive Vice President and Chief Operating Officer
Linda Segre	$866,940	$1,971,329	$499,800	—	—	$3,338,069
Executive Vice President and Chief Strategy and People Officer

(1)

The amounts in this column equal the cash severance payable to these named executive officers assuming termination occurs immediately following the completion of the merger. Amounts include the sum of severance based on base salary and bonus, and COBRA payments. Mr. Driscoll’s constituent amounts are: $2,062,500 (250% of his base salary); $2,062,500 (250% of his target bonus); and $2,754 (based on a $153 monthly COBRA amount). Mr. Silcock’s constituent amounts are: $535,500 (100% of his base salary); $262,395 (100% of his target bonus); and $27,134 (based on a $1,507 monthly COBRA amount). Mr. Johnson’s constituent amounts are: $874,372 (200% of his base salary); $1,224,121 (200% of his maximum bonus); and $27,317 (based on a $1,518 monthly COBRA amount). Mr. Colo’s constituent amounts are: $463,500 (100% of his base salary); $227,115 (100% of his target bonus); and $27,317 (based on a $1,518 monthly COBRA amount). Ms. Segre’s constituent amounts are: $357,000 (100% of her base salary); $499,800 (100% of her maximum bonus); and $10,140 (based on a $563 monthly COBRA amount). These severance amounts are “double trigger” payments, payable if the executive is terminated by Snyder’s-Lance without cause or resigns for good reason within 12 months following the effective date of a change of control.

(2)

The amounts in this column reflect the value (spread value, in the case of stock options, excluding stock options not in the money) of unvested equity awards in accordance with the merger agreement and without regard to applicable tax withholding. The amounts for each named executive officer consist of:

Name	Unvested Diamond Stock Options		Unvested Diamond Restricted Stock Units		Unvested Diamond 2014 Performance Stock Units		Unvested Diamond 2015 Performance Stock Units		Unvested Diamond Restricted Stock
	(#)	Value	(#)	Value	(#)	Value	(#)	Value	(#)	Value
Brian Driscoll	96,152	$2,382,464	41,604	$1,720,656	37,526	$1,528,125	34,263	$1,417,092	100,790	$4,104,365
Raymond Silcock	36,234	$788,317	17,334	$716,885	15,635	$636,690	14,276	$590,413	24,312	$990,014
Lloyd Johnson	20,313	$493,149	17,334	$716,885	15,635	$636,690	14,276	$590,413	23,957	$975,526
David Colo	30,054	$728,657	17,334	$716,885	15,635	$636,690	14,276	$590,413	16,552	$674,008
Linda Segre	13,366	$320,015	9,245	$382,332	8,339	$339,558	7,614	$314,889	15,092	$614,535

(3)

Final determination of these amounts is not possible, as of January 4, 2016, so these amounts assume a completion of the proposed merger on July 31, 2016, as well as Diamond’s funding of 200% to yield the maximum possible bonus payable.

All the foregoing amounts, except for those in respect of performance stock units from 2014, are payable attributable to a “double trigger” arrangement (i.e., the amounts are payable attributable to a change of control for which payment is conditioned upon the executive officer’s termination or resignation for good reason, as more fully described in “Interests of Certain Persons in the Proposed Merger—Treatment of Diamond Equity Awards in the Merger—Equity Awards Held By Executive Officers”); the foregoing amounts in respect of performance stock units from 2014 are payable attributable to a “single trigger” arrangement (i.e., the amounts are payable attributable to a change of control for which payment is not conditioned upon termination or resignation of the executive officer).

For additional information about compensation arrangements with directors and other executive officers, please see “Interests of Certain Persons in the Proposed Merger—Interests of Directors and Executive Officers of Diamond in the Merger” beginning on page [•], which is incorporated herein by reference.

Combined Company’s Board of Directors after the Proposed Merger

Following the proposed merger, the combined company’s board of directors will initially comprise 13 directors, 12 of whom are currently directors of Snyder’s-Lance (Jeffrey Atkins; Peter Brubaker; C. Peter Carlucci, Jr.; John Denton; James Johnston; Carl Lee, Jr.; David Moran; W. J. Prezzano; Dan Swander; Isaiah Tidwell and Patricia Warehime) and one of whom is currently a director of Diamond (Brian Driscoll).

DIAMOND PROPOSAL 2: ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

Under Section 14A of the Exchange Act and the applicable Securities and Exchange Commission rules issued thereunder, Diamond is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Diamond named executive officers in connection with the completion of the proposed merger. This proposal, which is commonly referred to as the “golden parachute” compensation proposal, gives Diamond stockholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that may be paid or become payable to Diamond named executive officers that is based on or otherwise relates to the merger agreement and proposed merger. This compensation is summarized in the table captioned “Golden Parachute Compensation” in “Interests of Certain Persons in the Proposed Merger” beginning on page [•], including the footnotes to the table and narrative disclosures set forth in the section. The Diamond board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus. The vote on the “golden parachute” compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the proposed merger proposal and vote not to approve the compensation proposal and vice versa. Because the vote on the “golden parachute” compensation proposal is advisory only, it will not be binding on either Diamond or Snyder’s-Lance. Accordingly, if the merger agreement is adopted and the proposed merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the compensation proposal.

Approval of the “golden parachute” compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Diamond common stock present in person or represented by proxy at the Diamond special meeting and entitled to vote on the proposal. An abstention is not considered a vote cast. Accordingly, a Diamond stockholder’s abstention from voting, the failure of a Diamond stockholder who holds his or her shares in “street name” through a broker, bank or nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Diamond stockholder’s other failure to vote will have no effect on the proposal.

The Diamond board of directors recommends a vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Diamond named executive officers that is based on or otherwise relates to the merger agreement and proposed merger.

SNYDER’S-LANCE PROPOSAL 2: ADJOURNMENT OF THE SNYDER’S-LANCE SPECIAL MEETING

Snyder’s-Lance stockholders are being asked to approve a proposal that will give the Snyder’s-Lance board of directors authority to adjourn the Snyder’s-Lance special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting. If this proposal is approved, the Snyder’s-Lance special meeting could be adjourned to any date. If the Snyder’s-Lance special meeting is adjourned, Snyder’s-Lance stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the stock issuance but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of the stock issuance, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of a majority of votes cast at the Snyder’s-Lance special meeting by Snyder’s-Lance stockholders, regardless of whether a quorum is present, will be required to approve the adjournment of the Snyder’s-Lance special meeting. For purposes of this vote, an abstention will have no effect on the outcome of the proposal. A failure to vote (without abstention) is not counted as a vote cast and will have no effect on the outcome of the proposal.

The Snyder’s-Lance board of directors unanimously recommends that Snyder’s-Lance stockholders vote “FOR” the adjournment of the Snyder’s-Lance special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Snyder’s-Lance special meeting.

DIAMOND PROPOSAL 3: ADJOURNMENT OF THE DIAMOND SPECIAL MEETING

Diamond stockholders are being asked to approve a proposal that will give the Diamond board of directors authority to adjourn the Diamond special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement at the time of the Diamond special meeting. If this proposal is approved, the Diamond special meeting could be adjourned to any date. If the Diamond special meeting is adjourned, Diamond stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the adoption of the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the adoption of the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Regardless of whether quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Diamond common stock present in person or represented by proxy at the Diamond special meeting and entitled to vote on the proposal. An abstention is not considered a vote cast. Accordingly, a Diamond stockholder’s abstention from voting, the failure of a Diamond stockholder who holds his or her shares in “street name” through a broker, bank or nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record, or a Diamond stockholder’s other failure to vote will have no effect on the proposal.

The Diamond board of directors recommends that Diamond stockholders vote “FOR” the adjournment of the Diamond special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement at the time of the Diamond special meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF DIAMOND
COMMON STOCK

The following table presents information regarding the beneficial ownership of Diamond common stock as of January 4, 2016, by each of the Diamond directors and named executive officers, all of the current Diamond directors and executive officers as a group, and each Diamond stockholder known to Diamond to own more than 5% of the shares of Diamond common stock. The percentage of beneficial ownership for the table is based on 31,553,527 shares of Diamond common stock outstanding as of January 4, 2016. To Diamond’s knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares.

The number of shares beneficially owned by each stockholder is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes those shares over which the stockholder has or shares voting or investment control and includes those shares that the stockholder has the right to acquire within 60 days after January 4, 2016 through the exercise of any stock option or pursuant to any vested restricted stock unit. The “Percentage of Diamond Common Stock” column treats as outstanding all shares underlying such stock options held by the named stockholder, but not shares underlying stock options held by other stockholders.

Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Diamond Common Stock
Current Directors and Named Executive Officers:
Brian J. Driscoll(1)	508,523	1.6%
Raymond P. Silcock(2)	97,012	*
David J. Colo(3)	110,164	*
Lloyd J. Johnson(4)	208,547	*
Linda B. Segre(5)	107,021	*
Edward A. Blechschmidt(6)	77,943	*
Dr. Celeste A. Clark(7)	16,060	*
Alison Davis(8)	33,068	*
R. Dean Hollis(9)	37,671	*
Robert M. Lea(10)	128,057	*
Nigel A. Rees(11)	38,045	*
William L. Tos, Jr.(12)	184,267	*
Matthew C. Wilson(13)	—	*
Robert J. Zollars(14)	101,129	*
All current directors and executive officers as a group (15 persons)(15)	1,650,780	5.1%
Other 5% Stockholders:
Blackrock, Inc.(16)	2,176,195	6.9%
Jennison Associates LLC(17)	2,141,068	6.8%
Prudential Financial, Inc.(18)	2,181,716	6.9%
Entities affiliated with Oaktree Capital Group Holdings GP, LLP(19)	4,420,859	14.0%

*	Less than one percent.

(1)	Includes 351,957 shares that may be acquired upon exercise of stock options.

(2)	Includes 55,900 shares that may be acquired upon exercise of stock options.
(3)	Includes 69,956 shares that may be acquired upon exercise of stock options.
(4)	Includes 138,309 shares that may be acquired upon exercise of stock options.
(5)	Includes 65,131 shares that may be acquired upon exercise of stock options.
(6)	Includes (i) 70,000 shares that may be acquired upon exercise of stock options and (ii) 2,891 shares with respect to restricted stock units.

(7)	Includes (i) 10,000 shares that may be acquired upon exercise of stock options and (ii) 1,735 shares with respect to restricted stock units.
(8)	Includes (i) 30,000 shares that may be acquired upon exercise of stock options and (ii) 3,068 shares with respect to restricted stock units.
(9)	Includes (i) 30,000 shares that may be acquired upon exercise of stock options and (ii) 2,254 shares with respect to restricted stock units.
(10)	Includes (i) 90,000 shares that may be acquired upon exercise of stock options and (ii) 1,735 shares with respect to restricted stock units.
(11)	Includes (i) 30,000 shares that may be acquired upon exercise of stock options and (ii) 3,068 shares with respect to restricted stock units.
(12)

Includes 143,529 shares in the name of Tos Farms, Inc., in which Mr. Tos is a co-owner. Also includes (i) 30,000 shares that may be acquired upon exercise of stock options and (ii) 597 shares with respect to restricted stock units.

(13)

Mr. Wilson is a Managing Director of Oaktree Capital Management, L.P., an affiliate of Oaktree Capital Group Holdings GP, LLC. Mr. Wilson does not have or share voting or investment control over the shares owned by Oaktree Capital Management GP, LLC, and disclaims beneficial ownership of any such shares. See footnote 19.

(14)

Shares indicated above are beneficially owned by Mr. Zollars’ family limited partnership, and includes 90,000 shares that may be acquired upon exercise of stock options and 1,735 shares with respect to restricted stock units.

(15)

Includes (i) an aggregate of 572,444 shares of common stock, (ii) an aggregate of 1,061,253 shares that may be acquired upon exercise of stock options and (iii) and aggregate of 17,083 shares with respect to restricted stock units, in each case beneficially owned by the directors and executive officers.

(16)

Consists of shares held by various subsidiaries of Blackrock, Inc. Blackrock, Inc. has sole dispositive power over 2,176,195 of the shares and sole voting power over 2,125,148 shares. Based on Schedule 13G filed on January 29, 2015 by Blackrock, Inc. The address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10022.

(17)

Consists of shares held by various investment companies, insurance separate accounts and institutional clients (collectively, the Managed Portfolios) of Jennison Associates LLC (Jennison). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares held by the Managed Portfolios. Jennison has sole voting power over 1,492,653 shares and shared dispositive power over 2,141,068 shares. Prudential Financial, Inc. (Prudential) indirectly owns equity interests of Jennison and may be deemed to be the beneficial owner of the shares held by Jennison. See footnote 18. Based on Schedule 13G filed on February 9, 2015 by Jennison. The address of Jennison is 466 Lexington Avenue, New York, NY 10017.

(18)

Consists of shares held by various subsidiaries of Prudential, including 2,123,436 shares held by Jennison. Prudential has sole voting and dispositive power over 314,253 of the shares, has shared voting power over 1,219,048 of the shares and has shared dispositive power over 1,867,463 of the shares. Based on Schedule 13G filed on February 13, 2015 by Prudential. The address for Prudential is 751 Broad Street, Newark, NJ 07102.

(19)

Consists of shares of common stock held directly by OCM PF/FF Adamantine Holdings, LTD. Oaktree Principal Fund V, L.P., Oaktree Principal Fund V (Parallel), L.P., and Oaktree FF Investment Fund, L.P.—Class A, the shareholders of OCM PF/FF Adamantine Holdings, LTD, Oaktree Capital Management, L.P, the director of OCM PF/FF Adamantine Holdings, Ltd., Oaktree FF Investment Fund GP Ltd. and Oaktree Principal Fund V GP Ltd. and the investment manager of Oaktree Principal Fund V, L.P., Oaktree Principal Fund V (Parallel), L.P. and Oaktree FF Investment Fund, L.P.- Class A, Oaktree Holdings, Inc., the general partner of Oaktree Capital Management, L.P., Oaktree Principal Fund V GP, L.P., the general partner of Oaktree Principal Fund V, L.P. and Oaktree Principal Fund V (Parallel), L.P.,

Oaktree Principal Fund V GP, Ltd, the general partner of Oaktree Principal Fund V GP, L.P., Oaktree FF Investment Fund GP, L.P., the general partner of Oaktree FF Investment Fund, L.P.—Class A, Oaktree FF Investment Fund GP, Ltd., the general partner of Oaktree FF Investment Fund GP, L.P., Oaktree Fund GP I, L.P., the sole shareholder of Oaktree Principal Fund V GP, Ltd and Oaktree FF Investment Fund GP, Ltd., Oaktree Capital I, L.P., the general partner of Oaktree Fund GP I, L.P., OCM Holdings I, LLC, the general partner of Oaktree Capital I, L.P., Oaktree Holdings, LLC, the managing member of OCM Holdings I, LLC, Oaktree Capital Group, LLC, the managing member of Oaktree Holdings, LLC and the soles shareholder of Oaktree Holdings, Inc., Oaktree Capital Group Holdings GP, LLC, the manager of Oaktree Capital Group, LLC (collectively, the “Oaktree Entities”), may be deemed to share beneficial ownership of the shares held directly by OCM PF/FF Adamantine Holdings, LTD. Based on Schedule 13D filed on February 20, 2014 by Oaktree Capital Group Holdings GP, LLC (“Oaktree Group”), 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Mr. Wilson, who is a Managing Director of Oaktree Capital Management L.P., an affiliate of Oaktree Group, does not have or share voting or investment control over the shares owned by Oaktree Capital Management GP, LLC, and disclaims beneficial ownership of such shares. Oaktree Capital Group Holdings, GP, LLP and certain of its affiliates have entered into a voting agreement, pursuant to which, they have agreed, among other things, to vote in favor of the approval of the execution of a proposed merger between Diamond and Snyder’s-Lance, Inc., and in favor of any other matter reasonably relating to the completion or facilitation of, or otherwise in furtherance of, such proposed merger.

CERTAIN BENEFICIAL OWNERS OF SNYDER’S-LANCE COMMON STOCK

The following table sets forth as of January 4, 2016 information concerning the beneficial ownership of Snyder’s-Lance common stock by (1) the only persons known by Snyder’s-Lance to be beneficial owners of more than 5% of Snyder’s-Lance common stock, (2) each member of the Snyder’s-Lance board of directors, (3) each of the Snyder’s-Lance named executive officers and (4) all Snyder’s-Lance board of directors and officers as a group. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated. In accordance with SEC rules, all holdings include shares of common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days of January 4, 2016.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Snyder’s-Lance Common Stock Outstanding(1)
Patricia A. Warehime	12,309,821	(2)(16)	17.3%
13515 Ballantyne Corporate Place Charlotte, NC 28277
The Vanguard Group, Inc.	4,485,324	(5)	6.3%
100 Vanguard Boulevard Malvern, PA 19355
Jeffrey A. Atkins	16,000	(16)	*
Peter P. Brubaker	77,012	(6)(16)	*
C. Peter Carlucci, Jr.	82,352	(7)(16)	*
John E. Denton	36,052	(8)(16)	*
Charles E. Good	608,613	(3)	*
James W. Johnston	771,198	(9)(16)	1.1%
Lawrence V. Jackson	0	(16)	*
Carl E. Lee, Jr.	1,027,685	(10)(16)	1.4%
David C. Moran	4,000	(6)(16)	*
W. J. Prezzano	29,000	(6)(16)	*
Dan C. Swander	22,000	(16)	*
Isaiah Tidwell	26,142	(16)	*
Rick D. Puckett	294,696	(11)	*
Patrick S. McInerney	174,425	(12)	*
Daniel J. Morgan	9,830	(13)	*
Rodrigo F. Troni Pena	17,618	(14)	*
Directors and executive officers as a group (17 persons)	15,506,054	(15)	21.8%

*	Less than 1%.

(1)	Based on 70,968,054 shares outstanding on January 4, 2016 plus stock options held by such persons that are exercisable or become exercisable within 60 days of January 4, 2016.
(2)

Patricia A. Warehime has sole voting and dispositive power over 12,309,821 shares of common stock, including (i) 1,041,345 shares of common stock held directly by Warehime Enterprises, Inc., of which Ms. Warehime is the controlling stockholder; and (ii) 362,135 shares of common stock owned by MAW Associates, L.P., of which Ms. Warehime is the sole member and general partner. Of these shares, 362,135 shares are pledged as security for loans made to MAW Associates, L.P. Ms. Warehime also may be deemed to share beneficial ownership of 2,277,182 shares beneficially owned by her adult daughter that shares a household with her, but Ms. Warehime disclaims beneficial ownership of these shares.

(3)

Charles E. Good has sole power to vote or direct the vote of 14,783 shares (including 12,338 shares subject to exercisable stock options and 2,445 restricted shares). He has shared power to vote or to direct the vote of 304,116 shares owned jointly with his wife. Mr. Good has sole power to vote or direct the vote of 3,700 shares held by certain trusts for the benefit of

Warehime family members. He also has shared power to vote or direct the vote of 286,074 shares held by certain trusts for the benefit of Warehime family members.

(4)

Based on a Schedule 13F filed on November 12, 2015 by The Vanguard Group, Inc. reporting shares held on September 30, 2015. The Schedule 13F reports that The Vanguard Group, Inc. has sole power to vote 64,109 of such shares, sole power to dispose of 4,416,115 of such shares and shared power to vote and dispose of 5,100 shares.

(5)	Includes 4,000 restricted shares.

(6)	Includes 25,712 shares subject to exercisable stock options and 4,000 restricted shares.
(7)	Includes 6,932 shares subject to exercisable stock options and 4,000 restricted shares.
(8)	Includes 717,398 shares held indirectly by Mr. Johnston’s wife as trustee and beneficiary of a family trust and 25,000 shares held in another trust for the benefit of Mr. Johnston’s wife.
(9)	Includes 723,815 shares subject to exercisable stock options and 30,387 restricted shares.
(10)	Includes 228,261 shares subject to exercisable stock options and 14,682 restricted shares.
(11)	Includes 2,000 shares owned jointly with his wife, 97,437 shares subject to exercisable stock options and 2,449 restricted shares.
(12)	Mr. Morgan was an executive officer of Snyder’s-Lance until October 16, 2015.
(13)	Includes 5,243 shares subject to exercisable stock options and 12,137 restricted shares.
(14)

Includes 1,087,400 shares subject to exercisable stock options held by directors and executive officers and 362,135 shares pledged as security. Does not include shares beneficially owned by The Vanguard Group, Inc.

(15)	Each member of the Snyder’s-Lance board of directors has entered into voting agreements, pursuant to which they have agreed, among other things, to vote in favor of the stock issuance.

DESCRIPTION OF SNYDER’S-LANCE CAPITAL STOCK

The following description of the terms of Snyder’s-Lance capital stock is a summary restated only and is qualified by reference to the relevant provisions of North Carolina law, Snyder’s-Lance’s restated articles of incorporation and Snyder’s-Lance’s amended and restated bylaws. Copies of Snyder’s-Lance’s restated articles of incorporation and Snyder’s-Lance’s amended and restated bylaws are incorporated by reference into this joint proxy statement/prospectus and will be sent to holders of shares of Diamond common stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page [•].

Authorized Capital Stock

Under Snyder’s-Lance’s articles, as of January 4, 2016, the authorized capital stock of Snyder’s-Lance consists of (i) 110,000,000 shares of common stock, par value $0.83-1/3 per share, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share, which may be issued in one or more series.

Snyder’s-Lance Common Stock

As of January 4, 2016, 70,968,054 shares of Snyder’s-Lance common stock were issued and outstanding. There are no redemption or sinking fund provisions applicable to Snyder’s-Lance common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Snyder’s-Lance may designate and issue in the future.

Each stockholder of record of Snyder’s-Lance common stock is entitled to one vote for each share held on every matter properly submitted to such stockholders for a vote. Holders of Snyder’s-Lance common stock do not have cumulative voting rights. As of January 26, 2016, on all matters submitted for a vote of holders of all outstanding shares of each class of Snyder’s-Lance voting stock, holders of shares of Snyder’s-Lance common stock in the aggregate hold 100% of the aggregate voting power of the Snyder’s-Lance capital stock.

The board of directors of Snyder’s-Lance may from time to time declare, and Snyder’s-Lance may pay, dividends on the outstanding shares of common stock in the manner and upon the terms and conditions provided by law and Snyder’s-Lance’s articles. Dividends payable to the holders of Snyder’s- Lance common stock may be subject to the satisfaction of dividend rights of holders of Snyder’s-Lance preferred stock, if any.

The transfer agent and registrar for Snyder’s-Lance common stock is Computershare Investor Services, LLC.

Snyder’s-Lance Preferred Shares

As of January 4, 2016, no shares of Snyder’s-Lance preferred stock were issued or outstanding.

The Snyder’s-Lance board of directors is authorized to create and provide for the issuance of one or more series of preferred stock, par value $1.00 per share, without the approval of Snyder’s-Lance stockholders. The Snyder’s-Lance board of directors is authorized to issue such preferred stock in such series and with such preferences, limitations and relative rights as the board of directors determines from time to time.

Preemptive Rights

Under Snyder’s-Lance’s articles, no holder of shares of any class of Snyder’s-Lance stock shall have any preemptive rights.

Certain Anti-Takeover Provisions

Some provisions of North Carolina law, Snyder’s-Lance’s restated articles of incorporation and Snyder’s-Lance’s amended and restated bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of Snyder’s-Lance by means of a tender offer, proxy contest or otherwise, as well as removal of Snyder’s-Lance’s incumbent directors. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Board of Directors

The amended and restated bylaws provide that the number of directors will not be less than seven nor more than 13, with the exact number to be fixed by the board of directors from time to time. The directors elected by the holders of common stock are divided into three classes. Each class of directors is as nearly equal in number as possible. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. In addition, if the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In the event of the death, resignation, retirement, removal or disqualification of a director during the director’s elected term, the successor will be elected to serve only until the next annual meeting of stockholders. The by-laws also provide that directors may be removed from office with or without cause only by a vote of at least 75% of the shares entitled to vote at an election of directors. Such provisions of the amended and restated bylaws, with respect to the composition of the board and the removal of directors, may not be amended except by a vote of at least 75% of the shares entitled to vote.

Special Meetings of Stockholders

Under the North Carolina Business Corporation Act, which is referred to in this joint proxy statement/prospectus as the NCBCA, and Snyder’s-Lance’s amended and restated bylaws, Snyder’s-Lance’s stockholders may take action by written unanimous consent of holders of all of shares entitled to vote on such matter. Otherwise, stockholders are only able to take action at an annual or special meeting called in accordance with the amended and restated bylaws. Pursuant to Snyder’s-Lance’s restated articles of incorporation and Snyder’s-Lance’s amended and restated bylaws, a special meeting of the Snyder’s-Lance stockholders may only be called by the president or the board of directors. Special meetings of the stockholders may not be called by stockholders.

Potential Issuances of Snyder’s-Lance Preferred Shares

Snyder’s-Lance’s articles authorize the board of directors authorized to create and provide for the issuance of one or more series of preferred stock, par value $1.00 per share, in such series and with such preferences, limitations and relative rights as the board of directors determines from time to time. The authorized shares of Snyder’s-Lance will be available for issuance without further action by Snyder’s-Lance stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Snyder’s-Lance’s securities may be listed or traded. If the approval of Snyder’s-Lance stockholders is not so required, the Snyder’s-Lance board does not intend to seek stockholder approval.

Advance Notice Provisions for Stockholder Nominations and Share Proposals at Annual Meetings

Snyder’s-Lance’s amended and restated bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before annual meetings of stockholders of Snyder’s-Lance.

These procedures provide that notice of such stockholder proposals must be delivered to Snyder’s-Lance’s secretary at the principal executive offices at least 75 days, but no more than 105 days, before the first anniversary of the date of the preceding annual stockholders meeting; provided, however, that in the event the annual meeting is not held within 30 days before or after such anniversary date, such notice by the stockholder must be delivered at least 75 days, but no more than 105 days, before the date of such advanced or delayed annual stockholders meeting, provided Snyder’s-Lance has informed the stockholders of any such change in the date of the annual stockholders meeting in a Form 10-Q or Form 8-K filed with the SEC. A stockholder’s notice to the corporate secretary must be in proper written form and must set forth certain information required by Snyder’s-Lance’s amended and restated bylaws. Such a notice would be accompanied by information about the nominee or business, and the proposing stockholder.

By requiring advance notice of nominations by stockholders and other stockholder proposals, Snyder’s-Lance’s stockholder notice procedure provides Snyder’s-Lance with adequate notice and time to respond to any proposal made by a stockholder and enhance the Snyder’s-Lance board of directors’ ability to advise stockholders regarding the nominee or proposal, as well as potential sources of conflict between the proponent and other stockholders.

Although Snyder’s-Lance’s amended and restated bylaws do not give the Snyder’s-Lance board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Snyder’s-Lance and its stockholders.

Potential Issuances of Rights to Purchase Securities

Snyder’s-Lance does not currently have a stockholder rights plan, although the Snyder’s-Lance board of directors retains the right to adopt a stockholder rights plan at a future date.

Special Voting Requirements

Snyder’s-Lance’s articles require the affirmative vote of the holders of at least 75% of the outstanding shares of Snyder’s-Lance to approve (i) a merger or consolidation of Snyder’s-Lance, (ii) the sale, lease or exchange of all or substantially all of the property or assets of Snyder’s-Lance and (iii) dissolution of Snyder’s-Lance. This 75% voting requirement does not apply if the approval of the stockholders for any of the above corporate actions is not required under the NCBCA.

Provisions Relating to Amendments to Snyder’s-Lance’s By-laws

Snyder’s-Lance’s articles provide that, except as provided in the NCBCA, the board of directors of Snyder’s-Lance has the power, without the assent of the stockholders, to make, alter, amend or rescind the amended and restated bylaws. Snyder’s-Lance’s amended and restated bylaws provide that, except with respect to provisions relating to the composition of the board of directors and the removal of directors, which may only be amended by vote of 75% of the outstanding shares of the corporation entitled to vote (see “Description of Snyder’s-Lance Capital Stock—Certain Anti-Takeover Provisions—Board of Directors”), Snyder’s-Lance’s by-laws may be amended by the affirmative vote of a majority of the board of directors.

North Carolina Anti-Takeover Statutes

As permitted under the NCBCA, Snyder’s-Lance’s amended and restated bylaws provide that Snyder’s-Lance is not subject to the provisions of Article 9 of Chapter 55 of the NCBCA, The North Carolina Shareholder Protection Act, and Article 9A of Chapter 55 of the NCBCA, The North Carolina Control Share Acquisition Act, which are statutes that may have had the effect of delaying, deterring or preventing a change in control transaction.

COMPARISON OF STOCKHOLDER RIGHTS

Snyder’s-Lance is organized under the laws of the State of North Carolina while Diamond is organized under the laws of the State of Delaware. Differences, therefore, in the rights of holders of capital stock in Snyder’s-Lance and Diamond arise from the differences in their respective articles of incorporation and bylaws, each as amended or restated to date, as well as differences under state law. Upon completion of the proposed merger, holders of Diamond’s capital stock will become holders of Snyder’s-Lance’s capital stock and their rights will be governed by North Carolina law and Snyder- Lance’s articles of incorporation and bylaws.

The following discussion summarizes the material differences between the rights of Snyder’s-Lance stockholders and Diamond stockholders. This section does not include a complete description of all the differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. The discussion in this section of the rights of Snyder’s-Lance stockholders is based on the Snyder’s-Lance articles of incorporation and bylaws, as amended and/or restated, to be in effect as of the effective time of the proposed merger. All Diamond stockholders are urged to read carefully the relevant provisions of North Carolina law as well as the articles of incorporation and bylaws of Snyder’s-Lance.

	Rights of Snyder’s-Lance Stockholders	Rights of Diamond Stockholders

Authorized Capital Stock

Snyder’s-Lance’s restated articles of incorporation authorize the issuance of (i) 110,000,000 shares of common stock with a par value of $0.83-1/3 per share and (ii) 5,000,000 shares of preferred stock with a par value of $1 per share. The Snyder’s-Lance board of directors has the authority to fix all of the preferences, limitations and relative rights of any series of preferred stock.

Diamond’s amended and restated certificate of incorporation authorize the issuance of (i) 100,000,000 shares of common stock with a par value of $0.001 per share and (ii) 5,000,000 shares of preferred stock with a par value of $0.001 per share. The Diamond board of directors has the authority to fix the designation, powers, preferences and rights of the remaining authorized preferred stock subject to any limitations prescribed by Delaware law.

Outstanding Capital Stock	As of January 4, 2016, Snyder’s-Lance had (i) 70,968,054 shares of common stock issued and outstanding and (ii) no shares of preferred stock issued or outstanding.

As of January 4, 2016, Diamond had (i) 32,127,205 shares of common stock issued, of which 31,553,527 shares of common stock were outstanding and 573,678 were treasury stock and (ii) no shares of preferred stock issued or outstanding.

Voting Rights

Under Snyder’s-Lance’s bylaws, Snyder’s-Lance stockholders are entitled to one vote for each share of Snyder’s-Lance common stock on all matters submitted to a vote of stockholders. Snyder’s-Lance stockholders are not entitled to cumulative voting rights.

Under Delaware law, Diamond’s amended and restated certificate of incorporation and Diamond’s amended and restated bylaws, each holder of Diamond common stock is entitled to one vote for each share of Diamond common stock held on all matters submitted to a vote of stockholders, except, unless otherwise required by applicable law, that holders of Diamond

	Rights of Snyder’s-Lance Stockholders	Rights of Diamond Stockholders

common stock are not entitled to vote on amendments to Diamond’s amended and restated certificate of incorporation regarding certain matters in respect to preferred stock. Diamond stockholders are not entitled to cumulative voting rights.

Dividends	The Snyder’s-Lance board of directors may declare dividends on outstanding shares of Snyder’s-Lance common stock in the manner and upon the terms and conditions provided by law.

The Diamond board of directors may declare dividends on outstanding shares of Diamond common stock in the manner and upon the terms and conditions provided by law and Diamond’s amended and restated certificate of incorporation.

Annual Meetings of Stockholders

Snyder’s-Lance’s bylaws provide that an annual meeting of stockholders shall be held each year at such date and time as designated by the board of directors of Snyder’s-Lance for the purpose of electing directors and transacting other business.

Diamond’s amended and restated bylaws provide that an annual meeting of stockholders shall be held each year at such date and time as designated by the board of directors of Diamond for the purpose of electing directors and transacting other business.

Special Meetings of Stockholders	Snyder’s-Lance’s bylaws provide that special meetings of the stockholders may be called at any time by the president or by the board of directors. Stockholders may not call a special meeting.

Diamond’s amended and restated bylaws provide that special stockholder meetings (a) may be called at any time by the board of directors and (b) shall be called upon the request of the chairperson of the board of directors, the chief executive officer, the president, or by a majority of the members of the board of directors. Special meetings may not be called by any other person or persons.

Notice of Stockholder Meetings	Snyder’s-Lance’s bylaws provide that written notice of the annual and special meetings will be delivered not less than 10 nor more than 60 days before the meeting date.	Diamond’s amended and restated bylaws provide that notice of all stockholder meetings shall be given not less than ten nor more than sixty days before the meeting date.
Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	Snyder’s-Lance’s bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors and other matters. These

Diamond’s amended and restated bylaws provide that only business properly brought before annual or special stockholder meetings will be considered at such meetings. In order to be considered as proper,

	Rights of Snyder’s-Lance Stockholders	Rights of Diamond Stockholders

procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors or other matters must be delivered to Snyder’s-Lance’s secretary at Snyder’s-Lance’s principal executive offices at least 75 days, but no more than 105 days, before the first anniversary of the date of the preceding annual stockholder meeting; provided, however, that in the event the annual meeting is not held within 30 days before or after such anniversary date, such notice by the stockholder must be delivered at least 75 days, but no more than 105 days, before the date of such advanced or delayed annual stockholder meeting, provided that Snyder’s-Lance has informed the stockholders of any such change in the date of the annual stockholder meeting in a Form 10-Q or Form 8-K filed with the SEC.

the proposal must be delivered to Diamond’s secretary at Diamond’s principal executive offices at least 75 days, but no more than 105 days, before the first anniversary of the date of the preceding annual stockholder meeting; provided, however, that in the event the annual stockholder meeting is held more than 30 days before or more than 60 days after such anniversary date, such notice by the stockholder must be delivered (i) at least 75 days, but no more than 105 days, before the date of such advanced or delayed annual stockholder meeting or (ii) no more than ten business days after the first public announcement of such advanced or delayed annual stockholder meeting was made by Diamond.

Stockholder Action by Written Consent	North Carolina law and Snyder’s-Lance’s bylaws provide that stockholder action may be taken without a meeting by unanimous written consent of Snyder’s-Lance’s stockholders.	Diamond’s amended and restated certificate of incorporation provides that stockholder action may not be taken by written consent, but only at annual or special meetings of the stockholders.
Number of Directors

Snyder’s-Lance’s bylaws provide that the number of directors shall not be less than 7 nor more than 13, with the exact number to be fixed by the board of directors from time to time. If the number of authorized directors is increased by the board of directors, the vacancies resulting from such increase shall be filled by the stockholders. Any such vacancy or vacancies not filled by the stockholders may be filled by the board of directors.

Diamond’s amended and restated bylaws provide that the board of directors shall consist of one or more members, with the exact number to be fixed by resolution of the board of directors from time to time. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Classification	Snyder’s-Lance’s bylaws provide that its directors shall be divided into three classes (as nearly equal	Diamond’s amended and restated certificate of incorporation and amended and restated bylaws

	Rights of Snyder’s-Lance Stockholders	Rights of Diamond Stockholders
	in number as possible) to serve for three year terms.	provide that its directors shall be divided into three classes (as nearly equal in number as possible) to serve for three year terms.
Election of Directors

Snyder’s-Lance’s bylaws provide that the election of directors shall occur at the annual meeting of stockholders (except upon the occurrence of a vacancy on the board of directors) and that directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.

Diamond’s amended and restated bylaws provide that a nominated director shall be elected to the Diamond board of directors if the votes cast for such nominee’s election exceed the number of votes cast against such nominee’s election, except in cases where a Diamond stockholder has validly nominated a person for election to the board of directors in which case the directors shall be elected by a plurality of the votes cast at the stockholder meeting. Stockholders are not permitted to vote against a nominee in cases where directors are elected by a plurality of the votes cast.

Vacancies on the Board of Directors

Snyder’s-Lance’s bylaws provide that vacancies on the board of directors may be filled by a majority of the remaining directors or, as the case may be, by the sole remaining director. Any vacancy not filled by the directors may be filled at any time through an election by the stockholders.

Subject to any rights of preferred stockholders, if any, Diamond’s amended and restated certificate of incorporation and amended and restated bylaws exclusively authorize the board of directors to fill vacant directorships by affirmative vote of the majority of the remaining directors then in office or by the sole remaining director.

Removal of Directors

Snyder’s-Lance’s bylaws provide for the removal of directors, with or without cause, by a vote of the stockholders holding at least 75% of the shares entitled to vote at an election of directors. In the event of the removal of a director, a new director may be elected at the same meeting.

Diamond’s amended and restated bylaws provide that, subject to any rights of holders of Diamond preferred stock, if any, directors may not be removed except for cause by the affirmative vote of the holders of a majority of the voting power of Diamond with respect to the election of directors. The removal of Diamond directors is otherwise governed in accordance with Delaware law.

Limitation on Liability of Directors	Under North Carolina law, a corporation may limit or eliminate a director’s monetary liability in its articles of incorporation subject to three relevant exceptions: (i) for	Delaware law provides that a corporation may, in its certificate of incorporation, eliminate the liability of a director to the corporation for money damages arising out of a

	Rights of Snyder’s-Lance Stockholders	Rights of Diamond Stockholders

the unlawful payment of dividends; (ii) for a transaction from which the director derived an improper personal benefit; and (iii) for acts or omissions that the director at the time of his alleged breach of duty knew or believed were clearly in conflict with the best interest of the corporation.
Snyder’s-Lance’s restated articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of Snyder’s-Lance shall have any personal liability arising out of any action whether by or in the right of Snyder’s- Lance or otherwise for monetary damages for breach of his or her duty as a director.

breach of such person’s fiduciary duty as a director, except for liability arising from (i) breach of the duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, (iii) the improper payment of a dividend or repurchase or redemption of stock, or (iv) any transaction from which the director derived an improper personal benefit.
Diamond’s amended and restated certificate of incorporation includes a provision that eliminates or limits, as the case may be, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his or her fiduciary duty as a director.

Indemnification of Directors and Officers

Snyder’s-Lance’s bylaws require Snyder’s-Lance to indemnify its directors to the fullest extent permitted by law.
Under North Carolina law, a corporation is permitted to indemnify a director, officer, employee or agent against liability incurred in a proceeding to which the individual was made a party because of the fact that such person was a director, officer, employee or agent of the corporation if such person (i) conducted itself in good faith, (ii) reasonably believed (a) that any action taken in such person’s official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases such person’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. However, a corporation may not indemnify

Diamond’s amended and restated bylaws provide that any director or officer of Diamond who is made, or who is threatened to be made, a party to any proceeding as a result of the fact that such person is or was a director or officer of Diamond or, by Diamond’s request, a director or officer of another corporation or enterprise, shall be indemnified and held harmless by Diamond against all expenses, liability and loss to the fullest extent permitted under Delaware law, provided that such person (i) acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of Diamond, and (ii), with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Diamond is, subject to certain limited exceptions, required to advance expenses, as incurred, to its directors and officers in connection with legal proceedings to the fullest extent permitted by

	Rights of Snyder’s-Lance Stockholders	Rights of Diamond Stockholders

such individual in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit in which a director was adjudged liable (whether or not involving action in its official capacity) on the basis of having received an improper personal benefit. North Carolina law permits a corporation in its articles of incorporation or bylaws or by contract or resolution to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses in any proceeding (including derivative suits) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.
North Carolina law permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in such capacities.

Delaware law. Delaware law permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in such capacities.
Amendments to Articles of Incorporation

Under North Carolina law, the board of directors must submit a proposed amendment to the articles of incorporation, as well as the board of directors’ recommendation that the stockholders approve the amendment, to the stockholders for their approval. Provided a quorum is present, the proposed amendment will be approved if a majority of the votes cast are in favor of the proposed amendment, unless the articles of incorporation, a bylaw adopted by the

Delaware law permits the adoption of amendments to certificates of incorporation if those amendments are approved at a meeting held for that purpose by stockholders holding a majority of the voting power of the corporation, unless the certificate of incorporation specifies a greater proportion. Diamond’s amended and restated certificate of incorporation does not specify a voting power proportion different than that specified by Delaware law in connection with the approval of amendments to

	Rights of Snyder’s-Lance Stockholders	Rights of Diamond Stockholders

stockholders, or North Carolina law requires a greater number of affirmative votes. North Carolina law provides for certain limited circumstances where the board of directors may amend the articles of incorporation without stockholder approval.
Snyder’s-Lance’s restated articles of incorporation and bylaws are silent with respect to amendments to the restated articles of incorporation and therefore the general requirements under North Carolina law control with respect to amendments to Snyder’s-Lance’s restated articles of incorporation.

Diamond’s certificate of incorporation and therefore the general requirements under Delaware law control with respect to amendments to Diamond’s amended restated certificate of incorporation.

Amendments to Bylaws

Snyder’s-Lance’s restated articles of incorporation provide that the board of directors may amend Snyder’s-Lance’s bylaws without the assent or vote of the stockholders except as provided by North Carolina law.
Snyder’s-Lance’s bylaws provide that Section 3.2 (relating to the number, term and qualifications of directors) and Section 3.5 (relating to the removal of directors) may not be amended except by a vote of 75% of the stock of Snyder’s- Lance entitled to vote. The terms of these sections are summarized in this table next to the captions “Number of Directors,” “Classifications” and “Removal of Directors.”

Diamond’s amended and restated bylaws provide that Diamond stockholders holding a majority of the outstanding stock entitled to vote at an election of directors shall have the power to adopt, amend or repeal Diamond’s amended and restated bylaws. Further, the amended and restated bylaws of Diamond provide that to the extent provided for by Diamond’s certificate of incorporation, the board of directors of Diamond also has the power to adopt, amend or repeal the bylaws of the corporation.
Pursuant to the amended and restated certificate of incorporation the Diamond board of directors can adopt, amend or repeal the bylaws of the corporation.

Certain Business Combinations

Under North Carolina law, a sale of all or substantially all of a corporation’s assets or a merger of Snyder’s-Lance requires the affirmative vote of a majority of the board of directors and, with certain exceptions, (i) in the case of a sale of all or substantially all of the corporation’s assets, the affirmative vote of a majority of

The Delaware General Corporation Law requires the approval of mergers, consolidations and dispositions of all or substantially all of a corporation’s assets by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a greater proportion. Diamond’s certificate of incorporation does not specify a

Rights of Snyder’s-Lance Stockholders		Rights of Diamond Stockholders

the outstanding shares entitled to vote, and (ii) in the case of a merger, that the merger be approved separately by each voting group entitled to vote on the merger by a majority of all shares entitled to vote in such voting group.
Under North Carolina law, unless otherwise provided in the corporation’s articles of incorporation, approval of the stockholders of a surviving corporation in a merger is not required if:

voting power proportion different than that specified by Delaware law in connection with the approval of these transactions.
•	the plan of merger does not amend in any respect the articles of incorporation of the surviving corporation;
•	the shares outstanding immediately before the effectiveness of the merger are not changed by the merger; and either:
•	no shares of the surviving corporation are to be issued or delivered pursuant to the plan of merger; or both:
•

the number of shares of voting stock outstanding immediately after the merger, plus the number of shares of voting stock issuable as a result of the merger will not exceed by more than 20% the total number of shares of voting stock of the surviving corporation outstanding immediately before the merger; and

•

the number of shares of participating stock outstanding immediately after the merger, plus the number of shares of participating stock issuable as a result of the merger will not exceed by more than 20% the total number of shares of participating stock of the surviving corporation

	Rights of Snyder’s-Lance Stockholders	Rights of Diamond Stockholders

outstanding immediately before the merger.

Snyder’s-Lance’s restated articles of incorporation require that except for in cases where no stockholder approval is required under the North Carolina Business Corporation Act, the affirmative vote of at least 75% of Snyder’s-Lance’s outstanding shares must approve (i) a merger or consolidation of Snyder’s-Lance, (ii) the sale, lease or exchange of all or substantially all of the property or assets of Snyder’s-Lance or (iii) the dissolution of Snyder’s-Lance.

Dissenters’ Rights	Snyder’s-Lance’s stockholders do not have dissenters’ rights under North Carolina law because Snyder’s-Lance is a publicly traded company.

As the compensation received by holders of Diamond common stock in connection with the proposed merger is a combination of cash and Snyder’s-Lance common stock, holders of Diamond common stock are under Delaware law entitled to an appraisal in connection with the proposed merger, provided that such stockholders have not voted in favor of the proposed merger or executed a written consent in favor of the proposed merger. Appraisal rights are only available to (a) stockholders of record, and as such not to beneficial owners of Diamond common stock, and (b) stockholders who remain stockholders from the period commencing on the date each such stockholder makes a demand for appraisal through the effective date of the proposed merger.

Anti-takeover Legislation	As permitted under North Carolina law, Snyder’s-Lance’s bylaws provide that Snyder’s-Lance is not subject to the “anti- takeover” provisions of the North Carolina Business Corporation Act.

Section 203 of the Delaware General Corporation Law (“DGCL”) generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder who beneficially owns 15% or more of a corporation’s

Rights of Snyder’s-Lance Stockholders	Rights of Diamond Stockholders

voting stock, within three years after the person or entity becomes and interested stockholder, unless (a) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (b) upon completion of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender offer); or (c) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a special meeting of the stockholders.
A corporation governed by the DGCL can in its certificate of incorporation opt not to be subject to Section 203 of the DGCL, but Diamond has not chosen to do so. Accordingly, the anti-takeover provision applies to Diamond.

LEGAL MATTERS

Troutman Sanders LLP, Charlotte, North Carolina, will pass upon the validity of the shares of Snyder’s-Lance common stock offered by this joint proxy statement/prospectus.

Fenwick & West LLP, San Francisco, California, will pass upon certain U.S. federal income tax consequences of the merger and subsequent merger for Diamond.

EXPERTS

The consolidated financial statements of Snyder’s-Lance as of January 3, 2015 and for the year ended January 3, 2015 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of January 3, 2015 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended January 3, 2015 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Baptista’s Bakery, Inc. and Late July Snacks, LLC businesses the registrant acquired during 2014, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Snyder’s-Lance and subsidiaries as of December 28, 2013, and for each of the years in the two-year period ended December 28, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Diamond incorporated in this joint proxy statement/prospectus by reference to the Diamond Annual Report on Form 10-K for the year ended July 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

Snyder’s-Lance

Snyder’s-Lance will hold an annual meeting in 2016 regardless of whether the proposed merger has been completed.

Any stockholder proposals intended to be presented at Snyder’s-Lance’s 2016 annual meeting of stockholders and considered for inclusion in Snyder’s-Lance’s proxy materials must have been received by December 3, 2015 and must have complied with the procedures of Rule 14a-8 under the Exchange Act. Stockholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of Snyder’s-Lance’s 2016 annual meeting is more than 30 days from May 6, 2016, Snyder’s-Lance will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any stockholder proposals, including those proposals seeking to nominate directors, that are intended to be presented at Snyder-Lance’s annual meeting of stockholders in 2016 but are not included in Snyder’s-Lance’s proxy materials must comply with the advance notice provision in Section 2.2 of Snyder’s-Lance’s bylaws. If Snyder’s-Lance calls the 2016 annual meeting of stockholders for a date before April 6, 2016 or after June 5, 2016, Snyder’s-Lance must have received notice of the proposal not later than on the 75th day before such date and not earlier than on the 105th day before such date, provided that Snyder’s-Lance shall have informed of such change in date of the 2016 annual stockholders meeting in a Form 10-Q or a Form 8-K filed by Snyder’s-Lance with the SEC. If notice is not received by Snyder’s-Lance within the applicable time periods set forth above, the stockholder proposals will be deemed “untimely.”

Snyder’s-Lance’s bylaws require that a written notice, other than a notice to nominate directors, set forth as to each matter the stockholder proposes to bring before the annual meeting : (i) a brief description of the business desired to be brought before the annual meeting and the reasons for bringing such business before the annual meeting, (ii) the name and address, as they appear on Snyder’s-Lance’s books, of each stockholder proposing such business, (iii) the classes and number of shares of stock of Snyder’s-Lance that are owned of record and beneficially by such stockholder and, (iv) any material interest of such stockholder in such business other than the stockholder’s interest as a stockholder of Snyder’s-Lance.

Snyder’s-Lance’s bylaws require that a written notice to nominate directors set forth: (i) the name and address of the stockholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated, (ii) the class and number of shares of stock of Snyder’s-Lance which are owned beneficially and of record by such stockholder and such beneficial owner, and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) all other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Snyder’s-Lance board of directors, and (v) the written consent of each nominee to serve as a director of Snyder’s-Lance if so elected.

Diamond

If the merger agreement and the transactions contemplated thereby are adopted and approved by the requisite vote of the Diamond stockholders and the proposed merger is completed before the annual meeting of stockholders for 2016, Diamond will become a wholly-owned subsidiary of Snyder’s- Lance and, consequently, will not hold an annual meeting of its stockholders in 2016. If the proposed merger is completed prior to the Snyder’s-Lance annual meeting of stockholders for 2016, Diamond stockholders will be entitled to participate, as stockholders of the combined company and may submit proposals pursuant to the Snyder’s-Lance procedures noted above. If the proposed merger is completed after the Snyder’s-Lance 2016 annual meeting of stockholders, Diamond stockholders will be entitled to participate, as stockholders of the combined company, in the Snyder’s-Lance 2017 annual meeting of stockholders.

When, and if, Diamond has an annual stockholders meeting, Diamond will provide notice to its stockholders. Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for Diamond’s 2016 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in Diamond’s proxy materials for the 2016 annual meeting of stockholders, stockholder proposals must be received by Diamond in accordance with its bylaws.

Under the Diamond bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. To nominate a director candidate for possible election at the next annual meeting of stockholders, a stockholder must deliver notice of such nomination to the Diamond Corporate Secretary at Diamond’s principal executive offices no later than the close of business on the 75th day and no earlier than the close of business on the 105th day prior to the anniversary date of the previous year’s annual meeting of stockholders. However, if the next annual meeting of stockholders occurs on a date more than 30 days earlier or more than 60 days later than the anniversary of the prior year’s annual meeting of stockholders, then nominations must be received no earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the Diamond annual meeting or (ii) the 10th day after the date Diamond first publicly announced the date of its annual meeting. Nominations for candidates must also be accompanied by the information required by Section 1.11(a)(ii) of Diamond’s bylaws. A stockholder nominating a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy the rules of the SEC or Nasdaq.

If a stockholder’s nomination is received within the applicable time period and the stockholder has met the criteria above, the Nominating and Governance Committee will evaluate such candidate, along with the other candidates being evaluated by the committee, in accordance with the committee’s charter.

The relevant provisions of the Diamond bylaws regarding stockholder nominations or proposals for other business are available on the Investor Relations section of Diamond’s website at www.diamondfoods.com/investors. You may also contact the Corporate Secretary at Corporate Secretary, 600 Montgomery Street, 13th Floor, San Francisco, California 94111 to request a copy of the Diamond bylaws.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. Stockholders of Snyder’s-Lance and Diamond should rely only on the information contained in this joint proxy statement/prospectus and in the documents that Snyder’s-Lance and Diamond have incorporated by reference into this joint proxy statement/prospectus. Snyder’s-Lance and Diamond have not authorized anyone to provide stockholders of Snyder’s-Lance and Diamond with information that is different from or in addition to the information contained in this document or incorporated by reference into this joint proxy statement/prospectus.

Snyder’s-Lance and Diamond each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Snyder’s-Lance or Diamond at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the Public Reference Room.

The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including Snyder’s-Lance and Diamond, at www.sec.gov. You may also access the Securities and Exchange Commission filings and obtain other information about Snyder’s-Lance and Diamond through the websites maintained by Snyder’s-Lance and Diamond, which are www.snyderslance.com and www.diamondfoods.com, respectively. The information contained in those websites is not incorporated by reference in this joint proxy statement/prospectus.

The following documents, which were filed by Snyder’s-Lance with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

•	Snyder’s-Lance’s Annual Report on Form 10-K for the year ended January 3, 2015, filed with the Securities and Exchange Commission on March 4, 2015;
•

Snyder’s-Lance’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 1, 2015 in connection with the solicitation of proxies for the Snyder’s-Lance 2015 annual meeting of stockholders held on May 6, 2015;

•

Snyder’s-Lance’s Quarterly Reports on Form 10-Q for the quarter ended April 4, 2015, filed with the Securities and Exchange Commission on May 12, 2015, for the quarter ended July 4, 2015, filed with the Securities and Exchange Commission on August 11, 2015 and for the quarter ended October 3, 2015, filed with the Securities and Exchange Commission on November 10, 2015;

•	Snyder’s-Lance’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on May 7, 2015, October 1, 2015, October 28, 2015, December 14, 2015 and December 17, 2015; and
•	The description of Snyder’s-Lance common stock set forth in the Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

The following documents, which were filed by Diamond with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

•

Diamond’s Annual Report on Form 10-K for the year ended July 31, 2015, filed with the Securities and Exchange Commission on October 1, 2015 as amended by a Form 10-K/A, filed with the Securities and Exchange Commission on November 24, 2015;

•	Diamond’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2015, filed with the Securities and Exchange Commission on December 9, 2015;

•	Diamond’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2015; and
•	The description of Diamond common stock set forth in the Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Snyder’s-Lance and Diamond pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or the exhibits related thereto under Item 9.01) after the date of this joint proxy statement/prospectus and before the date of the Snyder’s-Lance and Diamond special meetings are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents.

Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Snyder’s-Lance has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Snyder’s-Lance, and Diamond has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Diamond.

You can also obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five business days before you must make your investment decision.

Snyder’s-Lance, Inc. 13515 Ballantyne Corporate Place Charlotte, North Carolina 28277 Attention: Investor Relations Telephone: (704) 554-1421	Diamond Foods, Inc. 600 Montgomery Street, 13th Floor San Francisco, California 94111 Attention: Investor Relations Telephone: (415) 230-7952

In addition, if you have questions about the proposed merger or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request.

In order for you to receive timely delivery of the documents in advance of the Snyder’s-Lance special meeting, Snyder’s-Lance should receive your request no later than  , 2016.

In order for you to receive timely delivery of the documents in advance of the Diamond special meeting, Diamond should receive your request no later than  , 2016.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of Snyder’s-Lance or Diamond since the date of this joint proxy statement/prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

SNYDER’S-LANCE, INC.,
a North Carolina corporation;

SHARK ACQUISITION SUB I, INC.,
a Delaware corporation,

SHARK ACQUISITION SUB II, LLC,
a Delaware limited liability company, and

DIAMOND FOODS, INC.,
a Delaware corporation

Dated as of October 27, 2015

A-i

A-ii

EXHIBITS

Exhibit A	—	Certain Definitions and Index of Defined Terms
Exhibit B	—	Form of Certificate of Incorporation of First Step Surviving Corporation
Exhibit C	—	Form of Certificate of Formation of the Final Surviving Company
Exhibit D	—	Form of Limited Liability Company Agreement of the Final Surviving Company
Exhibit E-1	—	Form of Company Tax Opinion
Exhibit E-2	—	Form of Parent Representation Letter
Exhibit E-3	—	Form of Company Representation Letter

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF M ERGER AND REORGANIZATION (“Agreement”) is made and entered into as of October 27, 2015 (the “Agreement Date”), by and among Snyder’s-Lance, Inc., a North Carolina corporation (“Parent”), SHARK ACQUISITION SUB I, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), SHARK ACQUISITION SUB II, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub, “Merger Subs”), and DIAMOND FOODS, INC., a Delaware corporation (the “Company” and, collectively, the “Parties”).

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “First Merger”). Upon consummation of the First Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent. Parent, Merger Sub II and the Company intend to effect, following the consummation of the First Merger, the merger of the First Step Surviving Corporation (as defined in Section 1.1(a)) with and into Merger Sub II in accordance with this Agreement and the DGCL and the DLLCA (the “Second Merger” and together or in seriatim with the First Merger, as appropriate, the “Merger”). Upon consummation of the Second Merger, the First Step Surviving Corporation will cease to exist, and Merger Sub II will continue to exist as a wholly-owned Subsidiary of Parent.

B. The board of directors of the Company (the “Board of Directors” or “Company Board”) has (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the Merger (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approved this Agreement and the Merger in accordance with the DGCL and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”).

C. The board of directors of Parent (the “Parent Board”) has (1) approved this Agreement and the Transactions, including the Merger and the issuance of shares of Parent Common Stock and cash in the First Merger, upon the terms and subject to the conditions set forth herein, and (2) adopted a resolution directing that the approval of the issuance of Parent Common Stock in the First Merger be submitted to the Parent Stockholders for consideration and recommending that all of the Parent Stockholders approve the issuance of Parent Common Stock in the First Merger.

D. The board of directors of Merger Sub and the board of managers of Merger Sub II have declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and Merger Sub II, respectively, and the stockholder of Merger Sub and the member(s) of Merger Sub II, respectively, have approved this Agreement and the Merger in accordance with the DGCL and the DLLCA, respectively.

E. Parent, Merger Subs and the Company intend that the First Merger and the Second Merger will together qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

F. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the “Company Stockholder Voting Agreements”).

G. In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the “Parent Stockholder Voting Agreements”).

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1
DESCRIPTION OF TRANSACTION

Section 1.1 The Mergers.

(a) Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the First Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”).

(b) Merger of the First Step Surviving Corporation into Merger Sub II. Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time (as defined in Section 1.3), the First Step Surviving Corporation shall be merged with and into Merger Sub II. By virtue of the Second Merger, at the Second Effective Time, the separate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving limited liability company in the Second Merger (the “Final Surviving Company”) (it being understood that references to “Merger Sub II” shall be deemed to be references to the “Final Surviving Company” to the extent such references relate to the period after the Second Effective Time).

Section 1.2 Effects of the Mergers. Each of the First Merger and Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

Section 1.3 Closing; Effective Time. The consummation of the First Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, 555 California Street, San Francisco, California 94104, on a date to be agreed by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 5 (other than the conditions set forth in Section 5.2(d) and Section 5.3(d), which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger that the Parties shall agree satisfies the applicable requirements of the DGCL (the “First Certificate of Merger”) shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The First Merger shall become effective at the time of the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company and specified in the First Certificate of Merger (the time as of which the First Merger becomes effective being referred to as the “Effective Time”). Promptly following the Effective Time, but in no event later than two Business Days thereafter, a certificate of merger that the Parties shall agree satisfies the applicable requirements of the DGCL and the DLLCA (the “Second Certificate of Merger”) shall be duly executed by Merger Sub II and filed with the Office of the Secretary of State of the State of Delaware. The Second Merger shall become effective at the time of the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware (the “Second Effective Time”).

Section 1.4 Governing Documents; Directors, Members and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated immediately after the Effective Time to read in the form of Exhibit B;

(b) the Bylaws of the First Step Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time;

(c) the directors and officers of the First Step Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time;

(d) the certificate of formation of the Final Surviving Company shall be amended and restated immediately after the Second Effective Time to read in the form of Exhibit C;

(e) the limited liability company agreement of the Final Surviving Company shall be amended and restated as of the Second Effective Time to read in the form of Exhibit D; and

(f) the board of managers of the Final Surviving Company immediately after the Second Effective Time shall be the respective individuals who are the members of the board of managers of Merger Sub II immediately prior to the Second Effective Time.

Section 1.5 Conversion of Company Common Stock; Restricted Stock, Options and RSUs.

(a) At the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub, the Company or any equityholder of the Company:

(i) Treasury Shares. All shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment of any property or consideration, and shall cease to exist;

(ii) Company Common Stock Held by Parent, Merger Subs or any Subsidiaries of Parent. Any shares of Company Common Stock held by Parent, Merger Subs or any other Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment of any property or consideration, and shall cease to exist;

(iii) Company Common Stock. Except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b) and Section 1.5(c), each share of Company Common Stock, excluding Company Restricted Stock, that is outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and automatically converted into the right to receive (A) an amount in cash, without interest, equal to $12.50 (the “Per Share Cash Consideration”) and (B) 0.775 of a share of Parent Common Stock (the “Per Share Stock Consideration” and together with the Per Share Cash Consideration, the “Merger Consideration”). Shares of Company Restricted Stock shall be cancelled and automatically converted into the right to receive the Merger Consideration; provided, however, that such Merger Consideration shall be unvested and subject to the same repurchase option, risk of forfeiture or other condition that the Company Restricted Stock was subject to immediately prior to the Effective Time, taking into account the transactions that are the subject of this Agreement. Notwithstanding the foregoing, each share of Company Restricted Stock held by a non-employee director of the Company that is outstanding as of immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive the Merger Consideration.

(iv) Company Options. Each Company Option (whether vested or unvested) shall be assumed by Parent and shall become an option to acquire Parent Common Stock, on the same terms and conditions as were applicable under the applicable Company Equity Plan and Company Option agreement in effect immediately prior to the Effective Time, taking into account the transactions that are the subject of this Agreement, as follows:

(1) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and

(2) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company

Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

Any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option, in each case except to the extent otherwise provided in any Company Equity Plan, the Company Change in Control Plan, or any stock option or other agreement between the holder of a Company Option and the Company and taking into account the transactions that are the subject of this Agreement. Within five Business Days following the Effective Time, Parent shall deliver to any holder of a Company Option an appropriate notice setting forth such former participants’ rights with respect to the Company Options assumed by Parent, as provided in this Section 1.5(a)(iv). Notwithstanding the foregoing, any Company Option held by a non-employee director of the Company that is outstanding as of immediately prior to the Effective Time shall not be assumed by Parent and shall instead be cancelled in exchange for a payment by Parent of (x) an amount in cash equal to the product of (1) the aggregate number of shares of Company Common Stock subject to such Company Option multiplied by (2) the excess, if any, of the Per Share Cash Consideration over the product of (I) the applicable per share exercise price under such Company Option multiplied by (II) the Cash Consideration Percentage, and (y) a number of shares of Parent Common Stock equal to the quotient of (1) the product of (I) the aggregate number of shares of Company Common Stock subject to such Company Option multiplied by (II) the excess, if any, of the Per Share Stock Consideration Value over the product of (A) the applicable per share exercise price under such Company Option multiplied by (B) the Stock Consideration Percentage divided by (2) the Parent Stock Transaction Value.

(v) Company RSUs. Each Company RSU that is unexpired, unsettled and outstanding as of the Effective Time shall be assumed by Parent and shall become a RSU to receive, on the same terms and conditions as were applicable under the applicable Company Equity Plan and Company RSU agreement in effect immediately prior to the Effective Time, a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that were subject to such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock. Any restriction on the settlement of any Company RSU assumed by Parent shall continue in full force and effect and the term, settlement terms, vesting schedule and other provisions of such Company RSU shall otherwise remain unchanged as a result of the assumption and conversion of such Company RSU, in each case except to the extent otherwise provided in any Company Equity Plan, the Company Change in Control Plan, or any RSU or other agreement between the holder of a Company RSU and the Company and taking into account the transactions that are the subject of this Agreement. Within five Business Days following the Effective Time, Parent shall deliver to any holder of a Company RSU an appropriate notice setting forth such former participants’ rights with respect to the Company RSUs assumed by Parent, as provided in this Section 1.5(a)(v). Notwithstanding the foregoing, any Company RSU held by a non-employee director of the Company that is outstanding as of immediately prior to the Effective Time shall not be assumed by Parent and shall instead be cancelled and automatically converted into the right to receive the Merger Consideration for each share of Company Common Stock that is subject to the Company RSU.

(vi) Company Performance RSUs. (A) Each 2015 Company Performance RSU that is unexpired, unsettled and outstanding as of the Effective Time shall be assumed by Parent and shall become a RSU to receive, on the same terms and conditions as were applicable under the applicable Company Equity Plan and 2015 Company Performance RSU agreement in effect immediately prior to the Effective Time, a number of shares of Parent Common Stock equal to (1) the number of shares of Company Common Stock equal to the Target Number of Award Units as set forth in each Notice of Grant of Award and Award Agreement pursuant to which Company Performance RSUs were granted multiplied by (2) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; provided, however, that any performance metric, terms or conditions that applied to such Company Performance RSU shall be deemed satisfied as of immediately prior to the Effective Time and such Company Performance RSU shall vest and become payable by Parent on the date upon which the applicable Company Common Stock subject to the Company Performance RSUs would have vested under the time-based vesting terms set forth in the Performance-Based Restricted Stock Unit Award Agreement governing such Company Performance RSU, it being understood that pursuant to this provision, a portion of such Company Performance RSUs would be deemed immediately vested upon the Effective Time correlating to the portion of the Measurement Period (as defined in the Company Performance RSU) completed as of the Effective Time. Except as set forth in the immediately preceding sentence, any restriction on the settlement of any 2015 Company Performance RSU assumed by Parent shall continue in full force and effect and the term, settlement terms, vesting schedule and other provisions of such 2015 Company Performance RSU shall otherwise remain unchanged as a result of the assumption and conversion of such Company Performance RSU, in each case except to the extent otherwise provided in any Company Equity Plan, the Company Change in Control Plan, or any Performance RSU or other agreement between the holder of a Company Performance RSU and the Company and taking into account the transactions that are the subject of this Agreement. Within five Business Days following the Effective Time, Parent shall deliver to any holder of a 2015 Company Performance RSUs an appropriate notice setting forth such former participants’ rights with respect to the 2015 Company Performance RSUs assumed by Parent, as provided in this Section 1.5(a)(vi).

(B) Each 2014 Company Performance RSU that is unexpired, unsettled and outstanding as of the Effective Time shall be, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such 2014 Company Performance RSU or any other Person, cancelled and automatically converted into the right to receive the product of (1) the Merger Consideration multiplied by (2) the number of shares of Company Common Stock equal to the Target Number of Award Units as set forth in each Notice of Grant of Award and Award Agreement pursuant to which Company Performance RSUs were granted.

(vii) Merger Sub. Each share of the Common Stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the First Step Surviving Corporation.

(b) If, during the period from the Agreement Date through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company or Parent during such period, or a record date with respect to any such event shall occur during such period, then the components of the Merger Consideration, the Exchange Ratio and the other terms hereof shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such event.

(c) No fractional shares of Parent Common Stock or options, RSUs or other equity awards for a fractional share of Parent Common Stock shall be issued in connection with the First Merger, and no certificates, scrips or equity awards for any such fractional shares shall be issued. Any holder of Company Common Stock or Company Restricted Stock who would otherwise be entitled to receive, or entitled to a right to receive, a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Common Stock or Company Restricted Stock be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Stock Consideration Value.

Section 1.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Common Stock, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 1.8(g). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the opportunity to direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, (unless required by Law) the Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or agree to do any of the foregoing. Any portion of the aggregate Merger Consideration made available to the Exchange Agent (as defined in Section 1.8) to pay for Company Common Stock that have become Dissenting Shares shall be returned to Parent upon demand.

Section 1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist in exchange for the consideration issued pursuant to Section 1.5, and all holders of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders except as provided for in Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.8) or to the First Step Surviving Corporation, Final Surviving Company or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

Section 1.8 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall cause Computershare Trust Company, N.A. (“Computershare”) (or, if Computershare is not serving in this role, Parent shall select a reputable bank or trust company reasonably acceptable to the Company) to act as exchange agent in the Merger (the “Exchange Agent”). As promptly as practicable after the Effective Time (and no later than one Business Day after the Effective Time), Parent shall make available or deposit with the Exchange Agent: (i) shares of non-certificated Parent Common Stock represented by book-entry shares or certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make all payments pursuant to Section 1.5. The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) As promptly as practicable after the Effective Time, the First Step Surviving Corporation, Final Surviving Company or Parent shall cause the Exchange Agent to mail to each holder of record of a Company Stock Certificate or shares of non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”), in each case, which shares of

Company Common Stock were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement:

(i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Company Stock Certificates or transfer of the Book-Entry Shares, as the case may be, to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Parent, the Company and the Exchange Agent shall reasonably agree; and

(ii) instructions for use in effecting the surrender of the Company Stock Certificates or transfer of Book-Entry Shares in exchange for payment of the Merger Consideration.

(c) Upon the surrender of Company Stock Certificates or transfer of Book-Entry Shares for cancellation to the Exchange Agent, and upon delivery of a letter of transmittal, duly executed and in proper form in accordance with the instructions thereto, with respect to such Company Stock Certificates or an agent’s message in the case of a book entry transfer of Book-Entry Shares, the holder of such Company Stock Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each share of Company Common Stock formerly represented by such Company Stock Certificates and for each Book-Entry Share and any cash in lieu of fractional shares pursuant to Section 1.5(c) and any cash in respect to any dividend or distribution pursuant to Section 1.8(e). Any Company Stock Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Company Stock Certificate is registered, it shall be a condition precedent of payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Company Stock Certificate so surrendered and shall have established to the satisfaction of the First Step Surviving Corporation or Final Surviving Company that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Company Stock Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement.

(d) If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 1.8(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Company Stock Certificate, the Merger Consideration as set forth in Section 1.5 and any cash in lieu of fractional shares pursuant to Section 1.5(c) and any cash in respect of any dividend or distribution that the holder has the right to receive pursuant to Section 1.8(e).

(e) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Common Stock with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Common Stock in accordance with this Section 1.8. Subject to applicable Law (including applicable abandoned property, escheat or similar Laws), following surrender of any such Company Common Stock, the Exchange Agent shall deliver to the record holders thereof, without interest, (i) a certificate(s) representing whole shares of Parent Common Stock issued in exchange therefor along with payment in cash pursuant to Section 1.5 and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(f) Any portion of the Exchange Fund that remains undistributed to holders of Company Common Stock as of the one year anniversary of the Closing Date shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore surrendered their shares of Company Common Stock in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash and any dividends or distributions with respect to shares of Parent Common Stock.

(g) Each of the Exchange Agent, Parent, the First Step Surviving Corporation and the Final Surviving Company and their designees shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Restricted Stock, Company Options, Company RSUs and Company Performance RSUs such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) Neither Parent nor the Final Surviving Company shall be liable to any holder or former holder of Company Common Stock, Company Restricted Stock, Company Options, Company RSUs and Company Performance RSUs or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official as required by any applicable abandoned property Law, escheat Law or similar Law.

Section 1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368- 2(g) and 1.368-3(a) of the United States Treasury Regulations.

Section 1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Final Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Final Surviving Company with full right, title and possession of and to all rights and property of Merger Subs and the Company, the officers, directors and board of managers of the Final Surviving Company and Parent shall be fully authorized (in the name of Merger Subs, in the name of the Company and otherwise) to take such action.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Documents filed prior to the Agreement Date (to the extent that it is reasonably apparent on its face that any such disclosure should qualify or apply to a section or subsection of this Article 2, and other than disclosures in such Company SEC Documents contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer) or (b) the disclosure schedule delivered by the Company to Parent and Merger Subs prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with the disclosure in any section or subsection of the Company Disclosure Schedule being deemed to qualify or apply to other sections and subsections of this Article 2 to the extent that it is reasonably apparent on its face that such disclosure should qualify or apply to such other sections and subsections), the Company hereby represents and warrants to Parent as follows:

Section 2.1 Corporate Existence.

(a) The Company and each of its Subsidiaries is a corporation or other legal Entity duly organized, validly existing and in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its incorporation or organization. The Company and each of its Subsidiaries has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company’s Certificate of Incorporation, as amended (the “Company Certificate”) and the Company Bylaws, as amended (the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, is in full force and effect, and complete and correct copies of each of the foregoing documents have been made available to Parent prior to the Agreement Date. The Company is not in violation of the Company Certificate or Company Bylaws, and the Company Subsidiaries are not in violation of their respective organizational or governing documents, except where such violation would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary, together with the jurisdiction of organization or formation of each Company Subsidiary. The Company owns all of the capital stock or other direct or indirect ownership interests of its Subsidiaries free of all Liens (other than Permitted Liens).

Section 2.2 Capitalization.

(a) The authorized share capital of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of the close of business on October 23, 2015 (the “Capitalization Date”), there were 31,535,019 shares of Company Common Stock issued and outstanding (including Company Restricted Stock) and no shares of Preferred Stock issued or outstanding.

(b) As of the close of business on the Capitalization Date, the Company has no shares of capital stock reserved for or otherwise subject to issuance, except for (i) 1,317,236 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options, (ii) 513,242 shares of Company Common Stock reserved for issuance pursuant to the vesting of outstanding Company RSUs (excluding Company Performance RSUs) and 246,589 shares of Company Common Stock reserved for issuance pursuant to the vesting of outstanding Company Performance RSUs at target level, and (iii) shares of Company Common Stock reserved for future awards under the Company Equity Plans.

(c) All issued and outstanding shares of Company Common Stock and securities of Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Section 2.2(c) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, an accurate and complete list of each outstanding Company Option, Company RSU, Company Performance RSU and award of Company Restricted Stock and (i) the date of grant, (ii) the portion which is vested of each Company RSU, Company Performance RSU or award of Company Restricted Stock as of the close of business on the Capitalization Date, (iii) the vesting schedule of such Company Option, Company RSU, Company Performance RSU or award of Company Restricted Stock, (iv) the exercise or purchase price thereof, if applicable, and (v) the Company Equity Plan (and the name of any foreign sub-plan) under which each Company Option, Company RSU, Company Performance RSU or Company Restricted Stock, as the case may be, was granted.

(d) Except as set forth in Section 2.2(b) and as permitted by Section 4.1(b), there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, preemptive rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests or (ii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests. Since March 21, 2012, the Company has not declared or paid, and the Company Board has not authorized, any dividend or distribution in respect of any shares of Company Common Stock. From the close of business on the Capitalization Date to the Agreement Date, the Company has not issued any Shares except upon the exercise of Company Options or the settlement of Company RSUs and Company Performance RSUs outstanding as of the close of business on the Capitalization Date.

(e) Each Company Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued and has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock on the date of grant of such Company Option.

(f) Section 2.2(f) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person. No Subsidiary of the Company owns any shares of Company Common Stock.

(g) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(h) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, the Company or any of its Subsidiaries.

Section 2.3 Corporate Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions including the Merger (subject to and assuming the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company Stockholders Meeting (the “Company Stockholder Approval”)). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to adopt or authorize this Agreement or to consummate the Transactions other than, with respect to the Merger, the Company Stockholder Approval, and the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA. This Agreement has been validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

(b) As of the Agreement Date and subject to Section 4.6, the Company Board has (i) (A) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, (B) approved the Merger and the other transactions contemplated hereby, (C) adopted, approved and declared advisable this Agreement, and (D) made the Company Board Recommendation, and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption.

(c) The Company Board has taken all appropriate actions so that, assuming the accuracy of the representations and warranties set forth in Section 3.20, the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement, the Company Stockholder Voting Agreements or the consummation of the Transactions, including the Merger, without any further action on the part of the Company Stockholders or the Company Board. No other “fair price,” “moratorium,” “control share acquisition”, “business combination” or other anti-takeover statute or Law (each, together with Section 203 of the DGCL, a “Takeover Law”) is applicable to the Company or the Transactions. None of the Company or any of its Subsidiaries has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement that is currently in effect.

Section 2.4 Governmental Approvals and Consents; Non-Contravention.

(a) No Consent, order, or license from, notice to or registration, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements, the Parent Stockholder Voting Agreements, or the consummation of the Transactions, except (i) pursuant to Section 1.3, (ii) the filing with the SEC of a Joint Proxy Statement/Prospectus in definitive form relating to the Company Stockholders Meeting and the Form S- 4 Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Form S-4 Registration Statement, and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (iii) for required Consents under any applicable Antitrust Laws, (iv) any filings required under the rules and regulations of NASDAQ and (v) such other Consents, the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions does not and will not (i) violate or conflict with any provision of the Company Certificate or the Company Bylaws, (ii) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien under any Company Material Contract, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to, any Company Material Contracts, or (iii) assuming compliance with the matters described in Section 2.4(a) and Section 4.8, violate, conflict with or result in any breach under any provision of any Law applicable to the Company, except, in the cases of subclauses (ii) and (iii), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain Consent would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect.

Section 2.5 Compliance with Laws; Governmental Authorizations.

(a) The Company and each of its Subsidiaries is and, since July 31, 2013, has been in compliance with the Laws applicable to each of the Company and its Subsidiaries, in each case except to the extent that the failure to comply therewith would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since July 31, 2013, has been in material compliance with all Anti-Corruption Laws. Since July 31, 2013, neither the Company nor any of its Subsidiaries has received any written notices of violation with respect to any Laws applicable to it, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Without limiting the generality of Section 2.5(a), to the Knowledge of the Company, the Company, its Subsidiaries and/or their officers, directors, employees and agents are in compliance with and, since July 31, 2013, have complied in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), as if its foreign payments provisions were fully applicable to the Company, its Subsidiaries and such owners, officers, directors, employees, and agents, and (ii) Anti-Corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company. Since July 31, 2013, to the Knowledge of the Company, the Company, its Subsidiaries and/or their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any laws described in clause (ii).

(c) The Company and its Subsidiaries (i) have instituted policies and procedures designed to ensure compliance with the FCPA and other Anti-Corruption Laws in each jurisdiction in which the Company and its Subsidiaries operate and (ii) have maintained and will maintain such policies and procedures in force.

(d) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and since July 31, 2013, have been, subject to any material, individually or in the aggregate, actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to the FCPA, or any other anti-bribery, anti-corruption or anti-money laundering laws, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and each of its Subsidiaries have all Governmental Authorizations necessary to conduct their respective businesses as presently conducted, except where the failure to have any such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since July 31, 2013, the Company has not received any written notice from any Governmental Authority regarding (i) any actual or possible violation of any Governmental Authorization, or any failure to comply in any respect with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 2.6 SEC Filings.

(a) Since August 1, 2013, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents (including exhibits) required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC since August 1, 2013, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Company Subsidiaries is currently or has, since becoming a Company Subsidiary been, required to file any forms, reports or other documents with the SEC.

(b) As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the Agreement Date, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company.

Section 2.7 NASDAQ Compliance. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 2.8 Financial Statements; Liabilities; Internal Controls.

(a) Each of the consolidated financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act, including the absence of footnotes) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

(b) There are no Liabilities of the Company that would be required by GAAP to be reflected or reserved against on a consolidated audited balance sheet of the Company or disclosed in the footnotes thereto, other than those that (i) are reflected or reserved against on the Company Financial Statements, (ii) have been incurred in the ordinary course of business consistent with past practices, since the date of the most recent balance sheet included in the Company Financial Statements, (iii) are permitted or contemplated by this Agreement (including Liabilities disclosed in the Company Disclosure Schedule), (iv) have been discharged or paid off in full or (v) individually or in the aggregate, do not, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the Agreement Date, to the Company’s auditors and the Audit Committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since August 1, 2013, none of the Company, the Company’s auditors, the Company Board or the audit committee of the Company Board has received any oral or written notification of any matter set forth in the preceding clause (A) or (B). The Company has made available to Parent (i) a summary of any such disclosure made by management of the Company to its auditors and Audit Committee on or after August 1, 2013 and (ii) any material communication on or after August 1, 2013 made by management of the Company or its auditors to the Audit Committee as required by the listing standards of NASDAQ, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board. On and after August 1, 2013, no material complaints from any source regarding accounting, internal accounting controls or auditing matters or compliance with Law, including from Company employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

Section 2.9 Absence of Certain Changes or Events. Since July 31, 2015 and through the Agreement Date:

(a) no event or events or development or developments have occurred that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) except in connection with the execution and delivery of this Agreement and the Transactions, the Company has carried on its businesses in all material respects in the ordinary course.

Section 2.10 Employees; Employee Benefits.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth a complete list of all material Company Benefit Plans. With respect to each such Company Benefit Plan listed in Section 2.10(a) of the Company Disclosure Schedule, the Company has made available to Parent, or will make available to Parent within 20 Business Days following the Agreement Date, accurate and complete copies of (i) each Company Benefit Plan (or, if such Company Benefit Plan is not written, a written summary of its material terms), (ii) the three most recent annual reports (Form 5500 series) with any required schedules filed with the IRS with respect to such Company Benefit Plan, (iii) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (iv) the most recent determination or opinion or advisory letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (v) with respect to each Company Benefit Plan, each trust agreement, insurance or group annuity Contract, administration and similar agreements, and investment management or investment advisory agreements, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (vii) copies of material notices, letters or other correspondence from any Governmental Authority in the last seven years, and (viii) any filings under any amnesty, voluntary compliance, correction or similar program in the last seven years.

(b) The Company and its Subsidiaries are in compliance with all applicable Laws regarding employment practices, terms and conditions of employment, equal opportunity and wages and hours, including without limitation Worker Adjustment and Retraining Notification Act of 1988, as amended, ERISA, COBRA and the Fair Labor Standards Act of 1938, as amended, except for any such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect.

(c) There is not presently pending or existing, and to the Knowledge of the Company, there is not threatened, any strike, slowdown, picketing, work stoppage or disputes. Since July 31, 2010, there has not been any labor strike, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Except as described in Schedule 2.10(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, works council or labor Contract, other than such agreements or Contracts that are mandated by applicable Law. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization. None of the employees of the Company or any of its Subsidiaries is represented by a labor union except as set forth in Section 2.10(c) of the Company Disclosure Schedule, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries. The Company is, and has been since July 31, 2010, in compliance with all applicable Laws governing employment or labor, including all collective bargaining agreements, contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company does not have any requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries has been a party to any collective bargaining agreement which required payment into a union-sponsored pension fund or any other union-sponsored retirement fund which has created potential unfunded withdrawal liability.

(d) None of the Company, its Subsidiaries, or any of their ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, or since July 31, 2008 has sponsored, maintained or contributed to, or has or had any liability with respect to (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) an employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, (iv) a multiple employer plan within the meaning of Sections 4063, 4064 or 4066 of ERISA or Section 413 of the Code, or (v) any employee benefit plan that provides retiree welfare benefits other than in compliance with COBRA and other than payment or reimbursement of COBRA premiums which do not result in any discrimination or similar issues for the welfare plan under which COBRA is provided for which the Company could be reasonably expected to have a Company Material Adverse Effect. None of the Company, the Company Subsidiary or any of their ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under, and, to the Knowledge of the Company, no circumstances exist that would result in any Liability to the Company, any Company Subsidiary or any of their ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA or otherwise with respect to any of the employee benefit plans described in the immediately preceding sentence.

(e) Except as described in Schedule 2.10(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not (i) entitle any current or former director, officer, employee, consultant or independent contractor to severance pay under any Company Benefit Plan, (ii) result in any payment becoming due, accelerate the time of payment or vesting of any payments or benefits, or increase the amount of compensation due to any current or former director, officer, employee, consultant or independent contractor under any Company Benefit Plan, (iii) result in any forgiveness of Indebtedness, or trigger any funding obligation under any Company Benefit Plan that is sponsored or maintained by the Company.

(f) With respect to any current or former director, officer, employee, consultant or independent contractor, neither the Company, any Company Subsidiary nor any ERISA Affiliate of any of them has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Section 280G, 409A or 4999 of the Code except as described in Schedule 2.10(f).

(g) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former director, officer, employee, consultant or independent contractor who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an

“excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions (whether alone or in combination with any other event such as termination of employment).

(h) Except where noncompliance would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Benefit Plan is, and has been administered, in compliance with its terms and ERISA, the Code and other applicable Laws, (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code, (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party has engaged in a transaction with respect to any Company Benefit Plan that could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or result in a breach of fiduciary duty under ERISA and (iv) neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(i) Except where non-compliance would not reasonably be expected to result in a Company Material Adverse Effect, all contributions required to be made under each Company Benefit Plan have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent Company Financial Statements. With respect to each Company Benefit Plan that is a Defined Benefit Plan, (i) all contributions required to be made under Section 430(j) of the Code have been timely made and (ii) there has been no waiver, or application for waiver, of the minimum funding standards imposed by Section 412 of the Code, and the minimum funding standard has been met as of the end of the most recently completed plan year. No Defined Benefit Plan is, or is expected to be, in “at risk” status within the meaning of Section 430(i)(4)(A) of the Code. Except for situations that would not reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan that is a Defined Benefit Plan has any amount of “unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA, and there are no current circumstances that would materially change the funded status of such plan. No Company Benefit Plan that is a Defined Benefit Plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Company Benefit Plan under Section 412 of the Code will be materially increased by application of Section 412 or 430 of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Benefit Plan that is a Defined Benefit Plan pursuant to Section 401(a)(29) or 436 of the Code. No reportable event has been required to be filed with respect to any Company Benefit Plan that is a Defined Benefit Plan.

(j) There is no pending or, to the Knowledge of the Company, threatened claims, charges, investigations or litigation relating to any Company Benefit Plan other than benefit claims in the normal course consistent with the terms of the Company Plan.

(k) Except where non-compliance would not reasonably be expected to result in a Company Material Adverse Effect, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States comply with applicable local Law (including compliance with any applicable requirements with respect to registration and good standing with regulatory authorities), and the Company and its Subsidiaries have no unfunded liabilities with respect to any such Company Benefit Plans that are not set forth in the Company Financial Statements, and there is no pending or, to the Knowledge of the Company, threatened material claims, charges or litigation relating to any such Company Benefit Plans.

(l) Except where non-compliance would not reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with applicable Laws that require amounts to be withheld, informed and/or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions, (ii) the Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan; and (iii) each of the employees and independent contractors of the Company and its Subsidiaries has been properly classified by the Company and its Subsidiaries as employees or contractors or “exempt” or “non-exempt” under applicable Law.

(m) Each Company Benefit Plan that is a pension plan within the meaning of ERISA but not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose or providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(i) of ERISA. No assets of the Company or any Subsidiary are allocated to or held by a “rabbi trust” or similar funding vehicle.

(n) Except where noncompliance would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(i) of the Code complies with, has been maintained in writing, and administered in compliance with the requirements of Section 409A of the Code and the regulations thereunder (subject to any applicable exceptions), and (ii) no amount under any Company Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A of the Code.

Section 2.11 Contracts.

(a) Section 2.11(a) of the Company Disclosure Schedule identifies each of the Contracts to which Company or its Subsidiaries is a party as of the Agreement Date and which meets the following criteria (each, a “Company Material Contract”):

(i) a Contract providing that the Company or its Subsidiaries will not compete with any other Person or granting most favored customer pricing to any Person, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(ii) a Contract pursuant to which Company or its Subsidiaries is a lessor or lessee of any real property or any personal property involving payments in excess of $500,000 per annum;

(iii) a Contract for the sale by Company or its Subsidiaries of products (other than sales or purchase orders, rebate agreements, invoices, marketing arrangements or agreements, standard vendor term agreements, or modifications to audit rights under such Contracts entered in the ordinary course of business consistent with past practice) to the ten largest customers as determined by revenue for the 12-month period ended July 31, 2015, which Contract is not terminable by Company or its applicable Subsidiary on 90 days’ notice or less without premium or penalty;

(iv) a Contract for the purchase by Company or its Subsidiaries of materials, supplies, equipment or services (other than sales or purchase orders, rebate agreements, invoices, marketing arrangements or agreements, standard vendor term agreements, or modifications to audit rights under such Contracts entered in the ordinary course of business consistent with past practice), from the ten largest suppliers as determined by expenditures in the 12-month period ended July 31, 2015, which Contract is not terminable by Company or its applicable Subsidiary on 90 days’ notice or less without premium or penalty;

(v) a Contract with the five largest brokers and distributors as determined by revenue during the 12-month period ended July 31, 2015;

(vi) a Contract pursuant to which Company or its Subsidiaries has licensed from a third party or is authorized by a third party to use any Intellectual Property Rights material to the Company, other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $100,000 or less;

(vii) any Contract relating to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money, other than any Contract for intercompany Indebtedness between the Company or any of its wholly-owned Subsidiaries, and any of its wholly-owned Subsidiaries;

(viii) any Contract pursuant to which the Company has (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock or assets or (B) has any material ownership interest in any other Person (other than its Subsidiaries) and, in each case, that contains material continuing rights or obligations of the Company;

(ix) any partnership, joint venture or other similar equity investment agreements or that involve a sharing of profits with a third party;

(x) any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) in excess of $750,000;

(xi) any settlement agreement imposing material future limitations on the operation of Company and its Subsidiaries

(xii) any Contract purporting to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business or that would reasonably be expected to require the disposition of any material assets or line of business of the Company or its Subsidiaries;

(xiii) any Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(xiv) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets of which would be reasonably likely to exceed, $500,000;

(xv) any Contract that was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) that is not a Company Benefit Plan and was entered into other than on arms’-length terms;

(xvi) any Contract that is required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act; and

(xvii) any Contract that either (A) contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements and (B) has more than one year remaining in the term of the Contract or requires in excess of $500,000 in remaining obligations, in either case which Contract is not terminable by Company or its applicable Subsidiary on 90 days’ notice or less without premium or penalty.

(b) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles, (i) each Company Material Contract is valid and binding on the Company or the applicable Company Subsidiary, as applicable, and is in full force and effect, except to the extent it has previously expired in accordance with its terms, (ii) the Company and each of its Subsidiaries have performed all obligations required to be performed by it to date under each such Company Material Contract (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract or give any other party to any such Company Material Contract the right to terminate or cancel such Company Material Contract.

(c) Neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation of any Company Material Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 2.12 Litigation. Neither the Company nor any of its Subsidiaries is subject to any order, judgment, stipulation, injunction, decree of, or agreement with any Governmental Authority, which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the Transactions or would reasonably be expected to have a Company Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect.

Section 2.13 Intellectual Property Rights.

(a) Ownership. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries, collectively, own, license, or otherwise have the right to use the Intellectual Property Rights used in the operation of their respective businesses as currently conducted (collectively, the “Company Intellectual Property Rights”) free and clear of all Liens, other than Permitted Liens, and such ownership or right to use the Company Intellectual Property Rights will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger. Section 2.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all registered Intellectual Property (“Company Registered Intellectual Property”) and unregistered Trademarks owned by the Company or its Subsidiaries, or used exclusively by the Company or its Subsidiaries. All of the Company Registered Intellectual Property is subsisting in all material respects, and, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect in the jurisdiction(s) where such Registered IP is issued or registered is, to the Knowledge of the Company, valid and enforceable.

(b) No Infringement. Except as would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the Company’s business does not infringe or misappropriate the Intellectual Property Rights of any third party.

(c) No Proceedings. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Proceedings before any Governmental Authority or arbitrator have been filed against the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not received written notice since July 31, 2013: (i) challenging the scope, ownership, validity or enforceability of the Company Intellectual Property Rights, or (ii) alleging the conduct of the Company’s business infringes or misappropriates the Intellectual Property Rights of any third party.

(d) No Infringement of Company Intellectual Property Rights. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property Rights, except in each case as would not reasonably be expected to have a Company Material Adverse Effect, and, since July 31, 2013, neither the Company nor its Subsidiaries has brought or threatened any action against any third party based on any allegations of such infringement, or misappropriation.

(e) Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable measures to maintain, preserve and protect (i) their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries, and (ii) the confidentiality of the trade secrets owned or used by the Company and its Subsidiaries.

(f) Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Information Technology used in the Company’s and its Subsidiaries’ businesses operates and performs as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and (B) such Information Technology has not materially malfunctioned or failed within the past eighteen (18) months.

(g) Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and its Subsidiaries have implemented backup, security and disaster recovery technology and procedures, and (B) the Company and its Subsidiaries are in compliance with applicable Laws regarding the privacy and security of customer, employee and other personally identifiable information and are compliant in all respects with their respective privacy policies.

Section 2.14 Tax Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have timely filed, taking into account any extensions, all Tax Returns required to be filed by them (all such Tax Returns being true, accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings; (ii) there are no Liens for Taxes on any assets of the Company or its Subsidiaries (except for statutory liens for Taxes not yet due and payable); (iii) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Tax Returns and information returns with respect thereto have been properly completed and timely filed; (iv) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate Proceedings; (v) the accruals and reserves for Taxes reflected in the consolidated financial statements included in the Company SEC documents are adequate, in accordance with GAAP, for Taxes of the Company and its Subsidiaries for periods ending on or prior to the date of such consolidated financial statements; (vi) neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries), (B) has received or applied for a Tax ruling or entered into a “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), in each case, that would be binding upon the Company or any of its Subsidiaries after the Closing Date, (C) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or has been one of its Subsidiaries), (D) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise; (vii) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (V) change in method of accounting pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Law) prior to the Closing, (W) installment sale, intercompany transaction or open transaction disposition made on or entered into prior to the Closing Date, (X) prepaid amount received on or prior to the Closing Date, (Y) “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law) or (Z) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(b) Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(c) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Neither the Company nor any of its Subsidiaries has been a party to a transaction that constitutes a “listed transaction” or “reportable transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).

Section 2.15 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and each of its Subsidiaries are and have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all Governmental Authorizations and Governmental Consents required under Environmental Laws, (b) there has not been any Release of Hazardous Materials in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a Liability under any Environmental Laws, and (c) neither the Company nor any of its Subsidiaries has received any Environmental Claim, and to the Knowledge of the Company, there are no Environmental Claims threatened in writing against the Company.

Section 2.16 Real Property; Personal Property.

(a) Section 2.16(a) of the Company Disclosure Schedule sets forth a list of all real property owned or leased by the Company or its Subsidiaries. The Company or its Subsidiaries, as applicable, have good and valid title or leasehold interests, as applicable, in all its material real property described in Section 2.16(a) of the Company Disclosure Schedule, free and clear of any Liens other than Permitted Liens, and all leases are in full force and effect and are enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

(b) Neither the Company nor its Subsidiaries have received written notice within the last 12 months of any material default under any material lease or sublease, and to the Knowledge of the Company, no default exists thereunder.

(c) The Company owns, and has good and valid title to, all material personal property purported to be owned by it (free and clear of all Liens, expect for Permitted Liens), including all material personal property reflected on the Company Financial Statements (except for personal property sold or otherwise disposed of since the date of the Company Financial Statements and any fixtures). This Section 2.16(c) does not address and will not be construed as a representation or warranty regarding Intellectual Property Rights (which are solely addressed in Section 2.13).

Section 2.17 Quality and Safety of Products. Since August 1, 2013, the Company has not received any written notice in connection with any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries of any claim or allegation against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been a party or subject to any Proceeding pending against, or, to the Company’s Knowledge, any Proceeding threatened against, the Company or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging, marketing, advertising or labeling of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The manufacturing and storage practices, preparation, ingredients, composition, and packaging, marketing, advertising and labeling for each of the products of the Company and its Subsidiaries are in compliance with all applicable Governmental Authorizations and Laws, including applicable Governmental Authorizations and Laws relating to food and beverage manufacturing, storage, preparation, packaging, marketing, advertising and labeling, including the rules and regulations of the Food and Drug Administration, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since August 1, 2013, (a) there have been no recalls of any product of the Company or any of its Subsidiaries, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries and (b) none of the products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, mismarketed, misadvertised or mislabeled in violation of applicable Governmental Authorization or Law, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.18 Customers, Suppliers and Distributors. With respect to the fiscal year ended July 31, 2015, Section 2.18 of the Company Disclosure Schedule lists (a) the ten largest (by dollar volume) customers of the Company during such period (showing the dollar volume for each), (b) the ten largest (by dollar volume) suppliers of the Company during such period (showing the dollar volume for each) and (c) the five largest (by dollar volume) distributors of the Company during such period (showing the dollar volume for each).

Section 2.19 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or any of its Subsidiaries for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, will not (a) in the case of the Form S-4 Registration Statement, at the time the Form S-4 Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (b) in the case of the Joint Proxy Statement/Prospectus, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting (or at the date it is first mailed to the Parent Stockholders or at the time of the Parent Stockholders Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to the information supplied by Parent or Merger Subs for inclusion by reference in the Joint Proxy Statement/Prospectus.

Section 2.20 Finders; Brokers. Other than Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), the Company has not employed any finder or broker in connection with the Transactions who would have a valid claim for a fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of any of the Transactions.

Section 2.21 Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, dated the date on which the Company Board approved this Agreement, to the effect that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, a copy of which opinion will be made available to Parent for informational purposes only on a non-reliance basis promptly following receipt thereof by the Company Board.

Section 2.22 Insurance Policies. The Company has made available to Parent and/or Parent’s Representatives all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, directors, officers and employees of the Company and its Subsidiaries (collectively, the “Insurance Policies”). As of the Agreement Date and except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Insurance Policies or renewals thereof are in full force and effect, the Company and its Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance), and the Company and/or its Subsidiaries are in material compliance with the terms of such Insurance Policies, including the payment of all premiums due with respect to all such policies. With respect to each of the legal proceedings set forth in the Company SEC Documents, no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage, except for such denials that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries have not received any written notice of cancellation of any of the insurance policies, except for such cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all appropriate insurers under the insurance policies have been timely notified of all material pending litigation and other potentially insurable material losses that the Company has Knowledge of, and all reasonably appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 2.23 Excluded Subsidiary. Section 2.23 of the Company Disclosure Schedule lists all Contracts entered into between the Company and the Excluded Subsidiary. Except pursuant to the Contracts listed in Section 2.23 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any Liability related to or arising out of the Excluded Subsidiary or its operations. The Company has delivered or caused to be delivered to Parent and Merger Sub true and complete copies of the certificate of incorporation and bylaws of the Excluded Subsidiary and of any Contract governing the investment by the Company or any Company Subsidiary in the Excluded Subsidiary.

Section 2.24 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 2, none of the Company or its Subsidiaries or Affiliates, nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to, or on behalf of, the Company, its Subsidiaries or Affiliates or their respective businesses or with respect to any other information provided or made available to Parent, Merger Subs or Parent Representatives in connection with the Merger or the other Transactions, including the accuracy or completeness thereof, and each of the Company, its Subsidiaries and Affiliates hereby disclaims any such representation or warranty whether by the Company, its Subsidiaries or Affiliates or any other Person on behalf of any of them.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as set forth in (a) the Parent SEC Documents filed prior to the Agreement Date (to the extent that it is reasonably apparent on its face that any such disclosure should qualify or apply to a section or subsection of this Article 3, and other than disclosures in such Parent SEC Documents contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or (b) the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with the disclosure in any section or subsection of the Parent Disclosure Schedule being deemed to qualify or apply to other sections and subsections of this Article 3 to the extent that it is reasonably apparent on its face that such disclosure should qualify or apply to such other sections and subsections), Parent hereby represents and warrants to Parent as follows:

Section 3.1 Corporate Existence.

(a) Parent and each of the Merger Subs is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Parent and each of the Merger Subs has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of the Merger Subs is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Each of Parent’s Certificate of Incorporation, as amended and the Parent Bylaws, as amended, and the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or equivalent organizational or governing documents, of each Merger Sub, is in full force and effect, and complete and correct copies of each of the foregoing documents have been made available to the Company or Company Representatives prior to the Agreement Date. Parent is not in violation of the Parent Certificate of Incorporation, as amended, or Parent Bylaws, as amended, and the Merger Subs are not in violation of their respective organizational or governing documents, except where such violation would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized share capital of Parent consists of 110,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). As of the close of business on October 23, 2015 (the “Parent Capitalization Date”), there were 70,838,593 shares of Parent Common Stock issued and outstanding (including Parent Restricted Stock) and no shares of Preferred Stock issued and outstanding.

(b) As of the close of business on the Parent Capitalization Date, Parent has no shares of capital stock reserved for or otherwise subject to issuance, except for (i) 2,483,964 shares of Parent Common Stock reserved for issuance pursuant to the exercise of outstanding Parent Options, and (ii) shares of Parent Common Stock reserved for future awards under the Parent Equity Plans.

(c) All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(d) Except as set forth in Section 3.2(b), there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, preemptive rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or securities convertible into or exchangeable for such shares or equity interests or (ii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests. From the close of business on the Parent Capitalization Date to the Agreement Date, Parent has not issued any shares of Parent capital stock except upon the exercise of Parent Options or the settlement of Parent RSUs outstanding as of the close of business on the Parent Capitalization Date.

(e) Section 3.2(e) of the Parent Disclosure Schedule sets forth (i) each of Parent’s Subsidiaries and the ownership interest of Parent in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Parent’s or Subsidiary’s capital stock, equity interest or other direct or indirect ownership interest in any other Person. No Subsidiary of Parent owns any shares of Parent Common Stock.

(f) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Parent Stockholders on any matter.

(g) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, Parent or any of its Subsidiaries.

Section 3.3 Corporate Authority.

(a) Parent and each of the Merger Subs has all necessary corporate or limited liability company power and authority, as applicable to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which they are a party, and to perform their obligations hereunder and thereunder and to consummate the Transactions including the Merger (subject to and assuming the receipt of the Parent Stockholder Approval). The execution and delivery of this Agreement by Parent and the Merger Subs and the consummation by Parent and the Merger Subs of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of Parent or the Merger Subs are necessary to adopt or authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the Parent Stockholder Approval, and the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA. This Agreement has been validly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Subs, enforceable against Parent and Merger Subs in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

(b) As of the Agreement Date and subject to Section 4.7, the Parent Board has (i) (A) approved the issuance of Parent Common Stock in the Merger, (B) approved the Merger and the other transactions contemplated hereby, (C) adopted, approved and declared advisable this Agreement, and (D) made the Parent Board Recommendation, and (ii) directed that a proposal approving the issuance of Parent Common Stock in the Merger be submitted to the Parent Stockholders for their adoption.

Section 3.4 Governmental Approvals and Consents; Non-Contravention.

(a) No Consent, order, or license from, notice to or registration, declaration or filing with, any Governmental Authority is required on the part of Parent or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements, the Parent Stockholder Voting Agreements, or the consummation of the Transactions, except (i) pursuant to Section 1.3, (ii) the filing with the SEC of the Form S-4 Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Form S-4 Registration Statement, and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (ii) for required Consents under any applicable Antitrust Laws, (iii) to comply with state securities or “blue-sky” Laws, (iv) any filings required under the rules and regulations of NASDAQ and (v) such other Consents, the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and each of the Merger Subs, the performance by Parent and each Merger Sub of its respective obligations hereunder and the consummation by Parent and each of the Merger Subs of the Transactions do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or bylaws or similar organizational documents of Parent or Merger Subs, (ii) result in any violation or breach of or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or result in the creation of any Lien under any Contract to which Parent and/or any Merger Sub is subject or is a party, or (iii) assuming compliance with the matters described in Section 3.4(a) and Section 4.8, violate, conflict with or result in any breach under any provision of any Law applicable to Parent or any of its properties or assets, except, in the case of subclauses (ii) and (iii), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain Consent would not reasonably be expected to prevent or materially interfere with or delay the consummation of any of the Transactions or would, individually or in the aggregate, not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.5 Compliance with Laws; Governmental Authorizations.

(a) Parent and each of its Subsidiaries is and, since December 31, 2013, has been in compliance with the Laws applicable to each of Parent and its Subsidiaries, in each case except to the extent that the failure to comply therewith would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since December 31, 2013, has been in material compliance with all Anti-Corruption Laws. Since December 31, 2013, neither Parent nor any of its Subsidiaries has received any written notices of violation with respect to any Laws applicable to it, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Without limiting the generality of Section 3.5(a), to the Knowledge of Parent, Parent, its Subsidiaries and their officers, directors, employees and agents are in compliance with and, since December 31, 2013, have complied in all material respects with: (i) the provisions of the FCPA, as if its foreign payments provisions were fully applicable to Parent, its Subsidiaries and such owners, officers, directors, employees, and agents, and (ii) Anti-Corruption Laws of each jurisdiction in which Parent and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Parent. Since December 31, 2013, to the Knowledge of Parent, Parent, its Subsidiaries and/or their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any laws described in clause (ii).

(c) Parent and each of its Subsidiaries have all Governmental Authorizations necessary to conduct their respective businesses as presently conducted, except where the failure to have any such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Within the three-year period prior to the Agreement Date, Parent has not received any written notice from any Governmental Authority regarding (i) any actual or possible violation of any Governmental Authorization, or any failure to comply in any respect with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.6 SEC Filings.

(a) Since December 30, 2012, Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents (including exhibits) required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by Parent with the SEC since December 30, 2012, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). None of the Parent Subsidiaries is currently or has, since becoming a Parent Subsidiary been, required to file any forms, reports or other documents with the SEC.

(b) As of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or in each case, if amended prior to the Agreement Date, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent.

Section 3.7 NASDAQ Compliance. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.8 Financial Information, Liabilities, Internal Controls.

(a) Each of the consolidated financial statements of Parent (including, in each case, any notes and schedules thereto) included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act, including the absence of footnotes) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of Parent and the consolidated Parent Subsidiaries as of the dates and for the periods referred to therein.

(b) There are no Liabilities of Parent that would be required by GAAP to be reflected or reserved against on a consolidated audited balance sheet of Parent or disclosed in the footnotes thereto, other than those that (i) are reflected or reserved against on the Parent Financial Statements, (ii) have been incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet included in the Parent Financial Statements, (iii) are permitted or contemplated by this Agreement (including Liabilities disclosed in the Parent Disclosure Schedule), (iv) have been discharged or paid off in full or (v) individually or in the aggregate, do not, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

(c) Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the Agreement Date, to Parent’s auditors and Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since December 30, 2012, none of Parent, Parent’s auditors, Parent Board or the audit committee of Parent Board has received any oral or written notification of any matter set forth in the preceding clause (A) or (B). Parent has made available to the Company (i) a summary of any such disclosure made by management of Parent to its auditors and Audit Committee of the Parent Board on or after December 30, 2012 and (ii) any material communication on or after December 30, 2012 made by management of Parent or its auditors to the Audit Committee of the Parent Board as required by the listing standards of NASDAQ, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board. On and after December 30, 2012, no material complaints from any source regarding accounting, internal accounting controls or auditing matters or compliance with Law, including from Parent employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of Parent, been received by Parent.

Section 3.9 Absence of Certain Changes or Events. Since January 3, 2015 and through the Agreement Date:

(a) no event or events or development or developments have occurred that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) except in connection with the execution and delivery of this Agreement and the Transactions, Parent has carried on its businesses in all material respects in the ordinary course.

Section 3.10 Contracts.

(a) As of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract that would be required to be filed by Parent as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act other than such Contracts that have been filed or incorporated by reference in the Parent SEC Documents filed prior to the Agreement Date. Each Contract (i) of the type described in this Section 3.10(a) to which Parent or any of its Subsidiaries is a party or (ii) filed as an exhibit or incorporated by reference to the Parent SEC Documents, is referred to as a “Parent Material Contract,”

(b) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles, (i) each Parent Material Contract is valid and binding on Parent or the applicable Parent Subsidiary, as applicable, and is in full force and effect, except to the extent it has previously expired in accordance with its terms, (ii) Parent and each of its Subsidiaries have performed all obligations required to be performed by it to date under each such Parent Material Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract or give any other party to any such Parent Material Contract the right to terminate or cancel such Parent Material Contract.

(c) Neither Parent nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation of any Parent Material Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.11 Litigation. Neither Parent nor any of its Affiliates is subject to any order, judgment, stipulation, injunction, decree of or agreement with any Governmental Authority, which would reasonably be expected to have a Parent Material Adverse Effect. No Proceeding is pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates which would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.12 Intellectual Property.

(a) Ownership. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries, collectively, own, license, or otherwise have the right to use the Intellectual Property Rights used in the operation of their respective businesses as currently conducted (collectively, the “Parent Intellectual Property Rights”) and such ownership or right to use the Parent Intellectual Property Rights will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger.

(b) No Infringement. Except as would not reasonably be expected to have a Parent Material Adverse Effect, to Parent’s Knowledge, the conduct of the Parent business does not infringe or misappropriate the Intellectual Property Rights of any third party.

(c) No Proceedings. Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Proceedings before any Governmental Authority or arbitrator have been filed against Parent or any of its Subsidiaries, and Parent and its Subsidiaries have not received written notice since December 29, 2013: (i) challenging the scope, ownership, validity or enforceability of the Parent Intellectual Property Rights, or (ii) alleging the conduct of Parent’s business infringes or misappropriates the Intellectual Property Rights of any third party.

(d) No Infringement of Parent Intellectual Property Rights. To the Knowledge of Parent, no Person is infringing or misappropriating any Parent Intellectual Property Rights, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor its Subsidiaries since December 29, 2013 has brought or threatened any action against any third party based on any allegations of such infringement, or misappropriation.

Section 3.13 Tax Matters.

(a) (a) Except as would not reasonably be expected to have a Parent Material Adverse Effect: (i) Parent and its Subsidiaries have timely filed, taking into account any extensions, all Tax Returns required to be filed by them (all such Tax Returns being accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings; (ii) there are no Liens for Taxes on any assets of Parent or its Subsidiaries (except for statutory liens for Taxes not yet due and payable); (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Parent or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate Proceedings; (iv) Parent and its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries).

(b) Parent is not aware of any fact or circumstance that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.14 Environmental Matters. Except as would not reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and each of its Subsidiaries are and have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all Governmental Authorizations and Governmental Consents required under Environmental Laws, (b) there has not been any Release of Hazardous Materials in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a Liability under any Environmental Laws, and (c) neither Parent nor any of its Subsidiaries has received any Environmental Claim, and to the Knowledge of Parent, there are no Environmental Claims threatened in writing against the Parent.

Section 3.15 Financial Capacity.

(a) Parent has delivered to the Company a true, accurate and complete copy of the executed commitment letter, dated as of the Agreement Date, by and among Parent and lenders party thereto (the “Lenders”), including all exhibits, schedules, annexes and amendments thereto (the “Financing Commitments”) and the related fee letters (the “Fee Letters”) with respect to fees and related arrangements with respect to the Financing (provided, however, that the provisions in the Financing Commitments relating to fee amounts and pricing caps (none of which could adversely affect the amount or availability or conditionality of the Financing), including the provisions relating to fee amounts and pricing caps set forth in any market flex provisions, may be redacted), pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to lend the amounts set forth therein to Parent for the purpose of funding the Transactions (such committed financing, together with, unless the context otherwise requires, any debt securities issued in lieu thereof, the “Financing”).

(b) As of the Agreement Date, (i) the Financing Commitments are in full force and effect (subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles), and have not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect, and (ii) each of the Financing Commitments, in the form so delivered, constitutes a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. Except for the Fee Letters, the Financing Commitments are the only agreements relating to the Financing as of the Agreement Date. Other than as expressly set forth in such Financing Commitments and the Fee Letters, there are no other agreements, side letters, or arrangements relating to the Financing Commitments that could affect the amount, availability or conditionality of the Financing.

(c) As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments or, to the Knowledge of Parent, would (i) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect, (ii) result in any of the conditions in the Financing Commitments not being satisfied or (iii) otherwise result in the Financing not being available on the Closing Date. As of the Agreement Date, no Lender party to any Financing Commitment has notified Parent of its intention to terminate any of the Financing Commitments or not to provide the Financing.

(d) Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the Agreement Date. The aggregate proceeds from the Financing constitute all of the financing required for the consummation of the Transactions and are sufficient in amount for Parent to pay the cash portion of the Merger Consideration and all associated fees, costs and expenses in connection with the Transactions, including the Financing, and to repay, retire and redeem in full all Indebtedness of the Company and its Subsidiaries set forth in items 1, 2 and 4 of Section 2.11(a)(vii) of the Company Disclosure Schedule (the “Required Amount”). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms and subject only to the conditions set forth therein. Parent acknowledges that its obligation to consummate the Merger is not contingent on Parent’s ability to obtain any financing whether pursuant to the Financing Commitments or otherwise, and Parent’s failure to consummate the Financing or alternative financing for the Required Amount upon the satisfaction or waiver of the closing conditions set forth in Section 5.1 and Section 5.2 of this Agreement shall constitute an Intentional Breach by Parent of this Agreement.

Section 3.16 Merger Subs. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Subs have been formed solely for the purpose of effecting the Merger. Merger Subs do not have any liabilities or other obligations other than pursuant to the Financing Commitments.

Section 3.17 Quality and Safety of Products. Since December 30, 2012, Parent has not received any written notice in connection with any product produced, sold or distributed by or on behalf of Parent or any of its Subsidiaries of any claim or allegation against Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been a party or subject to any Proceeding pending against, or, to Parent’s Knowledge, any Proceeding threatened against, Parent or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging, marketing or advertising or labeling of any product produced, sold or distributed by or on behalf of Parent or any of its Subsidiaries, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The manufacturing and storage practices, preparation, ingredients, composition, and packaging, marketing or advertising and labeling for each of the products of Parent and its Subsidiaries are in compliance with all applicable Governmental Authorizations or Laws, including applicable Governmental Authorizations and Laws relating to food and beverage manufacturing, storage, preparation, packaging, marketing, advertising and labeling, including the rules and regulations of the Food and Drug Administration, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 29, 2013, (a) there have been no recalls of any product of Parent or any of its Subsidiaries, whether ordered by a Governmental Authority or undertaken voluntarily by Parent or any of its Subsidiaries and (b) none of the products of Parent or any of its Subsidiaries have been adulterated, misbranded, mispackaged, mismarketed, misadvertised or mislabeled in violation of applicable Law, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.18 Customers, Suppliers and Distributors. With respect to the fiscal year ended January 3, 2015, Section 3.18 of the Parent Disclosure Schedule lists (a) the ten largest (by dollar volume) customers of Parent during such period (showing the dollar volume for each), (b) the ten largest (by dollar volume) suppliers of Parent during such period (showing the dollar volume for each) and (c) the five largest (by dollar volume) distributors of Parent during such period (showing the dollar volume for each).

Section 3.19 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or any of its Subsidiaries for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, will not (a) in the case of the Form S-4 Registration Statement, at the time the Form S-4 Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (b) in the case of the Joint Proxy Statement/Prospectus, at the date it is first mailed to Parent Stockholders or at the time of the Parent Stockholders Meeting (or at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Subs with respect to the information supplied by the Company for inclusion in the Form S-4 Registration Statement.

Section 3.20 Ownership of Shares. Neither Parent nor Merger Subs is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). To Parent’s Knowledge, there are no other “fair price,” “moratorium,” “control share acquisition” or other similar Takeover Statutes applicable to the Merger.

Section 3.21 Finders; Brokers. Other than Morgan Stanley & CO. LLC and Deutsche Bank Securities Inc. (each a “Parent Financial Advisor”), Parent has not employed any finder or broker in connection with the Merger or the other Transactions who would have a valid claim for a fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of the Transactions.

Section 3.22 Opinion of Parent Financial Advisor. The Parent Board has received the opinion of Deutsche Bank Securities Inc., dated on or about the Agreement Date, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be paid by Parent in connection with the Merger pursuant to this Agreement was fair, from a financial point of view, to Parent, a signed copy of which opinion will be made available to the Company for informational purposes only promptly following the Agreement Date.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of Parent or its Subsidiaries or Affiliates, nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to, or on behalf of, Parent, its Subsidiaries or Affiliates or their respective businesses or with respect to any other information provided or made available to the Company or Company Representatives in connection with the Merger or the other Transactions, including the accuracy or completeness thereof, and each of Parent, its Subsidiaries and Affiliates hereby disclaims any such representation or warranty whether by Parent, its Subsidiaries or Affiliates or any other Person on behalf of any of them.

ARTICLE 4
CERTAIN COVENANTS

Section 4.1 Covenants of the Company. Except as expressly provided or permitted herein as set forth in Section 4.1 of the Company Disclosure Schedule or as consented to in writing by Parent

(which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the Agreement Date and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 4.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options, (B) from holders of Company RSUs or Company Performance RSUs in full or partial payment of any Taxes payable by such holder upon the settlement of Company RSUs or Company Performance RSUs to the extent required or permitted under the terms of such Company RSUs or Company Performance RSUs, or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of Company Restricted Stock at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries:

(b) issue, deliver, sell, pledge, dispose of, grant, or transfer or authorize the issuance, delivery, sale, pledge, disposition or grant of any capital stock in the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or any other ownership interest (including any such interest represented by Contract rights), of the Company or any of its Subsidiaries, other than (i) upon the exercise or settlement of Company Options, Company Restricted Stock, Company RSUs, and Company Performance RSUs that are outstanding on the Agreement Date solely in accordance with their terms as of the Agreement Date, (ii) for issuance by a wholly-owned Subsidiary of such Subsidiary’s capital stock to another wholly-owned Subsidiary, or (iii) grants to new non-executive officer hires in the ordinary course of business consistent with past practice;

(c) amend the Company Certificate or Company Bylaws, or the certificate of incorporation, bylaws or other comparable charter, formation or organizational documents of any Company Subsidiary;

(d) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, other than purchases of inventory, raw materials and other supplies in the ordinary course of business consistent with past practice;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(f) incur, create, assume or otherwise become liable for indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any

Person (other than any wholly-owned Company Subsidiary in the ordinary course of business consistent with past practice) for borrowed money or issue or sell options, warrants, calls or other rights to acquire any indebtedness for borrowed money of the Company or any of its Subsidiaries, or take any action that would result in any amendment, modification or change of any term of any indebtedness for borrowed money of the Company or any of its Subsidiaries, except (i) borrowings under the Company’s existing credit facilities, (ii) loans between the Company and its wholly-owned Subsidiaries or between the Company’s wholly-owned Subsidiaries, and (iii) Contracts entered into for purposes of hedging against changes in commodities prices or Contracts entered into for purposes of hedging against changes in foreign currency exchange rates;

(g) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of the amounts set forth in the Company’s plan for capital expenditures previously made available to Parent;

(h) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in Law or GAAP;

(i) except to the extent required by (A) applicable Law, (B) the terms of any Company Benefit Plan as in effect on the Agreement Date or (C) commitments under Contracts of the Company or any of its Subsidiaries or policies with respect to severance or termination pay in existence on the Agreement Date, (I) increase the compensation or benefits payable or to become payable to its directors, officers or employees, except for (i) increases in salary or wages in the ordinary course of business consistent with past practice, (ii) payments of bonuses for the Company’s 2015 fiscal year pursuant to the Company’s Annual Incentive Plan, or (iii) increases of salary, wages and target incentive compensation in connection with the promotion of an existing employee in amounts consistent with past practice for such positions, (II) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries (or any of their respective dependents or beneficiaries), or establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or any of their respective dependents or beneficiaries, or establish, adopt, enter into any plan, program or arrangement that would be a Company Benefit Plan or Company Equity Plan if in existence on the date hereof, (III) except as contemplated in Section 1.5(a), take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or Company Equity Plan, (IV) terminate the employment of any executive officer other than for “cause” or (V) hire any new employees, except for non-officer employees with a base salary of less than $150,000 per year;

(j) implement or adopt any material change in financial accounting policies, practices or methods, other than as may be required by Law, GAAP or regulatory guidelines;

(k) settle any Proceedings if such settlement would require a payment by the Company in excess of $1,000,000 in any individual case or series of related cases or $3,000,000 in the aggregate, other than (i) as required by their terms as in effect on the Agreement Date, (ii) claims reserved against in the Company Financial Statements (for amounts not materially in excess of such reserves), (iii) claims incurred since the date of the Company Financial Statements in the ordinary course of business consistent with past practice, or (iv) fully insured claims, provided that, in the case of each of (i), (ii) or (iii), the payment, discharge, settlement or satisfaction of such Proceeding does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries;

(l) other than in the ordinary course of business, (a) amend or modify, in each case, in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract and (b) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the Agreement Date unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries than, either a Contract it is replacing or a form of such Company Material Contract made available to Parent prior to the Agreement Date;

(m) extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that would materially restrict or limit, in any respect, the operations of the Company, its Subsidiaries or, upon completion of the Merger, Parent or its Subsidiaries;

(n) enter into or modify any collective bargaining agreement or other material labor-related agreement, unless required by applicable Law;

(o) (i) make, change or revoke any material Tax election, (ii) change any Tax accounting period or any material method of Tax accounting, (iii) amend any material Tax Return or file any claim for a material Tax refund, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law) or other material agreement with any Governmental Authority with respect to Taxes or request any ruling from any Governmental Authority with respect to Taxes that would have binding effect on the Company or any of its Subsidiaries after the Closing, (v) settle or compromise any material Tax claim or proceeding with respect to a material amount of Taxes or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (vi) enter into any Tax sharing, allocation or indemnification agreement or arrangement (other than pursuant to a commercial agreement, not primarily related to Taxes, that is entered into the ordinary course of business), or (vii) other than in the ordinary course of business, consent to any extension or waiver of any statute of limitations or period for assessment or collections of any material Taxes;

(p) (A) (1) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the Agreement Date, or (2) start to conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it is not conducted as of the Agreement Date, other than starting to conduct a line of business of the Company or any of its Subsidiaries in geographic areas that are reasonable extensions to geographic areas where such business line is conducted as of the Agreement Date;

(q) other than in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000, make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company);

(r) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

If the Company or any of its Subsidiaries desires to take an action which would be prohibited pursuant to the foregoing clauses (a)-(r) without the written consent of Parent, prior to taking such action, the Company may request such written consent (which consent shall not be unreasonably withheld, conditioned or delayed) by sending an electronic mail or facsimile to the representative of Parent listed on Section 4.1 of the Company Disclosure Schedule. Parent will either deliver to the Company written consent or a denial notification via electronic mail or facsimile within two Business Days after Parent receives a written request by the Company pursuant to this Section 4.1. If no such Consent or denial is received by the Company within three Business Days of its request in accordance with this Section 4.1, Parent will be deemed to have granted its consent to such action(s) requested by the Company. Nothing contained in this Agreement shall give Parent or Merger Subs, directly or indirectly, the right to control, direct or interfere with the operations of the Company prior to the Effective Time.

Section 4.2 Covenants of Parent. Except as expressly provided or permitted herein or as set forth in Section 4.2 of the Parent Disclosure Schedule, during the Pre-Closing Period Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, directly or indirectly, do any of the following without the prior written consent the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends in excess of $0.16 per quarter on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, except for dividends by any of the Parent Subsidiaries to Parent or any of the other Parent Subsidiaries or any regularly scheduled quarterly dividends the timing and amount of which are in the ordinary course of business consistent with past practice or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

(b) amend its Certificate of Incorporation, as amended, or Bylaws, as amended, or the certificate of incorporation, bylaws or other comparable charter, formation or organizational documents of Parent Subsidiaries;

(c) other than the Financing, incur, create, assume or otherwise become liable for indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than any wholly-owned Parent Subsidiary in the ordinary course of business consistent with past practice) for borrowed money or issue or sell options, warrants, calls or other rights to acquire any indebtedness for borrowed money of Parent or any of its Subsidiaries, or take any action that would result in any amendment, modification or change of any term of any indebtedness for borrowed money of Parent or any of its Subsidiaries, except (i) borrowings under Parent’s existing credit facilities and loans between Parent and its wholly-owned Subsidiaries or between Parent’s wholly-owned Subsidiaries, and (ii) Contracts entered into for purposes of hedging against changes in commodities prices or Contracts entered into for purposes of hedging against changes in foreign currency exchange rates or interest rates;

(d) implement or adopt any material change in financial accounting policies, practices or methods, other than as may be required by Law, GAAP or regulatory guidelines;

(e) acquire or agree to acquire by merging, or consolidating with, or by purchasing any interest in or assets or securities of, or by any other manner, any business or any Person or any division or business thereof, if such acquisition or agreement (i) is for an amount in excess of $100,000,000 or (ii) could reasonably be expected to present a material risk of delaying the Effective Time, making it materially more difficult to obtain, or materially delay obtaining, any Consents or approvals of any Governmental Authority necessary to consummate the Merger, or present a material risk of any Governmental Authority entering an Order prohibiting the consummation of the Merger or materially increasing the risk of not being able to remove any such Order on appeal or otherwise;

(f) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

If Parent or any of its Subsidiaries desires to take an action which would be prohibited pursuant to the foregoing clauses (a)-(f) without the written consent of the Company, prior to taking such action, Parent may request such written consent (which consent shall not be unreasonably withheld, conditioned or delayed) by sending an electronic mail or facsimile to the representative of the Company listed on Section 4.2 of the Parent Disclosure Schedule. The Company will either deliver to Parent written consent or a denial notification via electronic mail or facsimile within two Business Days after the Company receives a written request by Parent pursuant to this Section 4.2. If no such consent or denial is received by Parent within three Business Days of its request in accordance with this Section 4.2, the Company will be deemed to have granted its consent to such action(s) requested by Parent.

Section 4.3 Access to Information; Confidentiality.

(a) From the Agreement Date until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to and shall cause its directors, officers, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, the “Company Representatives”) to (i) provide to Parent, Merger Subs and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) reasonable access, at reasonable times, upon reasonable prior notice to the Company, to the officers, agents, properties, offices and other facilities of the Company and its Subsidiaries, and to the books and records thereof (including Tax Returns, but excluding any confidential information contained in personnel files to the extent the disclosure of such information is prohibited by Privacy and Security Laws), and, with the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned), to the employees of the Company and its Subsidiaries and (ii) furnish as promptly as reasonably practicable such information concerning the business, properties, Contracts, assets, Liabilities, Personnel and other aspects of the Company and its Subsidiaries as Parent or the Parent Representatives may reasonably request, provided, however, that the foregoing shall neither require the Company to disclose any information, pursuant to this Section 4.3(a) to the extent that (i) in the reasonable good faith judgment of the Company, any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 4.3(a), the Company shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent, and (3) in the case of clauses (i) and (iii), utilize the procedures of a joint defense agreement or implement such other techniques if the Company determines that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. No investigation conducted pursuant to this Section 4.3(a) shall affect or be deemed to qualify, modify or limit any representation or warranty made by the Company in this Agreement.

(b) Parent, Merger Subs and the Company, and each of their respective Subsidiaries and Affiliates shall comply with, and shall cause the Parent Representatives or Company Representatives, as applicable, to comply with, all of their obligations under the Confidentiality Agreement. With respect to the information disclosed pursuant to this Section 4.3, Parent, Merger Subs and the Company shall comply with, and shall cause the Parent Representatives and Company Representatives, as applicable, to comply with all of their respective obligations under the Confidentiality Agreement.

Section 4.4 Registration Statement; Joint Proxy Statement and Prospectus.

(a) As promptly as practicable after the Agreement Date, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to promptly notify the other, cooperate with respect to, and respond promptly to, any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC and to keep the Form S-4 Registration Statement effective through the Closing in order to consummate the Transactions contemplated by this Agreement. As soon as reasonably practicable (but in any event within five Business Days) following the date on which the Form S-4 Registration Statement is declared effective under the Securities Act and the SEC staff advises that it has no further comments on the Joint Proxy Statement/Prospectus or that the Company may commence mailing the Joint Proxy Statement/Prospectus, Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent Stockholders, and the Company shall use reasonable best efforts to cause the Joint Proxy

Statement/Prospectus to be mailed to the Company Stockholders. Each of Parent and the Company shall promptly furnish all information concerning the respective Party and their respective Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.4(a). If any event occurs, or if the Company or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such Party shall promptly inform the other thereof and shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to filing such with the SEC and shall provide each other with a copy of all such filings made with the SEC and shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

(b) Prior to the Effective Time, Parent shall use its reasonable best efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities Law of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting.

Section 4.5 Stockholder Meetings.

(a) Company Stockholders Meeting.

(i) The Company shall take all action necessary under all applicable Laws to duly call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders Meeting”); provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date to the extent that the Company believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the holders of Company Common Stock within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (C) to ensure that there are sufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (D) if the Parent Stockholders Meeting is postponed or adjourned pursuant to Section 4.5(b) or (E) otherwise to comply with applicable Law; provided that the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. The Company and Parent shall use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting (defined below) on the same day (on a date mutually selected by the Company and Parent) and as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall use its reasonable best efforts to provide that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Laws. In the event that during the five Business Days prior to the date that the Company Stockholders Meeting is then scheduled to be held, the Company delivers a notice of an intent to make a Change of Company Board Recommendation in accordance with Section 4.6(d) or Section 4.6(e) and/or a termination of this Agreement for a Superior Proposal in accordance with Section 6.1(g), Parent may direct the Company to postpone the Company Stockholders Meeting for up to five Business Days and the Company shall promptly, and in any event no later than the next Business Day, postpone the Company Stockholders Meeting in accordance with Parent’s direction.

(ii) Except to the extent the Company Board shall have made a Change of Company Board Recommendation as permitted by Section 4.6(d) or Section 4.6(e), (A) the Joint

Proxy Statement/Prospectus shall include the Company Board Recommendation and (B) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted; provided, however, that the Company shall not be prohibited from including in the Joint Proxy Statement/Prospectus an accurate statement that an Acquisition Proposal has been made and such statement shall not be deemed a Change in Recommendation in and of itself.

(iii) Notwithstanding any Change of Company Board Recommendation, the Company shall nonetheless submit this Agreement to the Company Stockholders for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article 6 prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company Stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders Meeting.

(b) Parent Stockholders Meeting.

(i) Parent shall take all action necessary to duly call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger (the “Parent Stockholders Meeting”); provided that Parent may adjourn or postpone the Parent Stockholder Meeting to a later date to the extent that Parent believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the holders of Parent Common Stock within a reasonable amount of time in advance of the Parent Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Parent Stockholder Approval, (C) to ensure that there are sufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, (D) if the Company Stockholders Meeting is postponed or adjourned pursuant to Section 4.5(a) or (E) otherwise to comply with applicable Law; provided that the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. The Company and Parent shall use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day (on a date mutually selected by the Company and Parent) and as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall use its reasonable best efforts to provide that all proxies solicited in connection with the Parent Stockholders Meeting are solicited in compliance with all applicable Laws. In the event that during the five Business Days prior to the date that the Parent Stockholders Meeting is then scheduled to be held, Parent delivers a notice of an intent to make a Change of Parent Board Recommendation in accordance with Section 4.7(d), the Company may direct Parent to postpone the Parent Stockholders Meeting for up to five Business Days and Parent shall promptly, and in any event no later than the next Business Day, postpone the Parent Stockholders Meeting in accordance with the Company’s direction.

(ii) Except to the extent the Parent Board shall have made a Change of Parent Board Recommendation as permitted by Section 4.7(d), (A) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent Stockholders vote to approve the issuance of Parent Common Stock in the Merger (the recommendation of Parent Board that Parent Stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the “Parent Board Recommendation”) and (B) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw the Parent Board Recommendation or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted.

(iii) Notwithstanding any Change of Parent Board Recommendation, Parent shall nonetheless submit the Parent Stockholder Approval for approval at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article 6 prior to the Parent Stockholders Meeting. Without the prior written consent of Company, the Parent Stockholder Approval shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Parent Stockholders in connection with the Parent Stockholder Approval and the transactions contemplated hereby) that Parent shall propose to be acted on by the Parent Stockholders at the Parent Stockholders Meeting.

Section 4.6 No Solicitation of Transactions by the Company.

(a) Subject to Section 4.6(b), Section 4.6(d), Section 4.6(e) and Section 4.6(g) during the Pre-Closing Period, the Company and its Subsidiaries shall not, and the Company shall not authorize or knowingly permit the Company Representatives to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly induce the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or otherwise knowingly cooperate with or knowingly assist or participate in or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry,

(ii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or the Company Representatives from making such Person aware of the restrictions of this Section 4.6 in response to the receipt of an Acquisition Proposal),

(iii) provide any non-public information or data to any Person in connection with any Acquisition Proposal or Acquisition Inquiry,

(iv) approve, adopt, endorse, or recommend to the Company Stockholders, or publicly propose to approve, adopt, endorse, declare advisable or recommend to the Company Stockholders, any Acquisition Proposal,

(v) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer within ten Business Days after the commencement thereof,

(vi) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Subs, the Company Board Recommendation (any action or failure to act taken by the Company Board set forth in the foregoing clause (iv), clause (v) or this clause (vi), a “Change of Company Board Recommendation”),

(vii) enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement or other similar agreement constituting or relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any Contract or agreement requiring the Company to abandon, terminate or fail to consummate the Transactions, or resolve or agree to take any of the foregoing actions, or

(viii) terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality agreement to which the Company or any of its Subsidiaries is a party (provided, that the Company shall be deemed to have waived, and shall not enforce, any standstill agreement to the extent such provision would otherwise prohibit the counterparty thereto from making an unsolicited Acquisition Proposal to the Company Board).

The Company shall immediately (A) cease and cause to be terminated any solicitation, knowing encouragement, discussion or negotiation with any Persons, conducted prior to the execution of this Agreement, by the Company, its Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal or Acquisition Inquiry, (B) terminate access to any physical or electronic dataroom relating to the Company for an Acquisition Proposal, and (C) request the prompt return or destruction of any confidential information provided to any third party in connection with an Acquisition Proposal or Acquisition Inquiry.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time following the Agreement Date and prior to the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal that the Company Board determines in good faith After Consultation constitutes or could reasonably be expected to lead to or result in a Superior Proposal, the Company and the Company Representatives may (i) engage or participate in discussions or negotiations with the Person (or such Person’s representatives) that has made such Acquisition Proposal, and (ii) furnish to the Person (or such Person’s representatives) that has made the Acquisition Proposal information relating to the Company and its Subsidiaries and/or afford access to the business, properties, assets, books, records or the personnel of the Company and its Subsidiaries, in each case pursuant to an Acceptable Confidentiality Agreement; provided that (A) the Acquisition Proposal was unsolicited and the Company did not receive such Acquisition Proposal as a result of a breach of the terms of this Section 4.6, (B) prior to engaging or participating in any such discussions or negotiations with or furnishing any information to, such Person, the Company gives Parent written notice of the identity of such Person and its representatives and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish information to such Person and (C) contemporaneously with or promptly (but in no event later than one Business Day) after furnishing any information to such Person, the Company shall furnish such information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(c) In addition to the obligations of the Company set forth in Section 4.6(b), the Company shall promptly, and in all cases within one Business Day after the receipt by the Company, notify Parent orally and in writing of the receipt by the Company or the Company Representatives of any Acquisition Proposal or Acquisition Inquiry, which notice shall include (x) the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry (for the purposes of clarity, this clause (x) shall be deemed satisfied in the event a copy of any written Acquisition Proposal and any related agreements, reflecting conditions or other material terms relating to any Acquisition Proposal is furnished to Parent) and (y) the identity of the Person or “group” (as defined under Section 13(d) of the Exchange Act) making any such Acquisition Proposal or Acquisition Inquiry. Commencing upon the provision of any notice referred to above until any such Acquisition Proposal or Acquisition Inquiry has been withdrawn, the Company (or its outside counsel) shall (A) provide prompt notice to Parent no later than one Business Day after any material change in the material terms of any such Acquisition Proposal or Acquisition Inquiry and (B) promptly (and in any event not later than one Business Day) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material documents (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal, including the financing thereof) exchanged between the Company or any of its Subsidiaries or any of the Company Representatives, on the one hand, and the Person making an Acquisition Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d) Notwithstanding anything in this Agreement to the contrary, if the Company receives an Acquisition Proposal, other than as a result of a material breach of this Section 4.6, that the Company Board concludes in good faith, After Consultation, constitutes a Superior Proposal, the Company Board may, at any time prior to the receipt of the Company Stockholder Approval, if it determines in good faith, After Consultation, that the failure to take such actions contemplated by clauses (x) and/or (y) below would be inconsistent with the Company Board’s fiduciary duties to the Company Stockholders under applicable Law, (x) effect a Change of Company Board Recommendation with respect to such Superior Proposal and/or (y) terminate this Agreement pursuant to Section 6.1(g) and simultaneously enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y) unless in advance of or concurrently with such termination the Company pays the Termination Fee; and provided further that the Company Board may not effect a Change of Company Board Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Superior Proposal Notice Period”), of its intention to effect such a Change of Company Board Recommendation (which notice itself shall not constitute a Change of Company Board Recommendation) or terminate this Agreement to enter into an Alternative Company Acquisition Agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal and the identity of the Person or group making such Superior Proposal, and shall have contemporaneously provided (in the case of a proposed termination pursuant to clause (y) above) the execution draft of the relevant proposed definitive transaction agreements with the Person making such Superior Proposal (the “Alternative Company Acquisition Agreement”)) and other material documents with respect to such Superior Proposal (including any with respect to the financing thereof); and

(ii) prior to effecting such Change of Company Board Recommendation or terminating this Agreement to enter into an Alternative Company Acquisition Agreement with respect to such Superior Proposal, (A) if requested by Parent, the Company shall have, and shall have caused the Company Representatives to, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (B) Parent shall not have, during the Superior Proposal Notice Period, made an irrevocable written offer during the Superior Proposal Notice Period that would, upon the Company’s acceptance thereof, be binding on Parent and that, after consideration of such offer by the Company Board in good faith and After Consultation, results in the Company Board determining that such Superior Proposal no longer constitutes a Superior Proposal.

In the event of any amendment to the financial terms or any other material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to Section 4.6(d)(i) and to comply with the requirements of this Section 4.6(d) with respect to such new written notice (including a new Superior Proposal Notice Period), except the Superior Proposal Notice Period shall be at least two Business Days (rather than the four Business Days contemplated by Section 4.6(d)(i) above).

(e) Notwithstanding anything to the contrary contained in this Agreement, and solely in response to an Intervening Event, the Company Board may effect a Change of Company Board Recommendation prior to the receipt of the Company Stockholder Approval if the Company Board determines in good faith, After Consultation, that the failure to do so would be inconsistent with the Company Board’s fiduciary duties to the Company Stockholders under applicable Law; provided, however, that the Company Board may not effect such a Change of Company Board Recommendation unless:

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Company Intervening Event Notice Period”), of its intention to effect such a Change of Company Board Recommendation (which notice itself shall not constitute a Change of Company Board Recommendation), which notice shall specify the details of such Intervening Event and the basis upon which the Company Board intends to effect a Change of Company Board Recommendation; and

(ii) prior to effecting such Change of Company Board Recommendation, (A) if requested by Parent, the Company shall have, and shall have caused the Company Representatives to, during the Company Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that a Change of Company Board Recommendation is no longer necessary, and (B) that Parent shall not have, during the Company Intervening Event Notice Period, made an irrevocable written offer during the Company Intervening Event Notice Period that would, upon the Company’s acceptance thereof, be binding on Parent and that, after due consideration of such offer by the Company Board in good faith and After Consultation, results in the Company Board determining that it would not be inconsistent with the Company Board’s fiduciary duties to the Company Stockholders under applicable Law to not effect the Change of Company Board Recommendation.

In the event of any material changes to the circumstances applicable to the Intervening Event, after the start of the Company Intervening Event Notice Period, the Company shall be required to deliver a new written notice to Parent pursuant to Section 4.6(e)(i) and to comply with the requirements of this Section 4.6(e) with respect to such new written notice (including a new Company Intervening Event Notice Period) except the Company Intervening Event Notice Period shall be at least two Business Days (rather than the four Business Days contemplated by Section 4.6(e)(i) above).

(f) The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required by applicable Law to be disclosed in any Company SEC Documents.

(g) Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9, Item 1012 of Regulation M-A or otherwise complying with the provisions of Rule 14d-9 or Item 1012 under the Exchange Act; provided, however, that none of the following shall be deemed to be a Change of Company Board Recommendation: (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal, and/or (iii) an express reaffirmation of the Company Board Recommendation.

(h) No Change of Company Board Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Law to be applicable to the Transactions.

Section 4.7 No Solicitation of Transactions by Parent.

(a) Subject to Section 4.7(b), Section 4.7(d) and Section 4.7(f) during the Pre-Closing Period, Parent and its Subsidiaries shall not, and Parent shall not authorize or knowingly permit the Parent Representatives to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly induce the making, submission or announcement of any Parent Acquisition Proposal or Parent Acquisition Inquiry or otherwise knowingly cooperate with or knowingly assist or participate in or knowingly facilitate the making, submission or announcement of any Parent Acquisition Proposal or Parent Acquisition Inquiry,

(ii) participate or engage in discussions or negotiations with any Person with respect to a Parent Acquisition Proposal or Parent Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit Parent or Parent Representatives from making such Person aware of the restrictions of this Section 4.7 in response to the receipt of a Parent Acquisition Proposal or Parent Acquisition Inquiry),

(iii) provide any non-public information or data to any Person in connection with any Parent Acquisition Proposal or Parent Acquisition Inquiry;

(iv) approve, adopt, endorse, or recommend to Parent Stockholders, or publicly propose to approve, adopt, endorse, declare advisable or recommend to Parent Stockholders, any Parent Acquisition Proposal,

(v) fail to recommend against any Parent Acquisition Proposal that is a tender offer or exchange offer within ten Business Days after the commencement thereof,

(vi) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Parent Board

Recommendation (any action or failure to act taken by the Parent Board set forth in the foregoing clause (iv), clause (v) or this clause (vi), a “Change of Parent Board Recommendation”),

(vii) enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement or other similar agreement constituting or relating to a Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any Contract or agreement requiring Parent to abandon, terminate or fail to consummate the Transactions, or resolve or agree to take any of the foregoing actions, or

(viii) terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality agreement to which Parent or any of its Subsidiaries is a party (provided, that Parent shall be deemed to have waived, and shall not enforce, any standstill agreement to the extent such provision would otherwise prohibit the counterparty thereto from making an unsolicited Parent Acquisition Proposal to the Parent Board).

Parent shall immediately (A) cease and cause to be terminated any solicitation, knowing encouragement, discussion or negotiation with any Persons, conducted prior to the execution of this Agreement, by Parent, its Subsidiaries or any of the Parent Representatives with respect to any Parent Acquisition Proposal or Parent Acquisition Inquiry, (B) terminate access to any physical or electronic dataroom relating to Parent for a Parent Acquisition Proposal, and (C) request the prompt return or destruction of any confidential information provided to any third party in connection with a Parent Acquisition Proposal or Parent Acquisition Inquiry.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time following the Agreement Date and prior to the Parent Stockholder Approval, in response to a bona fide written Parent Acquisition Proposal that the Parent Board determines in good faith, After Consultation, constitutes or could reasonably be expected to lead to or result in a Parent Superior Proposal, Parent and the Parent Representatives may (i) engage or participate in discussions or negotiations with the Person (or such Person’s representatives) that has made such Parent Acquisition Proposal, and (ii) furnish to the Person (or such Person’s representatives) that has made the Parent Acquisition Proposal information relating to Parent and its Subsidiaries and/or afford access to the business, properties, assets, books, records or the personnel of Parent and its Subsidiaries, in each case pursuant to an Acceptable Confidentiality Agreement; provided that (A) the Parent Acquisition Proposal was unsolicited and Parent did not receive such Parent Acquisition Proposal as a result of a breach of the terms of this Section 4.7, (B) prior to engaging or participating in any such discussions or negotiations with or furnishing any information to, such Person, Parent gives the Company written notice of the identity of such Person and its representatives and all of the material terms and conditions of such Parent Acquisition Proposal and of Parent’s intention to engage or participate in discussions or negotiations with, or furnish information to such Person and (C) contemporaneously with or promptly (but in no event later than one Business Day) after furnishing any information to such Person, Parent shall furnish such information to the Company (to the extent such information has not been previously furnished by Parent to the Company).

(c) In addition to the obligations of Parent set forth in Section 4.7(b), Parent shall promptly, and in all cases within one Business Day after the receipt by Parent, notify the Company orally and in writing of the receipt by Parent or the Parent Representatives of any Parent Acquisition Proposal or Parent Acquisition Inquiry, which notice shall include (x) the material terms and conditions of such Parent Acquisition Proposal or Parent Acquisition Inquiry (for the purposes of clarity, this clause (x) shall be deemed satisfied in the event a copy of any written Parent Acquisition Proposal and any related agreements, reflecting conditions or other material terms relating to any Parent Acquisition Proposal is furnished to the Company) and (y) the identity of the Person or “group” (as defined under Section 13(d) of the Exchange Act) making any such Parent Acquisition Proposal or Parent Acquisition Inquiry. Commencing upon the provision of any notice referred to above until any such Parent Acquisition Proposal or

Parent Acquisition Inquiry has been withdrawn, Parent (or its outside counsel) shall (A) provide prompt notice to the Company no later than one Business Day after any material change in the material terms of any such Parent Acquisition Proposal or Parent Acquisition Inquiry and (B) promptly (and in any event not later than one Business Day) after receipt or delivery thereof, provide the Company (or its outside counsel) with copies of all material documents (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Parent Acquisition Proposal, including the financing thereof) exchanged between Parent or any of its Subsidiaries or any of the Parent Representatives, on the one hand, and the Person making a Parent Acquisition Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d) Notwithstanding anything in this Agreement to the contrary, if Parent receives a Parent Acquisition Proposal, other than as a result of a material breach of this Section 4.7, that the Parent Board concludes in good faith, After Consultation, constitutes a Parent Superior Proposal, the Parent Board may, at any time prior to the receipt of the Parent Stockholder Approval, if it determines in good faith, After Consultation, that the failure to take such actions contemplated by clauses (x) and/or (y) below would be inconsistent with the Parent Board’s fiduciary duties to the Parent Stockholders under applicable Law, (x) effect a Change of Parent Board Recommendation with respect to such Parent Superior Proposal and/or (y) terminate this Agreement pursuant to Section 6.1(h) and simultaneously enter into a definitive agreement with respect to such Parent Superior Proposal; provided, however, that Parent shall not terminate this Agreement pursuant to the foregoing clause (y) unless in advance of or concurrently with such termination Parent pays the Parent Termination Fee; and provided further that the Parent Board may not effect a Change of Parent Board Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) Parent shall have provided prior written notice to Parent, at least four Business Days in advance (the “Parent Superior Proposal Notice Period”), of its intention to effect such a Change of Parent Board Recommendation (which notice itself shall not constitute a Change of Parent Board Recommendation) or terminate this Agreement to enter into an Alternative Parent Acquisition Agreement with respect to such Parent Superior Proposal, which notice shall specify the material terms and conditions of such Parent Superior Proposal and the identity of the Person or group making such Parent Superior Proposal, and shall have contemporaneously provided (in the case of a proposed termination pursuant to clause (y) above) the execution draft of the relevant proposed definitive transaction agreements with the Person making such Parent Superior Proposal (the “Alternative Parent Acquisition Agreement”)) and other material documents with respect to such Parent Superior Proposal (including any with respect to the financing thereof); and

(ii) prior to effecting such Change of Parent Board Recommendation or terminating this Agreement to enter into an Alternative Parent Acquisition Agreement with respect to such Parent Superior Proposal, (A) if requested by the Company, Parent shall have, and shall have caused the Parent Representatives to, during the Parent Superior Proposal Notice Period, negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so that such Parent Acquisition Proposal ceases to constitute a Parent Superior Proposal, and (B) the Company shall not have, during the Parent Superior Proposal Notice Period, made an irrevocable written offer during the Parent Superior Proposal Notice Period that would, upon Parent’s acceptance thereof, be binding on Parent and that, after consideration of such offer by the Parent Board in good faith and After Consultation, results in the Parent Board determining that such Parent Superior Proposal no longer constitutes a Parent Superior Proposal.

In the event of any amendment to the financial terms or any other material revisions to the Parent Superior Proposal, Parent shall be required to deliver a new written notice to the Company pursuant to Section 4.7(d)(i) and to comply with the requirements of this Section 4.7 with respect to such new written notice (including a new Parent Superior Proposal Notice Period), except the Parent

Superior Proposal Notice Period shall be at least two Business Days (rather than the four Business Days contemplated by Section 4.7(d)(i) above).

(e) Parent shall keep confidential any proposals made by the Company to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required by applicable Law to be disclosed in any Parent SEC Documents.

(f) Nothing contained in this Agreement shall prohibit Parent Board from taking and disclosing to the Parent Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9, Item 1012 of Regulation M-A or otherwise complying with the provisions of Rule 14d-9 or Item 1012 under the Exchange Act; provided, however, that none of the following shall be deemed to be a Change of Parent Board Recommendation: (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Parent Acquisition Proposal, and/or (iii) an express reaffirmation of the Parent Board Recommendation.

Section 4.8 Appropriate Action; Consents; Filings.

(a) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain any Consents of third parties with respect to any Contracts of the Company or any of its Subsidiaries, as may be necessary or appropriate for the consummation of the Transactions or required by the terms of any Contract of the Company or any of its Subsidiaries as a result of the execution, performance or consummation of the Transactions; provided that, the Company and Parent shall determine reasonably and jointly whether to seek any Consents from third parties under any Company Material Contract. In the event that such third party Consent described in this Section 4.8(a) shall not be obtained, the Company and Parent shall determine reasonably and jointly whether to take any further actions with respect to such Contracts; provided, further, however, that without its consent (such consent to be given or withheld in its sole discretion), the Company shall not be required to pay any amount or change its business practices in order to obtain any such Consent, waiver or approval. Prior to the Effective Time, the Company shall furnish Parent with (i) an executed affidavit that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3)(i) and (ii) a notice of such affidavit to the Internal Revenue Service satisfying the requirements of Treasury Regulation Section 1.897-2(h).

(b) Subject to Section 4.8(c) and the other terms and conditions of this Agreement, the Company and Parent agree, and Parent and the Company agree to cause their respective Subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the Transactions as set forth in Article 5 to be satisfied as promptly as practicable, including taking all actions necessary (i) to obtain all Governmental Consents required for the satisfaction of the conditions set forth in Section 5.1(c), (ii) to effect all such necessary registrations and filings with the Governmental Authorities in order to consummate and make effective the Merger and the other Transactions, (iii) to comply with all requirements under applicable Law which may be imposed on it with respect to this Agreement and the Merger and (iv) to defend any Proceedings, whether judicial or administrative, brought under, pursuant to or relating to any regulatory Law challenging this Agreement or the consummation of the Transactions. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.

(c) In connection with the efforts referenced in Section 4.8(b) and without limiting the generality of the undertaking pursuant thereto, Parent and Company shall promptly make all filings which may be required for the satisfaction of the condition set forth in Section 5.1(c) by each of them in connection with the consummation of the Transactions, which, in any event, shall be made within ten Business Days following the Agreement Date with respect to the initial filings required under the HSR Act and all other applicable Antitrust Laws. In addition, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Governmental

Consents required for the satisfaction of the conditions set forth in Section 5.1(c) as contemplated by Section 4.8(b) above as promptly as possible, including, within ten Business Days of the Agreement Date, to make all other necessary filings, notifications or registrations to obtain all such Governmental Consents and to respond as promptly as practicable to any requests for information from any Governmental Authority. In no event shall Parent be required to (i) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses of Parent or its Subsidiaries, (ii) amend, modify or terminate existing relationships, contractual rights or obligations or (iii) amend, modify or terminate existing licenses or other intellectual property agreements or enter into new licenses or other intellectual property agreements to avoid, prevent or terminate any action by the U.S. Federal Trade Commission or the U.S. Department of Justice or any other Governmental Authority which would restrain, enjoin or otherwise prevent consummation of the Transactions. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority. Neither Party shall Consent to any voluntary extension of any statutory deadline or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Antitrust Law or other regulatory Law unless the other Party has given its prior written Consent to such extension or delay.

(d) Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with Proceedings under or relating to any Antitrust Laws. Without limiting the generality of the foregoing, in connection with this Agreement and the Transactions, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other Party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Antitrust Laws, and (vi) provide each other with copies of all substantive communications from any Governmental Authority relating to any Antitrust Laws. Any disclosures or provision of copies by one Party to the other may be made on an outside counsel basis, if appropriate.

(e) Each of Parent and the Company shall notify and keep the other advised as to (i) any material communication from any Governmental Authority regarding any of the Transactions, and (ii) any litigation or administrative Proceeding pending and known to such Party, or to its Knowledge threatened, which challenges, or would challenge, the Transactions. The Company and Parent shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to the Company’s or Parent’s rights under this Agreement, which would materially hinder or delay the consummation of the Transaction

(f) Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Antitrust Laws or competition clearances and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Antitrust Laws or competition clearances. All expenses incurred in connection with the foregoing shall be shared equally by Parent and the Company. In furtherance and not in limitation of this Section 4.8(f), subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall consult and cooperate with the other in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or other legal proceeding. In addition, except as may be prohibited by any Governmental

Authority or by Law, in connection with any such request, inquiry, investigation, action or other legal proceeding, each of the Company and Parent shall permit authorized Company Representatives and Parent Representatives, respectively, (x) to participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Authority relating to such request, inquiry, investigation, action or other legal proceeding and (y) to have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Authority in connection with any such request, inquiry, investigation, action or other legal proceeding. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 4.8(f) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Notwithstanding anything to the contrary in this Section 4.8(f), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Parent, the Company and their respective Subsidiaries.

(g) During the period from the Agreement Date until the Closing Date, except as required by this Agreement, Parent and its Affiliates shall not, without the prior written consent of the Company, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into by Parent or any of its Affiliates, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9 Parent Financing.

(a) Parent shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain the Financing on the terms, and subject only to the conditions described in, the Financing Commitments (including any market flex provisions), including using its reasonable best efforts to (i) promptly negotiate and execute definitive agreements on the terms and subject only to the conditions contained in the Financing Commitments (including any market flex provisions) so that such agreements are in effect on the Closing Date, (ii) promptly satisfy (or obtain a waiver to) or cause the satisfaction (or waiver) of all conditions in the Financing Commitments and the definitive agreements for the Financing, (iii) as promptly as practicable, provide the Lenders with such information as is required under the Financing Commitments to commence the Marketing Period (as such term is defined in the Financing Commitments), (iv) consummate the Financing on the terms and subject only to the conditions (including accepting to the fullest extent any amendments or modifications to the Financing pursuant to any market flex provisions) contained in the Financing Commitments (including, subject to the satisfaction of the conditions set forth in Section 5.1 and Section 5.2 and in the Financing Commitments, by causing the Lenders to provide such Financing) on or prior to the date on which the Closing is required to occur pursuant to Section 1.3, (v) in the event that the conditions set forth in Section 5.1 and Section 5.2 and in the Financing Commitments have been satisfied or, upon funding would be satisfied, enforce its rights under the Financing Commitments (including by initiating and prosecuting Proceedings in good faith against the Lenders) in the event of any breach thereof, (vi) comply with and maintain in effect the Financing Commitments and (vii) in the event that the conditions set forth in Section 5.1, Section 5.2 and in the Financing Commitments have been satisfied or, upon funding would be satisfied, cause the Lenders to fund the full amount of the Financing at or prior to the Closing (or if lesser, the Required Amount).

(b) Parent shall both (1) either (x) obtain the consent of the lenders under the Existing Parent Credit Agreement to the Transaction and the Financing, (y) obtain a waiver by such lenders of any covenants or other provisions under the Existing Parent Credit Agreement that would conflict with, be breached by, or otherwise impede, the Transaction and the Financing or (z) repay all outstanding borrowings and pay other payment obligations under the Existing Parent Credit Agreement and (2) either (x) obtain the consent of the holders of the 5.72% Senior Notes due 2017 to the Transaction and the Financing, (y) obtain a waiver by such holders of any covenants or other provisions under the indenture with respect to the 5.72% Senior Notes due 2017 that would conflict with, be breached by, or otherwise impede, the Transaction and the Financing, or (z) redeem Parent’s 5.72% Senior Notes due 2017, in the case of clauses (1) and (2), on or before the Closing (and take all action required therefor, including providing any required notices of prepayment or redemption, as applicable, by such times as are necessary in order to repay such borrowings and obligations, and redeem such notes, on or prior to the Closing).

(c) In the event that, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 4.9(a), any portion of the Financing becomes unavailable on the terms (including any market flex provisions) and subject only to the conditions contemplated in the Financing Commitments (unless such portion is not reasonably required to consummate the Transactions), Parent shall promptly notify the Company thereof and use its reasonable best efforts to obtain alternative financing for the Required Amount as promptly as reasonably practicable following the occurrence of such event; provided that such alternative financing shall not have any of the effects described in clause (d)(i) below. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent with any portion of such alternative financing substantially concurrently with the execution thereof

(d) Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments or definitive agreement relating to the Financing (including any amendments or modifications to the Financing pursuant to any market flex provisions); provided, however, that (i) without the prior written consent of the Company, no such amendment, replacement, supplement, modification or waiver shall (A) reduce (or have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Financing), (B) add conditions precedent to the Financing or amend, replace, supplement or modify any existing conditions precedent to the Financing that could reasonably be expected to (1) prevent, impede or delay the funding of the Financing (or satisfaction of the conditions to the Financing), (2) impede or materially delay the availability of the Financing, (C) adversely impact the ability of Parent to enforce or cause the enforcement of its rights under the Financing Commitments or the definitive agreements relating to the Financing, or (D) impose additional obligations on the Company or its Affiliates prior to the Effective Time which are not already in effect; and (ii) it is understood and agreed that Parent may amend the Financing Commitments to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Financing Commitments as of the Agreement Date.

(e) To the extent Parent obtains alternative financing pursuant to Section 4.9(c), or amends, replaces, supplements, modifies or waives any of the Financing pursuant to Section 4.9(d), references to the “Financing” and “Financing Commitments” (and other like terms in this Agreement) shall be deemed to refer to such alternative financing, or the Financing as so amended, replaced, supplemented, modified or waived.

(f) Parent shall keep the Company reasonably informed on a reasonably timely basis and in reasonable detail of the status of Parent’s efforts to arrange and obtain the Financing. Without limiting the foregoing, Parent shall notify the Company promptly (and in any event within one Business Day) if at any time prior to the Closing Date: (i) the Financing Commitments expire or are terminated for any reason, (ii) Parent obtains Knowledge of any material breach or default by any party to any Financing Commitment, (iii) Parent receives any written communication from any Person providing a Financing Commitment with respect to any (A) actual, potential or threatened breach, default, termination or repudiation by any party to the Financing Commitments with respect to a material provision of the Financing Commitments or (B) a material dispute or disagreement between or among any parties to the Financing Commitments with respect to the obligation to fund the Financings or the amount of the Financings to be funded at Closing, or (iv) any other event or development occurs that Parent expects to have a material and adverse impact on the ability of Parent to obtain all or any material portion of the Financings contemplated by the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing or Parent, for any reason, otherwise no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms described in the Financing Commitments. As soon as reasonably practicable (but in any event within one Business Day after the date the Company delivers to Parent a written request therefor), Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i) through (iv) of the immediately preceding sentence.

(g) The Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries to use reasonable best efforts to provide, such customary cooperation in connection with the Financing as may be reasonably requested by Parent, in each case at Parent’s sole expense, including (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with the Financing Sources and ratings agencies, and reasonably cooperating with the marketing efforts of Parent and its Financing Sources, in each case in connection with the Financing, as may be reasonably requested by Parent or the Financing Sources in connection with the Financing, provided, that such participation will be limited to the Company’s executive officers and will be solely for the purpose of providing information in relation to the Company, (ii) furnishing Parent and its Financing Sources with historical financial and other pertinent information regarding the Company (to the extent reasonably available to the Company) as may be reasonably requested by Parent or the Financing Sources in connection with the Financing, (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing, (iv) taking such steps reasonably requested by Parent as may be necessary to perfect the liens and security interests to be granted as security for the Financing in the assets of the Company and its Subsidiaries; provided, that any such liens or security interests do not attach or otherwise become effective prior to the occurrence of the Closing, (v) executing and delivering, on behalf of the Company’s Subsidiaries, any necessary pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages and other definitive financing documents as may reasonably be requested by Parent; provided that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing, (vi) providing customary authorization letters with respect to the information regarding the Company in the bank information memoranda and (vii) using reasonable best efforts to obtain surveys and title insurance at the expense of and as reasonably requested by Parent on behalf of the Financing Sources; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the operations of the Company and its Subsidiaries; and provided, further, that Company, its Subsidiaries and its and their respective officers, directors or employees shall not be required, prior to Closing, to (a) authorize, execute, deliver or perform under any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (b) disclose any confidential information to any party who is not subject to customary confidentiality undertakings with respect thereto, (c) deliver any assets to the possession of any other party as collateral, (d) pay any commitment or other fees in connection with the Financing, (e) execute or deliver any closing or officer’s certificate, solvency certificate or similar certificate, (f) publicly disclose any projections or other forward-looking information, or (g) require any corporate authorization or approval, or adoption of any resolutions, by the Board of Directors of the Company or any of its Subsidiaries. The Company hereby consents to the use of the Company’s logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries. Parent shall be responsible for all fees and expenses related to the Financing and shall promptly reimburse upon request of the Company, all out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company as contemplated by this Section 4.9. Parent shall, and hereby agrees to, indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Financing, except to the extent resulting from the gross negligence or willful misconduct of the Company or its Affiliates. All non-public or other confidential information provided by the Company or its representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(h) Notwithstanding anything to the contrary contained herein, Parent acknowledges and agrees that its obligations to consummate the Merger or any of the other Transactions is not contingent upon Parent obtaining the Financing or any other third party financing, and Parent’s failure to consummate the Financing or alternative financing upon the satisfaction or waiver of the conditions in Section 5.1 and Section 5.2 shall constitute an Intentional Breach by Parent of this Agreement.

Section 4.10 Certain Notices. During the Pre-Closing Period, each of Parent and the Company shall promptly notify the other Party of the occurrence of any event that would be likely to cause any condition to the obligations of Parent or the Company, respectively, to effect the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

Section 4.11 Public Announcements. Each of the Company, Parent and Merger Subs agrees that no public release or announcement concerning the Transactions (including any communication required to be filed with the SEC) shall be issued by any Party or its Affiliates without the prior written Consent of the Company and Parent (which Consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any Governmental Authority to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and Merger Subs agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint press release of, and shall not be issued prior to the approval of each of, the Company, on the one hand, and Parent, on the other hand. Notwithstanding the foregoing provisions of this Section 4.11, (i) Parent, the Parent Representatives, the Company and the Company Representatives and Parent’s and the Company’s respective Subsidiaries may make public releases or announcements concerning the Transactions that are not materially inconsistent with previous press releases or announcements made by Parent and/or the Company in compliance with this Section 4.11, (ii) Parent, the Parent Representatives, the Company and the Company Representatives and Parent’s and the Company’s respective Subsidiaries may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by the Company and Parent and do not reveal material, non-public information regarding the other Party or Parties, the Merger or the other Transactions and (iii) the restrictions set forth in this Section 4.11 shall not apply to any release or announcement made or proposed to be made in connection with, or in response to, a Change of Company Board Recommendation that is effected in compliance with Section 4.6 or a Change of Parent Board Recommendation that is effected in compliance with Section 4.7.

Section 4.12 Employee Benefit Matters.

(a) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries in which any director, officer or employee of the Company or any of its Subsidiaries (the “Company Employees”) will participate effective as of or after the Effective Time (collectively, “New Plans”), subject to applicable Law and applicable Tax qualification requirements, Parent shall, or shall cause the Final Surviving Company to, recognize all service of the Company Employees with the Company or any of its Subsidiaries that is reflected in the books and records of the Company, as the case may be, for vesting, eligibility and level of benefits purposes (but not for accrual purposes, except for vacation and severance) in any New Plan in which such Company Employees will be eligible to participate after the Effective Time, in each case except to the extent that recognizing such service would result in a duplication of benefits. To the extent any Company Employee participates in a New Plan that is a group health of Parent or any of its Subsidiaries following the Closing Date (a “Parent Welfare Plan”), Parent and any of its Subsidiaries will, to the extent permitted by applicable Law and any insurer or service provider under the applicable Parent Welfare Plan, cause all (i) pre-existing condition limitations which otherwise would be applicable to such Company Employee and his or her covered dependents to be waived to the extent satisfied under a Company Benefit Plan comparable to such Parent Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Company Employee’s commencement of participation in such Parent Welfare Plan, (ii) participation waiting periods under each Parent Welfare Plan that would otherwise be applicable to such Company Employee to be waived to the same extent waived or satisfied under the Company Benefit Plan comparable to such Parent Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Company Employee’s commencement of participation in such Parent Welfare Plan and (iii) co-payments and deductibles paid by Company Employees in the plan year in which the Effective Time occurs to be credited for purposes of satisfying any applicable deductible or out of pocket requirement under any such Parent Welfare Plan. In addition, to the extent that any Company Employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Company Benefit Plan and such course of treatment is not completed prior to the Closing, Parent will use reasonable efforts to arrange for transition care, whereby such Company Employee may complete the applicable course of treatment with the pre-Closing physician or other service provider at “in network” rates.

(b) For any Company Employee that remains an employee of the Company, the First Step Surviving Corporation or the Final Surviving Company, or any of their respective Subsidiaries or Affiliates (each a “Continuing Employee”), Parent shall (x) for a period of 12 months following the Effective Time, provide for cash compensation and bonus opportunity at least equal to the aggregate economic value of the total cash compensation and bonus opportunity (excluding equity compensation) that such Continuing Employee received immediately prior to the Effective Time, (y) until December 31, 2016, provide employee benefits (excluding equity compensation) no less favorable in the aggregate economic value of the benefits under the Company Benefit Plans as provided to such Continuing Employees immediately prior to the Effective Time (which obligation, for clarification, only extends so long as such individual remains an employee of the Company), and (z) and upon a termination without cause of a Continuing Employee, provide severance benefits consistent with Parent’s policies for similarly situated employees, giving effect to service with the Company or any of its Subsidiaries prior to the Effective Time, provided, however, the payment for any Continuing Employee terminated within twelve (12) months following the Effective Time shall not be less than the Transaction Severance Benefits the Continuing Employee would have received had he or she been a Non-Continuing Employee pursuant to Section 4.12(b), and provided further, that if the Continuing Employee is entitled to severance and/or termination payments or benefits pursuant to any written agreement between such Company Employee and the Company or any of its Subsidiaries, or is entitled to receive severance and/or termination payments or benefits pursuant to the Company Change in Control Plan or the terms of any agreement or plan, the terms of such agreement or plan shall govern in lieu of this paragraph if resulting in the provision of greater benefits than this Section 4.12(b). For purposes of Section 409A of the Code, all such benefits will be paid consistent with the terms of the arrangements that provide the greatest economic value to the Continuing Employee.

(c) For any Company Employee that is not a Continuing Employee (each a “Non-Continuing Employee”), Parent shall provide such Non-Continuing Employee with the severance payments and termination payments or benefits under the applicable formula set forth, or otherwise described, in Section 4.12(c) of the Company Disclosure Schedule or any higher amount of severance and/or termination payments or benefits as may be required by applicable Law, any agreement between such Company Employee and the Company or any of its Subsidiaries, or any agreement governing the relationship between such Company Employee and the Company or any of its Subsidiaries (such payments and benefits, the “Transaction Severance Benefits”). Except as otherwise required by applicable Law or the terms of such Transaction Severance Benefits, Parent will pay or deliver the Transaction Severance Benefits to any such Non Continuing Employee as soon as reasonably practicable following the termination of such Non Continuing Employee’s employment.

(d) The Company and Parent or any Parent Subsidiary shall each use its commercially reasonable efforts to take any action reasonably appropriate to mitigate and/or minimize the impact of the tax consequences of Section 280G of the Code (including as a result of the Transactions under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans) on any individual that is regarded as a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1).

(e) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the First Step Surviving Corporation and Final Surviving Company to effect such actions relating to the 401(k) plan of the Company (the “401(k) Plan”) as Parent may deem necessary or appropriate, including amending and/or terminating the 401(k) Plan or any such other plan prior to the Effective Time, subject to the terms of the 401(k) Plan or any such other plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor 401(k) plan or other replacement plan. Notwithstanding the foregoing, and subject to applicable Law and collective bargaining arrangements, the Company agrees to use commercially reasonable efforts to terminate, prior to Closing, any Company Benefit Plan as Parent may direct at least ten (10) Business Days prior to the Effective Time.

(f) This Section 4.12 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 4.12, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.12. Nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 4.12 or (iii) require Parent or any of its Affiliates to (A) maintain any particular Company Benefit Plan or (B) retain the employment of any particular employee

(g) Parent shall (i) file with the SEC, no later than one Business Day after the date on which the Merger becomes effective, a registration statement on Form S-8, Form S-3, or another appropriate or successor form (or any other appropriate or successor form), relating to the shares of Parent Common Stock issuable with respect to the Company Options, Company RSUs, and Company Performance RSUs assumed by Parent in accordance with Section 1.5(a)(iv) and Section 1.5(a)(v) (ii) use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options, Company RSUs, and Company Performance RSUs remain outstanding; and (iii) deliver to each holder of an assumed Company Option, Company RSU or Company Performance RSUs an appropriate notice setting forth such holder’s rights pursuant to such option or RSU

(h) Following the date hereof, each of Parent and the Company (and their respective Affiliates) will use reasonable best efforts in all matters necessary to effect the transactions contemplated by this Section 4.12 and the requirements of any applicable Law and will provide, and will cause each of their respective representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other Party in that regard, including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Continuing Employees are provided with the information required in order for proper consultation, notification and other required processes under applicable Law to take place, and (ii) exchanging information and data, including reports prepared in connection with bonus plan participation and related data of Continuing Employees (other than individual bonus opportunities based on target bonus as a percentage of base salary), relating to workers’ compensation, employee benefits and employee benefit plan coverages, including information and data that are necessary to support or perform any compensation consultant process or that is otherwise reasonably requested in connection with any compensation consultant process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments of employees of the Company and its Subsidiaries), making any and all required filings and notices, making any and all required communications with Company Employees and obtaining any Governmental Authorizations required hereunder. Such cooperation will include the provision of any information and consultation required by applicable Law, the terms of any Contract, or as reasonably requested by the other Party. Each of Parent and the Company will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.

Section 4.13 Indemnification of Directors and Officers.

(a) For a period of six years from and after the Effective Time, the Final Surviving Company shall (and Parent shall cause the Final Surviving Company to) indemnify and hold harmless all past and present directors, officers and employees of the Company and its Subsidiaries (collectively, the “Indemnified Persons”) to the same extent such Persons are indemnified as of the Agreement Date by the Company pursuant to applicable Law, the Company Certificate, the Company Bylaws, and indemnification agreements in existence on the Agreement Date and the comparable documents of its Subsidiaries (collectively, the “D&O Indemnification Agreements”), arising out of acts or omissions in their capacity as directors, officers or employees of the Company and its Subsidiaries occurring at or prior to the Effective Time. The Final Surviving Company shall (and Parent shall cause the Final Surviving Company to) advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 4.13(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws, the D&O Indemnification Agreements and the comparable documents of its Subsidiaries, in existence on the Agreement Date; provided, however, that the director, officer or employee of the Company and its Subsidiaries to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses to the Final Surviving Company if it is ultimately determined that such director, officer or employee is not entitled to indemnification under applicable Law, the Company Certificate, the Company Bylaws, the D&O Indemnification Agreements and comparable documents of its Subsidiaries.

(b) For a period of six years from and after the Effective Time, to the extent permitted by applicable Law the certificate of formation and limited liability company agreement of the Final Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. To the extent permitted by applicable Law, the D&O Indemnification Agreements shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) Prior to the Effective Time, the Company shall bind and purchase directors and officers runoff insurance coverage (the “D&O Runoff Insurance”), which by its terms shall survive the Merger for not less than six years for the benefit of the Company, its Subsidiaries, the Company’s and any Company Subsidiary’s past and present directors and/or officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the Agreement Date. The D&O Runoff Insurance shall provide coverage for the Company, its Subsidiaries and such persons in their capacity as directors, officers and/or employees of the Company or any of its Subsidiaries prior to the Effective Time that is not less favorable in the aggregate than the Company’s existing directors and officers policy (true and complete copies which have been made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Final Surviving Company shall maintain the D&O Runoff Insurance in full force and effect and continue to honor the obligations thereunder for a period of six years after the Effective Time or, if such policies are terminated or cancelled, obtain (subject to the limitations set forth in the next sentence) alternative D&O Runoff Insurance on substantially similar terms as set forth in this Section 4.13(c). Neither the Company nor the Final Surviving Company shall be required to pay an annual premium for the D&O Runoff Insurance in excess of 300% (the “Maximum Amount”) of the last annual premium paid prior to the Agreement Date (it being understood and agreed that in the event the cost of such D&O Runoff Insurance exceeds the Maximum Amount, in the aggregate, the Company shall remain obligated to provide, and the Final Surviving Company shall be obligated to maintain, the broadest D&O Runoff Insurance coverage as may be obtained for the Maximum Amount). The Company and Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such D&O Runoff Insurance. Parent shall upon written request furnish a copy of such insurance policy to each beneficiary of such policy.

(d) In the event the Final Surviving Company or its Subsidiaries or their respective successors or assigns (i) consolidate with or merge into any other Person and are not the continuing or surviving company or Entity of such consolidation or merger or (ii) transfer all or substantially all of their properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or Entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 4.13, without relieving Parent of its obligations under this Section 4.13.

(e) The obligations under this Section 4.13 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 4.13 applies without the Consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 4.13 applies shall be third party beneficiaries of this Section 4.13).

Section 4.14 Certain Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the First Merger and Second Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the First Merger and Second Merger, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the First Merger and Second Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Prior to the effectiveness of the Form S-4 Registration Statement, Parent and the Company shall execute and deliver to Fenwick & West LLP tax representation letters in the forms of Exhibit E-2 and Exhibit E-3, respectively. To the extent requested by Parent or the Company, each of Parent, Merger Subs and the Company shall confirm to Fenwick & West LLP the accuracy and completeness as of the Effective Time of the tax representation letters made available pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 4.14(b), the Company shall use its reasonable best efforts to cause Fenwick & West LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinion, such counsel shall be entitled to rely on the tax representation letters referred to in this Section 4.14(b).

Section 4.15 State Takeover Laws. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Subs, the Merger, including by reason of the acquisition of shares of Company Common Stock pursuant thereto, the Company Stockholder Voting Agreements or any other transaction contemplated to be consummated by the Parties pursuant to this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

Section 4.16 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock (including the disposition of shares of Company Restricted Stock), Company Options and Company Common Stock acquired upon the vesting of any Company RSUs or Company Performance RSUs, pursuant to this Agreement, and the Merger shall be an exempt transaction for purposes of Section 16.

Section 4.17 Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ at or prior to the Effective Time.

Section 4.18 Board of Directors. Parent will take all action necessary (including, if necessary, to increase the size of the Parent Board), and shall cause one member of the Company Board who shall be designated by the Company and who shall satisfy the criteria for Parent Board membership established by the Governance and Nominating Committee of the Parent Board as of the Agreement Date, to be appointed to the Parent Board as of the Effective Time, subject to the election by Parent’s stockholders at the next annual meeting of Parent.

Section 4.19 Merger Sub. Parent shall take all actions necessary to (a) cause Merger Subs to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Subs shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

ARTICLE 5
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 5.1 Conditions Precedent to Obligations of Each Party Under This Agreement. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(c) Antitrust Consent. Any waiting period under the HSR Act applicable to the Transactions shall have expired or been earlier terminated.

(d) No Injunctions or Restraints. The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Authority of competent jurisdiction and there shall not be in effect any Law promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction which prevents the consummation of the Merger.

(e) Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no Proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

(f) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ.

Section 5.2 Conditions to Obligations of Parent and Merger Subs. The obligations of each of Parent and Merger Subs to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Accuracy of the Representations and Warranties of the Company. The representations and warranties of the Company contained in:

(i) Section 2.2(a) and Section 2.2(b) (Capitalization) shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in Section 2.2(a) and Section 2.2(b) that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), provided, however, that if any inaccuracies in Section 2.2(a) and Section 2.2(b), individually or in the aggregate, result in the aggregate amount required to be paid by Parent as additional consideration in the Merger to increase by more than 1%, such representations and warranties in Section 2.2(a) and Section 2.2(b) shall be deemed to fail to be true and correct in all material respects;

(ii) Section 2.1 (Corporate Existence), Section 2.2(c) through Section 2.2(h) (Capitalization), Section 2.3 (Corporate Authority), Section 2.20 (Finders; Brokers) and Section 2.21 (Opinion of Company Financial Advisor) (collectively, the “Fundamental Representations”) to the extent qualified by materiality or “Company Material Adverse Effect” shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time), and all of the Fundamental Representations to the extent not qualified by materiality or “Company Material Adverse Effect” shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time); and

(iii) Article 2 of this Agreement (other than in Section 2.2(a) and Section 2.2(b) (Capitalization) and the Fundamental Representations) (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein (except for the representation in Section 2.9(a) (Absence of Certain Changes or Events) of the Agreement)), shall be true and correct as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for such representations and warranties in this Agreement that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), in each case, except for such failures to be true and correct, individually and in the aggregate, as have not had a Company Material Adverse Effect that is continuing.

(b) Covenants of the Company. The Company shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Company Material Adverse Effect. Since the Agreement Date, a Company Material Adverse Effect shall not have occurred and be continuing.

(d) Closing Certificate. Parent shall have received a certificate of the Company, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 5.1(a), Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied in accordance with the terms thereof.

Section 5.3 Conditions to Obligations of Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Accuracy of the Representations and Warranties of Parent and Merger Subs. The representations and warranties of Parent and Merger Sub contained in:

(i) Section 3.2(a) and Section 3.2(b) (Capitalization) shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in Section 3.2(a) and Section 3.2(b) that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), provided, however, that if any inaccuracies in Section 3.2(a) and Section 3.2(b), individually or in the aggregate, result in the aggregate percentage of Parent to be acquired by the Company Stockholders and other equityholders (including as a result of the assumption of additional Company Options, Company Restricted Stock, Company RSUs, Company Performance RSUs, or other securities convertible into Company Common Stock in connection with the Merger) to decrease by more than 1%, such representations and warranties in Section 3.2(a) and Section 3.2(b) shall be deemed to fail to be true and correct in all material respects.

(ii) Section 3.1 (Corporate Existence), Section 3.2(c) through Section 3.2(g) (Capitalization) Section 3.3 (Corporate Authority), Section 3.21 (Finders; Brokers) and Section 3.22 (Opinion of Parent Financial Advisor) (collectively, the “Parent Fundamental Representations”) to the extent qualified by materiality or “Parent Material Adverse Effect” shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in the Parent Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time), and all of the Parent Fundamental Representations to the extent not qualified by materiality or “Parent Material Adverse Effect” shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in the Parent Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time); and

(iii) Article 3 of this Agreement (other than Section 3.2(a) and (b) (Capitalization) and the Parent Fundamental Representations) (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein (except for the representation in Section 3.9(a) (Absence of Certain Changes or Events) of the Agreement)), shall be true and correct as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for such representations and warranties in this Agreement that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), in each case, except for such failures to be true and correct, individually and in the aggregate, as have not had a Parent Material Adverse Effect that is continuing.

(b) Covenants of the Company. Parent and Merger Subs shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Parent Material Adverse Effect. Since the Agreement Date, a Parent Material Adverse Effect shall not have occurred and be continuing.

(d) Closing Certificate. The Company shall have received a certificate of Parent, executed by the Chief Executive Officer or the Chief Financial Officer of Parent dated as of the Closing

Date, to the effect that the conditions set forth in Section 5.1(b), Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been satisfied in accordance with the terms thereof.

(e) Company Tax Opinion. The Company shall have received from Fenwick & West LLP, Tax counsel to the Company, substantially in the form attached hereto as Exhibit E-1, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date on which the Form S-4 Registration Statement is filed and as of the Closing Date, to the effect that the First Merger and the Second Merger will together qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Fenwick & West LLP shall be entitled to rely upon representations of officers of Parent and Merger Subs made substantially in the form attached hereto as Exhibit E-2 and the Company made substantially in the form attached hereto as Exhibit E-3.

ARTICLE 6
TERMINATION, AMENDMENT AND WAIVER

Section 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned by action taken or authorized by the Board of Directors of the terminating Party or Parties:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and Parent Stockholder Approval;

(b) By Parent or the Company, if the Effective Time shall not have occurred on or before the Outside Date; provided, however that the right to terminate this Agreement pursuant to this Section 6.1 shall not be available to any Party whose breach of this Agreement has been the primary cause of the failure of the Effective Time to have occurred on or before the Outside Date;

(c) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting, whether before or after receipt of the Company Stockholder Approval and Parent Stockholder Approval, the Merger, and such Order shall have become final and nonappealable;

(d) By either the Company or Parent, if (i) the Company Stockholders Meeting (including any adjournment or postponement thereof) has concluded, the Company Stockholders have duly voted, and the Company Stockholder Approval was not obtained or (ii) the Parent Stockholders Meeting (including any adjournment or postponement thereof) has concluded, the Parent Stockholders have duly voted, and the Parent Stockholder Approval was not obtained;

(e) By Parent, at any time prior to the Effective Time, if the Company Board shall have effectuated a Change of Company Board Recommendation;

(f) By the Company, at any time prior to the Effective Time, if the Parent Board shall have effectuated a Change of Parent Board Recommendation;

(g) By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board determines to accept a Superior Proposal in compliance with Section 4.6; provided, however, that such termination shall not be effective unless the Company shall simultaneously with such termination enter into the Alternative Company Acquisition Agreement and pay the Termination Fee to Parent substantially concurrently with such termination;

(h) By Parent, at any time prior to the receipt of the Parent Stockholder Approval, if the Parent Board determines to accept a Parent Superior Proposal in compliance with Section 4.7; provided, however, that such termination shall not be effective unless Parent shall simultaneously with such termination enter into the Alternative Parent Acquisition Agreement and pay the Parent Termination Fee to the Company substantially concurrently with such termination;

(i) By Parent, at any time prior to the Effective Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Merger set forth in Section 5.2(a) or Section 5.2(b) would not then be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach of covenant, and (iii) either such Uncured Inaccuracy or breach of covenant is not capable of cure or at least 20 Business Days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach of covenant shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 6.1(i) if any of the circumstances referred to in clauses (i) or (iii) of this Section 6.1(i) was caused by the breach of this Agreement by Parent or Merger Subs; or

(j) By the Company, at any time prior to the Effective Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Subs contained in this Agreement or breach of any covenant of Parent or Merger Subs contained in this Agreement, in any case, such that any condition to the Merger set forth in Section 5.3(a) or Section 5.3(b) would not then be satisfied, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach of covenant, and (iii) either such Uncured Inaccuracy or breach of covenant is not capable of cure or at least 20 Business Days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach of covenant shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 6.1(j) if any of the circumstances referred to in clauses (i) or (iii) of this Section 6.1(j) was caused by the breach of this Agreement by the Company.

Section 6.2 Effect of Termination; Termination Fees.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, Merger Subs or the Company or their respective Subsidiaries, officers, directors, employees, agents or representatives except (i) with respect to Section 4.3(b) (Confidentiality), Section 4.11 (Public Announcements), this Section 6.2 and Article 7 and (ii) with respect to any Liabilities incurred or suffered by a Party as a result of an Intentional Breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, or from any obligation to pay the Termination Fee, Parent Termination Fee, Regulatory Termination Fee or Financing Termination Fee pursuant to this Section 6.2.

(b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 6.1(e), (ii) by the Company pursuant to Section 6.1(g) or (iii) pursuant to Section 6.1(d)(i) at a time when Parent has a right to terminate pursuant to Section 6.1(e), then the Company shall pay to Parent concurrently with such termination in the case of a termination by the Company, or within two Business Days thereafter in the case of a termination by Parent, the Termination Fee.

(c) In the event that this Agreement is terminated (i) by the Company pursuant to Section 6.1(f), (ii) by Parent pursuant to Section 6.1(h), or (iii) pursuant to Section 6.1(d)(ii) at a time when the Company has a right to terminate pursuant to Section 6.1(f), then Parent shall pay to the Company concurrently with such termination in the case of a termination by Parent, or within two Business Days thereafter in the case of a termination by the Company, the Parent Termination Fee.

(d) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(d)(i), and (ii) prior to the date of such termination of this Agreement, a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or shall have been made directly to the Company Stockholders generally or any Person shall have publicly announced (and not publicly withdrawn prior to such termination) an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company, and (iii) within 12 months after such termination, the Company either (1) consummates any transaction contemplated by the definition of Acquisition Proposal or (2) enters into a definitive agreement with respect to any transaction contemplated by the definition of Acquisition Proposal and subsequently consummates such transaction, even if such transaction is consummated after such 12-month period (provided that for all purposes of this Section 6.2(d), the term Acquisition Proposal shall have the meaning assigned to such term in Exhibit A, except that the references to “15%” shall be deemed to be references to 50%), then the Company shall pay to Parent the Termination Fee on the date no later than two Business Days after the consummation of such Acquisition Proposal.

(e) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(d)(ii), and (ii) prior to the date of such termination of this Agreement, a bona fide Parent Acquisition Proposal shall have been made to Parent or any of its Subsidiaries or shall have been made directly to the Parent Stockholders generally or any Person shall have publicly announced (and not publicly withdrawn prior to such termination) an intention (whether or not conditional) to make a bona fide Parent Acquisition Proposal with respect to Parent, and (iii) within 12 months after such termination, Parent either (1) consummates any transaction contemplated by the definition of Parent Acquisition Proposal or (2) enters into a definitive agreement with respect to any transaction contemplated by the definition of Parent Acquisition Proposal and subsequently consummates such transaction, even if after such 12-month period, then Parent shall pay to the Company the Parent Termination Fee on the date no later than two Business Days after the consummation of such Parent Acquisition Proposal.

(f) In the event that this Agreement is terminated by Parent or the Company pursuant to either Section 6.1(b) or Section 6.1(c) and at such time either of the conditions set forth in Section 5.1(c) or Section 5.1(d) (but only with respect to any Order or restraint relating to Antitrust Laws) of this Agreement have not been satisfied, then Parent shall pay to the Company the Regulatory Termination Fee on the date no later than two Business Days following such termination.

(g) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to either Section 6.1(b) and at such time all of the conditions set forth in Article 5 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing or are within the control of Parent (including Section 5.1(f)) and Parent does not then have readily available the Required Amount, or Parent and Merger Subs otherwise fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.3, or (ii) this Agreement is otherwise terminated by Parent or the Company at a time at which the Company could terminate this Agreement under circumstances described in clause (iii) of this Section 6.2(g), or (iii) this Agreement is terminated by the Company pursuant to Section 6.1(j) as a result of a breach by Parent of Section 3.15 or Section 4.9, then Parent shall pay to the Company the Financing Termination Fee on the date no later than two Business Days following such termination.

(h) All payments under this Section 6.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(i) Each of the Company, Parent and Merger Subs acknowledges that (i) the agreements contained in this Section 6.2 are an integral part of the Transactions, (ii) without these agreements, Parent, Merger Subs and the Company would not enter into this Agreement, and (iii) none of the Parent Termination Fee, Regulatory Termination Fee, Financing Termination Fee or Termination Fee is a penalty, but rather constitute damages in a reasonable amount that will, subject to Section 6.2(j), compensate Parent or the Company, as applicable, in the circumstances in which such Parent Termination Fee, Regulatory Termination Fee, Financing Termination Fee or Termination Fee is payable. Accordingly, if a Party fails to pay in a timely manner the Parent Termination Fee, Regulatory Termination Fee, Financing Termination Fee or the Termination Fee, as applicable, and, in order to obtain such payment, the Party to receive such fee makes a claim that results in a judgment for the amount set forth in this

Section 6.2, the Party paying such fee shall also pay to the Party receiving such fee its reasonable costs and expenses (including reasonable fees and costs of counsel) in connection with such suit, together with interest on the amount set forth in this Section 6.2 at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made hereunder

(j) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated as described in Section 6.2(g) and the Financing Termination Fee is paid to the Company (or its designee) in accordance with the provisions of this Agreement, the Company shall have the right, exercisable by written notice to Parent within two Business Day after receipt of payment of such Financing Termination Fee, to refund such Financing Termination Fee to Parent, and in the event that Parent receives a full refund of the Financing Termination Fee within two Business Day after the delivery of such notice, the Company shall be entitled to all remedies available to it pursuant to Section 6.2(a) and Section 7.7. If, after receiving a Financing Termination Fee, the Company fails to exercise its right to refund the Financing Termination Fee in accordance with the time periods provided for in this Section 6.2(j), the Company shall be deemed to have irrevocably waived such right and Parent and its agents and representatives shall have no further liability to the Company relating to or under this Agreement, or with respect to the negotiation, execution, performance or any actual or purported breach hereof or the Transactions, or in respect of any other document or theory of law or equity, or in respect of any representations, warranties, covenants and agreements made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, except as set forth in Section 6.2(a)(i). In no event shall any Party be required to pay the Parent Termination Fee, the Regulatory Termination Fee, Financing Termination Fee or the Termination Fee on more than one occasion.

Section 6.3 Amendment. This Agreement may be amended by the Company, Parent and Merger Subs by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the receipt of the Company Stockholder Approval or Parent Stockholder Approval, there shall be no amendment that by Law or in accordance with the rules of NASDAQ requires further approval by the Company Stockholders or Parent Stockholders, as applicable, without the further approval of the Company Stockholders or Parent Stockholders, as applicable. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

Section 6.4 Waiver. At any time prior to the Effective Time, Parent and Merger Subs, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, there shall be made no waiver that by Law or in accordance with the rules of NASDAQ requires further approval by the Company Stockholders or Parent Stockholders, as applicable, without the further approval of the Company Stockholders or Parent Stockholders, as applicable. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 6.5 General. Notwithstanding anything to the contrary contained in Section 6.3 or Section 6.4, in no event shall Section 4.9(g), this Section 6.5, Section 7.6, Section 7.8, Section 7.9 or Section 7.13 (or any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 4.9(g), Section 7.6, Section 7.8, Section 7.9 or Section 7.13 be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

ARTICLE 7
MISCELLANEOUS PROVISIONS

Section 7.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 7.2 Fees and Expenses. All expenses incurred by the Parties hereto shall be borne solely and entirely by the Party which has incurred the same, except that (i) the filing fee under the HSR Act and all other applicable Antitrust Laws, (ii) the expenses contemplated by Section 4.8(f) and (iii) expenses incurred in connection with the filing fee for the Form S-4 Registration Statement and printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement shall be shared equally by Parent and the Company. Any expenses contemplated by Section 4.9(g) shall be borne solely by Parent.

Section 7.3 Notices. All notices, requests, demands and other communications under this Agreement shall, except to the extent expressly provided to be oral under this Agreement, be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; (c) if sent by facsimile transmission or e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

If to Parent or Merger Subs, addressed to it at:

Snyder’s-Lance, Inc.
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Attention:  , President and Chief Executive Officer
Facsimile:
Email:

with a copy to:

Snyder’s-Lance, Inc.
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Attention:  , Chief General Counsel
Facsimile:
Email:

with a copy to (for information purposes only):

Troutman Sanders LLP
One Wells Fargo Center
301 S. College Street, Suite 3400
Charlotte, North Carolina 28202
Attention:
Facsimile:
Email:

If to the Company, addressed to it at:

Diamond Foods, Inc.
600 Montgomery Street, 13th Floor
San Francisco, California 94111
Attention:  , President and Chief Executive Officer
Facsimile:
Email:

with a copy to:

Diamond Foods, Inc.
600 Montgomery Street, 13th Floor
San Francisco, California 94111
Attention:  , Executive Vice President and General Counsel
Facsimile:
Email:

with a copy to (for information purposes only):

Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, California 94104
Attention:
Facsimile:
Email:

Section 7.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 7.5 Entire Agreement. This Agreement (together with the Company Disclosure Schedule and the Parent Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter of this Agreement and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 7.6 Assignment; Third Party Beneficiaries.

(a) This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided that Parent, Merger Sub and Merger Sub II may assign all or a portion of their respective rights hereunder to any Financing Source, including, without limitation, any agent or other representative thereof, as collateral security for obligations thereto in respect of the Financing, including any refinancings, extensions, refundings or renewals thereof without the consent of the Company, but any such assignment shall not relieve Parent, Merger Sub and Merger Sub II of their respective obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 4.13 (Indemnification of

Directors and Officers), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b) Notwithstanding the foregoing clause (a), the Financing Sources shall be third party beneficiaries of the provisions set forth in Section 6.5, this Section 7.6, Section 7.8, Section 7.9 and Section 7.13 (and such provisions shall be enforceable against all parties to this Agreement by each Financing Source and their respective successors and assigns).

Section 7.7 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that prior to any valid termination of this Agreement in accordance with Section 6.1, (a) each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity and (b) the Parties shall waive, in any Proceeding for specific performance, the defense of adequacy of a remedy at Law. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.7, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. A party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for Liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

Section 7.8 Governing Law. This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware; provided that, notwithstanding the foregoing, all disputes or controversies involving the Financing Sources (other than any determinations as to (i) whether any representations and warranties made by or on behalf of the Company in this Agreement have been breached, (ii) whether the Parent, Merger Sub, Merger Sub II or any of their respective Subsidiaries can terminate their (or its) obligations under this Agreement or (iii) whether a Company Material Adverse Effect has occurred, in each case which shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware), shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York. For the avoidance of doubt, any disputes or controversies relating to Section 4.9(b) or Section 6.2(g) shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware.

Section 7.9 Consent to Jurisdiction. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent required or permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or

Proceeding in the manner provided for notices in Section 7.3 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other Proceeding, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a Party in any Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Section 7.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS, THE FINANCING OR THE ACTIONS OF ANY PARTY HERETO AND THERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 7.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”) in two or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

Section 7.12 Rules of Construction.

(a) The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit and each Schedule attached hereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(b) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or an Exhibit to this Agreement or Schedule to the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, unless otherwise indicated. The words “hereof, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits and schedules to this Agreement) and not to any particular provision of this Agreement. The words “include”, “including”, or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The phrases “delivered,” “made available,” “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the Party to whom such information or material is to be provided, have been deposited by the Company or Parent in the electronic datarooms maintained for the Transactions by the Company or Parent, as applicable, or publicly filed by the Company with the SEC. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and (ii) words using the singular or plural number also include the plural or singular number, respectively.

Section 7.13 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Affiliates and its and their respective shareholders,

partners, members, directors, officers, employees, agents and representatives) hereby waives any rights or claims against each Financing Source in connection with this Agreement, the Financing, and the Financing Commitments, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself, its Affiliates and its and their respective shareholders, partners, members, directors, officers, employees, agents and representatives) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action or proceeding against any Financing Source in connection with this Agreement or any transaction contemplated hereby or thereby (including any action or proceeding relating to the Financing or the Financing Commitments). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company (or any of its Affiliates or any of its or their respective shareholders, partners, members, directors, officers, employees, agents and representatives) in connection with this Agreement or any transaction contemplated hereby or thereby (including any action or proceeding relating to the Financing or the Financing Commitments). Nothing in this Section 7.13 shall in any way (i) affect the circumstances in which the Parent or any Merger Sub may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Financing) or (ii) limit or qualify the obligations and liabilities of the parties to the Financing Commitments to each other thereunder or in connection therewith.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SNYDER’S-LANCE, INC.
By:	/s/ Carl E. Lee
Name:	Carl E. Lee
Title:	President and Chief Executive Officer
SHARK ACQUISITION SUB I, INC.
By:	/s/ Carl E. Lee
Name:	Carl E. Lee
Title:	President and Chief Executive Officer
SHARK ACQUISITION SUB II, LLC
By:	/s/ Carl E. Lee
Name:	Carl E. Lee
Title:	President and Chief Executive Officer
DIAMOND FOODS, INC.
By:	/s/ Brian J. Driscoll
Name:	Brian J. Driscoll
Title:	President and Chief Executive Officer

Exhibit A

CERTAIN DEFINITIONS

2014 Company Performance RSUs. “2014 Company Performance RSUs” shall mean the Company Performance RSUs granted by the Company in or around October 2014.

2015 Company Performance RSUs. “2015 Company Performance RSUs” shall mean the Company Performance RSUs granted by the Company in or around October 2015.

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that (a) contains provisions that are at least as restrictive in all material respects as those contained in the Confidentiality Agreement, provided, that such confidentiality agreement need not contain any standstill provision, (b) does not prohibit the Company or Parent, as applicable, from complying with the provisions of Section 4.6 and (c) does not include any provision calling for an exclusive right to negotiate with the Company or Parent, as applicable, prior to the termination of this Agreement.

Acquisition Inquiry. “Acquisition Inquiry” shall mean any inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by Parent, Merger Subs, Parent’s Affiliates or the Parent Representatives) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer (whether in writing or otherwise) from any Person, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition of assets of the Company or any of its Subsidiaries (including securities of the Subsidiaries of the Company) equal to more than 15% of the Company’s consolidated assets or to which more than 15% of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether by merger, consolidation or otherwise) of more than 15% of any class of equity securities of the Company or any of its Subsidiaries or (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 15% of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the Transactions.

Affiliate. “Affiliate” shall means (a) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual, (ii) the individual’s spouse and (iii) any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals, or (b) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Business Entity.

After Consultation. “After Consultation” by a Person means after consultation with such Person’s outside legal counsel and, other than with respect to determinations with respect to the fiduciary duties of such Person’s board of directors, such Person’s financial advisor of nationally recognized reputation.

Agreement. “Agreement” shall mean this Agreement and Plan of Merger and Reorganization, as it may be amended from time to time.

Antitrust Law. “Antitrust Law” shall mean, individually and collectively, the HSR Act, the United States Sherman Act, as amended, the United States Clayton Act, as amended, the United States Federal Trade Commission Act, as amended, and any other applicable United States federal or state, or foreign, statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Anti-Corruption Law. “Anti-Corruption Law” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and all other applicable anti-bribery or anti-corruption Law.

Business Day. “Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to be closed.

Business Entity. “Business Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Cash Consideration Percentage. “Cash Consideration Percentage” shall mean the quotient obtained by dividing (a) the Per Share Cash Consideration by (b) the Cash Value of the Merger Consideration.

Cash Value of the Merger Consideration. “Cash Value of the Merger Consideration” shall mean the sum of (a) the Per Share Cash Consideration and (b) the product of (i) the Per Share Stock Consideration multiplied by (ii) Parent Stock Consideration Value.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Benefit Plan. “Company Benefit Plan” shall mean each “employee benefit plan” as defined in ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) providing compensation or other benefits to any current or former director, officer, employee, consultant or independent contractor (or to any spouse, dependent or beneficiary thereof) of the Company, a Company Subsidiary or any ERISA Affiliate, which are now maintained, sponsored or contributed to by the Company, a Company Subsidiary or any ERISA Affiliate, or under which the Company, a Company Subsidiary or any ERISA Affiliate has any Liability or obligations (contingent or otherwise), including all incentive, bonus, pension, profit sharing, consulting, employment, retirement, deferred compensation, severance, vacation, paid time off, holiday, cafeteria, medical, disability, death benefit, workers’ compensation, life or other insurance, fringe benefit, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements (except with respect to any offer letters, employment agreements or consulting agreements that are terminable for convenience without notice or Liability).

Company Change in Control Plan. “Company Change in Control Plan” shall mean the Company Change of Control Plan, effective as of June 2, 2015.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

Company Equity Plans. “Company Equity Plans” shall mean: (a) the Company’s 2005 Equity Incentive Plan and (b) the Company’s 2015 Equity Incentive Plan.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any Effect that (i) is, or would reasonably be expected to be, individually or in the aggregate with all other Effects, materially adverse to the business, properties, financial condition, assets and Liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the Merger or to perform any of its material obligations under this Agreement; provided, however, that, in the case of clause (i), none of the following Effects shall constitute nor shall be taken into account in determining whether there is a Company Material Adverse Effect: (a) changes affecting the economies or general business, economic or regulatory conditions of or financial, credit or capital market conditions anywhere in the world in which the Company and its Subsidiaries operate, to the extent such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industry in which the Company and its Subsidiaries operate; (b) changes in the trading volume or trading price of the Company Common Stock in and of itself (provided that the facts and circumstances giving rise to such changes in such volume or price may be deemed to constitute, and may be taken into account in determining whether there is a Company Material Adverse Effect), (c) changes in the industry in which the Company and its Subsidiaries operate, to the extent such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industry in which the Company and its Subsidiaries operate, (d) national or international political conditions, acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the Agreement Date, (e) changes in Law or GAAP (or in the interpretation thereof), (f) any failure by the Company to meet any published analyst projections, estimates or expectations of the Company’s past or projected revenue, earnings or other financial performance or results of operations for any period, in and of itself, and any resulting analyst downgrade of the Company’s securities, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into account in determining whether there is a Company Material Adverse Effect), (g) any legal or related Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or the Company Board, relating to, in connection with, or arising out of the Merger or the other Transactions, including the Joint Proxy Statement/Prospectus, (h) any Effects to the extent attributable to the execution, announcement or pendency of this Agreement or the anticipated consummation of the Merger (including the identity of Parent as the acquirer of the Company), or any leaks or rumors related thereto, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors, subcontractors or partners, (i) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters, and (j) any Effects resulting from or arising out of (1) the failure by the Company or any of its Subsidiaries to take any action prohibited by this Agreement or (2) any actions taken by the Company or any of its Subsidiaries as required by this Agreement or with the consent of Parent or Merger Subs.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company or otherwise).

Company Performance RSU. “Company Performance RSU” shall mean a restricted stock unit issued with performance-based metrics, terms or conditions under any of the Company Equity Plans.

Company Restricted Stock. “Company Restricted Stock” shall mean any shares of Company Common Stock that as of immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, performance based restricted stock purchase agreement, or other Contract with the Company.

Company RSU. “Company RSU” shall mean a restricted stock unit issued under any of the Company Equity Plans.

Company Stockholder. “Company Stockholder” shall mean a holder of Company Common Stock.

Company Subsidiary. “Company Subsidiary” shall mean a Subsidiary of the Company, whether direct or indirect, other than the Excluded Subsidiary, and Company Subsidiaries shall mean Subsidiaries of the Company, other than the Excluded Subsidiary.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Nondisclosure Agreement, dated March 9, 2015, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver, authorization (including any Governmental Authorization), or the expiration or termination of any statutory waiting periods.

Contract. “Contract” shall mean any legally binding written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or commitment or undertaking of any nature that is currently effective.

Defined Benefit Plan. “Defined Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA and/or Section 412 of the Code.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DLLCA. “DLLCA” shall mean the Delaware Limited Liability Company Act.

DOL. “DOL” shall mean the United States Department of Labor.

Effect. “Effect” shall mean any change, event, development, occurrence, state of facts, circumstance or effect.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Claim. “Environmental Claim” shall mean any written claim, Proceeding, complaint, or notice of violation alleging violation of, noncompliance with or Liability under or with respect to, any Environmental Laws.

Environmental Laws. “Environmental Laws” shall mean any applicable foreign, federal, state or local Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common Law relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including without limitation protection of health and safety of employees. Environmental Laws shall include, without limitation, the following United States statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal state or local Law, each as amended.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person, trade or business which is considered a single employer with the Company or any Company Subsidiary under Section 4001 of ERISA or Section 414 of the Code.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Ratio. “Exchange Ratio” shall mean the sum of (a) the Per Share Stock Consideration plus (b) the quotient obtained by dividing (i) the Per Share Cash Consideration by (ii) the Parent Stock Transaction Value, as such resulting amount may be adjusted in accordance with Section 1.5(b).

Excluded Subsidiary. “Excluded Subsidiary” shall mean Yellow Chips Holdings BV.

Financing Source. “Financing Source” shall mean any agents, arrangers, lenders and other Persons that have committed to provide or otherwise entered into agreements in connection with the Financing in connection with the transactions contemplated hereby (including, with respect to the Financing, any lead arranger, any arranger or any lender) and any joinder agreements, credit agreements or other definitive documentation relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, partners, members, employees, controlling persons, agents, trustees, administrators, managers, advisors and representatives and their respective successors and assigns.

Financing Termination Fee. “Financing Termination Fee” shall mean $90.0 million in cash.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authority. “Governmental Authority” shall mean any United States, foreign, federal, state, provincial, municipal or local government, government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority pursuant to any Law.

Governmental Consent. “Governmental Consent” shall mean any license, certificate, permit, approval, clearance, expiration, consent, waiver or termination of applicable waiting periods, authorizations, qualifications and orders of any Governmental Authority.

Governmental Official. “Government Official” shall mean any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

Hazardous Materials. “Hazardous Materials” shall mean any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including, without limitation, petroleum, petroleum products, by products or derivatives, asbestos or asbestos-containing material, mold or mycotoxin, polychlorinated biphenyls, radioactive materials and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

Hazardous Materials Activity. “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, reclamation, storage, use, management, disposal, arranging for disposal, treatment, manufacture, removal, remediation, Release, exposure of others to, sale, or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so called eWaste fees) and compliance with any product take back or product content requirements.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness. “Indebtedness” shall mean (with respect to a Person and without duplication) (a) indebtedness of a Person for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (b) any amounts owed by such Person with respect to drawn letters of credit or performance bonds, (c) any cash overdrafts of such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (e) all lease obligations of such Person capitalized on the books and records of such Person, (f) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, and (g) any outstanding guarantees and keepwell arrangements of such Person of the type described in clauses (a) through (f) above.

Information Technology. “Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation.

Intellectual Property Rights. “Intellectual Property Rights” shall mean the rights associated with the following anywhere in the world: (a) patents and utility models, and applications therefore (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing) (“Patents”), (b) trade secrets and all other rights in or to confidential business or technical information, including know-how, processes, procedures, formulae, recipes, technical data, specifications, customer lists, and supplier lists (“Trade Secrets”), (c) copyrights, copyright registrations and applications therefore, moral rights and all other rights corresponding to the foregoing (“Copyrights”), (d) uniform resource locators and registered internet domain names (“Internet Properties”), (e) industrial design rights and any registrations and applications therefore (“Industrial Designs”), (f) databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor (“Database Rights”), (g) trademarks and service marks, whether registered or unregistered, and the goodwill appurtenant to each of the foregoing (“Trademarks”), and (h) any similar, corresponding or equivalent rights to any of the foregoing. Intellectual Property Rights specifically excludes contractual rights (including license grants from third parties) and also excludes the tangible embodiment of any of the foregoing in subsections (a) – (h).

Intentional Breach. “Intentional Breach” shall mean an act or omission taken with the knowledge that such action or omission constitutes, or would reasonably be expected to result in, a material breach of this Agreement.

Intervening Event. “Intervening Event” means a material event, occurrence, fact or change occurring or arising after the Agreement Date that was not known or reasonably foreseeable to the Company Board as of the Agreement Date, which event, occurrence, fact or change becomes known to the Company Board prior to the Effective Time, other than (a) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute a Intervening Event), (b) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from any Governmental Authority in connection with this Agreement and the consummation of the Transactions, (c) any Acquisition Proposal or Acquisition Inquiry, or the consequences thereof or (d) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a Intervening Event).

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company Stockholders in connection with the Company Stockholders Meeting and to Parent Stockholders in connection with the Parent Stockholders Meeting.

Knowledge. “Knowledge” shall mean, with respect to any Entity and with respect to any matter in question, the actual knowledge of the Persons set forth on Schedule A of the Company Disclosure Schedule and the Parent Disclosure Schedule, respectively, after reasonable inquiry.

Law. “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NASD, NYSE or NASDAQ).

Liability. “Liability” shall mean any known or unknown liability, Indebtedness, obligation, responsibility or commitment of any kind, nature or character (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet prepared under GAAP).

Liens. “Liens” shall mean any mortgage, deed of trust, deed to secure debt, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien, charge, security interest, option, or any other encumbrance.

NASD. “NASD” shall mean the National Association of Securities Dealers.

NASDAQ. “NASDAQ” shall mean The NASDAQ Global Select Market.

NYSE. “NYSE” shall mean The New York Stock Exchange.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Outside Date. “Outside Date” shall mean 11:59 p.m. Eastern Time on May 27, 2016, provided, however, that such date may be extended by Parent or the Company for a period of up to five months, if any of the conditions set forth in Section 5.1(c) or Section 5.1(d) have not been satisfied as of 11:59 p.m. Eastern Time on May 27, 2016 but all other conditions to Closing shall be satisfied, waived, or capable of being satisfied.

Parent Acquisition Inquiry. “Parent Acquisition Inquiry” shall mean any inquiry, indication of interest or request for non-public information that could reasonably be expected to lead to a Parent Acquisition Proposal.

Parent Acquisition Proposal. “Parent Acquisition Proposal” shall mean any proposal or offer (whether in writing or otherwise) from any Person relating to any (i) direct or indirect acquisition of assets of Parent or any of its Subsidiaries (including securities of the Subsidiaries of Parent) equal to more than 50% of Parent’s consolidated assets or to which more than 50% of the Parent’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether by merger, consolidation or otherwise) of more than 50% of any class of equity securities of Parent or any of its Subsidiaries or (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 50% of any class of equity securities of Parent or any of its Subsidiaries or of any resulting parent company of Parent.

Parent Common Stock. “Parent Common Stock” shall mean the common stock, $0.83-1/3 par value per share, of Parent.

Parent Equity Plans. “Parent Equity Plans” shall mean the Lance, Inc. 2003 Key Employee Stock Plan, as amended, the Lance, Inc. 2007 Key Employee Incentive Plan, as amended effective May 4, 2010, the Snyder’s-Lance, Inc. 2008 Director Stock Plan (as amended and restated) dated February 8, 2013, the Snyder’s-Lance, Inc. 2014 Director Stock Plan, the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan, the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan, the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan, as amended and restated effective January 2, 2005, the Amendment No. 1 to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan, effective as of December 6, 2010, and the Snyder’s-Lance, Inc. Long-Term Performance Incentive Plan for Officers and Key Managers, dated February 7, 2013.

Parent Existing Credit Agreement. “Parent Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of May 30, 2014 among Parent, the lenders party thereto and Bank of America, N.A., as amended, restated, supplemented or otherwise modified.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that (i) is, or would reasonably be expected to be, individually or in the aggregate with all other Effects, materially adverse to the business, financial condition, Properties, assets and Liabilities, or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the Merger or to perform any of its material obligations under this Agreement; provided, however, that, in the case of clause (i), none of the following Effects shall constitute, nor shall be taken into account in determining whether there is a Parent Material Adverse Effect:

(a) changes affecting the economies or general business, economic or regulatory conditions of or financial, credit or capital market conditions anywhere in the world in which Parent and its Subsidiaries operate, to the extent such changes do not adversely affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate; (b) changes in the trading volume or trading price of Parent Common Stock in and of itself (provided that the facts and circumstances giving rise to such changes in such volume or price may be deemed to constitute, and may be taken into account in determining whether there is a Parent Material Adverse Effect), (c) changes in the industries in which Parent and its Subsidiaries operate, to the extent such changes do not adversely affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate, (d) national or international political conditions, acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the Agreement Date, (e) changes in Law or GAAP (or in the interpretation thereof), (f) any failure by Parent to meet any published analyst projections, estimates or expectations of the Parent’s past or projected revenue, earnings or other financial performance or results of operations for any period, in and of itself, and any resulting analyst downgrade of Parent’s securities, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into account in determining whether there is, a Parent Material Adverse Effect), (g) any legal or related Proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent or Parent Board, relating to, in connection with, or arising out of the Merger or the other Transactions, including the Form S-4 Registration Statement, and (h) any legal or related Proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent or Parent Board, relating to, in connection with, or arising out of the Merger or the other Transactions, including the Joint Proxy Statement/Prospectus, (i) any Effects to the extent attributable to the execution, announcement or pendency of this Agreement or the anticipated consummation of the Merger (including the identity of the Company as the target of Parent), or any leaks or rumors related thereto, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors, subcontractors or partners, (j) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters or (k) any Effects resulting from or arising out of (1) the failure by Parent or any of its Subsidiaries to take any action prohibited by this Agreement or (2) any actions taken by Parent or any of its Subsidiaries as required by this Agreement or with the consent of the Company.

Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent.

Parent Restricted Stock. “Parent Restricted Stock” shall mean any shares of Parent Common Stock that as of immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, performance based restricted stock purchase agreement, or other Contract with Parent.

Parent Stockholder. “Parent Stockholder” shall mean a holder of Parent Common Stock.

Parent Stockholder Approval. “Parent Stockholder Approval” shall mean the affirmative vote of the holders of a majority of the share of Parent Common Stock present in person or by proxy at the Parent Stockholder Meeting voting in favor of the issuance of Parent Common Stock in the Merger.

Parent Stock Consideration Value. “Parent Stock Consideration Value” shall mean the volume weighted average trading price of a share of Parent Common Stock as quoted on the NASDAQ for the five consecutive trading days ending with the trading day that is three trading days prior to the Closing Date.

Parent Stock Transaction Value. “Parent Stock Transaction Value” shall mean $34.65.

Parent Superior Proposal. “Parent Superior Proposal” shall means any unsolicited, bona fide written offer or proposal that has not been withdrawn, to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Parent or in excess of 50% of the outstanding voting securities of Parent and as a result of which the Parent Stockholders immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting Entity of such transaction or any direct or indirect parent or Subsidiary thereof, in exchange for consideration consisting exclusively of cash or publicly traded equity securities (or a combination of cash and publicly traded equity securities), which, in the good faith determination of the Parent Board, is reasonably likely to be consummated on the terms and conditions contemplated thereby and which the Parent Board shall have determined in good faith After Consultation is more favorable to the Parent Stockholders (in their capacity as such) from a financial point of view than the Merger, taking into consideration, the factors determined by the Parent Board in good faith to be relevant and any proposal made by the Company pursuant to Section 4.7(d)(ii), and in every case, which transaction would require as a condition to the execution of the definitive acquisition agreement providing for such transaction, the termination of this Agreement.

Parent Termination Fee. “Parent Termination Fee” shall mean $100.0 million in cash.

Permitted Liens. “Permitted Liens” shall mean (a) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, either not delinquent or being contested in good faith, (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business, (c) protective filings related to operating leases with third parties entered into in the ordinary course of business, (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights- of-way, restrictions and other similar charges or encumbrances or irregularities in title that in each case, individually or in the aggregate, do not materially interfere with or impair the use or operation thereof in the Business, (e) Liens on real property demised, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security programs, (g) non-exclusive licenses of Intellectual Property Rights, and (h) other Liens arising in the ordinary course of business that are not incurred in connection with the borrowing of money and that do not materially interfere with ownership or use of the subject asset.

Person. “Person” shall mean any individual, Entity or Governmental Authority.

Per Share Stock Consideration Value. “Per Share Stock Consideration Value” shall mean Per Share Stock Consideration multiplied by the Parent Stock Consideration Value.

Privacy and Security Laws. “Privacy and Security Laws” shall mean any Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including federal, state or foreign Laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

Proceeding. “Proceeding” shall mean any action, arbitration, proceeding, litigation or suit commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

Regulatory Termination Fee. “Regulatory Termination Fee” shall mean $50.0 million in cash.

Release. “Release” shall mean any release, spill, discharge, disposal, migration, emission or presence in the environment, as such terms are defined in any Environmental Law.

RSU. “RSU” shall mean a restricted stock unit.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Stock Consideration Percentage. “Stock Consideration Percentage” shall mean the quotient obtained by dividing (a) the Per Share Stock Consideration Value by (b) the Cash Value of the Merger Consideration.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal. “Superior Proposal” shall means any unsolicited, bona fide written offer or proposal that has not been withdrawn, to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or in excess of 50% of the outstanding voting securities of the Company and as a result of which the Company Stockholders immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting Entity of such transaction or any direct or indirect parent or Subsidiary thereof, in exchange for consideration consisting exclusively of cash or publicly traded equity securities (or a combination of cash and publicly traded equity securities), which, in the good faith determination of the Company Board, is reasonably likely to be consummated on the terms and conditions contemplated thereby and which the Company Board shall have determined in good faith After Consultation is more favorable to the Company Stockholders (in their capacity as such) from a financial point of view than the Merger, taking into consideration, the factors determined by the Company Board in good faith to be relevant and any proposal made by Parent pursuant to Section 4.6(d)(ii).

Tax. “Tax” shall mean any and all taxes, levies, duties, tariffs, imposts, assessments and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, estimated, gross margins, ad valorem, stamp, transfer, value-added, and gains tax.

Tax Return. “Tax Return” shall mean any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Termination Fee. “Termination Fee” shall mean $54.0 million in cash.

Uncured Inaccuracy. “Uncured Inaccuracy” with respect to a representation or warranty of a Party to this Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the Agreement Date or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the Agreement Date or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

INDEX OF DEFINED TERMS

401(k) Plan	Section 4.12(e)
Agreement	Preamble
Agreement Date	Preamble
Alternative Company Acquisition Agreement	Section 4.6(d)(i)
Alternative Parent Acquisition Agreement	Section 4.7(d)(i)
Board of Directors	Recitals
Book-Entry Shares	Section 1.8(b)
Capitalization Date	Section 2.2(a)
Change of Company Board Recommendation	Section 4.6(a)(vi)
Change of Parent Board Recommendation	Section 4.7(a)(vi)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 2.1(b)
Company Certificate	Section 2.1(b)
Company Disclosure Schedule	Article 2
Company Employees	Section 4.12(a)
Company Financial Advisor	Section 2.20
Company Financial Statements	Section 2.8(a)
Company Intellectual Property Rights	Section 2.13(a)
Company Intervening Event Notice Period	Section 4.6(e)(i)
Company Material Contract	Section 2.11(a)
Company Registered Intellectual Property	Section 2.13(a)
Company Representatives	Section 4.3(a)
Company SEC Documents	Section 2.6(a)
Company Stock Certificate	Section 1.7
Company Stockholder Approval	Section 2.3(a)
Company Stockholder Voting Agreements	Recitals
Company Stockholders Meeting	Section 4.5(a)(i)
Computershare	Section 1.8(a)
Continuing Employee	Section 4.12(b)
D&O Indemnification Agreements	Section 4.13(a)
D&O Runoff Insurance	Section 4.13(c)
Dissenting Shares	Section 1.6
Effective Time	Section 1.3
Electronic Delivery	Section 7.11
Exchange Agent	Section 1.8(a)
Exchange Fund	Section 1.8(a)
Fee Letters	Section 3.15(a)
FCPA	Section 2.5(b)
Final Surviving Company	Section 1.1(b)
Financing	Section 3.15(a)
Financing Commitments	Section 3.15(a)
First Certificate of Merger	Section 1.3
First Merger	Recitals
First Step Surviving Corporation	Section 1.1(a)
Fundamental Representations	Section 5.2(a)(ii)
Indemnified Persons	Section 4.13(a)
Insurance Policies	Section 2.22
Lenders	Section 3.15(a)
Maximum Amount	Section 4.13(c)

Merger	Recitals
Merger Consideration	Section 1.5(a)(iii)
Merger Sub	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
New Plans	Section 4.12(a)
Non-Continuing Employee	Section 4.12(c)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Section 4.5(b)(ii)
Parent Capitalization Date	Section 3.2(a)
Parent Disclosure Schedule	Article 3
Parent Financial Advisor	Section 3.21
Parent Financial Statements	Section 3.8(a)
Parent Fundamental Representations	Section 5.3(a)(ii)
Parent Intellectual Property Rights	Section 3.12(a)
Parent Material Contract	Section 3.10(a)
Parent Preferred Stock	Section 3.2(a)
Parent Representatives	Section 4.3(a)
Parent SEC Documents	Section 3.6(a)
Parent Stockholder Voting Agreements	Recitals
Parent Stockholders Meeting	Section 4.5(b)(i)
Parent Superior Proposal Notice Period	Section 4.7(d)(i)
Parent Welfare Plan	Section 4.12(a)
Parties	Preamble
Per Share Cash Consideration	Section 1.5(a)(iii)
Per Share Stock Consideration	Section 1.5(a)(iii)
Pre-Closing Period	Section 4.1
Preferred Stock	Section 2.2(a)
Required Amount	Section 3.15(d)
Sarbanes-Oxley Act	Section 2.6(a)
Second Certificate of Merger	Section 1.3
Second Effective Time	Section 1.3
Second Merger	Recitals
Section 16	Section 4.16
Superior Proposal Notice Period	Section 4.6(d)(i)
Takeover Law	Section 2.3(c)
Transactions	Recitals
Transaction Severance Benefits	Section 4.12(c)

Annex B

FORM OF
COMPANY STOCKHOLDER VOTING AGREEMENT

THIS COMPANY STOCKHOLDER VOTING AGREEMENT (this “Agreement”), dated as of October 27, 2015, by and between Snyder’s-Lance, Inc., a North Carolina corporation (“Parent”) and the stockholders listed on Exhibit A hereto (each, a “Stockholder”). Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement (as defined below).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Diamond Foods, Inc., a Delaware corporation (the “Company”), Parent, Shark Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Shark Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub, the “Merger Subs”), are entering into an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

B. As of the date hereof, Stockholder is the record or beneficial owner of the number of shares of Company Common Stock (the “Shares”) set forth opposite his, her or its name on Exhibit A; and

C. In order to induce Parent to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

In consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any Shares means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any Contract, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are Affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(b) “Stockholder Shares” means all Shares held of record or Beneficially Owned by Stockholder, whether currently issued and outstanding or hereinafter acquired, including, without limitation, including by exercising any Company Options, the settlement of any Company RSUs or Company Performance RSUs, or the lapsing of any vesting restrictions on any Company Restricted Stock, held of record or Beneficially Owned by Stockholder, and in each case with respect to which Stockholder has both the power to vote and dispose of such Shares.

ARTICLE II
TRANSFER AND VOTING OF SHARES

2.1 No Transfer of Shares. Unless the Termination Date (as defined below) shall have occurred, Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of its Stockholder Shares or any interest in its Stockholder Shares, (b) deposit its Stockholder Shares or any interest in its Stockholder Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of its Stockholder Shares or grant any proxy or power of attorney with respect thereto (other than as contemplated herein) or (c) enter into any Contract with respect to the direct or indirect acquisition or sale, pledge, encumbrance, assignment, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of its Stockholder Shares (any such action in clause (a), (b) or (c) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Stockholder Shares by Stockholder (i) if such Stockholder is an individual, (A) to any member of Stockholder’s immediate family or to a trust solely for the benefit of Stockholder or any member of Stockholder’s immediate family, (B) upon the death of Stockholder to Stockholder’s heirs or (C) to a charitable entity qualified as a 501(c)(3) organization under the Code or (ii) if Stockholder is not a natural person, to an Affiliate controlled by Stockholder or under common control with Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if, and as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement as though such transferee were the “Stockholder” hereunder.

2.2 Vote in Favor of the Merger and Related Matters. Stockholder, solely and exclusively in Stockholder’s capacity as a stockholder of the Company (and not, if applicable, in Stockholder’s capacity as an officer or director of the Company or any of its Subsidiaries), agrees that, from and after the date hereof until the Termination Date (as defined below), at any meeting of the stockholders of the Company or any adjournment thereof, or in connection with any action by written consent of the stockholders of the Company, Stockholder shall:

(a) appear at each such meeting or otherwise cause all of its Stockholder Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of its Stockholder Shares: (i) in favor of the adoption of the Merger Agreement, (ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the Merger and the other Transactions, (iii) against any Acquisition Proposal and (iv) against any other action, proposal, agreement, transaction or arrangement submitted for approval of the Company’s stockholders that is intended, or would reasonably be expected, to impede, interfere with, materially delay, materially postpone or adversely affect the consummation of the Merger, including, without limitation, any extraordinary transaction, merger, consolidation, sale of assets, recapitalization or other business combination involving the Company or any other action, agreement or arrangement that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or satisfied prior to the Effective Time. Each Stockholder shall retain at all times the right to vote such Stockholders’ Shares in such Stockholder’s sole discretion and without any other limitation on all matters not set forth in this Section 2.2(b).

2.3 Termination. This Agreement and the obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms and (b) the Effective Time (such earliest date, the “Termination Date”); provided, however, that the provisions of Article VI shall survive any termination of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

Stockholder hereby represents and warrants to Parent, as of the date hereof, as follows:

3.1 Authorization; Binding Agreement. Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Stockholder are necessary to adopt or authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

3.2 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement to Parent by Stockholder does not, and the performance of this Agreement will not, except where it would not interfere in any material respect with Stockholder’s ability to perform his, her or its obligations hereunder, (i) conflict with or violate in any material respect any Law applicable to Stockholder or by which Stockholder is bound or affected, (ii) violate or conflict with the articles of incorporation or bylaws or other equivalent organizational documents of Stockholder, if applicable, or (iii) result in or constitute (with or without notice or lapse of time or both) any material breach of or material default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on the Stockholder Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Stockholder Shares are bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

(b) Except for compliance with any applicable requirements of the Exchange Act, the execution and delivery of this Agreement to Parent by Stockholder does not, and the performance of this Agreement will not, require any consent, approval, authorization, waiver, order or permit of, or filing with or notification to, any third party or any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations, waivers, orders or permits, or to make such filings or notifications, would not materially interfere with such Stockholder’s ability to perform his, her or its obligations hereunder.

3.3 Litigation. There is no Proceeding pending or, to the knowledge of Stockholder, threatened, against Stockholder or any of Stockholder’s Affiliates that would interfere in any material respect with such Stockholder’s ability to perform his, her or its obligations hereunder. There is no order against Stockholder or any of Stockholder’s Affiliates that would prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that would otherwise interfere with such Stockholder’s ability to perform its obligations hereunder.

3.4 Title to Shares. Stockholder is the record or beneficial owner of the Shares set forth opposite its name on Exhibit A. Stockholder has good title to his, her or its Stockholder Shares free and clear of all Liens other than pursuant to this Agreement and applicable securities Laws. As of the date of this Agreement, the Stockholder Shares constitute all of the Shares Beneficially Owned or owned of record by Stockholder. Except as otherwise set forth in this Agreement, Stockholder has, and will have at all times until the Effective Time, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Stockholder Shares.

3.5 Acknowledgement of the Merger Agreement. Stockholder hereby acknowledges that Stockholder has received a draft of the Merger Agreement presented to Stockholder as in substantially final form and has reviewed and understood the terms thereof.

ARTICLE IV
GRANT OF PROXY; APPOINTMENT OF PROXY

4.1 Grant of Proxy. In furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by Stockholder of Stockholder’s duties under this Agreement, Stockholder, concurrently with the execution of this Agreement, shall execute or cause to be executed, in accordance with the provisions of applicable Delaware law, and deliver to Parent an irrevocable proxy, substantially in the form of Exhibit B hereto, and irrevocably appoint Parent or its designees, with full power of substitution, Stockholder’s attorney and proxy to vote, or, if applicable, to give consent with respect to, all of the Shares held of record by Stockholder as of the record date of such vote or consent in respect of any of the matters set forth in, and in accordance with and subject to the provisions of Section 2.2(b) (the “Proxy”).

4.2 Reliance. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Proxy. Stockholder hereby affirms that the Proxy set forth in this Article 4 is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may not be revoked except in accordance with its terms.

4.3 Revocation of Prior Proxies. Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder, and agrees not to grant any subsequent proxies or powers of attorney, as to the voting of the Shares with respect to the subject matter of this Agreement and the Merger Agreement.

ARTICLE V
COVENANTS OF THE STOCKHOLDERS

5.1 Further Assurances. From time to time and without additional consideration, prior to the Termination Date, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.2 Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have (including under Section 262 of the DGCL).

5.3 No Inconsistent Agreements. Except for this Agreement, until the Termination Date, Stockholder shall not: (a) enter into any voting agreement, voting trust or similar agreement with respect to any of the Stockholder Shares, (b) grant any proxy, consent, power of attorney or other authorization or consent with respect to any of the Stockholder Shares or (c) knowingly take any action that would constitute a breach hereof, make any representation or warranty of Stockholder set forth in Article III untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of its obligations under this Agreement.

5.4 Public Announcements. Stockholder further agrees to permit the Company and Parent to publish and disclose, including in filings with the SEC and in the press release announcing the Transactions contemplated by the Merger Agreement (the “Announcement Release”), this Agreement and the Stockholder’s identity and ownership of the Stockholder Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in each case, to the extent the Company or Parent reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company and Parent).

5.5 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, Parent agrees that: (i) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Shares, and not in Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries and (ii) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any representative of Stockholder, as applicable, serving on the board of directors of the Company or any Subsidiary or as an officer or fiduciary of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any of its Subsidiaries.

ARTICLE VI
GENERAL PROVISIONS

6.1 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

6.2 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 6.2 shall be null and void.

6.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

6.4 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that prior to the Termination Date, (a) each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity and (b) the Parties shall waive, in any Proceeding for specific performance, the defense of adequacy of a remedy at Law. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.4, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.5 Governing Law; Jurisdiction; Jury Trial.

(a) This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

(b) The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent required or permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 6.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other Proceeding, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a Party in any Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.6 No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Neither party shall be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

6.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; (c) if sent by facsimile transmission or e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving party, and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Parent:

Snyder’s-Lance, Inc.
13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina 28277
Attention: Executive Vice President,
Chief Financial Officer and Chief Administrative Officer
Facsimile:
Email:

with a copy to:

Snyder’s-Lance, Inc.
13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina 28277
Attention: Executive Vice President,
Chief Financial Officer and Chief Administrative Officer
Facsimile:
Email:

with a copy to (for information purposes only):

Troutman Sanders LLP
One Wells Fargo Center
301 S. College Street, Suite 3400
Charlotte, North Carolina 28202
Attention:
Facsimile:
Email:

If to a Stockholder, to the address or facsimile number set forth on the signature page hereof or, if not set forth thereon, to the address reflected in the stock books of the Company.

6.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by, Parent and Stockholder and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent and Stockholder) any legal or equitable right, benefit or remedy of any nature whatsoever; provided, that the Company shall be a third party beneficiary of this Agreement and shall be entitled to enforce any power, right, privilege or remedy of Parent hereunder.

6.9 Headings. The heading references herein are for convenience of reference only and do not form part of this Agreement, and no construction or reference shall be derived therefrom.

6.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”) in two or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

By:	Name: Title:

STOCKHOLDER

If other than a natural person:

By:	Name: Title: Address: Facsimile:

If a natural person:

Name: Address: Facsimile:

Signature Page to Company Stockholder Voting Agreement

Exhibit A

Stockholder Name	Shares of Company Common Stock

BA-1

Exhibit B

IRREVOCABLE PROXY

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Company Stockholder Voting Agreement, dated as of October 27, 2015, by and between Parent and the undersigned stockholder (the “Voting Agreement”). A copy of the Voting Agreement is attached hereto and is incorporated by reference herein.

This Proxy is given to secure the performance of the duties of the undersigned Stockholder pursuant to the Voting Agreement and is granted in consideration of Parent entering into the Merger Agreement.

The undersigned Stockholder hereby irrevocably appoints the persons as may be designated by Parent after the date hereof, and each of them individually, the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned Stockholder and in the name, place and stead of the undersigned Stockholder, to vote or, if applicable, to give written consent, with respect to, all Shares held of record by the undersigned Stockholder and which the undersigned Stockholder is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto, in accordance with the provisions of Section 2.2(b) of the Voting Agreement as follows:

(i) in favor of the adoption of the Merger Agreement;

(ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the Merger and the other Transactions;

(iii) against any Acquisition Proposal; and

(iv) against any other action, proposal, agreement, transaction or arrangement submitted for approval of the Company’s stockholders that is intended, or would reasonably be expected, to impede, interfere with, materially delay, materially postpone or adversely affect the consummation of the Merger, including, without limitation, any extraordinary transaction, merger, consolidation, sale of assets, recapitalization or other business combination involving the Company or any other action, agreement or arrangement that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or satisfied prior to the Effective Time.

This Proxy is coupled with an interest, and, to the fullest extent permitted by law, and subject to the terms hereof, shall be irrevocable and shall be binding on any successor in interest of the undersigned Stockholder. This Proxy shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned Stockholder; provided, however, that this Proxy shall terminate on the Termination Date.

This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned Stockholder with respect to the subject matter of the Voting Agreement.

[Signature page follows]

BB-1

IN WITNESS WHEREOF, the parties hereto have caused this Proxy to be duly executed as of the date first written above.

Snyder’s-Lance, Inc.

By:	Name: Title:

STOCKHOLDER

If other than a natural person:

By:	Name: Title: Address: Facsimile:

If a natural person:

Name: Address: Facsimile:

BB-2

Annex C

FORM OF
PARENT STOCKHOLDER VOTING AGREEMENT

THIS PARENT STOCKHOLDER VOTING AGREEMENT (this “Agreement”), dated as of October [27], 2015, by and between Diamond Foods, Inc., a Delaware corporation (the “Company”) and the stockholders listed on Exhibit A attached hereto (each, a “Stockholder”). Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement (as defined below).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Snyder’s-Lance, Inc., a Delaware corporation (the “Parent”), Shark Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Shark Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub, the “Merger Subs”) and the Company, are entering into an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

B. As of the date hereof, Stockholder is the record or beneficial owner of the number of shares of Parent Common Stock (the “Shares”) set forth opposite his, her or its name on Exhibit A; and

C. In order to induce the Company to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

In consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

(a) “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any Shares means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any Contract, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are Affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(b) “Stockholder Shares” means all Shares held of record or Beneficially Owned by Stockholder, whether currently issued and outstanding or hereinafter acquired, including, without limitation, including by exercising any Parent Options[, the settlement of any Parent RSUs or Parent Performance RSUs, or the lapsing of any vesting restrictions on any Parent Restricted Stock,] held of record or Beneficially Owned by Stockholder, and in each case with respect to which Stockholder has both the power to vote and dispose of such Shares.

ARTICLE II
TRANSFER AND VOTING OF SHARES

2.1 No Transfer of Shares. Unless the Termination Date (as defined below) shall have occurred, Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of its Stockholder Shares or any interest in its Stockholder Shares, (b) deposit its Stockholder Shares or any interest in its Stockholder Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of its Stockholder Shares or grant any proxy or power of attorney with respect thereto (other than as contemplated herein) or (c) enter into any Contract with respect to the direct or indirect acquisition or sale, pledge, encumbrance, assignment, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of its Stockholder Shares (any such action in clause (a), (b) or (c) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Stockholder Shares by Stockholder (i) if such Stockholder is an individual, (A) to any member of Stockholder’s immediate family or to a trust solely for the benefit of Stockholder or any member of Stockholder’s immediate family, (B) upon the death of Stockholder to Stockholder’s heirs or (C) to a charitable entity qualified as a 501(c)(3) organization under the Code or (ii) if Stockholder is not a natural person, to an Affiliate controlled by Stockholder or under common control with Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if, and as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement as though such transferee were the “Stockholder” hereunder.

2.2 Vote in Favor of the Merger and Related Matters. Stockholder, solely and exclusively in Stockholder’s capacity as a stockholder of Parent (and not, if applicable, in Stockholder’s capacity as an officer or director of Parent or any of its Subsidiaries), agrees that, from and after the date hereof until the Termination Date (as defined below), at any meeting of the stockholders of Parent or any adjournment thereof, or in connection with any action by written consent of the stockholders of Parent, Stockholder shall:

(a) appear at each such meeting or otherwise cause all of its Stockholder Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of its Stockholder Shares: (i) in favor of the issuance of Parent Common Stock in the Merger, (ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the Merger and the other Transactions, (iii) against any Parent Acquisition Proposal and (iv) against other action, proposal, agreement, transaction or arrangement submitted for approval of Parent’s stockholders that is intended, or would reasonably be expected, to impede, interfere with, materially delay, materially postpone or adversely affect the consummation of the Merger, including, without limitation, any extraordinary transaction, merger, consolidation, purchase of assets, recapitalization or other business combination involving Parent or any other action, agreement or arrangement that would reasonably be expected to result in any of the conditions to Parent’s obligations under the Merger Agreement not being fulfilled or satisfied prior to the Effective Time. Each Stockholder shall retain at all times the right to vote such Stockholder’s Shares in such Stockholder’s sole discretion and without any other limitation on all matters not set forth in this Section 2.2(b).

2.3 Termination. This Agreement and the obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms and (b) the Effective Time (such earliest date, the “Termination Date”); provided, however, that the provisions of Article VI shall survive any termination of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

Stockholder hereby represents and warrants to the Company, as of the date hereof, as follows:

3.1 Authorization; Binding Agreement. Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Stockholder are necessary to adopt or authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

3.2 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement to the Company by Stockholder does not, and the performance of this Agreement will not, except where it would not interfere in any material respect with Stockholder’s ability to perform his, her or its obligations hereunder, (i) conflict with or violate in any material respect any Law applicable to Stockholder or by which Stockholder is bound or affected, (ii) violate or conflict with the articles of incorporation or bylaws or other equivalent organizational documents of Stockholder, if applicable, or (iii) result in or constitute (with or without notice or lapse of time or both) any material breach of or material default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Stockholder Shares are bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

(b) Except for the compliance with any applicable requirements of the Exchange Act, the execution and delivery of this Agreement to the Company by Stockholder does not, and the performance of this Agreement will not, require any consent, approval, authorization, waiver, order or permit of, or filing with or notification to, any third party or any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations, waivers, orders or permits, or to make such filings or notifications, would not materially interfere with such Stockholder’s ability to perform his, her or its obligations hereunder.

3.3 Litigation. There is no Proceeding pending or, to the knowledge of Stockholder, threatened, against Stockholder or any of Stockholder’s Affiliates that would interfere in any material respect with such Stockholder’s ability to perform his, her or its obligations hereunder. There is no order against Stockholder or any of Stockholder’s Affiliates that would prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that would otherwise interfere in any material respect with such Stockholder’s ability to perform its obligations hereunder.

3.4 Title to Shares. Stockholder is the record or beneficial owner of the Shares set forth opposite its name on Exhibit A. Stockholder has good title to his, her or its Stockholder Shares free and clear of all Liens other than pursuant to this Agreement and applicable securities Laws. As of the date of this Agreement, the Stockholder Shares constitute all of the Shares Beneficially Owned or owned of record by Stockholder. Except as otherwise set forth in this Agreement, Stockholder has, and will have at all times until the Effective Time, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Stockholder Shares.

3.5 Acknowledgement of the Merger Agreement. Stockholder hereby acknowledges that Stockholder has received a draft of the Merger Agreement presented to Stockholder as in substantially final form and has reviewed and understood the terms thereof.

ARTICLE IV
GRANT OF PROXY; APPOINTMENT OF PROXY

4.1 Grant of Proxy. In furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by Stockholder of Stockholder’s duties under this Agreement, Stockholder, concurrently with the execution of this Agreement, shall execute or cause to be executed, in accordance with the provisions of applicable North Carolina law, and deliver to the Company an irrevocable proxy, substantially in the form of Exhibit B hereto, and irrevocably appoint the Company or its designees, with full power of substitution, Stockholder’s attorney and proxy to vote, or, if applicable, to give consent with respect to, all of the Shares held of record by Stockholder as of the record date of such vote or consent in respect of any of the matters set forth in, and in accordance with and subject to the provisions of Section 2.2(b) (the “Proxy”).

4.2 Reliance. Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Proxy. Stockholder hereby affirms that the Proxy set forth in this Article 4 is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may not be revoked except in accordance with its terms.

4.3 Revocation of Prior Proxies. Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder, and agrees not to grant any subsequent proxies or powers of attorney, as to the voting of the Shares with respect to the subject matter of this Agreement and the Merger Agreement.

ARTICLE V
COVENANTS OF THE STOCKHOLDERS

5.1 Further Assurances. From time to time and without additional consideration, prior to the Termination Date, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.2 No Inconsistent Agreements. Except for this Agreement, until the Termination Date, Stockholder shall not: (a) enter into any voting agreement, voting trust or similar agreement with respect to any of the Stockholder Shares, (b) grant any proxy, consent, power of attorney or other authorization or consent with respect to any of the Stockholder Shares or (c) knowingly take any action that would constitute a breach hereof, make any representation or warranty of Stockholder set forth in Article III untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of its obligations under this Agreement.

5.3 Public Announcements. Stockholder further agrees to permit the Company and Parent to publish and disclose, including in filings with the SEC and in the press release announcing the Transactions contemplated by the Merger Agreement (the “Announcement Release”), this Agreement and the Stockholder’s identity and ownership of the Stockholder Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in each case, to the extent the Company or Parent reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company and Parent).

5.4 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, Company agrees that: (i) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Shares, and not in Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries and (ii) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any representative of Stockholder, as applicable, serving on the board of directors of Parent or any Subsidiary or as an officer or fiduciary of Parent or any Subsidiary of Parent, acting in such person’s capacity as a director, officer, employee or fiduciary of Parent or any of its Subsidiaries.

ARTICLE VI
GENERAL PROVISIONS

6.1 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

6.2 Assignment. Noparty to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 6.2 shall be null and void.

6.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

6.4 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that prior to the Termination Date, (a) each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity and (b) the Parties shall waive, in any Proceeding for specific performance, the defense of adequacy of a remedy at Law. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.4, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.5 Governing Law; Jurisdiction; Jury Trial.

(a) This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

(b) The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State court or, to the extent required or permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 6.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other Proceeding, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a Party in any Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.6 No Waiver. Nofailure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Neither party shall be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

6.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; (c) if sent by facsimile transmission or e-mail of a.pdf,.tif,.gif,.jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail of a.pdf,.tif,.gif,.jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving party, and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company:

Diamond Foods, Inc.
600 Montgomery Street, 13th Floor
San Francisco, CA 94111
Attention: Chief Executive Officer
 General Counsel
Email:

with a copy to (for information purposes only):

Fenwick & West, LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Attention:
Facsimile:
Email:

If to a Stockholder, to the address or facsimile number set forth on the signature page hereof or, if not set forth thereon, to the address reflected in the stock books of Parent.

6.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by, the Company and Stockholder and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent and Stockholder) any legal or equitable right, benefit or remedy of any nature whatsoever; provided, that Parent shall be a third party beneficiary of this Agreement and shall be entitled to enforce any power, right, privilege or remedy of the Company hereunder.

6.9 Headings. The heading references herein are for convenience of reference only and do not form part of this Agreement, and no construction or reference shall be derived therefrom.

6.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a.pdf,.tif,.jpeg or similar attachment (“Electronic Delivery”) in two or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. NoParty hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

DIAMOND FOODS, INC.

By:	Name: Title:

STOCKHOLDER

If other than a natural person:

By:	Name: Title: Address: Facsimile:

If a natural person:

Name: Address: Facsimile:

Signature Page to Parent Stockholder Voting Agreement

Exhibit A

Stockholder Name	Shares of Parent Common Stock

CA-1

Exhibit B

IRREVOCABLE PROXY

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Parent Stockholder Voting Agreement, dated as of October [  ], 2015, by and between the Company and the undersigned stockholder (the “Voting Agreement”). A copy of the Voting Agreement is attached hereto and is incorporated by reference herein.

This Proxy is given to secure the performance of the duties of the undersigned Stockholder pursuant to the Voting Agreement and is granted in consideration of the Company entering into the Merger Agreement.

The undersigned Stockholder hereby irrevocably appoints the persons as may be designated by the Company after the date hereof, and each of them individually, the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned Stockholder and in the name, place and stead of the undersigned Stockholder, to vote or, if applicable, to give written consent, with respect to, all Shares held of record by the undersigned Stockholder and which the undersigned Stockholder is or may be entitled to vote at any meeting of Parent held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto, in accordance with the provisions of Section 2.2(b) of the Voting Agreement as follows:

(i) in favor of the issuance of Parent Common Stock in the Merger;

(ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the Merger and the other Transactions;

(iii) against any Parent Acquisition Proposal; and

(iv) against any other action, proposal, agreement, transaction or arrangement submitted for approval of Parent’s stockholders that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the consummation of the Merger, including, without limitation, any extraordinary transaction, merger, consolidation, sale of assets, recapitalization or other business combination involving Parent or any other action, agreement or arrangement that would reasonably be expected to result in any of the conditions to Parent’s obligations under the Merger Agreement not being fulfilled or satisfied.

This Proxy is coupled with an interest, and, to the fullest extent permitted by law, and subject to the terms hereof, shall be irrevocable and shall be binding on any successor in interest of the undersigned Stockholder. This Proxy shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned Stockholder; provided, however, that this Proxy shall terminate on the Termination Date.

This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned Stockholder with respect to the subject matter of the Voting Agreement.

[Signature page follows]

CB-1

IN WITNESS WHEREOF, the parties hereto have caused this Proxy to be duly executed as of the date first written above.

DIAMOND FOODS, INC.

By:	Name: Title:

STOCKHOLDER

If other than a natural person:

By:	Name: Title: Address: Facsimile:

If a natural person:

Name: Address: Facsimile:

End of Document

CB-2

Annex D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

October 27, 2015

Board of Directors
Diamond Foods, Inc.
600 Montgomery Street, 13th Floor
San Francisco, California 94111

Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to holders of the common stock, par value $0.001 per share (“Diamond Foods Common Stock”), of Diamond Foods, Inc. (“Diamond Foods”) of the Merger Consideration (as defined below) provided for pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Snyder’s-Lance, Inc. (“Snyder’s-Lance”), Shark Acquisition Sub I, Inc., a wholly owned subsidiary of Snyder’s-Lance (“Merger Sub”), Shark Acquisition Sub II, LLC, a wholly owned subsidiary of Snyder’s-Lance (“Merger Sub 2”), and Diamond Foods. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Diamond Foods (the “Merger”) pursuant to which Diamond Foods will become a wholly owned subsidiary of Snyder’s-Lance and each outstanding share of Diamond Foods Common Stock will be converted into the right to receive (i) 0.775 of a share of the common stock, par value $0.83-1/3 per share, of Snyder’s-Lance (“Snyder’s-Lance Common Stock” and, such fraction of a share of Snyder’s-Lance Common Stock, the “Stock Consideration”) and (ii) $12.50 in cash (together with the Stock Consideration, the “Merger Consideration”). The Merger Agreement further provides that, immediately following the Merger, Snyder’s-Lance will cause Diamond Foods to be merged with and into Merger Sub 2, with Merger Sub 2 continuing to exist as a wholly owned subsidiary of Snyder’s-Lance (the “Second Merger” and, together with the Merger, the “Transaction”).

In arriving at our opinion, we have reviewed a draft, dated October 27, 2015, of the Merger Agreement and certain publicly available business and financial information relating to Diamond Foods and Snyder’s-Lance. We also have reviewed certain other information relating to Diamond Foods and Snyder’s-Lance provided to or discussed with us by the respective managements of Diamond Foods and Snyder’s-Lance, including financial forecasts and estimates relating to Diamond Foods and Snyder’s-Lance prepared by the respective managements of Diamond Foods and Snyder’s-Lance, and we have met with the respective managements of Diamond Foods and Snyder’s-Lance to discuss the businesses and prospects of Diamond Foods and Snyder’s-Lance. We also have considered certain financial and stock market data of Diamond Foods and Snyder’s-Lance, and we have considered that data with similar data for publicly held companies in businesses we deemed similar to those of Diamond Foods and Snyder’s-Lance, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts and estimates for Diamond Foods (including potential net operating loss carryforwards expected to be utilized by Diamond Foods on a standalone basis) that we have been directed to utilize in our analyses, we have been advised by the management of Diamond Foods, and we have assumed, with your consent, that such forecasts and estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of Diamond Foods and the other matters covered thereby. With respect to the financial forecasts and estimates for Snyder’s-Lance that we have been directed to utilize in our analyses, we have been advised by the management of Snyder’s-Lance, and we have assumed, with your consent, that such forecasts and

Board of Directors
Diamond Foods, Inc.
October 27, 2015

estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of Snyder’s-Lance and the other matters covered thereby. With respect to estimates provided to us by the managements of Diamond Foods and Snyder’s-Lance with respect to potential tax benefits, cost savings and other synergies anticipated to result from the Transaction that we have been directed to utilize in our analyses, we have been advised by the managements of Diamond Foods and Snyder’s-Lance, and we have assumed, with your consent, that such estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements as to such tax benefits, cost savings and other synergies and we further have assumed, with your consent, that such tax benefits, cost savings and other synergies will be realized in the amounts and at the times indicated. We have relied, with your consent and without independent verification, upon the assessments of the managements of Diamond Foods and Snyder’s-Lance as to, among other things, (i) the potential impact on Diamond Foods and Snyder’s-Lance of certain market, cyclical and other trends in and prospects for, and governmental or other regulatory matters relating to or affecting, the snack food and nuts industries, (ii) existing and future relationships, agreements and arrangements with, and the ability to retain, key suppliers, customers, employees and other commercial relationships of Diamond Foods and Snyder’s-Lance and (iii) the ability to integrate the operations of Diamond Foods and Snyder’s-Lance. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Diamond Foods, Snyder’s-Lance or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Diamond Foods, Snyder’s-Lance or the Transaction (including the contemplated benefits thereof) and that the Transaction will be consummated in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of Diamond Foods have advised us, and we also have assumed, that the terms of the Merger Agreement, when executed, will conform in all material respects to the terms reflected in the draft reviewed by us. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Diamond Foods, Snyder’s-Lance or any other entity, nor have we been furnished with any such evaluations or appraisals. We further have assumed that the Merger and the Second Merger, taken together, will qualify for U.S. federal income tax purposes as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of Diamond Foods as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration and does not address any other aspect or implication of the Transaction, including, without limitation, the form or structure of the Transaction, the form of the Merger Consideration or any terms, aspects or implications of any voting or other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our opinion also does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Board of Directors
Diamond Foods, Inc.
October 27, 2015

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of Snyder’s-Lance Common Stock actually will be when issued or the prices at which Snyder’s Lance Common Stock, Diamond Foods Common Stock or other securities will trade or be transferable at any time. Our opinion also does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to Diamond Foods, nor does it address the underlying business decision of Diamond Foods to proceed with the Transaction.

We have acted as financial advisor to the Board of Directors of Diamond Foods in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, Diamond Foods has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Diamond Foods and its affiliates for which we and our affiliates have received and would expect to receive compensation, including, during the past two years, having acted as (i) a joint lead arranger, joint bookrunner, administrative agent and collateral agent for, and as a lender under, a credit facility of Diamond Foods and (ii) a joint bookrunner for a senior notes offering of Diamond Foods. Although we and our affiliates have not provided investment banking or other financial advice or services during the past two years to Snyder’s-Lance for which we and our affiliates have received compensation, we and our affiliates may provide such financial services to Snyder’s-Lance and its affiliates in the future for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Diamond Foods, Snyder’s-Lance and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of Diamond Foods (in its capacity as such) in connection with its evaluation of the Transaction and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Transaction or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Diamond Foods Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Credit Suisse Securities (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

Annex F

October 27, 2015

Board of Directors Snyder’s-Lance, Inc. 13515 Ballantyne Corporate Place Charlotte, North Carolina 28277	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Snyder’s-Lance, Inc. (“Parent”) in connection with the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2015 (the “Merger Agreement”), by and among Parent, Shark Acquisition Sub I, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Shark Acquisition Sub II, LLC, a wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub, the “Merger Subs”), and Diamond Foods, Inc. (the “Company”), which provides, among other things, for (a) the merger (the “First Merger”) of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent and (b) following consummation of the First Merger, the merger (the “Second Merger”) of the surviving corporation from the First Merger with and into Merger Sub II (collectively, the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company, other than dissenting shares, shares owned by the Company as treasury stock and shares owned by Parent, the Merger Subs or any other subsidiary of Parent, will be converted into the right to receive (x) $12.50 in cash (the “Cash Consideration”) and (y) 0.775 of a share, par value $0.83–1/3 per share (the “Parent Common Stock”), of Parent (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to Parent of the Merger Consideration proposed to be paid per share of Company Common Stock pursuant to the Merger Agreement.

In connection with our role as financial advisor to Parent, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and Parent, and certain internal analyses, financial forecasts and other information relating to the Company and Parent prepared by management of Parent. We have also held discussions with certain senior officers of Parent regarding the businesses and prospects of the Company, Parent and the combined company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock, (ii) compared certain financial and stock market information for the Company and Parent with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, (v) reviewed analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, financial synergies and other strategic benefits projected by Parent to be achieved as a result of the Transaction (collectively, the “Synergies”), and (vi)

Board of Directors
Snyder’s-Lance, Inc.
October 27, 2015

performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company or Parent, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the Synergies, made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts, including with respect to the Synergies, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters covered thereby. In particular, given the materiality of the Synergies to our analyses and our reliance thereon in reaching the conclusion set forth in this letter, we have also assumed with your knowledge and permission that the financial results, including the Synergies, reflected in such forecasts will be realized in the amounts and at the times projected. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, with respect to the Synergies, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis, including, among other things, that the First Merger and the Second Merger will together qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Parent and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of Parent in connection with and for the purpose of its evaluation of the Transaction.

Board of Directors
Snyder’s-Lance, Inc.
October 27, 2015

This opinion is limited to the fairness, from a financial point of view, to Parent of the Merger Consideration proposed to be paid per share of Company Common Stock pursuant to the Merger Agreement as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. Nor does it address the terms of any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Parent, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by Parent to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Parent Common Stock or any other person should vote with respect to the Transaction or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction, whether relative to the Merger Consideration or otherwise. This opinion does not in any manner address the prices at which the Parent Common Stock, the Company Common Stock or other securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Parent in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. Parent has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) or other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Oaktree Capital Management, L.P. (“Oaktree”), an affiliate of the Company, and its affiliates for which they have received, and in the future may receive, compensation. The DB Group may also provide investment and commercial banking services to the Company, Parent and their respective affiliates (including Oaktree and its affiliates) in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Parent and their respective affiliates (including Oaktree and its affiliates) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof,

Board of Directors
Snyder’s-Lance, Inc.
October 27, 2015

the Merger Consideration proposed to be paid per share of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Officers and Directors

The Restated Articles of Incorporation of Snyder’s-Lance provide that, to the fullest extent permitted by applicable law, no director of Snyder’s-Lance shall have any personal liability arising out of any action whether by or in the right of Snyder’s-Lance or otherwise for monetary damages for breach of his or her duty as a director. Snyder’s-Lance’s Bylaws require Snyder’s-Lance to indemnify Snyder’s-Lance’s directors to the fullest extent permitted by law.

The North Carolina Business Corporation Act contains provisions prescribing the extent to which directors and officers shall or may be indemnified against liabilities which they may incur in their capacities as such. Under those provisions, whether indemnification is permitted or mandated depends upon several factors, including whether the action is brought by the corporation or by outsiders and whether the potential indemnitee is successful in his or her defense. The indemnification provisions of the North Carolina Business Corporation Act are not exclusive of any other rights of indemnification under any bylaw, agreement, or vote of stockholders or disinterested directors or otherwise. The North Carolina Business Corporation Act also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in such capacities. Snyder’s-Lance has purchased insurance to provide for indemnification of directors and officers.

The merger agreement provides that, for a period of six years following the proposed merger, Snyder’s-Lance will cause the surviving company in the proposed merger to indemnify and hold harmless all past and present directors, officers and employees of Diamond for acts or omissions in their capacity as directors, officers or employees to the same extent that they are indemnified as of the date of the merger agreement by Diamond pursuant to its applicable law, its certificate of incorporation, bylaws, and indemnification agreements. The merger agreement also provides that Snyder’s-Lance will cause the surviving company in the proposed merger to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceedings related to matters subject to indemnification.

The merger agreement further provides that for a period of six years after the proposed merger, the certificate of formation and limited liability company agreement of the surviving company in the proposed merger shall contain provisions no less favorable with respect to indemnification of directors, officers and employees of Diamond than are currently set forth in Diamond’s bylaws and certificate of incorporation. Additionally, the surviving corporation shall purchase directors and officers runoff insurance coverage, which by its terms shall survive the proposed merger for not less than six years, and provide coverage to former directors, officers and/or employees of Diamond that is not less favorable than Diamond’s existing directors and officers policy.

Item 21. Exhibits and Financial Statement Schedules

(1) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Exhibit Title	Form	Incorporated by Reference		Filing Date
			File No.	Exhibit
2.1(1)	Agreement and Plan of Merger and Reorganization, dated as of October 27, 2015, by and among Snyder’s-Lance, Inc., Shark Acquisition Sub I, Inc., Shark Acquisition Sub II, LLC, and Diamond Foods, Inc.
2.2(2)	Form of Diamond Foods, Inc. Voting Agreement, dated October 27, 2015, by and among Snyder’s-Lance, Inc. and the stockholders of Diamond Foods, Inc. listed therein.
2.3(3)	Form of Snyder’s-Lance, Inc. Voting Agreement, dated October 27, 2015, by and among Diamond Foods, Inc. and the Snyder’s-Lance, Inc. stockholders listed therein.
3.1	Restated Articles of Incorporation of Snyder’s-Lance, Inc., as amended through May 3, 2013.	10-Q	0-398	3.5	August 6, 2013
3.2	Bylaws of Snyder’s-Lance, Inc., as amended through May 6, 2014.	8-K	0-398	3.1	May 9, 2014
5.1**	Legal opinion of Troutman Sanders LLP, as to validity of shares of Snyder’s-Lance common stock to be registered under this registration statement.
8.1**	Tax opinion of Fenwick & West LLP.
21.1	Subsidiaries of Snyder’s-Lance, Inc.	10-K	0-398	21	March 4, 2015
23.1	Consent of Troutman Sanders LLP (included as part of its opinion in Exhibit 5.1).
23.2	Consent of Fenwick & West LLP (included as part of its opinion in Exhibit 8.1).
23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm for Snyder’s-Lance, Inc.	Filed herewith.
23.4	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Snyder’s-Lance, Inc.	Filed herewith.
23.5	Consent of PricewaterhouseCoopers LLP Independent Registered Public Accounting Firm for Diamond Foods, Inc.	Filed herewith.
24.1**	Power of Attorney (included on signature page)
99.1**	Form of Proxy for Snyder’s-Lance, Inc.
99.2**	Form of Proxy for Diamond Foods, Inc.
99.3	Consent of Deutsche Bank Securities Inc.	Filed herewith.
99.4**	Consent of Credit Suisse Securities (USA) LLC
99.5**	Consent of Brian J. Driscoll to being named a director

**	Previously filed.
(1)

Included as Annex A to the joint proxy statement/prospectus, which is part of this registration statement. Certain annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

(2)

Included as Annex B to the joint proxy statement/prospectus, which is part of this registration statement. Certain annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

(3)

Included as Annex C to the joint proxy statement/prospectus, which is part of this registration statement. Certain annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on January 19, 2016.

SNYDER’S-LANCE, INC.

By:	/S/ RICK D. PUCKETT (Rick D. Puckett Executive Vice President, Chief Financial Officer and Chief Administrative Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* (Carl E. Lee, Jr.)	President and Chief Executive Officer and Director (Principal Executive Officer)	January 19, 2016

/s/ RICK D. PUCKETT (Rick D. Puckett)	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)	January 19, 2016

* (Margaret E. Wicklund)	Vice President, Corporate Controller and Assistant Secretary (Principal Accounting Officer)	January 19, 2016

* (W. J. Prezzano)	Chairman of the Board of Directors	January 19, 2016

* (Jeffrey A. Atkins)	Director	January 19, 2016

* (Peter P. Brubaker)	Director	January 19, 2016

* (C. Peter Carlucci, Jr.)	Director	January 19, 2016

* (John E. Denton)	Director	January 19, 2016

* (Lawrence V. Jackson)	Director	January 19, 2016

* (James W. Johnston)	Director	January 19, 2016

* (David C. Moran)	Director	January 19, 2016

* (Dan C. Swander)	Director	January 19, 2016

* (Isaiah Tidwell)	Director	January 19, 2016

* (Patricia A. Warehime)	Director	January 19, 2016
*By:	/S/ RICK D. PUCKETT Name: Rick D. Puckett Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title	Form	Incorporated by Reference		Filing Date
			File No.	Exhibit
2.1(1)	Agreement and Plan of Merger and Reorganization, dated as of October 27, 2015, by and among Snyder’s-Lance, Inc., Shark Acquisition Sub I, Inc., Shark Acquisition Sub II, LLC, and Diamond Foods, Inc.
2.2(2)	Form of Diamond Foods, Inc. Voting Agreement, dated October 27, 2015, by and among Snyder’s-Lance, Inc. and the stockholders of Diamond Foods, Inc. listed therein.
2.3(3)	Form of Snyder’s-Lance, Inc. Voting Agreement, dated October 27, 2015, by and among Diamond Foods, Inc. and the Snyder’s-Lance, Inc. stockholders listed therein.
3.1	Restated Articles of Incorporation of Snyder’s-Lance, Inc., as amended through May 3, 2013.	10-Q	0-398	3.5	August 6, 2013
3.2	Bylaws of Snyder’s-Lance, Inc., as amended through May 6, 2014.	8-K	0-398	3.1	May 9, 2014
5.1**	Legal opinion of Troutman Sanders LLP, as to validity of shares of Snyder’s-Lance common stock to be registered under this registration statement.
8.1**	Tax opinion of Fenwick & West LLP.
21.1	Subsidiaries of Snyder’s-Lance, Inc.	10-K	0-398	21	March 4, 2015
23.1	Consent of Troutman Sanders LLP (included as part of its opinion in Exhibit 5.1).
23.2	Consent of Fenwick & West LLP (included as part of its opinion in Exhibit 8.1).
23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm for Snyder’s-Lance, Inc.	Filed herewith.
23.4	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Snyder’s-Lance, Inc.	Filed herewith.
23.5	Consent of PricewaterhouseCoopers LLP Independent Registered Public Accounting Firm for Diamond Foods, Inc.	Filed herewith.
24.1**	Power of Attorney (included on signature page)
99.1**	Form of Proxy for Snyder’s-Lance, Inc.
99.2**	Form of Proxy for Diamond Foods, Inc.
99.3	Consent of Deutsche Bank Securities Inc.	Filed herewith.
99.4**	Consent of Credit Suisse Securities (USA) LLC
99.5**	Consent of Brian J. Driscoll to being named a director

**	Previously filed.
(1)

Included as Annex A to the joint proxy statement/prospectus, which is part of this registration statement. Certain annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

(2)

Included as Annex B to the joint proxy statement/prospectus, which is part of this registration statement. Certain annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

(3)

Included as Annex C to the joint proxy statement/prospectus, which is part of this registration statement. Certain annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.